    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL __, 1994
                             REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (Exact name of registrant as specified in its charter)


                     TENNESSEE                                    6712                              62-0859007
          (State or other jurisdiction of                  (Primary Standard                     (I.R.S. Employer
           incorporation or organization)                      Industrial                      Identification No.)
                                                      Classification Code Number)

                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 383-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                            GARY A. SIMANSON, ESQ.,
               ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE  38018
                                 (901) 383-6590
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

        MARION S. BOYD, JR., ESQ.                                                             LEONARD S. VOLIN, ESQ.
              McDonnell Boyd                                                            Housley Goldberg & Kantarian, P.C.
           The Crescent Center                                                                      Suite 700
      6075 Poplar Avenue, Suite 650                                                           1220 19th Street, N.W.
        Memphis, Tennessee  38119                                                            Washington, D.C.  20036


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED               PROPOSED
       TITLE OF EACH                                                 MAXIMUM               MAXIMUM
          CLASS OF                                                  OFFERING              AGGREGATE
      SECURITIES TO BE                       AMOUNT TO BE             PRICE                OFFERING           AMOUNT OF
         REGISTERED                           REGISTERED           PER UNIT(1)             PRICE(2)        REGISTRATION FEE
      ----------------                       ------------          -----------            ---------        ----------------
Common Stock (par value
$5.00 per share) including
rights to purchase shares
of Series A Preferred Stock                    1,600,000             $20.00              $32,000,000          $11,034.56

(1)      Estimated based on an assumed conversion price range.

(2)      Determined pursuant to Rule 457(f).

                           UNION PLANTERS CORPORATION
               CROSS REFERENCE OF ITEMS IN FORM S-4 TO PROSPECTUS


ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
- ---------------------------                                 ------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus                                         Facing Page,  Cross Reference Sheet and Outside Front
                                                            Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus                                Inside Front Cover and TABLE OF CONTENTS

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information                                        SUMMARY

4.       Terms of the Transaction                           SUMMARY, PROPOSAL III -- APPROVAL OF THE REORGANIZATION

5.       Pro Forma Financial Information                    SUMMARY

6.       Material Contracts with the
         Company Being Acquired                             *

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Underwriters                  PROPOSAL III -- APPROVAL OF THE REORGANIZATION

8.       Interests of Named Experts and
         Counsel                                            EXPERTS and VALIDITY OF UPC COMMON STOCK

9.       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities                                    *

B.  INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3
         Registrants                                        SUMMARY, PROPOSAL III -- APPROVAL OF THE REORGANIZATION, DESCRIPTION OF
                                                            UPC COMMON AND PREFERRED STOCK and INCORPORATION OF CERTAIN DOCUMENTS BY
                                                            REFERENCE

11.      Incorporation of Certain
         Information by Reference                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

12.      Information with Respect to S-2
         or S-3 Registrants                                 *

ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
- ---------------------------                                 ------------------------------
13.      Incorporation of Certain
         Information by Reference                          *

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants                                   *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to
         S-3 Companies                                     *

16.      Information with Respect to S-2
         or S-3 Companies                                  *

17.      Information with Respect to
         Companies Other Than S-3 or
         S-2 Companies                                     SUMMARY, PROPOSAL III - APPROVAL OF THE REORGANIZATION, LIBERTY
                                                           BANCSHARES, INC. and LIBERTY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED
                                                           FINANCIAL STATEMENTS  (APPENDIX A)

D.  VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or
         Authorizations are to be Solicited                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE, THE ANNUAL MEETING,
                                                           PROPOSAL III - APPROVAL OF THE REORGANIZATION

19.      Information if Proxies, Consents
         or Authorizations are not to be
         Solicited or in an Exchange Offer                 *

*        Omitted because the item is inapplicable.

                        (LIBERTY BANCSHARES LETTERHEAD)



                                April  * , 1994



Dear Stockholder:

         We invite you to attend the Annual Meeting of Stockholders ("Annual Meeting") of Liberty Bancshares, Inc. ("LBI") to be held at the Best Western
Motel, Lafayette Room, 1297 East Wood Street, Paris, Tennessee, on      *     ,
May  * , 1994 at   *    * .m.

         The accompanying Notice of Annual Meeting and Proxy Statement/Prospectus describe the formal business to be transacted at the meeting, which will include the election of directors and the ratification of KPMG Peat Marwick as LBI's independent auditors. During the meeting, we will report on the operations of LBI's subsidiary, Liberty Federal Savings Bank ("Liberty Federal"). Directors and officers of LBI as well as representatives of KPMG Peat Marwick will be present to respond to any questions the stockholders may have.

         At the meeting, you will also have the opportunity to consider and vote upon the Agreement and Plan of Reorganization dated as of November 23, 1993 between Union Planters Corporation ("UPC"), LBI Acquisition Company, Inc. (a newly-organized, wholly-owned subsidiary of UPC), LBI and Liberty Federal, including the Plan of Merger annexed thereto as Exhibit A and a related letter agreement (collectively, the "Reorganization Agreement"), and the acquisition by UPC of sole ownership and control of LBI pursuant thereto (the "Reorganization"). Upon the consummation of the Reorganization, each outstanding share of LBI Common Stock not subject to perfected dissenters' rights would be converted into the right to receive in exchange (i) a number of whole shares of UPC Common Stock based on the average closing price per share of UPC Common Stock on the New York Stock Exchange for the 20 trading days immedately preceding the closing date of the Reorganization ("Current Market Price") and (ii) a cash payment in settlement of any remaining fractional share of UPC Common Stock. If the Current Market Price of UPC Common Stock is less than $22.00, the exchange ratio (i.e., the number of shares of UPC Common Stock to be received in exchange for each share of LBI Common Stock) will be 2.2727, provided that if the Current Market Price is less than $20.00 LBI will have the right not to consummate the Reorganization. If the Current Market Price is greater than or equal to $22.00 but less than or equal to $28.00, the exchange ratio will be equal to $50.00 divided by the Current Market Price. If the Current Market Price is greater than $28.00, the exchange ratio will be 1.7857, provided that if the Current Market Price is greater than $30.00 and UPC has not entered into an agreement to be acquired the exchange ratio will be equal to $53.57 divided by the Current Market Price. If the Reorganization had been closed on April 20, 1994, the Current Market Price would have been $25.33 per share, such that the value of the UPC Common Stock entitled to be received in exchange for each outstanding share of LBI Common Stock would have been approximately equal to $50.00. Following the Reorganization, UPC would own all of the outstanding shares of LBI Common Stock. Consummation of the Reorganization is conditioned upon, among other things, stockholder approval of the Reorganization Agreement and the Reorganization.

         The consideration to be received by LBI's stockholders pursuant to the Reorganization Agreement was negotiated by your Board of Directors in light of various factors, including LBI's recent operating results, current financial condition and perceived future prospects. Trident Financial Corporation, LBI's financial advisor, has advised your Board of Directors that in its opinion the consideration to be received by LBI's stockholders in the Reorganization is fair to the stockholders of LBI from a financial point of view.

         At the Annual Meeting, the stockholders of LBI also will consider and vote upon approval of an amendment to LBI's corporate charter to exclude any transaction, including the Reorganization, approved in advance by a majority of LBI's Continuing Directors, as defined herein, from LBI's charter prohibition against acquisitions of more than ten percent of any class of equity security of LBI. In addition, the stockholders of LBI may be asked to approve the adjournment of the Annual Meeting in the event there are not sufficient votes cast in person or by proxy at the Annual Meeting to approve the Reorganization Agreement and the charter amendment. Your Board of Directors has approved the Reorganization Agreement and charter amendment and believes that the Reorganization is in the best interest of LBI and its stockholders. Accordingly, your Board of Directors unanimously recommends that you VOTE FOR APPROVAL of the Reorganization Agreement and the Reorganization, the charter amendment and adjournment of the Annual Meeting.

         If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying Proxy Card will vote the shares represented by such proxy upon such matters as determined by a majority of LBI's Board of Directors. You are urged to read the accompanying Proxy Statement/Prospectus, which provides detailed information concerning the Reorganization and related matters.

         ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. Your vote is important, regardless of the number of shares you own. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Annual Meeting.

                                                         Sincerely,


                                                         (SIGNATURE)

                                                         Larry A. Watson
                                                         Chairman of the Board

           PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME

                            LIBERTY BANCSHARES, INC.
                              914 EAST WOOD STREET
                             PARIS, TENNESSEE 38242
                                 (901) 642-3825

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY  * , 1994


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Liberty Bancshares, Inc. ("LBI") will be held at the Best Western Motel Lafayette Room, 1297 East Wood Street, Paris, Tennessee, on
*     , May  * , 1994 at   *    * .m.  A Proxy Card and a Proxy
Statement/Prospectus accompany this Notice.

         The Annual Meeting is for the purpose of considering and acting upon:

                 1.       The election of three directors of LBI;

                 2. The ratification of the appointment of KPMG Peat Marwick as the independent auditors of LBI for the year ending December 31, 1994;

                 3. The approval of the Agreement and Plan of Reorganization dated as of November 23, 1993 between Union Planters Corporation ("UPC"), LBI Acquisition Company, Inc., LBI and Liberty Federal Savings Bank, including the Plan of Merger annexed thereto as Exhibit A and a related letter agreement (collectively, the "Reorganization Agreement"), and the acquisition by UPC of sole ownership and control of LBI pursuant thereto (the "Reorganization");

                 4. The approval of the amendment of the corporate charter of LBI to exclude any transaction, including the Reorganization, approved in advance by a majority of LBI's Continuing Directors, as defined therein, from LBI's charter prohibition against acquisitions of more than ten percent of any class of equity security of LBI;

                 5. The approval of the adjournment of the Annual Meeting in the event there are not sufficient votes cast in person or by proxy at the Annual Meeting to approve the Reorganization Agreement and the charter amendment; and

                 6. Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors of LBI is not aware of any other business to come before the Annual Meeting.

         Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Stockholders of record at the close of business on April * , 1994 are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

         Stockholders of LBI are entitled to assert dissenters' rights under Chapter 23 of Title 48 of the Tennessee Code, a copy of which is attached as Appendix D to the accompanying Proxy Statement/Prospectus.

         You are requested to complete and sign the accompanying Proxy Card which is solicited by the Board of Directors and to mail it promptly in the accompanying envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             (SIGNATURE)

                                             Thomas D. Enoch
                                             Secretary
Paris, Tennessee
April  * , 1994

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE LBI THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE ACCOMPANIES THESE MATERIALS FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

           PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME

                                REVOCABLE PROXY
                            LIBERTY BANCSHARES, INC.
                                PARIS, TENNESSEE

                         ANNUAL MEETING OF STOCKHOLDERS
                                 MAY  * , 1994

         The undersigned hereby appoints Larry A. Watson and ____________________, or either of them, with full power of substitution, to act as proxies for the undersigned, to vote all shares of Common Stock of Liberty Bancshares, Inc. ("LBI") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Best Western Motel
Lafayette Room, 1297 East Wood Street, Paris, Tennessee, on    *   , May  * ,
1994 at   *    * .m., and at any and all adjournments thereof, as follows:

                                                                                                        VOTE
                                                                                   FOR                WITHHELD
                                                                                   ----               --------
         1.      The election as directors of all nominees listed below            / /                   / /
                 (except as marked to the contrary below).
                          James L. Adams
                          Robert L. Kenworthy
                          David B. Travis

INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE(S), INSERT THE NAME OF THE NOMINEE(S) ON THE LINE PROVIDED BELOW.

                                                                                   FOR                 AGAINST              ABSTAIN
                                                                                   ----                -------              -------
         2.      The ratification of the appointment of KPMG Peat                  / /                   / /                  / /
                 Marwick as independent auditors of LBI for the year
                 ending December 31, 1994.

         3.      The approval of the Agreement and Plan of                         / /                   / /                  / /
                 Reorganization dated as of November 23, 1993 between
                 Union Planters Corporation ("UPC"), LBI Acquisition
                 Company, Inc., LBI and Liberty Federal Savings Bank,
                 including the Plan of Merger annexed thereto as
                 Exhibit A and a related letter agreement
                 (collectively, the "Reorganization Agreement"), and
                 the acquisition by UPC of sole ownership and control
                 of LBI pursuant thereto (the "Reorganization").

         4.      The approval of the amendment of the corporate charter            / /                   / /                  / /
                 of LBI to exclude any transaction, including the
                 Reorganization, approved in advance by a majority of
                 LBI's Continuing Directors, as defined therein from
                 LBI's charter prohibition against acquisitions of more
                 than ten percent of any class of equity security of
                 LBI.

         5.      The approval of the adjournment of the Annual Meeting             / /                   / /                  / /
                 in the event there are not sufficient votes cast in
                 person or by proxy at the Annual Meeting to approve
                 the Reorganization Agreement, the Reorganization and
                 the charter amendment.

 The Board of Directors recommends a vote "FOR" each of the listed propositions.

         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE PROXIES NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE 1994 ANNUAL MEETING.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of LBI at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

         The undersigned acknowledges receipt from LBI prior to the execution of this proxy of the Notice of the Annual Meeting and the Proxy
Statement/Prospectus dated April  * , 1994.

Dated: _________________________, 1994

                                           ____________________________________
                                           SIGNATURE OF STOCKHOLDER

                                           ____________________________________
                                           SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

            PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                  IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE

PROXY STATEMENT/PROSPECTUS

                            LIBERTY BANCSHARES, INC.
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 MAY  * , 1994

                           UNION PLANTERS CORPORATION
                                   PROSPECTUS
                     UP TO 1,600,000 SHARES OF COMMON STOCK
                           PAR VALUE $5.00 PER SHARE

         This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Liberty Bancshares, Inc. ("LBI") to be used at the Annual Meeting of Stockholders of LBI ("Annual Meeting") which will be held at the Best Western Motel Lafayette Room, 1297
East Wood Street, Paris, Tennessee, on    *   , May  * , 1994 at   *    * .m.
This Proxy Statement/Prospectus and the accompanying Notice and Proxy Card are being first mailed to stockholders of LBI on or about April * , 1994.

         At the Annual Meeting, holders of record of LBI Common Stock as of the close of business on April * , 1994 (the "voting record date") will consider and vote upon (i) the election of three directors of LBI; (ii) the ratification of the appointment of KPMG Peat Marwick as independent auditors of LBI for the year ending December 31, 1994; (iii) the approval of the Agreement and Plan of Reorganization dated as of November 23, 1993 between Union Planters Corporation ("UPC"), LBI Acquisition Company, Inc. ("Interim"), LBI and Liberty Federal Savings Bank ("Liberty Federal"), including the Plan of Merger annexed thereto as Exhibit A and a related letter agreement annexed thereto as Exhibit B (collectively, the "Reorganization Agreement"), and the acquisition by UPC of sole ownership and control of LBI pursuant thereto (the "Reorganization"); and
(iv) the approval of the amendment of the corporate charter of LBI to exclude any transaction, including the Reorganization, approved in advance by a majority of LBI's Continuing Directors, as defined therein, from LBI's charter prohibition against acquisitions of more than ten percent of any class of equity security of LBI. In addition, stockholders of LBI may consider and vote upon the approval of the adjournment of the Annual Meeting, in the event there are not sufficient shares present in person or by proxy at the Annual Meeting to approve the Reorganization Agreement and the charter amendment, and such other matters as may properly come before the Annual Meeting or any adjournments thereof.

         Pursuant to the Reorganization Agreement, upon the consummation of the Reorganization, each outstanding share of LBI Common Stock not subject to perfected dissenter's rights would be converted exclusively into the right to receive in exchange therefor (i) a number of whole shares of UPC Common Stock based on the average closing price per share of UPC Common Stock on the New York Stock Exchange for the 20 trading days immediately preceding the closing date of the Reorganization ("Current Market Price") and (ii) a cash payment in settlement of any remaining fractional share of UPC Common Stock. If the Current Market Price of UPC Common Stock is less than $22.00, the exchange ratio (i.e. the number of shares of UPC Common Stock to be received in exchange for each share of LBI Common Stock) will be 2.2727, provided that if the Current Market Price is less than $20.00 LBI will have the right not to consummate the Reorganization. If the Current Market Price is greater than or equal to $22.00 but less than or equal to $28.00, the exchange ratio will be equal to $50.00 divided by the Current Market Price. If the Current Market Price is greater than $28.00, the exchange ratio will be 1.7857, provided that if the Current Market Price is greater than $30.00 and UPC has not entered into an agreement to be acquired, the exchange ratio will be equal to $53.57 divided by the Current Market Price. If the Reorganization had been closed on April 20, 1994, the Current Market Price would have been $25.33 per share, such that the value of the UPC Common Stock entitled to be received in exchange for each outstanding share of LBI Common Stock would have been approximately equal to $50.00. Following the Reorganization, UPC would own all of the outstanding shares of LBI Common Stock. Consummation of the Reorganization is conditioned upon, among other things, the approval of the Reorganization Agreement at the Annual Meeting.

         The consideration to be received by LBI's stockholders pursuant to the Reorganization Agreement was negotiated by your Board of Directors in light of various factors, including LBI's recent operating results, current financial condition and perceived future prospects. Trident Financial Corporation ("Trident Financial"), LBI's financial advisor, has advised your Board of Directors that in its opinion the consideration to be received by LBI's stockholders in the Reorganization is fair to the stockholders of LBI from a financial point of view. THE BOARD OF DIRECTORS OF LBI BELIEVES THAT THE REORGANIZATION IS IN THE BEST INTEREST OF LBI'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT LBI'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE REORGANIZATION AND THE PROPOSED CHARTER AMENDMENT.

         UPC has filed a Registration Statement with the Securities and Exchange Commission ("Commission") with respect to the shares of its Common Stock, par value $5.00 per share, to be issued pursuant to the Reorganization Agreement. See "Available Information." This Proxy Statement/Prospectus also constitutes a prospectus of UPC with respect to the issuance of shares of UPC Common Stock pursuant to the Reorganization Agreement.

         Shares of the outstanding UPC Common Stock are now, and the UPC Common Stock to be issued in connection with the Reorganization will be, listed for trading on the New York Stock Exchange under the symbol "UPC." The last reported sale price of UPC Common Stock on the New York Stock Exchange on April 20, 1994, was $26.75 per share.

         LBI's principal executive office is located at 914 East Wood Street, Paris, Tennessee 38242, and its telephone number is (901)

642-3825. UPC's principal executive office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000.

         This Proxy Statement/Prospectus does not cover any resales of the UPC Common Stock offered hereby to be received by any stockholders deemed to be affiliates of LBI or UPC upon the consummation of the Reorganization. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such stock may be traded without the use of this Proxy Statement/Prospectus by former stockholders of LBI who are not deemed to be affiliates of LBI or UPC.

         All information contained in this Proxy Statement/Prospectus pertaining to UPC and its subsidiaries has been supplied by UPC, and all information pertaining to LBI or Liberty Federal has been supplied by LBI.


THE SHARES OF UPC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THE SHARES OF UPC COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL __, 1994

                             AVAILABLE INFORMATION


         UPC and LBI are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning UPC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. UPC has filed with the Commission a Registration Statement (No. 33-________) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of UPC Common Stock to be issued pursuant to the Reorganization Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission.

         For further information regarding UPC and the UPC Common Stock offered by this Proxy Statement/Prospectus, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits and other documents filed or deemed filed as a part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to any copy of the applicable document filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by UPC with the Commission (Commission File No. 0-6919) pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

                 1. UPC's Annual Report on Form 10-K for the year ended December 31, 1993;

                 2. UPC's Current Report on Form 8-K dated January 19, 1989, filed on February 1, 1989, in connection with UPC's designation and authorization of its Series A Preferred Stock;

                 3. UPC's Current Reports on Form 8-K dated February 8, 1994, April 14, 1994 and April 15, 1994; and

                 4. The description of UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         UPC's Annual Report on Form 10-K for the year ended December 31, 1993 incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year (the "UPC Annual Report to Shareholders"), but does not incorporate other portions of the UPC Annual Report to Shareholders. The portion of the UPC Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the UPC Annual Report to Shareholders not specifically incorporated into UPC's Annual Report on Form 10-K are not incorporated herein and are not a part of the Registration Statement.

         All documents filed by UPC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the shares of UPC Common Stock offered hereby shall be incorporated herein by reference and shall become a part hereof from and after the time such documents are filed. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         ON THE WRITTEN OR ORAL REQUEST OF EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPC WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO GARY A. SIMANSON, ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL, UNION PLANTERS CORPORATION, P.O. BOX 387, MEMPHIS, TENNESSEE 38147,
(901) 383-6590.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR LBI SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS
                                                                                                           PAGE
                                                                                                           ----
Available Information                                                                                      (ii)
Incorporation of Certain Documents by Reference                                                            (ii)
Summary                                                                                                      1
  The Annual Meeting                                                                                         1
  The Reorganization                                                                                         1
  Market Prices of Common Stock; Dividends                                                                   4
  Selected Consolidated Financial Data                                                                       6
  Recent Developments Affecting UPC                                                                          9
  Equivalent and Pro Forma Per Share Data                                                                    10
  Pro Forma Consolidated Financial Information                                                               11
The Annual Meeting                                                                                           14
  General                                                                                                    14
  Voting and Revocability of Proxies                                                                         14
  Voting Securities and Security Ownership                                                                   16
  Other Matters                                                                                              17
  Miscellaneous                                                                                              17
  Stockholder Proposals                                                                                      17
Proposal I -- Election of Directors                                                                          18
  Directors and Executive Officers of LBI                                                                    18
  Meetings and Committees of the Board of Directors                                                          19
  Executive Compensation                                                                                     21
  Transactions with Management                                                                               23
Proposal II -- Ratification of Appointment of Independent Auditors                                           23
Proposal III -- Approval of the Reorganization                                                               23
  Background of the Reorganization                                                                           23
  Reasons for the Reorganization and Recommendation of the Board of Directors of LBI and UPC                 24
  Vote Required                                                                                              25
  Fairness Opinion of Trident Financial                                                                      25
  Terms of the Reorganization                                                                                29
  Stockholders' Dissenters' Rights                                                                           30
  Effective Date and Effective Time of the Reorganization                                                    32
  Surrender of Certificates                                                                                  32
  Conditions to Consummation of the Reorganization                                                           33
  Regulatory Approvals                                                                                       35
  Conduct of Business Pending the Reorganization                                                             35
  Payment of Dividends                                                                                       36
  Waiver and Amendment; Termination                                                                          36
  Limitation on Negotiations                                                                                 36
  Management after the Reorganization                                                                        37
  Interests of Certain Persons in the Reorganization                                                         37
  Comparison of Stockholder Rights                                                                           38
  Certain Regulatory Considerations                                                                          40
  Certain Federal Income Tax Consequences                                                                    44
  Accounting Treatment                                                                                       45
  Expenses                                                                                                   45
  Resales of UPC Common Stock                                                                                45
Proposal IV -- Approval of Charter Amendment                                                                 46
Proposal V - Adjournment of Annual Meeting                                                                   46
Liberty Bancshares, Inc.                                                                                     47
  General                                                                                                    47
  Management's Discussion and Analysis of Financial Condition and Results of Operations                      47
  Business                                                                                                   61
  Properties                                                                                                 92
  Legal Proceedings                                                                                          92
Description of UPC Common and Preferred Stock                                                                93
  UPC Common Stock                                                                                           93
  Preferred Stock of UPC                                                                                     93

  Certain Provisions That May Have an Anti-Takeover Effect                                                   94
Validity of UPC Common Stock                                                                                 95
Expert                                                                                                       95
Index to Appendices
  Appendix A--Liberty Bancshares, Inc. and Subsidiary Consolidated Financial Statements                     A-1
  Appendix B--Agreement and Plan of Reorganization, along with the Plan of Merger and related
                        letter agreement annexed thereto as Exhibits A and B, respectively                  B-1
  Appendix C--Fairness Opinion of Trident Financial Corporation                                             C-1
  Appendix D--Chapter 23 of Title 48 of the Tennessee Code                                                  D-1
  Appendix E--Article XIV of Charter of Liberty Bancshares, Inc.
                       (Reflecting Proposed Amendment)                                                      E-1

                                    SUMMARY

         The following summary is not intended to be a complete description of all material facts regarding UPC, LBI and the matters to be considered at the Annual Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein.


THE ANNUAL MEETING

         The Annual Meeting will be held on  *  , May  * , 1994 at   *    * .m.
at the Best Western Motel Lafayette Room, 1297 East Wood Street, Paris, Tennessee. At the Annual Meeting, holders of record of LBI Common Stock as of
the close of business on the voting record date,    *   , 1994, will consider
and vote upon (i) the election of three directors of LBI; (ii) the ratification of the appointment of KPMG Peat Marwick as independent auditors of LBI for the year ending December 31, 1994; (iii) the approval of the Reorganization Agreement and the Reorganization; and (iv) the approval of the amendment of the corporate charter of LBI to exclude any transaction, including the Reorganization, approved in advance by a majority of LBI's Continuing Directors, as defined therein, from LBI's charter prohibition against acquisitions of more than ten percent of any class of equity security of LBI. In addition, stockholders of LBI may consider and vote upon the approval of the adjournment of the Annual Meeting, in the event there are not sufficient votes cast in person or by proxy at the Annual Meeting to approve the Reorganization Agreement and the charter amendment, and such other matters as may properly come before the Annual Meeting or any adjournments thereof. Stockholders of record at the close of business on April * , 1994 will be entitled to one vote for each share then so held. The presence, in person or by proxy, of a majority of the total number of outstanding shares of LBI Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. For additional information, see "The Annual Meeting."

THE REORGANIZATION

         Parties to the Reorganization. LBI was formed in July 1991 as a Tennessee corporation at the direction of Liberty Federal for the purpose of becoming a holding company for Liberty Federal as a part of Liberty Federal's conversion from mutual to stock form. Liberty Federal, a federally chartered savings institution founded in 1927, operates through five full service offices located in the Tennessee communities of Paris, Camden, Huntingdon, McKenzie and Waverly and one limited service office in Paris.

         LBI, through Liberty Federal, is primarily engaged in the business of accepting deposits from the general public and originating loans secured by one-to-four-family residential properties located in Liberty Federal's market area. Liberty Federal also maintains a substantial securities portfolio and originates significant amounts of consumer loans and commercial loans. In addition, Liberty Federal has made a limited amount of loans secured by commercial and multi-family real estate. For additional information regarding LBI and Liberty Federal, see "Liberty Bancshares, Inc."

         Union Planters Corporation ("UPC") is a multi-state bank and savings and loan holding company headquartered in Memphis, Tennessee. At December 31, 1993, UPC had total consolidated assets of approximately $6.3 billion, deposits of approximately $5.3 billion and shareholders' equity of approximately $477 million. As of that date, UPC was the third largest independent bank holding company headquartered in Tennessee as measured by consolidated deposits. Management's emphasis in recent years has been to improve asset quality and maintain capital well in excess of regulatory minimums. At December 31, 1993, UPC's ratio of nonperforming loans to total loans was .76% and nonperforming assets to loans and foreclosed property was .92%. UPC's allowance for losses on loans to total loans at such date was 2.74% and UPC's allowance for losses on loans to nonperforming loans was 363%. Also at such date, UPC's Tier 1 risk-based capital, total risk-based capital and leverage ratios were 14.85%, 18.59% and 7.10%, respectively.

         UPC conducts its business activities through its lead bank subsidiary, Union Planters National Bank ("UPNB"), and through 38 community banks and three savings and loan subsidiaries (collectively the "Community Banks") located in Tennessee, Arkansas, Mississippi, Alabama and Kentucky (the "Community Bank Group"). UPNB was founded in 1869 and operates 90 branches throughout Tennessee with a presence in each of Memphis, Nashville, Knoxville and Chattanooga, the major metropolitan markets in Tennessee. At December 31, 1993, UPNB had total consolidated assets of approximately $3.5 billion. UPNB provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending, retail banking and mortgage banking. To enhance fee income, UPNB also is engaged in mortgage servicing, investment management and trust services, the issuance and servicing of credit and debit cards and the origination, packaging and securitization of the government-guaranteed portions of Small Business Administration (SBA) loans.

         The Community Bank Group operates 149 branches and had at December 31, 1993, total combined assets of approximately $2.9 billion ($2.0 billion in Tennessee, $474 million in Mississippi, $468 million in Arkansas, $24 million in Alabama). All of the Community Banks have been acquired by UPC since 1986, generally are located in nonmetropolitan towns and communities and provide banking services and loan products to such communities, with an emphasis on one-to-four-family residential mortgages and consumer and small commercial lending. Of the

38 Community Banks, 21 have the largest deposit share and eight have the second largest deposit share in their respective markets based on June 30, 1993 information, providing UPC with a strong competitive position in those markets.

         UPC believes that the Community Banks provide additional diversification of the funding and revenue sources for UPC, and UPC intends to continue expansion of the Community Bank Group. UPC believes that its strategy of permitting the Community Banks to retain their names and boards of directors as well as substantial autonomy in their day-to-day operations enables UPC to be an attractive acquirer of community banking organizations and permits such institutions to continue to grow within their markets without disruption. UPC controls risk through centralized loan review and audit functions as well as close monitoring of the financial performance of each Community Bank. UPC also implements its asset and liability management strategy on a consolidated basis and effects all trades for the investment portfolios of the Community Banks. UPC seeks economies in the Community Bank Group through consolidation of administrative and operational processes and is currently in the process of converting all of the Community Banks to a common data processing system. This system conversion should be completed by year-end 1994 and should permit UPC to realize significant cost savings upon full implementation.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions by UPNB in the major markets of Tennessee and through the acquisition of Community Banks that have a significant local market share, primarily in communities located in Tennessee and contiguous states. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying assets being acquired, may result in the issuance of additional shares of UPC capital stock or the incurrence of additional indebtedness by UPC, and could have a dilutive effect on the per share earnings or book value of the UPC Common Stock. For information with respect to acquisitions that have been consummated recently or that are currently pending, see "Recent Developments."

         UPC's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000.

         Additional information about UPC is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

         LBI Acquisition Company, Inc. ("Interim") was organized by UPC solely to effectuate the Reorganization. At the Effective Time of the Reorganization (as defined below), Interim will, pursuant to the terms of the Reorganization Agreement, merge with and into LBI, with LBI surviving the Reorganization as a wholly owned subsidiary of UPC and continuing to operate under the name Liberty Bancshares, Inc.

         Reasons for the Reorganization and Recommendation of the Board of Directors of LBI. The Board of Directors of LBI considered the Reorganization and the terms of the Reorganization Agreement, including the consideration to be received by LBI's stockholders in the Reorganization, in light of economic, financial, legal and market factors and concluded that the Reorganization would be in the best interests of LBI and its stockholders. The terms of the Reorganization Agreement are the result of arms' length negotiations between LBI and UPC, as well as consultations between LBI and its financial advisor and special legal counsel. Among the factors considered by LBI's Board of Directors were the historical operating results, current financial condition, business and management and future financial and other prospects of LBI and UPC and the advice of Trident Financial as to the fairness to LBI's stockholders, from a financial point of view, of the consideration to be received by the stockholders of LBI in the Reorganization. Also considered were the relative size and geographic market areas of LBI and UPC. LBI's Board of Directors believes that the Reorganization will afford LBI's stockholders the benefit of UPC's larger market capitalization and the more liquid market for UPC Common Stock and will offer enhanced opportunities for Liberty Federal to meet the needs of banking customers and other members of the Northwestern Tennessee communities served by Liberty Federal. LBI's Board of Directors also believes that Liberty Federal will be in an enhanced competitive position with respect to other financial institutions in its market area after the Reorganization.

         THE BOARD OF DIRECTORS OF LBI UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF LBI COMMON STOCK VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND THE REORGANIZATION.

         Vote Required. The affirmative votes of the holders of at least a majority of the outstanding shares of LBI Common Stock are required for LBI's stockholders to approve the Reorganization Agreement and the Reorganization. Each share of LBI Common Stock outstanding at the close of business on the voting record date for the Annual Meeting, April * , 1994, is entitled to one vote on each matter to be considered at the Annual Meeting. LBI's directors and executive officers, and their affiliates, are expected to vote substantially all of the 249,244 shares, or 39.0%, of the LBI Common Stock beneficially owned by them as of the voting record date for approval of the Reorganization Agreement and the Reorganization.

         Fairness Opinion of Trident Financial. LBI has retained Trident Financial as its financial advisor in connection with the Reorganization and requested that Trident Financial render its opinion with respect to the fairness to LBI stockholders of the consideration to be received by them in the Reorganization. Trident Financial rendered written opinions to LBI's Board of Directors to the effect that as of November 22, 1993 and April * , 1994 the consideration to be received by LBI's stockholders in the Reorganization was fair, from a financial point of view, to such stockholders. The fairness opinions set forth a description of assumptions made and matters considered by Trident Financial, and contain certain limitations and qualifications. A copy of the fairness opinion as of April * , 1994 is attached as Appendix C hereto, and the description set forth herein is qualified in its entirety by reference to the opinion.

         For additional information, see "Proposal III -- Approval of The Reorganization -- Fairness Opinion of Trident Financial" herein and the fairness opinion of Trident Financial attached as Appendix C hereto.

         Terms of the Reorganization. Pursuant to the Reorganization Agreement, upon the consummation of the Reorganization, each outstanding share of LBI Common Stock not subject to perfected dissenters' rights would be converted exclusively into the right to receive in exchange therefor (i) a number of whole shares of UPC Common Stock based on the average closing price per share of UPC Common Stock on the New York Stock Exchange for the 20 trading days next preceding the closing date of the Reorganization ("Current Market Price") and (ii) a cash payment in settlement of any fractional share of UPC Common Stock remaining after aggregating all of the shares and fractional shares to which the LBI stockholder is entitled, and each outstanding option to purchase LBI Common Stock under LBI's stock option plan would continue outstanding as an option to purchase, in place of each share of LBI Common Stock, the number of shares (after aggregation, rounded up to the nearest whole share) of UPC Common Stock that would have been received by the option holder in connection with the Reorganization assuming the option had been exercised immediately before the Effective Time of the Reorganization, on the same terms and conditions except for appropriate pro rata adjustments to the option price per share, such that the aggregate option price would remain the same. If the Current Market Price of UPC Common Stock is less than $22.00, the exchange ratio (i.e., the number of shares of UPC Common Stock to be received in exchange for each share of LBI Common Stock) will be 2.2727, provided, however, that if the Current Market Price is less than $20.00 LBI will have the right not to consummate the Reorganization. If the Current Market Price is greater than or equal to $22.00 but less than or equal to $28.00, the exchange ratio will be equal to $50.00 divided by the Current Market Price. If the Current Market Price is greater than $28.00, the exchange ratio will be 1.7857, provided, however, that if the Current Market Price is greater than $30.00 and UPC shall not have entered into an agreement to be acquired, the exchange ratio will be equal to $53.57 divided by the Current Market Price. If the Reorganization had been closed on April 20, 1994, the Current Market Price of UPC Common Stock would have been $25.33 per share, so the value of the UPC Common Stock entitled to be received in exchange for each outstanding share of LBI Common Stock would have been approximately equal to $50.00.

         Effective Time. The Reorganization will become effective at the time Articles of Merger along with the executed Plan of Merger are filed with the Tennessee Secretary of State in accordance with the Tennessee Business Corporation Act, as amended (the "TBCA"), or on such later date and at such later time as the Plan of Merger may specify (the "Effective Time of the Reorganization"). Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions to closing in the Reorganization Agreement, it is intended by the parties to the Reorganization Agreement that the Articles of Merger along with the Plan of Merger will be filed so as to become effective on or about June 1, 1994. The effective date of the Reorganization will be the day on which the Effective Time of the Reorganization occurs (the "Effective Date of the Reorganization"). The parties to the Reorganization Agreement intend to close the transactions contemplated therein approximately one day prior to the effectiveness of the Reorganization (the "Closing Date"). Holders of record of LBI Common Stock immediately prior to the Effective Time of the Reorganization will be entitled to receive the consideration for the Reorganization pursuant to the Reorganization Agreement.

         Conditions; Regulatory Approvals. Consummation of the Reorganization is subject to various conditions, including receipt of the approval of LBI's stockholders, receipt of all necessary regulatory approvals and satisfaction of customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Reorganization Agreement include the prior approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Office of Thirft Supervision (the "OTS") and the Tennessee Department of Financial Institutions (the "Tennessee Department").
Applications for such approvals have been submitted to each of the respective regulatory agencies, and approvals have been received from the Federal Reserve and the Tennessee Department as of the date of this Proxy Statement/Prospectus for the parties to consummate the Reorganization. The application remains pending with the OTS, and there can be no assurance as to when or if such approval will be received. See "Proposal III -- Approval of the Reorganization--Conditions to Consummation of the Reorganization," "--Regulatory Approvals" and "--Conduct of Business Pending the Reorganization" and "Certain Regulatory Considerations."

         Management After the Reorganization. At the Effective Time of the Reorganization, the persons who are serving as directors and officers of LBI immediately prior thereto shall continue to be the directors and officers of LBI as the surviving corporation and will hold office as provided in the charter and bylaws of LBI unless and until their successors shall have been duly elected or appointed and qualified. See "Proposal III - Approval of the Reorganization--Management After the Reorganization."

         Stockholders' Dissenters' Rights. Under the TBCA, holders of LBI Common Stock outstanding and entitled to vote at the Annual Meeting who do not vote "for" approval of the Reorganization Agreement and who comply with certain notice and other requirements set forth in Sections 48-23-201 through 48-23-209 of the TBCA will have the right to dissent from the Reorganization and to be paid cash for the value of their shares. (A vote in favor of the Reorganization will disqualify an LBI stockholder from exercising dissenters' rights). Tennessee law defines "fair value" to mean the value, determined by appraisal pursuant to the TBCA, of the shares immediately prior to the effectuation of the Reorganization, excluding any appreciation or depreciation in anticipation of the Reorganization. In order for a holder of LBI Common Stock to perfect dissenters' rights, such holder must not vote his or her shares of LBI Common Stock for approval of the Reorganization Agreement and must deliver to LBI, before the vote on the Reorganization is taken, a written notice of the dissenter's intent to demand payment for his or her shares. Neither a delivery of a proxy appointment directing a vote against the Reorganization Agreement nor a failure to vote for the Reorganization Agreement will constitute such written notice. Certain additional procedures must be followed in order for an LBI stockholder effectively to exercise dissenters' rights. Stockholders wishing to dissent from the Reorganization Agreement are urged to read carefully "The Meeting--Stockholders' Dissenters' Rights" and Appendix D (setting forth the sections of the TBCA pertaining to dissenters' rights) attached to this Proxy Statement/Prospectus and should consult with their own legal advisors.

         Certain Federal Income Tax Consequences. It is intended that for federal income tax purposes the Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code") and accordingly, for federal income tax purposes, LBI stockholders will realize and recognize gain or loss (if any) only to the extent of any cash received as consideration for their LBI Common Stock. LBI stockholders may recognize gain or loss by reason of receiving cash in lieu of a fractional share or by the exercise of dissenters' rights. See "PROPOSAL III--Approval of the Reorganization--Certain Federal Income Tax Consequences."

         Accounting Treatment. The Reorganization is expected to be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP") as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof.

MARKET PRICES OF COMMON STOCK; DIVIDENDS

         UPC Common Stock. The UPC Common Stock is listed and traded on the New York Stock Exchange (symbol: UPC). The following table sets forth for the periods indicated the high and low closing sale prices of the UPC Common Stock on the NYSE and the cash dividends declared per share for the periods indicated:

                                                               Price Range                  Cash Dividends
                                                          ----------------------           ------------------
                                                          High             Low             Declared Per Share
                                                          ------         -------           ------------------
 1994
   First Quarter                                          $26.25          $23.13                   .21
   Second Quarter through April 20, 1994                  $27.00          $24.75                   .--
                                                                                                   ---
          Total                                                                                    .21
                                                                                                   ===
 1993
   First Quarter                                          $29.13           22.50                   .18
   Second Quarter                                          29.25           22.63                   .18
   Third Quarter                                           30.00           25.00                   .18
   Fourth Quarter                                          28.75           23.63                   .18
                                                                                                   ---
          Total                                                                                    .72
                                                                                                   ===
 1992
   First Quarter                                           15.50           13.75                  $.15
   Second Quarter                                          20.13           14.63                   .15
   Third Quarter                                           20.75           17.50                   .15
   Fourth Quarter                                          24.75           17.75                   .15
                                                                                                   ---
          Total                                                                                    .60
                                                                                                   ===

         The last reported sale price of UPC Common Stock on the New York Stock Exchange as of April 20, 1994, which was the last practicable date prior to the mailing of this Prospectus, was $26.75 per share.

         LBI Common Stock. At the present time, there is no established market in which shares of LBI Common Stock are regularly traded. LBI Common Stock is quoted over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. Trident Securities, Inc., Raleigh, North Carolina, has agreed to exercise its best efforts to match offers to buy and offers to sell shares of LBI Common Stock. There were approximately 338 stockholders of record at the voting record date. Management is not aware of any market trades in LBI Common Stock since the announcement of the Reorganization. The sole known market trade in 1993 was in November at $22.25 per share. In 1992 there was more trading activity in LBI Common Stock, and the following table sets forth to management's knowledge the lowest and highest trading prices per share of LBI Common Stock during each of the quarters indicated.

                                                                         Price Range
                                                                      High         Low
 1992
   First Quarter                                                      $12.00     $10.00
   Second Quarter                                                      13.00      11.38
   Third Quarter                                                       13.75      13.00
   Fourth Quarter                                                      16.00      13.75



         During each of 1992 and 1993, LBI paid cash dividends on the LBI Common Stock totaling $.60 per share. Payment of dividends is subject to determination and declaration by the Board of Directors of LBI and the availability of funds therefor. Any dividend policy of LBI depends, however, upon its debt and equity structure, earnings, need for capital and other factors, including economic conditions, regulatory restrictions and tax considerations, and there can be no assurance that such dividends will be paid. In addition, since LBI has no significant source of income other than dividends from Liberty Federal and earnings from investment of the cash held by LBI, the payment of dividends by LBI depends upon the receipt of dividends from Liberty Federal which is subject to various tax and regulatory restrictions as described in Note 15 of the Notes to Consolidated Financial Statements of LBI attached as Appendix A hereto.

SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present for UPC and LBI, on an historical basis, selected consolidated financial data. The information for LBI has been derived from the consolidated financial statements of LBI, including the financial statements of LBI appearing in Appendix A to this Proxy Statement/Prospectus, and should be read in conjunction therewith and with the notes thereto. See "Appendix A -- Liberty Bancshares, Inc. and Subsidiary Consolidated Financial Statements." The information for UPC has been derived from the financial statements of UPC, including the financial statements of UPC incorporated by reference in this Proxy Statement/Prospectus, and should be read in conjunction therewith and with the notes thereto. See "Incorporation of Certain Documents by Reference." Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the managements of UPC and LBI, all adjustments necessary to arrive at a fair statement of results of operations of the respective companies have been included.



                          UPC SELECTED FINANCIAL DATA




                                                                                 Years Ended December 31,
                                                           --------------------------------------------------------------------
                                                              1993          1992           1991          1990           1989
                                                           ---------      --------       -------       --------       ---------
                                                                                 (Dollars in thousands, except per share data)
Income Statement Data
  Net interest income                                      $ 232,667       $189,453      $152,015       $133,018     $ 121,995
  Provision for losses on loans                                9,689         18,557        24,835         19,166        49,229
  Profits and commissions from trading activities              8,720         10,168        14,707         24,268        36,700
  Investment securities gains (losses)                         4,581         13,246         3,344           (341)       (1,294)
  Other noninterest income                                    73,436         61,543        53,099         47,375        43,281
  Noninterest expense                                        224,480        199,218       164,771        160,805       177,833
  Earnings (loss) before income taxes,
    extraordinary item, and accounting changes                85,235         56,635        33,559         24,349       (26,380)
  Applicable income taxes (benefit)                           23,967         15,196         6,051          1,639        (4,111)
  Earnings (loss) before extraordinary item
    and accounting changes                                    61,268         41,439        27,508         22,710       (22,269)
  Extraordinary item-defeasance of debt, net of taxes         (3,206)             -             -              -             -
  Accounting changes, net of taxes                             5,001              -             -              -             -
  Net earnings (loss)                                         63,063         41,439        27,508         22,710       (22,269)

Per Common Share Data
  Primary
    Earnings (loss) before extraordinary
      item and accounting changes                          $    2.69       $   2.10      $   1.59      $    1.20     $   (1.19)
    Extraordinary item-defeasance of debt, net of taxes        (0.16)             -             -              -             -
    Accounting changes, net of taxes                            0.25              -             -              -             -
    Net earnings (loss)                                         2.78           2.10          1.59           1.20         (1.19)
  Fully diluted
    Earnings (loss) before extraordinary
      item and accounting changes                               2.49           2.02          1.58           1.20         (1.19)
    Extraordinary item-defeasance of debt, net of taxes        (0.13)             -             -              -             -
    Accounting changes, net of taxes                            0.21              -             -              -             -
    Net earnings (loss)                                         2.57           2.02          1.58           1.20         (1.19)
  Cash dividends                                                0.72           0.60          0.48           0.48          0.48
  Book value                                                   18.96          16.34         14.99          13.61         12.46
  Book value assuming conversion of
    convertible preferred stock                                19.06          16.84         14.95          13.60         12.46


                                                                   Years Ended December 31,
                                                    -----------------------------------------------------------
                                                        1993       1992         1991      1990       1989
                                                    ----------   ----------   --------   --------   -----------
                                                                  (Dollars in thousands, except per share data)
Balance Sheet Data (at period end)
  Total assets                                      $6,318,186  $5,262,184  $3,786,839  $4,004,710 $4,002,614
  Loans, net of unearned income                      2,935,215   2,231,839   1,912,914   2,129,083  1,995,383
  Allowance for losses on loans                         80,442      64,290      47,934      50,921     46,871
  Investment securities                              2,617,053   2,198,103   1,147,803   1,155,266  1,019,759
  Deposits                                           5,251,366   4,450,176   3,211,261   3,341,840  3,129,567
  Long-term debt
    Parent Company                                     114,729      74,292      38,163      44,662     34,500
    Subsidiary Banks                                   160,501       2,864       3,922       4,103     39,021
  Total shareholders' equity                           477,300     356,211     269,446     237,035    240,591
  Average assets                                     6,249,339   4,742,832   3,839,744   4,053,820  3,988,348
  Average shareholders' equity                         446,994     329,492     247,859     243,783    265,233
  Average shares outstanding (in thousands)
    Primary                                             19,622      16,765      16,632      18,641     18,761
    Fully diluted                                       23,852      19,609      16,986      18,981     18,761
Profitability and Capital Ratios
  Before extraordinary item and accounting changes
    Return on average assets                              0.98%       0.87%       0.72%       0.56%        NM%
    Return on average common equity                      15.18       13.65       11.18        9.34         NM
  Net earnings
    Return on average assets                              1.01%       0.87%       0.72%       0.56%        NM%
    Return on average common equity                      15.70       13.65       11.18        9.34         NM
  Net interest income (taxable-equivalent)
    to average earning assets                             4.30        4.57        4.59        3.97       3.77
  Loans/deposits                                         55.89       50.15       59.57       63.71      63.76
  Common and preferred dividend payout ratio             34.07       38.93       32.71       40.81         NM
  Equity/assets (period end)                              7.55        6.77        7.12        5.92       6.01
  Average shareholders' equity/average total assets       7.15        6.95        6.46        6.01       6.65
  Tier 1 capital to risk-weighted assets(3)              14.85       13.81       12.19        9.57         NA
  Total capital to risk-weighted assets(3)               18.59       16.33       14.93       12.17         NA
  Leverage ratio(3)                                       7.10        6.85        6.94        5.71       5.76
Asset Quality Ratios
  Allowance/period end loans                              2.74%       2.88%       2.51%       2.39%      2.35%
  Nonperforming loans/total loans(1)                      0.76        1.70        1.37        0.98       0.88
  Allowance/nonperforming loans                         362.83       68.97      182.98      244.77     267.65
  Nonperforming assets/loans and foreclosed
  property(2)                                             0.92        1.99        1.90        1.62       1.26
  Provision/average loans                                 0.35        0.86        1.23        0.93       2.50
  Net charge-offs/average loans                           0.37        0.83        1.38        1.10       2.25
- -----------

(1) Nonperforming loans include loans on nonaccrual status and restructured loans.
(2) Nonperforming assets include nonperforming loans and foreclosed properties.
(3) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.
 NA- Not Available       NM- Not Meaningful

                    LBI SELECTED CONSOLIDATED FINANCIAL DATA

                                                                        At December 31,
                                                   1993        1992       1991        1990        1991
                                                   ----        ----       ----        ----        ----
 Balance Sheet Data:                                              (Dollars in thousands)
 Total amount of:
   Assets  . . . . . . . . . . . . . . . . . . . $180,727   $170,669    $172,758   $164,661    $163,453
   Loans receivable, net . . . . . . . . . . . .  122,099    117,221     122,178    111,487     115,308
   Cash and cash equivalents (1) . . . . . . . .   24,361     18,167      14,207     16,656      15,975
   Investment securities . . . . . . . . . . . .       --     14,949      19,721     16,884      16,919
   Securities available for sale (2) . . . . . .   27,551      7,833          --         --          --
   Mortgage-backed securities  . . . . . . . . .       --      5,709      11,081     11,107       9,345
   Deposits  . . . . . . . . . . . . . . . . . .  148,717    151,274     155,213    153,965     153,398
   ESOP loan payable . . . . . . . . . . . . . .      369        468         634         --          --
   Stockholders' equity  . . . . . . . . . . . .   20,343     17,804      15,868      9,478       8,417
 Number of:
   Real estate loans outstanding . . . . . . . .    2,671      2,772       2,948      2,875       2,948
   Savings accounts  . . . . . . . . . . . . . .   19,063     19,559      20,414     21,268      22,110
   Offices open (3)  . . . . . . . . . . . . . .        6          6           6          6           6

______________
(1) Cash and cash equivalents consists of cash, interest-bearing deposits in other banks, federal funds sold and certificate of deposit.
(2) Securities available for sale consists of U.S. Government and agency securities, mortgage-backed securities and FHLMC common stock.
(3)      LBI operates five full service offices and one limited service office.

                                                             Year Ended December 31,
                                             -------------------------------------------------------
                                           1993         1992        1991         1990         1989
                                           ----         ----        ----         ----         ----
                                                (Dollars in thousands, except per share data)
 Operating Data:

 Interest income . . . . . . . . . . .   $12,495     $13,957     $ 15,789     $ 16,415      $16,335

 Interest expense  . . . . . . . . . .    (6,100)     (7,428)     (10,492)     (11,698)     (11,925)

 Net interest income . . . . . . . . .     6,395       6,529        5,297        4,717        4,410

 Provision for loan losses . . . . . .      (259)       (174)        (201)        (229)        (352)

 Net interest income after
   provision for loan losses . . . . .     6,136       6,355        5,096        4,488        4,058

 Non-interest income . . . . . . . . .     1,672       1,149          798          752          866

 General and administrative
   expenses  . . . . . . . . . . . . .    (4,416)     (4,151)      (3,849)      (3,438)      (3,473)

 Earnings before income taxes  . . . .     3,392       3,353        2,045        1,802        1,451

 Income tax expense  . . . . . . . . .    (1,302)     (1,198)        (732)        (741)        (429)

 Cumulative effect of change
   in accounting principle . . . . . .       127        --           --           --           --
                                         -------     -------     --------     --------     --------

 Net earnings  . . . . . . . . . . . .   $ 2,217     $ 2,155     $  1,313     $  1,061     $  1,022
                                         =======     =======     ========     ========     ========

 Per common share:

   Net earnings (4)  . . . . . . . . .   $  3.32     $  3.40      $   .05          N/A          N/A

   Cash dividends paid . . . . . . . .      0.60        0.60          N/A          N/A          N/A

   Book value at end of year . . . . .     31.81       28.07        25.02          N/A          N/A

 Common stock outstanding  . . . . . .   639,529     634,215      634,215          N/A          N/A

 Market price at end of year . . . . .     50.00       16.00        10.00          N/A          N/A

____________
(4) Earnings per share for the year ended December 31, 1991 is based upon the net earnings from the date of conversion from mutual to stock form, December 17, 1991, to December 31, 1991.

                                                                     As of or For the Year Ended December 31,
                                               --------------------------------------------------------------
                                                1993          1992          1991          1990          1989
                                               ------        ------        ------        ------        ------
 Other Data:
 Return on assets (5)  . . . . . . . .           1.27         1.26%          .78%          .64%          .63%

 Return on equity (5)  . . . . . . . .          11.63         12.70         12.36         11.86         12.93

 Average equity-to-assets
   ratio (5) . . . . . . . . . . . . .          10.89          9.94          6.32          5.42          4.90

 Interest rate spread  . . . . . . . .           3.32          3.49          3.02          2.69          2.63

 Net yield on interest-earning
   assets  . . . . . . . . . . . . . .           3.75          3.94          3.30          2.98          2.86

 Operating expense-to-assets ratio . .           2.52          2.43          2.29          2.08          0.15

 Non-performing assets to total
   assets (6)  . . . . . . . . . . . .           0.66          0.74          1.11          2.48          0.60

 Ratio of allowance for loan
   losses to gross loans . . . . . . .           0.99          0.89          0.76          0.76          0.59

_____________
(5) Ratios are based on average balances which are derived from month-end balances.
(6)      In 1990, Liberty Federal's $2.7 million
         interest in a loan secured by a multi-family residential property became non-performing and was in-substance foreclosed. In June 1991, the property was sold, the non-performing loan was repaid, and Liberty Federal made a loan to the purchaser of the property.



RECENT DEVELOPMENTS AFFECTING UPC.

         Recently Completed Acquisitions. Since December 31, 1993 UPC has completed the acquisition of the following institutions (collectively, the "Recently Completed Acquisitions"):

                                                                                                       METHOD OF
INSTITUTION                                     ASSET SIZE               CONSIDERATION                 ACCOUNTING
- ----------------------                          ----------               -------------                 ----------
                                              (In Millions)
Mid-South Bancorp, Inc.
    and its subsidiaries,
    Simpson County Bank,
    in Franklin, Kentucky;
    Adairville Banking Company,
    in Adairville, Kentucky;
    First Citizens Bank,
    in Franklin, Tennessee;
    The Peoples Bank of Elk Valley,
    in Fayetteville, Tennessee; and
    General Trust Company,                                              839,542 shares                 Pooling of
    in Nashville, Tennessee                        $185                UPC Common Stock                Interests

Clin-Ark Bankshares, Inc.
    and its subsidiary,
    First National Bank,
    Clinton, Van Buren                                                  227,768 shares                 Pooling of
    County, Arkansas                                 48                UPC Common Stock                Interests

Anderson County Bank
    in Clinton, Anderson                                                Approximately
    County, Tennessee                                18                $2.0 Million Cash               Purchase
                                                   ----

                 Total                             $251
                                                   ====

              Pending Acquisitions. Consistent with UPC's acquisition strategy, UPC has entered into definitive agreements to acquire the following financial institutions in addition to LBI (collectively, the "Pending Acquisitions") which management considers probable and which are expected to be consummated by the end of the third quarter of 1994:

                                                                           CONSIDERATION
                                                                           -------------
INSTITUTION                                    ASSET SIZE           VALUE                  TYPE
- -----------                                    ----------           -----                  ----
                                                      (in millions)
BNF BANCORP, INC.
    (formerly BANCFIRST
    Corporation) and its
    subsidiary BANKFIRST, Federal
    Savings Bank
    Decatur, Alabama                              $262               $49                 UPC Common Stock (Approximately
                                                                                         2,054,000 shares)
Earle Bancshares, Inc.
    and its subsidiary,
    First Southern Bank,
    Earle, Arkansas                                 40                 9                 UPC Common Stock
                                                                                         (Approximately 375,000
                                                                                         shares)
Tennessee Bancorp, Inc.
    and its subsidiary,
    Tennessee National Bank,
    Columbia, Tennessee                             92                14                 Cash (1.5 times book value at closing)
                                                  ----               ---

    Totals                                        $394               $72
                                                  ====               ===


    If the Reorganization, the Pending Acquisitions and the Recently Completed Acquisitions had been consummated at December 31, 1993, UPC's consolidated total assets would have increased by approximately $1.0 billion to approximately $7.3 billion, and UPC's consolidated total deposits would have increased by approximately $800 million to approximately $6.1 billion, based upon December 31, 1993, pro forma financial information. See "Pro Forma Condensed Financial Information" and the related pro forma financial information in UPC's Current Report on Form 8-K dated April 15, 1994, and the historical financial information included in UPC's 1993 Annual Report on Form 10-K, incorporated by reference. See "Incorporation of Certain Documents by Reference."

EQUIVALENT AND PRO FORMA PER SHARE DATA

    The following table presents selected comparative unaudited per share data for (i) UPC Common Stock and LBI Common Stock on an historical basis; (ii) UPC Common Stock on a pro forma basis for the Reorganization only and for the Reorganization, all Recently Completed Acquisitions and the Pending Acquisitions; and (iii) LBI Common Stock on an equivalent pro forma basis for the Reorganization only and for the Reorganization and UPC's Recently Completed Acquisitions and Pending Acquisitions, for the periods indicated. These data are not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Reorganization been consummated January 1, 1993. The information is derived from, and should be read in conjunction with the consolidated historical financial statements of UPC (including related notes thereto) which are incorporated by reference, the consolidated historical financial statements of LBI set forth in Appendix A and the unaudited pro forma consolidated financial statements and related notes in UPC's Current Report on Form 8-K dated April 15, 1994, incorporated by reference. See "Incorporation of Certain Documents by Reference."

                                                                                             AS OF OR FOR THE TWELVE
                                                                                                   MONTHS ENDED
                                                                                                   DECEMBER 31,
                                                                                                     1993(1)
                                                                                                     -------
BOOK VALUE PER COMMON SHARE
  UPC                                                                                                $       18.96
  UPC pro forma (LBI only)                                                                                   18.74
  UPC pro forma (all Recently Completed and Pending Acquisitions)                                            18.05
  LBI                                                                                                        31.81
  LBI equivalent pro forma (LBI only)                                                                        36.04
  LBI equivalent pro forma (all Recently Completed and
    Pending Acquisitions)(2)                                                                                 34.71

CASH DIVIDENDS PER COMMON SHARE
  UPC                                                                                                         0.72
  UPC pro forma                                                                                               0.72
  LBI                                                                                                         0.60
  LBI equivalent pro forma                                                                                    1.38

EARNINGS BEFORE EXTRAORDINARY ITEMS AND ACCOUNTING CHANGES
  UPC
    Primary                                                                                                   2.69
    Fully diluted                                                                                             2.49
  UPC pro forma (LBI only)
    Primary                                                                                                   2.62
    Fully diluted                                                                                             2.45
  UPC pro forma (all Recently Completed and Pending Acquisitions)(2)
    Primary                                                                                                   2.22
    Fully diluted                                                                                             2.13
  LBI
    Primary                                                                                                   3.13
    Fully diluted                                                                                             3.13
  LBI equivalent pro forma (LBI only)
    Primary                                                                                                   5.04
    Fully diluted                                                                                             4.71
  LBI equivalent pro forma (all Recently Completed and
    Pending Acquisitions)(2)
    Primary                                                                                                   4.27
    Fully diluted                                                                                             4.10

(1) The equivalent pro forma per share data for LBI is computed by multiplying UPC's pro forma share information by 1.92308.
(2) See also, "Recent Developments - Recently Completed Acquisitions" and "Pending Acquisitions."




PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following tables contain unaudited, consolidated, pro forma, consolidated financial information showing a statement of earnings for the twelve months ended December 31, 1993, and a balance sheet at December 31, 1993, for (i) UPC; (ii) UPC, Recently Completed Acquisitions and the Reorganization; and (iii) UPC, Recently Completed Acquisitions, the Pending Acquisitions and the Reorganization. The unaudited pro forma financial information reflects each transaction using either the pooling of interests or purchase methods of accounting in accordance with the accounting requirements applicable to each respective transaction. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of UPC and LBI and in conjunction with the information presented in UPC's 1993 Annual Report on Form 10-K and UPC's Current Report on Form 8-K dated April 15, 1994. Pro forma results are not necessarily indicative of future operating results. See "Incorporation of Certain Documents by Reference" and "Appendix A--Liberty Bancshares, Inc. and Subsidiary Consolidated Financial Statements".

                 UNION PLANTERS CORPORATION AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                (Dollars in thousands, except per share data)

                                                                      December 31, 1993
                                                    ------------------------------------------------------
                                                                                              UPC,
                                                                                        Recently Completed
                                                                           UPC,           Acquisitions,
                                                                      Recently Completed   All Pending
                                                                       Acquisitions       Acquisitions
                                                         UPC              and LBI            and LBI
                                                     -----------     ---------------   -----------------
                                                               (Dollars in thousands)
 Assets
   Cash and due from banks                           $   225,626         $   244,157         $   253,762
   Interest-bearing deposits at financial
     institutions                                         26,647              27,053              14,416
   Federal funds sold and securities purchased under
     agreements to resell                                 53,149              83,428              90,228
   Trading account securities, at market                 153,482             153,482             153,482
   Loans held for resale                                  56,053              57,774              61,971
   Investment securities
     Held for sale                                       595,090             622,641             719,313
     Held for investment                               2,021,963           2,175,702           2,230,200
   Loans, net of unearned income                       2,935,215           3,290,725           3,517,213
     Less:
       Allowance for losses on loans                     (80,442)            (87,904)            (90,333)
                                                     -----------         -----------         -----------
         Net loans                                     2,854,773           3,202,821           3,426,880

   Premises and equipment                                135,511             145,448             153,796
   Accrued interest receivable                            49,953              53,068              55,642
   Goodwill and other intangibles                         40,794              41,535              46,786
   Other assets                                          105,145             115,053             118,779
                                                     -----------         -----------         -----------
          Total assets                               $ 6,318,186         $ 6,922,162         $ 7,325,255
                                                     ===========         ===========         ===========
 Liabilities and shareholders' equity
   Deposits
     Noninterest-bearing                                 750,093         $   797,234         $   807,653
     Other interest-bearing                            4,501,273           4,986,975           5,314,994
                                                     -----------         -----------         -----------
         Total deposits                                5,251,366           5,784,209           6,122,647
   Short-term borrowings                                 244,995             245,663             245,663
   Federal Home Loan Bank advances                       157,954             167,861             190,461
   Long-term debt                                        117,276             121,336             121,336
   Accrued interest, expenses, and taxes                  41,893              42,122              43,004
   Other liabilities                                      27,402              34,900              38,131
                                                     -----------         -----------         -----------
         Total liabilities                             5,840,886           6,396,091           6,761,242
                                                     -----------         -----------         -----------
   Shareholders' equity
     Preferred stock
       Convertible                                        87,298              87,298              87,298
       Nonconvertible                                     17,250              17,250              17,250
     Common stock                                         98,285             115,109             127,256
     Additional paid-in capital                           86,385              92,979              95,065
     Retained earnings                                   188,082             213,435             237,144
                                                     -----------         -----------         -----------
         Total shareholders' equity                      477,300             526,071             564,013
                                                     -----------         -----------         -----------
         Total liabilities and
           shareholders' equity                      $ 6,318,186         $ 6,922,162         $ 7,325,255
                                                     ===========         ===========         ===========


                   UNION PLANTERS CORPORATION AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                 (Dollars in thousands expect per share data)

                                                                                    Year-to-Date December 31, 1993
                                                                       -----------------------------------------------------
                                                                                                              UPC,
                                                                                                        Recently Completed
                                                                                            UPC,          Acquisitions,
                                                                                     Recently Completed  Subordinated Notes,
                                                                                       Acquisitions,       All Pending
                                                                                     Subordinated Notes   Acquisitions
                                                                          UPC             and LBI           and LBI
                                                                       ---------          -------           -------
   Interest income
     Interest and fees on loans                                        $241,072           $275,702          $296,595
     Interest on investment securities                                  140,473            152,250           160,588
     Interest on deposits at financial institutions                       1,634              1,635             1,337
     Interest on federal funds sold and securities
       purchased under agreements to resell                               4,602              5,576             5,765
     Interest on trading account securities                               6,194              6,194             6,194
     Interest on loans held for resale                                    3,239              3,239             3,239
                                                                       ---------          --------          --------
         Total interest income                                          397,214            444,596           473,718
                                                                       ---------          --------          --------
   Interest expense
     Interest on deposits                                               146,800            168,560           180,519
     Interest on short-term borrowings                                    6,287              6,571             6,571
     Interest on Federal Home Loan Bank advances and
       long-term debt                                                    11,460             11,578            12,491
                                                                       ---------          --------          --------
         Total interest expense                                         164,547            186,709           199,581
                                                                       ---------          --------          --------
         Net interest income                                            232,667            257,887           274,137
   Provision for losses on loans                                          9,689             14,590            14,862
                                                                       ---------          --------          --------
         Net interest income after provision for losses on loans        222,978            243,297           259,275
                                                                       ---------          --------          --------
   Noninterest income
     Service charges on deposit accounts                                 28,721             31,324            32,297
     Profits and commissions from trading activities                      8,720              8,771             8,771
     Investment securities gains                                          4,581              4,619             5,088
     Other income                                                        44,715             47,030            47,553
                                                                       ---------          --------          --------
         Total noninterest income                                        86,737             91,744            93,709
                                                                       ---------          --------          --------
   Noninterest expense
     Salaries and employee benefits                                      98,920            109,229           113,905
     Net occupancy expense                                               15,909             18,023            19,463
     Equipment expense                                                   15,735             16,107            16,504
     Other expense                                                       93,916            104,361           108,486
                                                                       ---------          --------          --------
         Total noninterest expense                                      224,480            247,720           258,358
                                                                       ---------          --------          --------
         Earnings before income taxes, extraordinary
           item, and accounting changes                                  85,235             87,321            94,626
   Applicable income taxes                                               23,967             25,811            29,014
                                                                       ---------          --------          --------
         Earnings before extraordinary item and accounting changes     $ 61,268           $ 61,510          $ 65,612
                                                                       =========          ========          ========
   Earnings per common share
     Primary                                                           $   2.69               2.28              2.22
     Fully diluted                                                         2.49               2.16              2.13
   Average common shares outstanding (in thousands)
     Primary                                                             19,622             23,097            25,526
     Fully diluted                                                       23,852             27,595            30,023


                               THE ANNUAL MEETING

GENERAL

         This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of LBI to be used at the Annual Meeting which will be held at the Best Western Motel Lafayette Room,
1297 East Wood Street, Paris, Tennessee, on    *   , May  * , 1994 at   *    *
.m. This Proxy Statement/Prospectus and the accompanying Notice and Proxy Card are being first mailed to stockholders of LBI on or about April *, 1994.

         At the Annual Meeting, holders of record of LBI Common Stock as of the close of business on April ___, 1994, the voting record date, will consider and vote upon (i) the election of three directors of LBI; (ii) the ratification of the appointment of KPMG Peat Marwick as independent auditors of LBI for the year ending December 31, 1994; (iii) the approval of the Reorganization Agreement and the Reorganization; and (iv) the approval of the amendment of the corporate charter of LBI to exclude any transaction, including the Reorganization, approved in advance by a majority of LBI's Continuing Directors, as defined therein, from LBI's charter prohibition against acquisitions of more than ten percent of any class of equity security of LBI. In addition, stockholders of LBI may consider and vote upon the approval of the adjournment of the Annual Meeting, in the event there are not sufficient shares present in person or by proxy at the Annual Meeting to approve the Reorganization Agreement and the charter amendment, and such other matters as may properly come before the Annual Meeting or any adjournments thereof.

         Pursuant to the Reorganization Agreement, upon the consummation of the Reorganization, each outstanding share of LBI Common Stock not subject to perfected dissenter's rights would be converted exclusively into the right to receive in exchange therefor (i) a number of whole shares of UPC Common Stock based on the average closing price per share of UPC Common Stock on the New York Stock Exchange for the 20 trading days next preceding the closing date of the Reorganization ("Current Market Price") and (ii) a cash payment in settlement of any fractional share of UPC Common Stock remaining after aggregating all shares and fractional shares to which the LBI stockolder is entitled. If the Current Market Price of UPC Common Stock is less than $22.00, the exchange ratio (i.e., the number of shares of UPC Common Stock to be received in exchange for each share of LBI Common Stock) will be 2.2727, provided, however, that if the Current Market Price is less than $20.00 LBI will have the right not to consummate the Reorganization. If the Current Market Price is greater than or equal to $22.00 but less than or equal to $28.00, the exchange ratio will be equal to $50.00 divided by the Current Market Price. If the Current Market Price is greater than $28.00, the exchange ratio will be 1.7857, provided, however, that if the Current Market Price is greater than $30.00 and UPC shall not have entered into an agreement to be acquired the exchange ratio will be equal to $53.57 divided by the Current Market Price. If the Reorganization had been closed on April 20, 1994, the Current Market Price of UPC Common Stock would have been $25.33 per share, such that the value of the UPC Common Stock entitled to be received in exchange for each outstanding share of LBI Common Stock would have been approximately equal to $50.00. Following the Reorganization, UPC would own all of the outstanding shares of LBI Common Stock. Consummation of the Reorganization is conditioned upon, among other things, stockholder approval of the Reorganization Agreement, the Reorganization and the related charter amendment.

VOTING AND REVOCABILITY OF PROXIES

         The presence, in person or by proxy, of at least a majority of the total number of shares of LBI Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting. Stockholders of LBI who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked by written notice to Thomas D. Enoch, Secretary of LBI, at the address shown above, by filing a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting or by attending the Annual Meeting and voting in person.

         Proxies solicited by the Board of Directors of LBI will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTORS SET FORTH BELOW, "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS AUDITORS OF LBI FOR THE YEAR ENDING DECEMBER 31, 1994, "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND THE REORGANIZATION, "FOR" APPROVAL OF THE PROPOSED CHARTER AMENDMENT AND "FOR" APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING IN THE EVENT THERE ARE NOT SUFFICIENT VOTES CAST AT THE ANNUAL MEETING TO APPROVE THE REORGANIZATION AGREEMENT AND THE REORGANIZATION AND THE CHARTER AMENDMENT. The proxy confers discretionary authority on the persons named therein as proxies, or either of them acting alone, to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Annual Meeting. If any other business should be presented at the Annual Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors of LBI. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

VOTING SECURITIES AND SECURITY OWNERSHIP

         Stockholders of record as of the close of business on the voting record date, April * , 1994, are entitled to one vote for each share then held. As of the voting record date, there were 671,947 shares of LBI Common Stock issued and outstanding.

         Persons and groups owning more than five percent of the LBI Common Stock are required to file with the Securities and Exchange Commission certain reports regarding such ownership pursuant to the Exchange Act. Based upon such reports and other information available to management of LBI, the following table sets forth information as of the voting record date regarding (i) persons, including directors of LBI, who were believed by management to be beneficial owners of more than five percent of the LBI Common Stock and (ii) the LBI Common Stock beneficially owned by each other director of LBI and by all directors and executive officers of LBI as a group.

                                                            Amount and                     Percent of
                                                            Nature of                      Shares of
                                                            Beneficial                    Common Stock
         Beneficial Owner                                   Ownership                     Outstanding
         ----------------                                   ---------                     -----------
         Wellington Management Company
         75 State Street
         Boston, Massachusetts  02109                        72,000  (1)                      10.8%

         First Financial Fund, Inc.
         One Seaport Plaza - 25th Floor
         New York, New York  10292                           61,900  (1)                      9.3%

         Liberty Federal Savings Bank
         Employee Stock Ownership Plan
         914 East Wood Street
         Paris, Tennessee  38242                             63,216  (2)                      9.5%

         Robert L. Kenworthy
         1019 Mineral Wells
         Paris, Tennessee  38242                             47,334  (4)                      7.1%

         David B. Travis, DDS
         715 Morton Street
         Paris, Tennessee  38242                             51,034                           7.7%

         James L. Adams                                      30,234                           4.5%

         Thomas D. Enoch                                     27,200  (3)                      4.0%

         William C. Greer                                    20,635  (4)                      3.1%

         Robert F. Swayne                                    30,074  (4)                      4.5%

         Larry A. Watson                                     31,946  (3)                      4.8%

         All directors and
          executive officers
          as a group (10 persons)                           249,244  (3)(4)(5)                39.0%

         ____________________
         (1) Of the 72,000 shares reported beneficially owned as a result of shared dispositive power by Wellington Management Company, 61,900 shares are also reported beneficially owned as a result of sole voting power and shared dispositive power by First Financial Fund, Inc.
         (2) Directors Robert F. Swayne, William C. Greer and Robert L. Kenworthy, the ESOP trustees, vote all allocated shares (28,330) in accordance with the instructions of participating employees. Unallocated shares (34,886) and shares for which no instructions have been received are voted by the ESOP trustees in the same ratio as participating employees direct the voting of allocated shares, or, in the absence of such direction, in the ESOP trustees' best judgment.
         (3) Includes 5,832 and 5,652 shares which each of Directors Enoch and Watson, respectively, had a right to purchase within 60 days pursuant to the exercise of stock options.
         (4)     Excludes shares held by the ESOP (see (2) above).
         (5) Includes 12,200 shares which all directors and executive officers as a group had a right to purchase within 60 days pursuant to the exercise of stock options.

OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement/Prospectus. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of the Board of Directors of LBI.

MISCELLANEOUS

         The cost of soliciting proxies will be borne by LBI. LBI will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of LBI Common Stock. In addition to solicitations by mail, directors, officers and regular employees of LBI may solicit proxies personally or by telegraph or telephone without additional compensation.

STOCKHOLDER PROPOSALS

         If the Reorganization should not be consummated, in order to be eligible for inclusion in LBI's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at LBI's main office at 914 East Wood Street, Paris, Tennessee
38242, no later than     *    , 1994.  Any such proposal shall be subject to
the requirements of the proxy rules adopted under the Exchange Act.

                      PROPOSAL I -- ELECTION OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS OF LBI

         LBI's Board of Directors is composed of seven members. LBI's corporate charter requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. The LBI Board of Directors has nominated James L. Adams, Robert L. Kenworthy and David B. Travis, all of whom currently are members of the LBI Board of Directors, to serve as directors of LBI for a three-year period.

         If any nominee should be unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as LBI's Board of Directors may recommend. At this time, the LBI Board of Directors knows of no reason why any nominee would be unavailable to serve.

         The following table sets forth the names of LBI's Board of Director's nominees for election as directors and of those directors who will continue to serve as such after the Annual Meeting. Also set forth is other information regarding each person's age, the year he first became a director of Liberty Federal and the expiration of his term as a director. All directors were initially appointed as directors of LBI in July 1991 upon the incorporation of LBI.

                                                        Year First
                                                        Elected as            Current
                                    Age at             Director of             Term
              Name                 12/31/93           Liberty Federal        to Expire
              ----                 --------           ---------------        ---------

                         BOARD NOMINEES FOR TERMS TO EXPIRE IN 1997
         James L. Adams               57                   1991                1994

         Robert L. Kenworthy          47                   1984                1994

         David B. Travis              41                   1991                1994

                                DIRECTORS CONTINUING IN OFFICE

         William C. Greer             71                   1982                1995

         Larry A. Watson              50                   1968                1995

         Thomas D. Enoch              47                   1982                1996

         Robert F. Swayne             65                   1967                1996


         The principal occupation of each director and executive officer of LBI for the last five years is set forth below.

         JAMES L. ADAMS owns and manages a chain of grocery stores headquartered in Paris, Tennessee. Mr. Adams is an active member of the Paris Rotary Club, a member and former president of the Paris-Henry County Chamber of Commerce and a director of the Henry County Development Corporation. Jim Adams, Inc. is a Partner in Education with the Henry County Public School System. Mr. Adams is a former director of a commercial bank.

         ROBERT L. KENWORTHY owns and operates McDonald's restaurants in Paris, Union City, Martin, McKenzie, Camden and Huntingdon, Tennessee and Fulton, Kentucky. Mr. Kenworthy is a member of the Paris-Henry County Chamber of Commerce and Paris Elks Lodge.

         DAVID B. TRAVIS has been a practicing dentist in Paris, Tennessee since 1976. Additionally, for the past eight years he has owned Henry County Monument Works. Dr. Travis is a member and former president of the Paris Rotary Club, a member and former vice president of the Paris-Henry County Chamber of Commerce and a former member of the Henry County Board of Education and the Paris Elks Lodge. Dr. Travis is also a former director of a commercial bank.

         WILLIAM C. GREER is retired. Mr. Greer was the President and Chief Executive Officer of First Federal Savings and Loan Association of Waverly, Tennessee, prior to its merger with Liberty Federal in 1982.

         LARRY A. WATSON is the Chairman of the Board, President and Chief Executive Officer of LBI and Liberty Federal. Mr. Watson joined Liberty Federal in 1967. Mr. Watson is a member of the Paris-Henry County Chamber of Commerce and the Paris Rotary Club and a former member of the Tri-County Industrial Committee. He is also a Past President of the West Tennessee Council of the Boy Scouts of America, the current Memorial Chairman for the Paris Unit of the American Cancer Society, a former member of the Governor's Task Force on Housing and a former member of the Lower Mississippi Delta Commission, and he chaired the Hospital Ad Hoc Committee of the Henry County Commission.

         THOMAS D. ENOCH is a director and the Executive Vice President, Chief Operating Officer and Secretary of LBI and Liberty Federal. Mr. Enoch joined Liberty Federal in 1968. Mr. Enoch is an active member and a former President of the Paris Lions Club and a director and former President and Secretary of the Henry County Fair Association.

         ROBERT F. SWAYNE is retired. Prior to his retirement, Mr. Swayne was an attorney in Paris, Tennessee.

         DANIEL B. NELSON is the Senior Vice President - Branches and Personnel of Liberty Federal. Mr. Nelson joined Liberty Federal in 1976. He is a member of the Paris Optimist Club, the Paris-Henry County Chamber of Commerce and the University of Tennessee National Alumni Association. In addition, Mr. Nelson is an Assistant Scoutmaster of Boy Scout Troop 28 and is a board member of the West Tennessee Council of the Boy Scouts of America.

         JO ANN STEEDLY is a Vice President and Manager of Savings Operations of Liberty Federal. Ms. Steedly joined Liberty Federal in 1980. She is a former board member and a past Secretary of the Community Girls Chorus, past committee member of Partners in Education and past director of the Tennessee Savings and Loan League Annual Leadership Conference. She also is a former member of the Young Careerist Club and former Secretary of the Henry County Madrigal Parents Association and currently is a member of Quota Club International.

         SUZZETTE STUTZMAN is the Treasurer and Supervisor of the Accounting Department of LBI and Liberty Federal. Ms. Stutzman joined Liberty Federal in 1982. She is a member of the Alpha Nu chapter of the Beta Sigma Phi sorority, a committee member of Partners in Education and the President of the Atkins-Porter School Parent-Teacher Association for the 1993-1994 school year.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of LBI conducts its business through meetings of the LBI Board of Directors and of its committees. During the year ended December 31, 1993, the LBI Board of Directors held 12 meetings. No director of LBI attended fewer than 75% of the total meetings of the LBI Board of Directors and committee meetings on which such Board member served during this period.

         LBI's Board of Directors has appointed an audit committee comprising Directors Adams, Greer and Travis. This committee meets at least annually to examine and approve the audit report prepared by the independent auditors of LBI and its subsidiary. LBI's audit committee met once in 1993.

         LBI's Board of Directors does not have a standing compensation committee. In 1993, a salary committee of Liberty Federal's Board of Directors, comprising Directors Watson, Swayne, Greer, Kenworthy, Travis and Adams, met once as a compensation committee for the purpose of evaluating and recommending to Liberty Federal's Board of Directors the salaries of Liberty Federal's officers.

         LBI's Board of Directors does not have a standing nominating committee. While the LBI Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from LBI's stockholders for nominees nor established any procedures for this purpose. The LBI Board of Directors met once in its capacity as a nominating committee in order to make the nominations of directors to be voted on at the Annual Meeting.

EXECUTIVE COMPENSATION

         Compensation Summary. The following table sets forth the cash and noncash compensation for each of the last two fiscal years awarded to or earned by (i) LBI's Chief Executive Officer and (ii) the other executive officer of LBI whose salary and bonus for 1993 exceeded $100,000 for services rendered in all capacities to LBI and Liberty Federal.


                                                                                    All Other
                                                 Year                                 Compen-
                  Name and                       Ended         Salary     Bonus        sation
                  Principal Position           Dec.31,          ($)        ($)       ($) (1)
                  -------------------          ------          ------     -----     ---------
                  Larry A. Watson                  1993      $139,050    $1,000       $19,116
                   President and Chief             1992       135,000       250        16,811
                   Executive Officer
                  Thomas D. Enoch                  1993      $102,000    $1,000       $18,191
                   Executive Vice                  1992        99,000       250        16,074
                   President and Chief
                   Operating Officer

                  (1) Represents for Mr. Watson director's fees of $14,100 and $13,000, life and health insurance premiums of $2,155 and $2,047 and personal use of an institution automobile of $2,861 and $1,764 for 1993 and 1992, respectively. Represents for Mr. Enoch director's fees of $14,100 and $13,000, life and health insurance premiums of $2,155 and $2,047 and personal use of an institution automobile of $1,936 and $2,027 for 1993 and 1992, respectively.

         Option Exercises and Year-End Values. The following table sets forth information regarding the exercises of options by the named executive officers during 1993 and the values of the options held by such persons at the end of 1993.

                                                                                              Value of
                                                                    Number of                 Securities
                                                                    Securities                Underlying
                                                                    Underlying                Unexercised
                                                                    Unexercised               In-the-Money
                                                                    Options at                Options at
                                  Shares Acquired  Value               Year-End                   Year-End
              Name                on Exercise      Realized         (All Exercisable)         (All Exercisable)(1)
         ----------------------   -----------      --------         -----------------         --------------------
             Larry A. Watson            --             --               10,652 (2)                $426,080 (2)
             Thomas D. Enoch            --             --                5,832                    $233,280

(1) Difference between estimated market value of underlying securities at year-end ($50.00 per share) and the exercise price ($10.00 per share).
(2) Includes 5,000 shares underlying options subsequently exercised in January 1994.

         Employment Agreements. LBI and Liberty Federal have entered into employment agreements with several employees, including Larry A. Watson, Chairman of the Board, President and Chief Executive Officer, and Thomas D. Enoch, Executive Vice President and Chief Operating Officer. The employment agreements have terms of three years, with annual base salaries of $139,050 and $102,000, respectively. Each year, the term of employment is extended for an additional year upon a determination by the LBI Board of Directors that the performance of the employee has met the required standards and that such agreement should be extended. These agreements provide for a salary review by the LBI Board of Directors not less often than annually, as well as inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits and vacation and sick leave. Each employment agreement will be terminated upon death, and is terminable by Liberty Federal for "just cause" as defined in the agreement. In the event of termination for just cause, no severance benefits are available. If Liberty Federal should terminate one of these employees without just cause, the employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the agreement plus an additional 12-month period, but in no event in excess of three- years' salary. Each employee is able to voluntarily terminate his agreement by providing 60 days' written notice to the LBI Board of Directors, in which case the employee is entitled to receive only his compensation, vested rights, and benefits up to the date of termination.

         The employment agreements contain provisions stating that in the event of the voluntary or involuntary termination of employment in connection with, or within one year after, any change in control of Liberty Federal or LBI, the employee will be paid within 30 days of such termination a sum equal to 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of change in control. "Control" generally refers to the acquisition by any person or entity of the ownership or power to vote more than 25% of Liberty Federal's or LBI's voting stock, or the control of the election of a majority of the Board of Directors or the exercise of a controlling influence over the management or policies of Liberty Federal or LBI. The employment agreements also provide for a similar lump sum payment to be made to Messrs. Watson and Enoch in the event of his voluntary termination of employment upon the occurrence, or within 90 days thereafter, of certain specified events following any change in control, whether approved by the Board of Directors or otherwise which have been consented to in writing by the employee including (i) requiring the employee to move his personal residence or perform his principal executive functions more than 35 miles from Liberty Federal's current primary office, (ii) requiring the employee to report to a person or persons other than the Board of Directors or President, respectively, of Liberty Federal, (iii) the failure to maintain existing employee benefit plans, including material vacation, fringe benefits, stock option and retirement plans, (iv) assigning duties and responsibilities to the employee which are other than those normally associated with his position with Liberty Federal, (v) a material diminution of his authority and responsibility and (vi) failure to be re-elected to the LBI Board of Directors. The aggregate payments that would be made to Messrs. Watson and Enoch assuming the termination of employment under the foregoing circumstances at December 31, 1993 would have been approximately $349,262 and $255,944, respectively. Additionally, each employment agreement provides that for a period of one year following the involuntary termination of employment absent just cause, or for a period of one year following the voluntary termination of employment, except for voluntary termination coincident with a change in control, such employee shall not engage in any activities, business or enterprise within the communities served by the main office or a branch office of Liberty Federal at the time of such termination, nor during such period will employee make use of confidential information related to Liberty Federal, its operations or its clientele gained during the course of employment in a subsequent activity, business or enterprise.

         For information regarding the effect of the Reorganization on the employment agreements, see "Proposal III -- Approval of the Reorganization -- Interests of Certain Persons in the Reorganization."

         Directors' Compensation. Members of the Board of Directors and committees of the Board of Directors of LBI do not receive compensation in their capacities as such. For 1993, each member of the Board of Directors of Liberty received a fee of $1,000 for each LBI Board of Directors meeting attended, and each non-employee director received a fee of $100 for each executive committee meeting attended.

TRANSACTIONS WITH MANAGEMENT

         Under current law, Liberty Federal's loans to directors and executive officers must be made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with non-affiliates and must not involve more than the normal risk of repayment or present other unfavorable features. In accordance with prior law, however, Liberty Federal had a policy of offering mortgage loans to officers, employees and immediate family members residing at the same address on terms substantially equivalent to those offered to the public, except that, so long as the officer or employee remained employed by Liberty Federal, Liberty Federal reduced the interest rate on single-family owner-occupied fixed mortgage loans by 3/4% and adjustable-rate mortgages by 1-1/2% below the rates in comparable loans to members of the public. In no event was the rate reduced to less than Liberty Federal's cost of funds for the preceding month, rounded up to the nearest 1/8%. In addition, the officer, employee or family member was not charged an origination fee or appraisal fee, and other outside fees were charged at cost. Upon his or her termination of employment, the interest rate on a former officer's, employee's or immediate family member's mortgage loan would revert to the prevailing rate as of the date the loan was made for fixed-rate loans and the termination date for adjustable-rate loans. Although Liberty Federal did not have a policy regarding loans to directors, from time to time Liberty Federal offered loans to directors with reduced interest rates and/or loan origination fees. Liberty Federal's only loan to a director or executive officer (or his immediate family) whose terms included reduced interest rates or other preferential terms and balance exceeded $60,000 at any time since January 1, 1993 was a home mortgage loan made to Mr. Watson in June 1986 for $125,000 at 9.00%, when the prevailing rate was 9.75%. The highest balance since January 1, 1993 was $90,744, and the loan was repaid in full on May 25, 1993.

       PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         LBI's Board of Directors has heretofore arranged with KPMG Peat Marwick, independent public accountants, to be LBI's independent auditors for the year ending December 31, 1994, subject to ratification by LBI's stockholders. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting, and he will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

         LBI's stockholders are being asked to ratify the appointment of KPMG Peat Marwick as LBI's independent auditors for the year ending December 31, 1994 while the Reorganization remains pending because LBI's Board of Directors intends to continue the engagement of KPMG Peat Marwick until the Reorganization is consummated and in the event the Reorganization is not consummated. However, if the Reorganization and the Reorganization Agreement receive all required approvals, including LBI's stockholders' approval at the Annual Meeting, it is expected that the Reorganization may be consummated on or about June 1, 1994. Upon the consummation of the Reorganization, it is anticipated that Price Waterhouse, UPC's independent auditors, would replace KPMG Peat Marwick as LBI's independent auditor.

         The appointment of the auditors must be ratified by a majority of the votes cast by the stockholders of LBI at the Annual Meeting. The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of auditors.

                 PROPOSAL III -- APPROVAL OF THE REORGANIZATION

BACKGROUND OF THE REORGANIZATION

         Liberty Federal has operated for years as a modestly sized, community-oriented savings institution primarily serving the personal banking needs of residents of Henry, Benton, Carroll and Humphreys Counties in Northwest Tennessee. While Liberty Federal's emphasis on accepting deposits from the general public and originating permanent loans secured by one-to-four-family residential properties located in its market area has remained relatively constant over the years, the financial markets of which Liberty Federal is a part, and especially the regulatory environment in which Liberty Federal operates, have become increasingly complex and, in recent years, have been undergoing fundamental restructuring, particularly as a result of the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA").

         In December 1992 and January 1993, the Chairman of UPC approached the Chairman of LBI regarding a possible business combination. Trident Financial subsequently provided UPC with general information regarding financial terms of recent business combination transactions involving savings institutions, and in February 1993 UPC sent a letter to LBI outlining general financial terms of a possible stock-for-stock acquisition of LBI by UPC. A special meeting of the Board





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
of Directors of LBI was held in March 1993 for the purpose of considering the inquiry from UPC. Trident Financial and representatives of LBI's special legal counsel participated in the meeting. At the meeting, Trident Financial was directed to prepare an analysis of the value of LBI, and it was determined that it would be in the best interests of LBI to discuss the terms of the inquiry with UPC and to consider contacting other possible acquirors to determine whether it would be in the best interest of the stockholders to pursue a sale of LBI. LBI then permitted representatives of UPC to visit LBI's offices and examine various business records in order for UPC to further evaluate the possibility of acquiring LBI. At a special meeting of the LBI Board of Directors in April 1993, Trident Financial presented the results of its valuation analysis, and, following an extended discussion of the limited opportunities for LBI to grow as an independent institution in its market area, the LBI Board of Directors determined to expand the discussions with UPC to include non-financial issues and authorized Trident Financial to assist in the negotiation of the amount of UPC Common Stock to be issued in exchange for the outstanding shares of LBI Common Stock and other financial terms of the transaction. At a special meeting of the LBI Board of Directors in May 1993 attended by the Chairman and the President of UPC and a representative from Trident Financial, the possible terms of a business combination of LBI with UPC, as well as various questions regarding the business and policies of UPC, were discussed. UPC's President informed the Board that a draft of an agreement between LBI and UPC was being prepared by UPC, and the possibility of UPC acquiring LBI prior to the end of 1993 was discussed. After UPC's Chairman and President left the meeting, Trident Financial presented an analysis of the financial terms then being discussed, including various exchange ratios for the exchange of UPC Common Stock for LBI Common Stock, as a result of which the amount of UPC Common Stock to be issued to stockholders of LBI would depend on the market price of UPC Common Stock.

         Subsequent to LBI's May 1993 special board meeting, there was a broad downturn in the financial markets, particularly in the market for banking stocks, and UPC's stock price declined to a such a level that UPC informed LBI that the amount of UPC Common Stock to be issued in exchange for LBI Common Stock would be reduced from the amounts then under consideration and UPC would be required to fix any exchange ratio agreed to by the parties so as not to be dependent on the market price of UPC Common Stock. At a special meeting of the Board of Directors of LBI in June 1993, the Board determined that the reduced amount of UPC Common Stock under discussion would not be adequate, and it was determined to withdraw from further discussions with UPC.

         In September 1993, UPC's stock price had recovered somewhat, and UPC and LBI resumed negotiations. By November, UPC and LBI had negotiated the Reorganization Agreement on substantially the same terms as had been under discussion in May 1993. At a special meeting of the Board of Directors of LBI held on November 22 and 23, 1993, LBI's Board of Directors approved the Reorganization and authorized the execution of the Reorganization Agreement. The Reorganization Agreement was executed as of November 23, 1993.

REASONS FOR THE REORGANIZATION AND RECOMMENDATION OF THE BOARD OF DIRECTORS OF LBI AND UPC

         Reasons and Recommendation of Board of Directors of LBI. The Board of Directors of LBI considered the Reorganization and the terms of the Reorganization Agreement, including the consideration to be received by LBI's stockholders in the Reorganization, in light of economic, financial, legal and market factors and concluded that the Reorganization is in the best interests of LBI and its stockholders. The terms of the Reorganization Agreement are the result of arms'-length negotiations between LBI and UPC, as well as consultations between LBI and its financial advisor and special legal counsel. Among the factors considered by LBI's Board of Directors were the historical operating results, current financial condition, business and management and future financial and other prospects of LBI and UPC and the advice of Trident Financial as to the fairness to LBI's stockholders, from a financial point of view, of the consideration to be received by the LBI stockholders in the Reorganization. Also considered were the relative size and geographic market areas of LBI and UPC. LBI's Board of Directors believes that the Reorganization will afford LBI's stockholders the benefit of UPC's larger market capitalization and the more liquid market for UPC Common Stock and will offer enhanced opportunities for Liberty Federal to meet the needs of banking customers and other members of the Northwestern Tennessee communities served by Liberty Federal. LBI's Board of Directors believes that Liberty Federal would be in an enhanced competitive position with respect to other financial institutions in its market area after the Reorganization.

         THE BOARD OF DIRECTORS OF LBI UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF LBI COMMON STOCK VOTE" FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND THE REORGANIZATION.

         UPC Reasons. Management of UPC has recommended to the UPC Board of Directors (the "UPC Board"), and the UPC Board has approved the Reorganization and the Reorganization Agreement because (i) LBI has experienced strong and continued growth, (ii) LBI is located geographically in a county in which UPC has sought to enter, and (iii) UPC believes that by providing LBI with access to the UPC capital base, banking products and other banking resources, LBI will be well positioned to compete in its market in the face of enhanced competition from other financial institutions.

VOTE REQUIRED

         The affirmative votes of the holders of at least a majority of the outstanding shares of LBI Common Stock are required for LBI's stockholders to approve the Reorganization Agreement and the Reorganization. Each share of LBI Common Stock outstanding at the close of business on the voting record date for the Annual Meeting, April * , 1994, is entitled to one vote on each matter to be considered at the Annual Meeting. LBI's directors and executive officers, and their affiliates, are expected to vote substantially all of the 249,244 shares, or 39.0% of the LBI Common Stock beneficially owned by them as of the voting record date "FOR" approval of the Reorganization Agreement and the Reorganization.

FAIRNESS OPINION OF TRIDENT FINANCIAL

         In March 1993, LBI retained Trident Financial as its financial advisor in connection with UPC's indication of interest in acquiring LBI. As part of its engagement, Trident Financial performed a valuation analysis of LBI based on an acquisition. Trident Financial presented its valuation report (the "Initial Report") to LBI's Board of Directors on April 2, 1993. The Initial Report also presented certain financial information concerning UPC. On May 10, 1993, Trident Financial met with LBI's Board of Directors and presented a report reviewing the status of negotiations with UPC as well as summarizing its due diligence examination of UPC (the "Progress Report"), but in June 1993 LBI ceased discussions with UPC due to deterioration of market conditions since the discussions had begun.

         In September 1993, UPC and LBI renewed discussions as market conditions had improved, and on November 22, 1993 Trident Financial met with LBI's Board of Directors to update the Board with respect to current market conditions for acquisitions of savings institutions, to review the terms of a proposed reorganization agreement with UPC and to present a report on Trident Financial's updated due diligence examination of UPC (the "Updated Report").
At that meeting, Trident Financial rendered its written opinion to the LBI Board of Directors to the effect that, as of that date, the consideration to be received by the stockholders of LBI in the Reorganization was fair to them from a financial point of view. In addition, Trident Financial delivered its updated written opinion to LBI's Board of Directors as of the date of this Proxy Statement/Prospectus stating that, as of the date hereof, the consideration to be received by the stockholders of LBI in the Reorganization was fair to them from a financial point of view. The full text of Trident Financial's opinion dated as of the date hereof is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. Holders of LBI Common Stock are urged to read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations undertaken by Trident Financial.

         TRIDENT FINANCIAL'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY LBI'S STOCKHOLDERS BASED ON CONDITIONS AS THEY EXIST AND CAN BE EVALUATED AS OF THE DATE OF THE OPINION. TRIDENT FINANCIAL'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LBI STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING. TRIDENT FINANCIAL'S OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE REORGANIZATION. THIS SUMMARY OF TRIDENT FINANCIAL'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH OPINION, WHICH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. LBI'S STOCKHOLDERS ARE URGED TO READ TRIDENT FINANCIAL'S OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.

         In connection with rendering its opinion, Trident Financial reviewed and analyzed, among other things, the following (i) this Proxy Statement/Prospectus; (ii) the Reorganization Agreement; (iii) certain publicly available information concerning LBI and Liberty Federal, including the audited financial statements of LBI for each of the years in the two-year period ended December 31, 1993 and of Liberty Federal for each of the years in the three-year period ended December 31, 1991; (iv) certain publicly available information concerning UPC, including the audited financial statements of UPC for each of the years in the five-year period ended December 31, 1993; (v) certain other internal information, primarily financial in nature, concerning the business and operations of LBI and UPC furnished to them by LBI and UPC for purposes of their analysis; (vi) certain information supplied by LBI concerning the limited trading of, and the limited trading market for, LBI

Common Stock; (vii) information with respect to the trading market for UPC Common Stock; (viii) certain publicly available information with respect to other companies that Trident Financial believed to be comparable to LBI and the trading markets for such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of other transactions that Trident Financial considered relevant to its inquiry. Trident Financial also met with certain officers and employees of LBI and UPC to discuss the foregoing as well as other matters they believed relevant to their inquiry.

         In its review and analysis, and in arriving at its opinion, Trident Financial assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by LBI and UPC, or that is publicly available, and did not independently attempt to verify any such information. Trident Financial did not conduct a physical inspection of the properties or facilities of LBI or UPC, nor did it perform or obtain any independent evaluations or appraisals of any of such properties or facilities. Trident Financial did not specifically evaluate UPC's loan portfolio or the adequacy of UPC's reserve for loan losses.

         In conducting its analysis and arriving at its opinion as expressed herein, Trident Financial considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial condition and results of operations of LBI and Liberty Federal and UPC, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, amount and type of non-performing assets and reserve for loan losses; (ii) the business prospects of LBI and UPC; (iii) the economies in LBI's and UPC's market areas; (iv) the historical and current markets for the LBI Common Stock and the UPC Common Stock and for the equity securities of certain other companies that Trident Financial believed to be comparable to LBI and UPC; and (v) the nature and terms of certain other acquisition transactions that it believed to be relevant. Trident Financial also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the savings institution industry, its experience in connection with similar transactions and its knowledge of securities valuation generally. Trident Financial's opinion necessarily is based upon conditions as they existed and that could be evaluated on the date of the opinion. Trident Financial's opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of LBI Common Stock in the Reorganization and does not address LBI's underlying business decision to effect the Reorganization.

         The following is a summary of the reports presented by Trident Financial to LBI's Board of Directors:

         Initial Report. Trident Financial's report of April 2, 1993 consisted of an estimate of LBI's valuation in an acquisition scenario and a financial analysis of UPC.

                 Industry Comparative Analysis. Trident Financial compared the financial performance of LBI to that of the following groups of SAIF-insured institutions: (i) all United States institutions; (ii) all Southeastern institutions; (iii) all United States institutions with less than $250 million of assets; (iv) all Tennessee institutions; and (v) all Southeastern institutions with less than $250 million of assets (the "Aggregates"). This analysis compared a number of LBI's historical financial ratios to those of the Aggregates, including but not limited to: (i) the balance sheet composition as a percentage of total assets at September 30, 1992;
         (ii) the loan portfolio as a percentage of total assets at September 30, 1992; (iii) the level of cash, deposits and investment securities as a percentage of total assets at September 30, 1992; (iv) asset quality as a percentage of total assets at September 30, 1992; and (v) financial liabilities as a percentage of total assets at September
         30, 1992. Trident Financial also compared LBI's growth rates between 1989 and September 30, 1992, its yields on assets and costs of liabilities and its income data for 1991 and 1992 (through September 30, 1992) to those of the Aggregates.

                 Valuation of LBI. Trident Financial estimated the fair market value of LBI in a merger scenario. In valuing LBI, Trident Financial utilized the asset approach, income approach and market approach and then reconciled the values derived therefrom. The asset approach considers the net asset value of LBI after marking its assets and liabilities to market based on current market (rather than liquidation) values. After determining LBI's net asset value, Trident Financial added an intangible premium to determine LBI's total value. Trident Financial made an upward adjustment to the value of LBI's assets as a result of low market rates of interest relative to the yields being earned on LBI's assets. Similarly, Trident Financial made an upward adjustment to the value of LBI's liabilities, as current interest rates were below those being paid by LBI on its liabilities. The net asset value of LBI was adjusted downward based on Trident Financial's estimation of certain reserves which most acquirors would likely require based on Trident Financial's estimation of the customary practice in the commercial banking industry.

         Trident Financial also reduced LBI's net asset value by an estimate of the impact of recapturing LBI's bad debt reserve for tax purposes. Finally, Trident Financial increased LBI's net asset value for the assumed exercise of options then outstanding to purchase LBI Common Stock.

                 Using a form of discounted future earnings analysis under the income approach, Trident Financial projected LBI's earnings for the six years ending December 31, 1998, based on certain assumptions, including two percent annual asset growth, gradually increasing interest rates with a flattening of the yield curve, 0%, 25% and 35% reductions of operating expenses as a result of an assumed acquisition of LBI, a 35% tax rate and a $0.90 annual cash dividend. The above projections were discounted to the present at rates between 14% and 16%. The discount rates chosen were estimated required rates for return of holders or prospective holders of shares of a financial institution similar to LBI, based on a number of factors including prevailing interest rates, the pricing ratios of publicly traded financial institutions and the financial condition and operating results of LBI, as well as Trident Financial's general knowledge of valuation, the securities markets and acquisition values in other acquisitions of financial institutions.

                 In the market approach, Trident Financial analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, price to market price and the premium paid over tangible book value as a percentage of core deposits) resulting from selected completed savings institution acquisition transactions, as well as pending transactions. Trident Financial then performed a comparison of a number of financial ratios for LBI to those of the target companies and analyzed the results to determine whether adjustments to LBI's value would be necessary.

                 Trident Financial then reviewed the results from the three approaches, and after consideration of all relevant facts, reconciled the acquisition values generated by each approach. In its reconciliation, Trident Financial gave greater consideration to the asset approach over the income and market approaches.

                 Financial Analysis of UPC. Based upon a review of publicly available information concerning UPC, Trident Financial presented an analysis of UPC's strengths and weaknesses. UPC's historical balance sheets and income statements were presented, along with a variety of financial ratios that analyzed UPC's financial condition and operating results through December 31, 1992. UPC's financial condition and performance were also compared with a variety of industry peer groups and to a number of individual regional commercial banking companies. In addition, Trident Financial presented summary financial information on each of UPC's subsidiary banks (including pending acquisitions by UPC).

                 UPC's Stock Pricing and Trading History. Trident Financial examined the pricing of UPC Common Stock as of March 26, 1993 in relation to other regional commercial banks, commercial banks of a similar size and all actively traded commercial banks. Trident Financial also examined the history of UPC Common Stock's trading prices and volume for the previous twelve months.

                 Pro Forma Contribution and Dilution Analysis. Trident Financial presented a pro forma combined balance sheet as of December 31, 1992 and a pro forma combined income statement for the year ended December 31, 1992 assuming a transaction in which pooling of interests accounting treatment is utilized. Trident Financial analyzed the contribution of LBI and UPC to the pro forma combined company for, among other things, ownership, equity and earnings. The analysis also examined the pro forma capitalization and pro forma book value, earnings and dividends per share dilution resulting from the Reorganization.

         Progress Report. Trident Financial's report of May 10, 1993 to LBI's Board of Directors reviewed the status of discussions with UPC and summarized Trident Financial's on-site due diligence examination of UPC.

                 Status of Discussions. Trident Financial reviewed the terms under discussion between LBI and UPC, including the exchange ratio, the notional per share and aggregate value resulting from the exchange ratio (based on UPC Common Stock's closing stock price of $26.00 on March 26, 1993), the impact of stock pricing collars on the value of the exchange ratio, the form of the consideration, the treatment of outstanding stock options, the organizational structure following the acquisition, issues involving employee benefits, management and directors and other issues, terms and conditions.

                 Review of Due Diligence Examination of UPC. Trident Financial next presented a summary of its on-site due diligence examination of UPC. Discussed by Trident Financial were UPC's strengths and weaknesses, updated peer group comparisons, asset quality, loan loss reserve coverage and asset classifications. Also discussed were UPC's bank analyst reports and other issues. Trident Financial also updated LBI's Board of Directors on other recent and pending acquisitions by UPC. As discussed above, Trident Financial relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by UPC.

                 UPC's Stock Price and Trading History. Trident Financial examined the pricing of UPC Common Stock as of May 5, 1993 in relation to other regional commercial banks, commercial banks of similar size and all actively traded commercial banks. Trident Financial also examined the history of UPC Common Stock trading prices and volume for the previous twelve months.

                 Update of Market Conditions. Trident Financial presented updated information concerning the pricing ratios for pending savings institution acquisition transactions.

                 Updated Report. In September 1993, LBI and UPC resumed discussions. On November 22, 1993, Trident Financial met with LBI's Board of Directors to discuss the terms then under discussion, the proposed Reorganization Agreement, current market conditions for the acquisition of savings institutions and Trident Financial's updated due diligence examination of UPC.

                 Summary of Proposed Terms. Trident Financial reviewed the acquisition terms then under discussion, including the exchange ratio, the notional per share and aggregate value resulting from the exchange ratio (based on UPC Common Stock's closing stock price of $23 on November 17, 1993) and the impact of stock pricing collars on the value of the exchange ratio. This analysis showed that the exchange ratio had price to book value and price to earnings ratios of 170.9% and 14.4x, respectively, based on LBI's financial condition and results through September 30, 1993. The analysis also showed that the exchange ratio represented a premium of 9.3% over LBI's tangible book value as a percentage of core deposits.

                 Pro Forma Contribution and Dilution Analysis. Trident Financial presented a pro forma combined balance sheet as of September 30, 1993 and a pro forma combined income statement for the four quarters ended September 30, 1993 using UPC's closing share price of $23 on November 17, 1993 and assuming a transaction in which pooling of interests accounting treatment is utilized. Trident Financial analyzed the contribution of each of LBI and UPC (on a fully diluted basis) to the pro forma combined company for, among other things, ownership, equity and earnings. This analysis showed that LBI would contribute 4.1% and 4.5%, respectively, of the stated and tangible equity and 3.8% of the net income of the pro forma combined company and that LBI's stockholders would own 6.8% of the to-be-outstanding shares of the pro forma combined company (without giving consideration to those LBI stockholders that might already own shares of UPC). The analysis also examined the pro forma capitalization, book value and earnings per share dilution resulting from the Reorganization. This analysis showed that LBI's stockholders would experience a pro forma book value per share increase of 30.0%, a pro forma tangible book value per share increase of 14.1x and a pro forma earnings per share increase of 57.4% based on historical data as of September 30, 1993 for the four quarters then ended. However, that analysis did not account for any of UPC's pending acquisitions.

                 Comparison to Selected Merger Transactions. Trident Financial compared the pricing ratios of selected pending and completed savings institution acquisition transactions with the pricing ratios resulting from the exchange ratio. The pricing ratios for pending and completed savings institution acquisitions in Tennessee, Alabama, Kentucky and Mississippi were specifically analyzed. Trident Financial also discussed the pricing ratios for all pending savings institution acquisitions as well as the pricing ratios observed in a variety of relevant groupings of pending savings institution acquisitions. In addition, Trident Financial discussed trends in the market for savings institution acquisitions since the Initial Report. No company or transaction used in the above analysis as a comparison is identical to LBI, UPC or the Reorganization. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and the companies and other factors that could affect the pricing ratios of the companies being compared. Mathematical analysis (such as determining the average and median) is not, in itself, a meaningful method of using comparable company data.

                 Review of Updated Due Diligence Examination of UPC. Trident Financial presented a summary of its updated on-site due diligence examination of UPC. Discussed by Trident Financial were UPC's strengths and weaknesses, updated peer group comparisons (as of June 30, 1993) and changes in UPC's earnings and financial condition since the Progress Report. Also discussed were UPC's recent bank analyst reports and other issues since the Progress Report. Trident Financial also updated LBI's Board of Directors on other recent and pending acquisitions by UPC. As discussed above, Trident Financial relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by UPC.

                 UPC's Stock Pricing and Trading History. Trident Financial examined the pricing of UPC Common Stock as of November 17, 1993 in relation to other regional commercial banks, commercial banks of a similar size and all actively traded commercial banks. Trident Financial also examined the history of UPC Common Stock's trading prices and volume for the previous twelve months.

         In connection with their opinion dated as of the date of this Proxy Statement/Prospectus, Trident Financial performed procedures to update certain of their analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

         The summary of the Trident Financial reports set forth above does not purport to be a complete description of the presentation by Trident Financial of the Trident Financial reports to LBI's Board of Directors or of the analyses performed by Trident Financial. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident Financial believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all of the analyses, or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Trident Financial reports and opinions. In addition, Trident Financial may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses. In performing its analyses, Trident Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of LBI or UPC. The analyses performed by Trident Financial are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Trident Financial's analysis of the fairness of the consideration to be received by LBI's stockholders in the Reorganization and were provided to LBI's Board of Directors in connection with the delivery of Trident Financial's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

         Trident Financial, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings and valuations for corporate and other purposes. Trident Financial has extensive experience with the valuation of financial institutions. Trident Financial served as LBI's appraiser in its mutual-to-stock conversion in December 1991. LBI's Board of Directors selected Trident Financial as its financial advisor because of LBI's previous experience with Trident Financial, because of Trident's substantial experience in transactions similar to the Reorganization and because Trident Financial is a nationally recognized investment banking firm specializing in financial institutions. Trident Financial is not affiliated with either LBI or UPC.

         For its services as financial advisor, Trident Financial received from LBI a retainer of $15,000 and a fee of $50,000 upon execution of the Reorganization Agreement. An additional fee equal to 1% of the aggregate value of the Reorganization, less the $65,000 already paid, will be payable to Trident Financial upon the consummation of the Reorganization. LBI has agreed to reimburse Trident Financial for its reasonable out-of-pocket expenses and to indemnify Trident Financial against certain liabilities, including certain liabilities under federal securities laws.

TERMS OF THE REORGANIZATION

         At the Effective Time of the Reorganization, Interim (which was formed for the specific purpose of effecting the Reorganization) will merge with and into LBI with LBI surviving the Reorganization and continuing after the Effective Time of the Reorganization to operate under the name Liberty Bancshares, Inc. The surviving corporation will become a wholly owned subsidiary of UPC. In the Reorganization, each share of LBI Common Stock outstanding immediately prior to the Effective Time of the Reorganization, other than those shares with respect to which dissenters' rights shall have been perfected as described below, will be converted exclusively into the right to receive shares of UPC Common Stock as provided in the Reorganization Agreement.

         The number of shares of UPC Common Stock to be received by those persons who are the record holders of LBI Common Stock (the "LBI record holders") immediately prior to the Effective Time of the Reorganization (other than dissenting stockholders, who will receive cash only in the Reorganization) will be determined pursuant to a conversion formula described in Section 3.1(e) of the Reorganization Agreement which is based on the Current Market Price Per Share of the UPC Common Stock. Pursuant to the Reorganization Agreement, upon the consummation of the Reorganization, each outstanding share of LBI Common Stock not subject to perfected dissenter's rights would be converted into the right to receive in exchange (i) a number of whole shares of UPC Common Stock based on the average closing price per share of the UPC Common Stock on the New York Stock Exchange for the 20 trading days next preceding the Closing Date of the Reorganization ("Current Market Price") and, after aggregating all whole and fractional shares to which the LBI record holder is entitled; (ii) a cash payment in settlement of any remaining fractional share of UPC Common Stock, and each outstanding option to purchase LBI Common Stock under LBI's stock option plan would continue outstanding as an option to purchase, in place of each share of LBI Common Stock, the number of shares (after aggregation, rounded up to the nearest whole share) of UPC Common Stock that would have been received by the option holder in connection with the Reorganization assuming that the option had been exercised immediately before the Effective Time of the Reorganization, on the same terms and conditions except for appropriate pro rata adjustments to the option price per share so the aggregate option price would remain the same. If the Current Market Price of the UPC Common Stock is less than $22.00, the exchange ratio (i.e., the number of shares of UPC Common Stock to be received in exchange for each share of LBI Common Stock) will be 2.2727, provided, however, that if the Current Market Price is less than $20.00, LBI will have the right not to consummate the Reorganization. If the Current Market Price is greater than or equal to $22.00 but less than or equal to $28.00, the exchange ratio will be equal to $50.00 divided by the Current Market Price. If the Current Market Price is greater than $28.00, the exchange ratio will be 1.7857, provided, however, that if the Current Market Price is greater than $30.00 and UPC shall not have entered into an agreement to be acquired, the exchange ratio will be equal to $53.57 divided by the Current Market Price. If the Reorganization had been closed on April 20, 1994, the Current Market Price of UPC Common Stock would have been $25.33 per share, such that the value of the UPC Common Stock entitled to be received in exchange for each outstanding share of LBI Common Stock would have been approximately equal to $50.00. No fractional shares of UPC Common Stock will be issued in respect to LBI Common Stock, and, after aggregation of the shares (and fractional shares) of UPC Common Stock to which an LBI Record Holder is entitled, cash will be paid by UPC in lieu of any remaining fractional share.

         For information regarding arrangements for the benefit of the directors, officers and employees of LBI in the Reorganization, see "Interests of Certain Persons in the Reorganization."

STOCKHOLDERS' DISSENTERS' RIGHTS

         Any stockholder of LBI entitled to vote on the Reorganization Agreement has the right to receive payment of the fair value of his or her shares of LBI Common Stock upon compliance with Sections 48-23-202 and 48-23-204 of the TBCA, a copy of which is included in Appendix D to this Proxy Statement/Prospectus. A stockholder may not dissent as to less than all of the shares that he or she holds at the close of business on the record date. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his or her behalf must notify LBI in writing of the name and address of the record holder of the shares, if known to him or her.

         Any LBI stockholder intending to enforce his or her dissenters' rights may not vote in favor of the Reorganization Agreement (either personally or by proxy) and must deliver to the Corporate Secretary before the time of the vote a written notice of intent to demand payment for his or her shares (the "Objection Notice"). The Objection Notice must state that the stockholder intends to demand payment for his or her shares of LBI Common Stock if the Reorganization should be effected. A vote against approval of the Reorganization Agreement will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 48-23-202 of the TBCA.

         If the Reorganization Agreement is approved by LBI's stockholders at the Annual Meeting, each LBI stockholder who has filed an Objection Notice will be notified by LBI of such approval no later than ten days after the LBI Annual Meeting (the "Dissenter's Notice"). The Dissenter's Notice will (i) state where the payment demand must be sent and where and when certificates for certificated shares of LBI Common Stock (the "Certificates") must be deposited,
(ii) inform holders of uncertificated shares (if any) to what extent transfer of the shares will be restricted after the payment demand is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the principal terms of the proposed corporate action and requires that the person asserting the dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date, (iv) set a date by which LBI





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
must receive the payment demand, which date may not be less than one nor more than two months after the date the Dissenter's Notice was delivered, and (v) be accompanied by a copy of Chapter 23 of Title 48 of the TBCA. Within the time prescribed in the Dissenter's Notice, an LBI stockholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial stockholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of LBI Common Stock before November 23, 1993 (the date of the first public announcement of the terms of the Reorganization Agreement), and deposit all Certificates in accordance with the terms of the Dissenter's Notice. Upon delivering the Payment Demand and depositing the Certificates in accordance with the Dissenter's Notice, the LBI stockholder will retain all other rights of an LBI stockholder until these rights are cancelled or modified by consummation of the Reorganization.
FAILURE TO COMPLY SUBSTANTIALLY WITH THESE PROCEDURES WILL CAUSE THE LBI STOCKHOLDER TO LOSE HIS OR HER DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY LBI STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER RIGHTS TO PAYMENT FOR HIS OR HER SHARES IS URGED TO CONSULT HIS OR HER LEGAL ADVISER BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         As soon as the Reorganization is consummated, or upon later receipt of a timely Payment Demand, LBI shall, pursuant to Section 48-23-206 of the TBCA, pay to each dissenting stockholder who has complied with the requirements of
Section 48-23-204 of the TBCA the amount which LBI estimates to be the fair value of the shares of LBI Common Stock, plus accrued interest. Such payment must be accompanied by (i) certain of LBI's financial statements, (ii) a statement of LBI's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 48-23-209 of the TBCA, and
(v) a copy of Sections 48-23-101 through 48-23-302 of the TBCA if not previously furnished. As authorized by Section 48-23-208 of the TBCA, LBI intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting stockholder which were not held by such stockholder on November 23, 1993, the date of the first public announcement of the terms of the Reorganization Agreement. To the extent LBI should elect to withhold payment, after effecting the Reorganization, LBI as the surviving corporation in the Reorganization must estimate the fair value of the shares, plus accrued interest, and pay such amount to each dissenter who agrees to accept it in full satisfaction of this demand. LBI shall send with such payment a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand additional payment under Section 48-23-209 of the TBCA.

         If (i) a dissenter believes that the amount paid with respect to his or her shares or offered under Section 48-23-208 of the TBCA is less than the fair value of his or her shares or that the interest due is incorrectly calculated, (ii) LBI fails to make payment under Section 48-23-206 within two months after the date set for demanding payment, or (iii) LBI, having failed to effect the Reorganization, does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment, the dissenter may notify LBI (or its successor in the Reorganization) in writing (which notice is invalid if not delivered to LBI within one month after LBI made or offered payment for such stockholder's shares) of his or her own estimate of the fair value of the shares and the amount of interest due and may demand payment of the difference between his or her estimate of the fair value and the amount of any payment in respect to such shares already received by the stockholder, or, in the alternative, if no payment has yet been made by LBI, reject LBI's offer under
Section 48-23-208 of the TBCA and demand payment of the fair value of his or her shares and interest due.

         If LBI (as the surviving corporation) cannot agree with such dissenter on a fair value within two months after LBI receives the Payment Demand, LBI will institute judicial proceedings in either the Chancery or Circuit Court of Henry County, Tennessee (the "Court"), naming all dissenters (whether or not Tennessee residents) whose demands remain unsettled as parties to the proceeding and serving such parties with a copy of the petition. The Court will then undertake to establish the fair value of the shares immediately before the consummation of the Reorganization, excluding any appreciation or depreciation in anticipation of the Reorganization, and will determine the interest owing on the disputed amount. The fair value of a dissenter's shares of LBI Common Stock may be more than, less than or the same as the consideration provided in the Reorganization Agreement. The Court may, in its discretion, appoint one or more persons as appraisers to receive evidence and render a decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount (if any) by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by LBI or the fair value, plus accrued interest, of his or her after-acquired shares for which LBI elected to withhold payment under Section 48-23-208 of the TBCA.

         The Court shall assess costs and expenses of such proceeding (including reasonable compensation for and expenses of the appraiser but excluding fees and expenses of counsel and experts) against LBI (or its successor in the Reorganization), except that the court may assess such costs and expenses as it deems appropriate against any or all of the dissenting stockholders if it finds that their demand for additional payment was arbitrary, vexatious or not in good faith.





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
The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against LBI, if the Court finds that LBI did not comply substantially with the relevant requirements of the TBCA or (ii) against LBI or any dissenting stockholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

         The foregoing summary of the applicable provisions of Chapter 23 of Title 48 of the TBCA is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such Chapter, a copy of which is attached hereto as Appendix D.

         For a discussion of certain federal income tax consequences in connection with exercising dissenters' rights, see "The Reorganization--Certain Federal Income Tax Consequences."

EFFECTIVE DATE AND EFFECTIVE TIME OF THE REORGANIZATION

         Articles of Merger along with the executed Plan of Merger will be filed as soon as practicable after all conditions precedent contained in the Reorganization Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, or on such later date as may be agreed to by UPC and LBI. The Effective Time of the Reorganization will be at the time the Articles of Merger along with the Plan of Merger are filed in the Office of the Tennessee Secretary of State pursuant to the TBCA or at such later time as the parties may agree and specify in the Plan of Merger. The Effective Date of the Reorganization will be the day on which the Effective Time of the Reorganization occurs. It is presently expected that the Articles of Merger will be filed on May 31, 1994, but will specify, by agreement of the parties, an Effective Time of the Reorganization of 12:01 a.m. CDT, on June 1, 1994. There can be no assurance that such expectation will be achieved.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Time of the Reorganization, Union Planters National Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each person who was a holder of record of LBI Common Stock immediately prior to the Effective Time of the Reorganization a form letter of transmittal, together with instructions and a return envelope (collectively, the "Exchange Materials") to facilitate the exchange of such holder's certificates, formerly representing shares of LBI Common Stock, for certificates representing shares of UPC Common Stock and a cash payment in lieu of any remaining fractional share.

         HOLDERS OF LBI COMMON STOCK WHO DO NOT INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

         Upon receipt of the Exchange Materials, LBI Record Holders should complete the letter of transmittal in accordance with the instructions provided and deliver the letter of transmittal, together with all stock certificates formerly representing shares of LBI Common Stock to the Exchange Agent in the return envelope provided. Provided the Exchange Agent shall have received the certificates and related documentation completed in proper form, as soon as practicable after the Effective Time of the Reorganization, UPC will issue, and the Exchange Agent will mail, to the LBI Record Holder a certificate representing the whole number of shares of UPC Common Stock to which such holder is entitled pursuant to the Reorganization Agreement and a check in the amount of the cash consideration with respect to any remaining fractional share to which the holder is entitled. No consideration will be delivered to an LBI Record Holder unless and until such holder shall have delivered to the Exchange Agent all certificates formerly representing the shares of LBI Common Stock held by him and in respect of which he claims payment is due, or such documentation, if applicable, and security in respect of lost or stolen certificates as required by the Reorganization Agreement.

         No dividend or other distribution with respect to the UPC Common Stock will be paid or delivered to the holder of any unsurrendered LBI certificate until the holder surrenders such certificate(s) in accordance with the Exchange Materials, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Time of the Reorganization, there will be no further transfers on LBI's stock transfer books of shares of LBI Common Stock issued and outstanding immediately prior to the Effective Time of the Reorganization. If certificates representing shares of LBI Common Stock should be presented for transfer after the Effective Time of the

Reorganization, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither UPC, the Exchange Agent, LBI nor any other person will be liable to any former holder of LBI Common Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

         If a certificate formerly representing LBI Common Stock has been lost, stolen or destroyed, the Exchange Agent will deliver the consideration properly payable with respect to such certificate in accordance with the Reorganization Agreement upon receipt of appropriate evidence as to such loss, theft or destruction; appropriate evidence as to ownership of such certificate by the claimant; and a lost instrument bond in form satisfactory to UPC and the Exchange Agent as required by the Exchange Materials.


CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

         The respective obligations of UPC and LBI to effect the Reorganization are subject to the satisfaciton of the following conditions prior to the Closing Date: (i) approval of the Reorganization Agreement and the transactions contemplated thereby by the affirmative votes of the holders of a majority of the LBI Common Stock outstanding on the Record Date; (ii) approval of the Reorganization Agreement and the transactions contemplated thereby by the Federal Reserve, the OTS and the Tennessee Department, and the expiration of any statutory waiting periods; (iii) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Reorganization Agreement; (iv) the satisfaction of all other requirements prescribed by law as conditions precedent to the consummation of the transactions contemplated by the Reorganization Agreement; (v) none of UPC, Interim, LBI or Liberty Federal will be subject to any order, decree or injunction of a court or agency which presents a substantial risk of the restraint or prohibition of the consummation of the Reorganization or the obtaining of material damages or other relief in connection therewith; and (vi) the Registration Statement of which this Proxy Statement/Prospectus forms a part shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

         The obligations of UPC and Interim to effect the Reorganization are further subject to the satisfaction or waiver by UPC of, among others, the following conditions: (i) each of the material acts and undertakings of LBI and/or Liberty Federal to be performed at or before the Closing pursuant to the Reorganization Agreement shall have been duly performed, except for breaches of acts and undertakings which would not have, or would not be reasonably expected to have, any material adverse effect on the business or operations of LBI and/or Liberty Federal taken as a whole; (ii) the representations and warranties of LBI and/or Liberty Federal contained in Article 5 of the Reorganization Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of LBI and Liberty Federal taken as a whole; (iii) UPC shall have received a certificate signed by the Secretary or Assistant Secretary of LBI and Liberty Federal certifying that LBI's and Liberty Federal's respective Boards of Directors have duly adopted resolutions approving the substantive terms of the Reorganization Agreement and authorizing the consummation of the transactions contemplated by the Reorganization Agreement, that each person that executed the Reorganization Agreement on behalf of LBI and Liberty Federal are who they claim to be, and that LBI and Liberty Federal are in good standing under their respective corporate charters;
(iv) between November 23, 1993 and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of LBI or Liberty Federal which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have in either case a material adverse impact upon the operations, business or prospects of LBI or Liberty Federal; (v) LBI and Liberty Federal shall have afforded UPC and its authorized agents reasonable access to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to LBI and Liberty Federal:
(vi) no material adverse change in the business, property, assets, liabilities, prospects, operations,liquidity, income, or condition, or net worth of LBI or Liberty Federal taken as a whole shall have occurred since November 23, 1993;
(vii) UPC shall have received a legal opinion, dated the date of Closing, from counsel to LBI and Liberty Federal as to the good standing of LBI and Liberty Federal, the enforceability and due authorization of the Reorganization Agreement and the receipt of all required approvals (subject to limitations as permitted in the Reorganization Agreement); (viii) neither LBI nor Liberty Federal shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which LBI or Liberty Federal would merge, consolidate with, effect a business combination with, sell any substantial part of their assets, acquire a significant part of the shares or assets of any other person or entity, adopt any "poison pill" or other type of anti-takeover arrangement, any stockholder rights provision, or any "golden parachute" or similar program which would have the effect of materially decreasing the value of LBI or Liberty Federal or the benefits of acquiring the LBI Common Stock; (ix) satisfaction by LBI and Liberty Federal of all of the covenants in Section 8.2(i) of the Reorganization Agreement; (x) each member of the Board of Directors of LBI shall have entered into a non-compete agreement with UPC and/or Interim; (xi) UPC shall have received from Price Waterhouse a letter within five business days prior to the Closing Date stating the accountants' opinion that the Reorganization should be accounted for by UPC as a "pooling of interests" for financial statement purposes and that nothing has come to their attention that would cause them to believe that LBI has taken, or failed to take, any actions that would cause the Reorganization not to qualify for "pooling of interest" accounting treatment insofar as they relate to accounting matters; (xii) UPC shall have received a written opinion from counsel to the effect that the transactions contemplated by the Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that LBI record holders will not recognize any gain or loss to the extent that such LBI record holders exchange shares of LBI Common Stock for shares of UPC Common Stock as contemplated by the Reorganization Agreement and the Plan of Merger assuming that the shares of LBI Common Stock so exchanged are held by them as capital assets at the time of such exchange; (xiii) UPC shall have received a written commitment from each LBI record holder who would be deemed an "affiliate" of LBI at the time of Closing and who accepts shares of UPC Common Stock, committing to UPC that such LBI record holder shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such LBI record holder upon consummation of the Reorganization, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise or otherwise alienate his or her right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC pursuant to the terms and conditions of the Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and LBI for a period of not less than 30 days subsequent to the Effective Time of the Reorganization.

         The obligations of LBI and Liberty Federal to effect the Reorganization are further subject to the satisfaction or waiver by LBI of, among other things, the following conditions: (i) each of the material acts and undertakings of UPC and/or Interim to be performed at or prior to the Closing Date pursuant to the Reorganization Agreement shall have been duly performed, except for breaches of acts and undertakings which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of UPC and the UPC subsidiaries taken as a whole; (ii) the representations and warranties of UPC and Interim contained in Article 4 of the Reorganization Agreement shall be true and complete, in all material respects, on and as of the Effective Time of the Reorganization, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of UPC and the UPC subsidiaries taken as a whole; (iii) LBI shall have received a certificate signed by the Secretary or Assistant Secretary of UPC and Interim dated as of the Closing Date certifying that UPC's and Interim's respective Boards of Directors have duly adopted resolutions approving the substantive terms of the Reorganization Agreement and authorizing the transactions contemplated by the Reorganization Agreement, that each person that executed the Reorganization Agreement on behalf of UPC and Interim is who he or she claims to be, and that UPC and Interim are in good standing under their respective corporate charters; (iv) LBI shall have received a certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession certificates evidencing and representing that number of shares of UPC Common Stock and cash funds sufficient to meet the obligations of UPC to the LBI record holders to deliver the consideration under the Reorganization Agreement; (v) LBI shall have been furnished an opinion of counsel to UPC and Interim as of the Closing Date to the effect that UPC and Interim are in good standing, that the Reorganization Agreement has been duly and validly authorized, executed and delivered by UPC and Interim, that neither the execution nor delivery by UPC or Interim of the Reorganization Agreement violates or conflicts with either of their corporate charters or bylaws, that all governmental approvals have been received, and that the shares of UPC Common Stock to be issued in the names of the LBI record holders and delivered in exchange for their shares of LBI Common Stock will be duly authorized, validly issued, fully paid and non-assessable; (vi) LBI shall have received a "fairness opinion" letter from Trident Financial to the effect that, in the opinion of Trident Financial, the consideration to be received by the LBI Record Holders is fair to them from a financial point of view; and
(vii) LBI shall have received a written opinion from counsel to the effect that the transactions contemplated by the Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that the LBI record holders will not recognize any gain or loss to the extent that such LBI record Holders exchange such shares of LBI Common Stock for shares of UPC Common Stock as contemplated by the Reorganization Agreement and assuming that the shares of LBI Common Stock so exchanged are held by them as capital assets at the time of such exchange.

         No assurance can be provided as to whether all of the conditions precedent to the Reorganization will be satisfied or waived by the party lawfully permitted to do so.

REGULATORY APPROVALS

         The Reorganization is subject to prior approval by (i) the Tennessee Department under the Tennessee Reciprocal Banking Act; (ii) the OTS under the Home Owners Loan Act ("HOLA"); and (iii) the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). The BHCA and HOLA require that the Federal Reserve and the OTS take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Applications for such approvals have been filed with the Federal Reserve, the OTS and the Tennessee Department. The BHCA and HOLA prohibit the Federal Reserve and the OTS from approving the Reorganization if to do so would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve and the OTS should find that the anticompetitive effects of the Reorganization are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve and the OTS have the authority to deny an application if they conclude that the combined organization would have an inadequate capital position or that the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

         Under the BHCA, the Reorganization may not be consummated until the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the Reorganization on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically orders otherwise. There can be no assurance that the Department of Justice will not challenge the Reorganization, or if such challenge is made, as to the result thereof.

         The Reorganization may not lawfully proceed in the absence of the requisite regulatory approvals. As of the date of this Proxy Statement/Prospectus, both the Federal Reserve and the Tennessee Department have given their approvals of the Reorganization. The Federal Reserve authorized the consummation of the Reorganization on March 25, 1994. Approval from the Tennessee Department was received on April 20, 1994. The application is still pending with the OTS. See "The Reorganization--Conditions to Consummation of the Reorganization" and "--Waiver and Amendment; Termination."

CONDUCT OF BUSINESS PENDING THE REORGANIZATION

         The Reorganization Agreement contains certain restrictions upon the conduct of LBI's and Liberty Federal's business pending consummation of the Reorganization. In particular, the Reorganization Agreement provides, in part, that, except as otherwise provided in the Reorganization Agreement and/or without the written consent of UPC, LBI and Liberty Federal, respectively, may not, among other things, (i) amend its charter or bylaws; (ii) permit any lien to exist in respect to any share of stock held by LBI or any subsidiary; (iii) repurchase or redeem any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a stock dividend in respect to the LBI Common Stock, or pay any cash dividends except permitted cash dividends (See, "- Payment of Dividends"); (iv) issue or sell any LBI Common Stock or sell or otherwise dispose of a substantial part of LBI's or Liberty Federal's assets or earnings power; (v) dispose of, discontinue or acquire any material assets or businesses other than in the ordinary course of business;
(vi) incur any additional debt in excess of $50,000 except in the ordinary course of business; (vii) increase compensation, pay bonuses or enter into severance arrangements except in accordance with past practices; (viii) amend any existing employment contract with any person having a salary in excess of $30,000 per year or enter into any new employment contract providing for an annual salary exceeding $30,000 per year unless LBI or its subsidiaries may terminate same at will without liability; (ix) adopt any new benefit plan; (x) enter into any new service contracts, purchase or sale agreements or lease agreements that are material to it; (xi) make any capital expenditures except in the ordinary course of business; (xii) extend credit (or commit to extend credit) to any officer, director or holder of 2% or more of LBI Common Stock if such extension of credit, together with any other outstanding extension of credit to such person, would exceed 2% of the capital of LBI or Liberty Federal, or amend the terms of any such credit; or (xiii) acquire direct or indirect control over any person or entity except in the ordinary course of business or in connection with internal reorganizations and acquisitions in LBI's or Liberty Federal's fiduciary capacity. Moreover, LBI and Liberty Federal, respectively, shall, among other things, operate in the usual, regular and ordinary course, preserve its organization and assets and maintain its rights and franchises, use





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
its best efforts to retain its customer base and assist UPC in procuring all applicable regulatory approvals.

PAYMENT OF DIVIDENDS

         LBI is permitted under the Reorganization Agreement to declare and pay the greater of either a customary and ordinary semi-annual cash dividend with respect to the LBI Common Stock of up to $.30 per share of LBI Common Stock per semi-annual period or a cash dividend based upon the dividend payout ratio of UPC on shares of UPC Common Stock adjusted by the exchange ratio. Notwithstanding the foregoing, the Reorganization Agreement prohibits LBI from paying a dividend if such payment would disqualify the Reorganization from being accounted for by UPC under the pooling of interests method of accounting. See "UPC Common Stock and Preferred Stock -- UPC Common Stock--Dividends."

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Reorganization, any condition of the Reorganization Agreement may (to the extent allowed by law) be waived by the party benefitted by the provision or may be amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of UPC and LBI; provided, however, that no such amendment may be effected after stockholder approval of the Reorganization Agreement without approval of the LBI stockholders if the effect of such amendment would be to change the amount or the type of consideration to be paid in the Reorganization to the LBI Record Holders.

         The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Reorganization, either before or after approval by the LBI stockholders, as follows: (i) by the mutual consent of the parties;
(ii) by UPC or Interim if LBI or any subsidiary of LBI, respectively, should violate any affirmative or negative covenant under Article 7 of the Reorganization Agreement in respect to the operation of its business; (iii) by UPC, Interim or LBI if the Closing shall not have occurred by September 30, 1994, unless the failure is due to the failure of the party seeking to terminate; (iv) by UPC, Interim or LBI if any governmental or regulatory approval is denied (or conditioned upon a substantial deviation from the transaction contemplated) and not successfully appealed within certain time limits; (v) by either party if the other party's conditions have not been satisfied or waived as of the Closing Date; (vi) by UPC or Interim if LBI or any subsidiary of LBI should enter into a formal capital plan requiring LBI or Liberty Federal to raise capital or sell substantial assets in cooperation with applicable banking regulators; (vii) by UPC or Interim in the event that the holders of more than seven percent of the LBI Common Stock should duly perfect and maintain in perfected status their dissenters' rights; or (viii) by LBI or Liberty Federal in the event the Current Market Price Per Share of UPC Common Stock should be less than $20.00 per share.

         In the event of the valid termination of the Reorganization Agreement by either UPC, Interim or LBI, the Reorganization Agreement shall become void, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Reorganization Agreement or for any misstatement or misrepresentation made prior to such termination.

LIMITATION ON NEGOTIATIONS

         The Reorganization Agreement provides that LBI and Liberty Federal will not (and will use their best efforts to ensure that their directors, officers, employees and advisors do not) institute, solicit or knowingly encourage any inquiry, discussion or proposal, or participate in any discussions or negotiations with, provide any confidential or non-public information to, any entity or group concerning any "Acquisition Proposal" (as defined, generally, any agreement or proposal pursuant to which any entity other than UPC would acquire LBI, ownership or the right to vote 10% of the outstanding LBI Common Stock or a significant portion of the assets or earning power of LBI), except for actions reasonably considered based on the advice of counsel to be required to fullfill the fiduciary obligations of LBI's Board of Directors. LBI must notify UPC immediately following receipt of any Acquisition Proposal. In the event LBI were to enter into a letter of intent or agreement with respect to an Acquisition Proposal, or in the event such Acquisition Proposal were the result of a hostile takeover of LBI, LBI or the acquiror would be required to pay liquidated damages in the amount of $1,920,000 to UPC, which amount represents the sum of the agreed expenses incurred by UPC in connection with the Reorganization and the agreed loss to UPC in the event the Reorganization is not consummated. The limitation on negotiations and liquidated damages will remain in effect until September 30, 1994, unless before that date either the Reorganization is consummated or the Reorganization Agreement is terminated, or the Reorganization is otherwise not consummated, under specified circumstances. These provisions may have the effect of discouraging competing offers to acquire or merge with LBI.





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
MANAGEMENT AFTER THE REORGANIZATION

         Directors and Officers of UPC. The directors and officers of UPC will not be affected by the Reorganization.

         Directors and Officers of LBI. The Reorganization Agreement provides that after the Effective Time of the Reorganization, the surviving corporation will be managed by a board of directors consisting of the members of the Board of Directors of LBI serving in such capacity immediately prior to the Effective Time of the Reorganization and by officers consisting of the officers of LBI serving in such capacity immediately prior to the Effective Time of the Reorganization. All directors of LBI serve three-year terms but may be re-elected or reappointed, as the case may be. For information regarding LBI's executive officers and directors, see "Proposal I -- Election of Directors."

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

         The directors and executive officers of LBI beneficially own approximately 39.0% of the shares of LBI Common Stock issued and outstanding and will receive in the Reorganization the consideration described above. All directors and executive officers of LBI also are likely to retain their positions as directors and executive officers of LBI.

         In connection with the execution of the Agreement and Plan of Reorganization between LBI and UPC, the companies also entered into a related letter agreement which provides as described below with respect to the effects of the Reorganization on directors, executive officers and employees of LBI and Liberty Federal. For additional information, see the copy of the letter agreement included in the Reorganization Agreement attached as Appendix A hereto.

         Following the Reorganization and for at least three years thereafter, Liberty Federal will be operated and maintained as a separate subsidiary financial institution of UPC and will not be combined into or with any other financial institution and all offices of Liberty Federal will continue as such. Liberty Federal's Board of Directors following the Reorganization will consist of those persons serving as directors immediately prior to the Reorganization, and, unless replaced for cause, each such person will be entitled to continue to serve as a director for the remainder of the term for which he was elected. In addition, each such director will be reelected as a director of Liberty Federal for at least one additional three-year term regardless of any otherwise applicable age-related requirement, as long as he continues to qualify to serve as a director, he is not permanently incapacitated and unable to serve as a director, he continues adequately to perform his services as a director and UPC shall not have determined that Liberty Federal has failed to meet the
general performance standards of other UPC banking subsidiaries.   Fees paid to
directors of Liberty Federal will be at least equivalent to their fees before the Reorganization.

         The officers and employees of Liberty Federal following the Reorganization will continue to hold their employment positions and titles held immediately prior to the Reorganization, and will receive compensation at least equivalent to their compensation before the Reorganization. Long term medical and health insurance will be provided to all of LBI's and Liberty Federal's employees through the health insurance plan provided by UPC to its employees, with any pre-existing individual condition that was insured under Liberty Federal's medical plan to continue to be insured under UPC's plan.

         Following the Reorganization, the existing employment agreements of LBI and Liberty Federal with Larry A. Watson, the Chairman of the Board, President and Chief Executive Officer of LBI; Thomas D. Enoch, a director and the Executive Vice President, Chief Operating Officer and Secretary of LBI; and Daniel B. Nelson, the Senior Vice President-Branches and Personnel of Liberty Federal, will continue in place, except that the term of each will be amended to be three years from the Effective Date of the Reorganization and the salary for each will be such person's 1994 base salary plus, for Messrs. Watson and Enoch, $1,000 per month (in lieu of Board fees). For information regarding certain circumstances under which Messrs. Watson and Enoch could be entitled under their employment agreements to receive a payment from LBI and Liberty Federal following the Reorganization, see "Proposal I -- Election of Directors
- -- Executive Compensation -- Employment Agreements."

         Larry A. Watson, the Chairman of the Board, President and Chief Executive Officer of LBI, will participate in UPC's cash bonus plan, and Mr. Watson, together with another person to be selected by LBI, will also participate in UPC's Stock Option Plan, with Mr. Watson to be eligible to receive options to acquire between 1,500 and 3,000 shares of UPC Common Stock annually and the other person selected to be eligible to receive between 500 and 1,000 such options annually.

         UPC has agreed, from and after the Reorganization, to indemnify, defend and hold harmless each person who was at any time prior to the Reorganization an officer, director or employee of LBI or Liberty Federal against all losses, claims,





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
damages, costs, expenses (including attorneys' fees), liabilities, judgments or amounts that are paid in settlement of, or in connection with, any claim, action, suit, proceeding or investigation in which a party is, or is threatened to be made, a party or witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of LBI or Liberty Federal if such claim pertains to any matter or fact arising, existing or occurring prior to the Reorganization to the full extent permitted under applicable state or federal laws or LBI's or Liberty Federal's corporate documents. Indemnification rights will continue for a period of not less than six years from the Reorganization. Following the Reorganization, the directors, officers and employees of LBI or Liberty Federal who become directors, officers or employees of UPC or any of its subsidiaries will have additional indemnification rights as a result thereof having prospective application only and will be covered on a prospective basis at least equal to the coverage provided to persons in similar positions at UPC and its subsidiaries.

         After the Reorganization, it is anticipated that LBI's ESOP will be continued, or its assets will be otherwise administered, for the sole benefit of current and future employees of Liberty Federal.

COMPARISON OF STOCKHOLDER RIGHTS

         Introduction. Upon consummation of the Reorganization, holders of LBI's common stock, whose rights are presently governed by Tennessee corporate law and LBI's Charter and Bylaws, and indirectly by applicable OTS regulations and Liberty Federal's Charter and Bylaws, will become stockholders of UPC, a Tennessee corporation. Accordingly, their rights will be governed by Tennessee corporate law and the Charter and Bylaws of UPC, and indirectly by the regulations of the Federal Reserve and other federal banking regulatory agencies. Certain differences arise from differences between the Charter and Bylaws of LBI and UPC. The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders, but summarizes material differences and is qualified in its entirety by reference to the Charter and Bylaws of UPC and LBI. See "Available Information."

         Issuance of Capital Stock. The Charter of LBI authorizes the issuance of 4,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. The Charter of UPC authorizes the issuance of 50,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of serial preferred stock, no par value. At April 20, 1994, 639,529 and 21,767,202 shares of common stock of LBI and UPC, respectively, were issued and outstanding. For information regarding the number of shares of UPC's common stock that would have been issued on a pro forma basis upon the consummation of the Reorganization as of that date, see
"Pro Forma Combined Financial Information."   Under LBI's and UPC's Charter,
LBI and UPC are authorized to issue additional shares of capital stock up to the amount authorized without stockholder approval.

         Payment of Dividends. The ability of LBI and UPC to pay dividends on their common stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

         The ability of LBI and UPC to pay dividends on their common stock also is affected by regulatory considerations and restrictions upon their receipt of dividends from their respective subsidiaries. See "Common Stock Prices and Dividends" for additional information regarding restrictions on dividends.

         Special Meetings of Stockholders. Special meetings of the holders of LBI Common Stock may be called at any time, but only by the LBI Board of Directors or a committee of the LBI Board of Directors that has been duly designated by the LBI Board of Directors. UPC's Bylaws provide that special meetings of shareholders of UPC may be called for any purpose or purposes whatsoever at any time by the Chairman of the Board, the President, the Secretary or the holders of not less than one-tenth (1/10) of the shares entitled to vote at such meeting.

         Number and Term of Directors. LBI's Charter provides that the number of LBI's Board of Directors may consist of between five and eleven individuals (exclusive of directors, if any, to be elected by holders of preferred stock of LBI, voting separately as a class), as is provided for in the Bylaws. No action can be taken to increase or decrease the number of directors unless at least two-thirds of the directors then in office concur in such a decrease or increase. UPC's Charter provides that the number of directors may consist of between seven and twenty-five individuals, as provided for from time to time in the Bylaws, provided that no amendment to the Bylaws decreasing the number of directors will have the effect





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
of shortening the term of any incumbent director, and provided further that no action may be taken by directors (whether through amendment of the Bylaws or otherwise) to increase the number of directors as provided in the Bylaws from time to time unless at least two-thirds of the directors then in office shall concur in said action.

         Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Annual Meetings of Stockholders. LBI's Charter provides that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meetings of stockholders may be made by the LBI Board of Directors or by any stockholder entitled to vote generally in the election of directors. In order for a stockholder of LBI to make any such nomination and/or proposal, he or she must give notice in writing to the Secretary of LBI not fewer than 30 days nor more than 60 days prior to any such meeting; provided, however, that if notice or public disclosure of the meeting is effected fewer than 40 days before the meeting, such written notice must be delivered or mailed to the Secretary of LBI not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to stockholders. UPC's Bylaws generally provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders must be sent so as to be received by UPC at its principal offices not less than 120 days in advance of the date of UPC's proxy statement issued in connection with the previous year's annual meeting of shareholders.

         Limitations on Acquisition of Capital Stock. LBI's Charter generally provides for a period of five years from the effective date of the completion of the conversion of Liberty Federal from mutual to stock form (December 17, 1991), no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of any class of equity security of LBI. In addition, if at any time during this period, where any person directly or indirectly acquires beneficial ownership of more than ten percent of any class of equity security in violation of its Charter, those securities beneficially owned in excess of ten percent will not be counted as shares entitled to vote, will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining a quorum. If, at any time after five years from the effective date of the completion of the conversion, any person should acquire beneficial ownership of more than ten percent of any class of equity security of LBI without the prior approval of two-thirds vote of the continuing directors, then, with respect to each vote in excess of ten percent of the voting power of the outstanding shares of voting stock of LBI which such record holders would otherwise be entitled to cast, such record holders shall be entitled to cast only one-hundredth of a vote.

         The Charter of UPC does not have any provision relating to the limitation on acquisition of the capital stock of UPC. However, shareholders of UPC holding more than 10% of the shares of UPC Common stock are subject to certain restrictions in acquiring control as set forth below, and UPC and LBI would be, if they should so elect, subject to the Control Share Acquisition Act under Tennessee law.

         Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution. LBI's and UPC's Charters set forth stockholder-approval requirements for mergers and other similarly important corporate transactions involving substantial stockholders. LBI's Charter generally prohibits any merger, share exchange or consolidation with a Related Person (as defined in the Charter); any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of LBI; the issuance of any securities of LBI to a related person or any reclassification of the common stock of LBI, without the affirmative votes of the holders of at least 80% of the outstanding shares entitled to vote thereon and a majority of the outstanding shares entitled to vote thereon not including shares deemed beneficially owned by a related person, unless the merger or similar important corporate transaction has been approved by at least two-thirds of the continuing directors at a meeting at which a quorum is present. In the case of such director approval, the affirmative vote of stockholders is as required by any other provision of the Charter and applicable law. UPC's Charter provides that the affirmative votes of the holders of two-thirds or more of the outstanding capital stock of UPC are required to approve any merger, sale, lease, exchange or other disposition of all or substantially all of the assets of UPC to or with any other corporation if such other corporation is the beneficial owner of 10% or more of the outstanding capital stock of UPC.

         Amendment of Charter and Bylaws. LBI's Charter and Bylaws provide that, to the extent permitted by the TBCA, the Board of Directors of LBI is expressly authorized to repeal, alter, amend or rescind the Bylaws of LBI by a vote of a majority of the LBI Board of Directors. The Bylaws of LBI can only be repealed, altered, amended, or rescinded by the stockholders of LBI by a vote of at least 80% of the outstanding shares of LBI entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. Articles VIII, IX, X, XI, XII, XIII, XIV, XV, XVI, XVII, XX and XXI of the Charter of LBI may not be repealed, altered, amended or rescinded in any respect unless it is approved by the affirmative votes of the holders of at least 80% of the outstanding shares of capital stock of LBI cast at a meeting called for that purpose, except that such repeal, alteration, amendment or rescission may be made by the affirmative votes of the holders of a majority of the outstanding shares if the same is first approved by a majority of the





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
continuing directors. The UPC Charter provides that UPC reserves the right to amend, alter, change or repeal any provision made in the Charter in the manner prescribed by the laws of the State of Tennessee. UPC's Bylaws provide that they may be amended or repealed, in whole or in part, or new Bylaws may be adopted, by the Board of Directors of UPC at any UPC Board of Directors meeting by a vote of a majority of the entire UPC Board. The Bylaws may also be amended or repealed, or new Bylaws may be adopted by vote of the shareholders of UPC, at any annual or special meeting of shareholders.

         Removal of Directors. LBI's Charter provides that no director of LBI may be removed at any time unless for cause and upon the affirmative votes of the holders of at least 80% of the outstanding shares of capital stock of LBI entitled to vote generally in the election of directors. UPC's Charter provides that the affirmative votes of the holders of at least two-thirds of the outstanding capital stock of UPC entitled to vote generally in the election of directors is required to remove from office any director of UPC, whether with or without cause.

CERTAIN REGULATORY CONSIDERATIONS

         General. As a bank holding company, UPC is subject to the regulation and supervision of the Federal Reserve. In addition, as a savings and loan holding company, UPC is registered with the Office of Thrift Supervision (the "OTS") and is subject to OTS regulations, supervision and reporting requirements. UPC's bank subsidiaries that are national banking associations, including UPNB, are subject to supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). State bank subsidiaries of UPC which are members of the Federal Reserve System are subject to supervision and examination by the Federal Reserve and the state banking authorities of the states in which they are located. State bank subsidiaries which are not members of the Federal Reserve System are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. UPC's savings bank subsidiaries are subject to supervision and examination by the OTS. UPC's banking subsidiaries are subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, the subsidiary banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

         The BHCA generally requires the prior approval of the Federal Reserve where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank or otherwise to acquire control of a bank or to merge or consolidate with any other bank holding company. The BHCA generally prohibits the Federal Reserve from approving an application by a bank holding company to acquire a bank located in another state, unless such an acquisition is specifically authorized by statute of the state in which the bank to be acquired is located. Tennessee has adopted reciprocal interstate banking legislation permitting Tennessee-based bank holding companies to acquire banks and bank holding companies in certain other states and allowing bank holding companies located in certain states other than Tennessee, to acquire banks and bank holding companies in Tennessee.

         A bank holding company is generally prohibited under the BHCA from acquiring voting shares of any company which is not a bank, and from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to, or performing services for its subsidiaries. An exception to these prohibitions permits a bank holding company to engage in, or to acquire an interest in a company, such as a thrift institution, which engages in activities that the Federal Reserve has determined are so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         Capital Adequacy. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total capital") to risk-weighted assets (including certain off-balance-sheet activities such as standby letters of credit) is 8%. At least half of the Total capital must be composed of "Tier 1 capital" which consists of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill ("Tier 1 capital"). The remainder, which is Tier 2 capital, may consist of subordinated debt (or certain other qualifying debt issued prior to March 12, 1988), other preferred stock and a limited amount of loan loss reserves.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average total assets, less goodwill (the "Leverage ratio")





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of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised UPC of any specific minimum Leverage ratio applicable to UPC.

         Failure to meet capital requirements can subject an institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits. As described below, under the "Prompt Corrective Action" regulations, substantial additional restrictions can be imposed upon FDIC-insured institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

         At December 31, 1993, UPC's Total risk based capital ratio was 18.59%, Tier 1 capital ratio was 14.85% and Leverage ratio was 7.10%. In addition, each of UPC's banking subsidiaries satisfied the minimum capital requirements applicable to it and had the requisite capital levels to qualify as a "well-capitalized" institution under the prompt corrective action provisions discussed below.

         Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") enacted in December 1991 requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet their minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under capital regulations, a bank is defined to be well capitalized if it maintains a Leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6% and a Total capital ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above under "Capital Adequacy." In addition, a bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels to be considered adequately capitalized. An undercapitalized institution is: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of business. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters. Pursuant to the guarantee, the institution's holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. If the controlling bank holding company should fail to fulfill its obligations under the guarantee and files (or should have filed against it) a petition under the federal Bankruptcy Code, the appropriate federal banking regulator could have a claim as a general creditor of the bank holding company, and, if the guarantee were deemed to be a commitment to maintain capital under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company.

         The regulatory agencies have discretionary authority to reclassify well capitalized institutions as adequately capitalized or to impose on adequately capitalized institutions requirements or actions specified for undercapitalized institutions if the agency determines after notice and an opportunity for hearing that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, which can consist of the receipt of an unsatisfactory examination rating if the deficiencies cited are not corrected. A significantly undercapitalized institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. If an institution becomes critically undercapitalized, the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

         Dividend Restrictions. UPC is a legal entity separate and distinct from UPNB, the Community Banks and its nonbank subsidiaries. UPC's revenues (on a parent company only basis) result, in significant part, from dividends paid to UPC by its subsidiaries. The right of UPC, and consequently the right of creditors and stockholders of UPC, to participate in any distribution of the assets or earnings of any subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries), except to the extent that claims of UPC in its capacity as a creditor may be recognized.

         There are statutory and regulatory requirements applicable to the payment of dividends by UPNB and the Community Banks to UPC. Each national banking association subsidiary of UPC, including UPNB, is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks may only pay dividends to the extent that their retained net profits (including the portion transferred to surplus) exceed statutory bad debts (as defined by regulation). The state-chartered Community Banks are subject to similar restrictions on the payment of dividends by the respective state laws under which they are organized. Furthermore, as described further under "-- Prompt Corrective Action," all depository institutions are prohibited from paying any dividends, making other distributions or paying any management fees if, after such payment, the depository institution would fail to satisfy its minimum capital requirements. In accordance with the specified calculations, at January 1, 1994, UPNB and the Community Banks had approximately $74.3 million available for distribution to UPC without obtaining regulatory approval excluding the Mid-South Bancorp, Inc. acquisition. The actual amount of dividends paid will be limited to a lesser amount by the management of UPC in order to maintain compliance with UPC's internal capital guidelines and to maintain strong capital positions in each of the subsidiary banks of UPC. Future dividends will depend upon the level of earnings of the subsidiary banks of UPC.

         It is the policy of the Federal Reserve that bank holding companies should pay dividends only out of current earnings. Federal banking regulators also have the authority to prohibit banks and bank holding companies from paying a dividend if they should deem such payment to be an unsafe or unsound practice. In addition, it is the position of the Federal Reserve Board that as a bank holding company, UPC is expected to act as a source of financial strength to each of its subsidiary banks. See "-- Support of Subsidiary Banks."

         Support of Subsidiary Banks. Under Federal Reserve policy, UPC is expected to act as a source of financial strength to UPNB and the Community Banks and, where required, to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. Moreover, if one of its subsidiary banks should become undercapitalized, under FDICIA, UPC would be required to guarantee the subsidiary bank's compliance with its capital plan in order for such plan to be accepted by the federal regulatory authority. See "-- Prompt Corrective Action."

         Under the "cross guarantee" provisions of the Federal Deposit Insurance Act, any FDIC-insured subsidiary of UPC may be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with (i) the "default" of any other commonly controlled FDIC-insured subsidiary or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured subsidiary "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Because it is a bank holding company, any capital loans made by UPC to UPNB or any of the Community Banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment over certain other creditors of the bank holding company.

         Transactions with Affiliates. Provisions of the Federal Reserve Act impose restrictions on the type, quantity and quality of transactions between affiliates of an insured bank and the insured bank (including its bank holding company and its nonbank subsidiaries). The purpose of these restrictions is to prevent misuse of the resources of the insured institution by its uninsured affiliates. An exception to most of these restrictions is provided for transactions between two insured banks that are within the same holding company where the holding company owns 80% or more of each of these banks (the "sister bank" exception). The restrictions also do not apply to transactions between an insured bank and its wholly owned subsidiaries. These restrictions include limitations on the purchase and sale of assets and extensions of credit by the insured bank to its holding company or its nonbank subsidiaries. An insured bank and its subsidiaries are limited in engaging in "covered transactions" with their nonbank or nonsavings bank affiliates to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 10% of the capital stock and surplus of the insured bank, and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 20% of the capital stock and surplus of the bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance or letter of credit issued on behalf of an affiliate. Further, provisions of the Bank Holding Company Act of 1956, as amended, prohibit a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

         FDIC Insurance Assessments. The subsidiary banks of UPC are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule which has increased the assessment rates for most FDIC-insured depository institutions. Under the new schedule, the annual premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

         Recent Banking Legislation. In addition to the matters noted above, FDICIA made other significant changes to the federal banking laws. FDICIA institutes certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits.

                 Standards for Safety and Soundness. FDICIA requires the federal bank regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository-institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest-rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The compensation standards must prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide excessive compensation, fees or benefits or could lead to material financial loss, but (subject to certain exceptions) may not prescribe specific compensation levels or ranges for directors, officers or employees. In addition, the federal banking regulatory agencies would be required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions and depository institution holding companies.

                 Brokered Deposits. The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a bank may not lawfully accept, roll over or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because UPNB and all of the Community Banks had at December 31,1993, the requisite capital levels to qualify as well capitalized institutions, UPC believes the brokered deposits regulation will have no material affect on the funding or liquidity of UPNB or any of the Community Banks.

                 Consumer Protection Provisions. FDICIA seeks to encourage enforcement of existing consumer protection laws and enacted new consumer-oriented provisions including a requirement of notice to regulators and customers of any proposed branch closing and provisions intended to encourage the offering of "lifeline" banking accounts and lending in distressed communities. FDICIA also requires depository institutions to make additional disclosures to depositors with respect to the rate of interest and the terms of their deposit accounts.

                 Miscellaneous. FDICIA also made extensive changes in the applicable rules regarding audit, examinations and accounting. FDICIA generally requires annual, on-site full-scope examinations by each bank's primary federal regulator. FDICIA also imposes new responsibilities on management, the independent audit committee and outside accountants to develop, approve or attest to reports regarding the effectiveness of internal controls, legal compliance and off-balance-sheet liabilities and assets.

                 FDICIA also required the Federal Reserve to prescribe standards which limit the risks posed by an insured institution's "exposure" to any other depository institution to limit the risks that the failure of a large depository institution would pose to an insured depository institution. FDICIA broadly defines "exposure" to include extensions of credit to the other institution; purchases of, or investments in, securities issued by the other institution; securities issued by the other institution and accepted as collateral for an extension of credit to any person; and all similar transactions which the Federal Reserve defines by regulation to be exposure. The Federal Reserve has proposed procedures and "benchmark" standards to limit an insured depository institution's credit and settlement exposure to each of its correspondent banks. The final rules were effective on December 19, 1992, but provide for a two-year transition period.

         Depositor Preference. Legislation recently enacted by Congress establishes a nationwide depositor preference rule in the event of a bank failure. Under this arrangement, all deposits and certain other claims against a bank, including the claim of the FDIC as subrogee of insured depositors, would receive payment in full before any general creditor of the bank would be entitled to any payment in the event of an insolvency or liquidation of the bank.

         Regulation of LBI and Liberty Federal. For information regarding regulations governing LBI and Liberty Federal, see "Liberty Bancshares, Inc. -- Business -- Regulation."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax discussion set forth below is abbreviated in nature and is included for general information only. LBI stockholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Reorganization, including the applicability and effect of federal, state and local and other tax laws.

         General. It is intended that for federal income tax purposes the Reorganization will be treated as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and that, accordingly, (i) no gain or loss will be recognized by either UPC or LBI as a result of the Reorganization, (ii) gain or loss will be recognized by the LBI stockholders only to the extent of any cash consideration received in respect to their LBI Common Stock in connection with the Reorganization (except as discussed below with respect to cash received in lieu of the issuance of fractional shares of UPC Common Stock or cash received pursuant to exercise of dissenters' rights);
(iii) the tax basis of UPC Common Stock to be received by the LBI stockholders in connection with the Reorganization will be the same as the basis in the LBI Common Stock surrendered in exchange therefor, increased by the amount of any gain recognized and reduced by the amount of cash received with respect thereto and the amount allocable to a fractional share interest for which cash is received; and (iv) the holding period of the UPC Common Stock to be received by the LBI stockholders in connection with the Reorganization will include the holding period of the LBI Common Stock surrendered in exchange therefor, provided that the LBI Common Stock is held as a capital asset at the Effective Time of the Reorganization.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. An LBI stockholder who is entitled to receive cash in lieu of a fractional share of UPC Common Stock in connection with the Reorganization will recognize as of the Effective Date of the Reorganization gain (or loss) equal to the difference between such cash amount and the stockholder's adjusted basis in the fractional share interest. Any gain or loss recognized will be capital gain (or loss) if the LBI Common Stock is held by such stockholder as a capital asset at the Effective Date of the Reorganization.

         Cash Received by Holders of LBI Common Stock Who Dissent. A stockholder of LBI who perfects his dissenters' rights under the laws of Tennessee and who receives a cash payment from LBI of the value of his shares of LBI Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Internal Revenue Code, including the attribution rules of Section 318. In general, if the shares of LBI Common Stock are held by the holder as a capital asset at the Effective Time of the Reorganization, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the adjusted basis of such shares. Each holder of LBI Common Stock who contemplates exercising his dissenters' rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

ACCOUNTING TREATMENT

         The Reorganization is intended to be treated by UPC and LBI as a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 for business combinations, the assets and liabilities of LBI and UPC will be carried on the books of UPC immediately subsequent to the Effective Time of the Reorganization at the amounts recorded on the respective books of each corporation immediately prior to the Effective Time of the Reorganization. Net income of UPC subsequent to the Reorganization becoming effective will include the net income of LBI and UPC for the entire fiscal period in which the Reorganization occurs, which is expected by UPC and LBI to be fiscal year 1994. Subsequent to the Reorganization becoming effective, the reported income of LBI and UPC will be combined and restated as income of UPC. The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling of interests method of accounting where applicable.

EXPENSES

         The Reorganization Agreement provides, in general, that UPC and LBI will each pay their own expenses in connection with the Reorganization Agreement and the transactions contemplated thereby, including fees and expenses of their own accountants and counsel.

RESALES OF UPC COMMON STOCK

         The shares of UPC Common Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of LBI and therefore an "underwriter" in respect to UPC Common Stock for purposes of Rule 145 under the Securities Act as of the date of the Effective Time of the Reorganization. Affiliates may not sell their shares of UPC Common Stock acquired in connection with the Reorganization except pursuant to an effective registration statement (other than on Form S-4) under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of LBI generally include individuals or entities that control, are controlled by or are under common control with LBI and will include members of the management group in their roles as either executive officers or directors of LBI. UPC will place restrictive legends on certificates representing UPC Common Stock issued to all persons who are deemed "underwriters" under Rule
145. The shares of the UPC Common Stock to be delivered pursuant to the Reorganization to any LBI stockholder deemed an "affiliate" of LBI under the Securities Act are subject to the additional restriction on resale imposed by provisions in the Reorganization Agreement requiring all affiliates to retain all shares of UPC Common Stock received by them in connection with the Reorganization until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of UPC and LBI for a period of not less than 30 days subsequent to the Effective Date of the Reorganization. Shares of UPC Common Stock delivered to any LBI stockholders deemed affiliates will bear a legend to that effect. See "Description of UPC Common and Preferred Stock--UPC Common Stock--Dividends."

                  PROPOSAL IV -- APPROVAL OF CHARTER AMENDMENT

         Article XIV of LBI's charter generally provides, among other things, that for a period of five years from the effective date of the completion of the conversion of Liberty Federal from mutual to stock form, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of any class of equity security of LBI. Liberty Federal converted to stock form on December 17, 1991. Therefore, Article XIV generally would prohibit any person from acquiring more than ten percent of the common stock of LBI before December 18, 1996.

         In connection with the consummation of the Reorganization, UPC would acquire beneficial ownership of all of the LBI Common Stock. Consequently, in order to permit and facilitate the consummation of the Reorganization, Article XIV of LBI's charter must be amended to make the restrictions contained in
Article XIV not applicable to the Reorganization. The proposed amendment would exclude any transactions, including the Reorganization, approved in advance by a majority of LBI's Continuing Directors, as defined therein, from such restrictions. In order to amend Article XIV, the proposed charter amendment must first be adopted by a majority vote of the Board of Directors of LBI and then approved by a majority of the total votes eligible to be cast at the Annual Meeting.

         On November 23, 1993, the Board of Directors of LBI unanimously adopted the proposed charter amendment and directed that the amendment be submitted to a vote of stockholders. A copy of Article XIV of LBI's charter, incorporating the proposed charter amendment, is attached as Appendix E to this Proxy Statement/Prospectus. As amended, Article XIV would not prohibit UPC from acquiring all of the LBI Common Stock but would continue to restrict others from acquiring or offering to acquire beneficial ownership of more than 10% of any equity security of LBI except in connection with a transaction approved in advance by a majority of LBI's Continuing Directors.

         Approval of the proposed charter amendment by LBI's stockholders is a condition to consummation of the Reorganization, and failure to approve the charter amendment would prevent consummation of the Reorganization regardless of whether the Reorganization Agreement receives stockholder approval. THE BOARD OF DIRECTORS RECOMMENDS THAT LBI'S STOCKHOLDERS VOTE "FOR" THE PROPOSED CHARTER AMENDMENT.

         If the charter amendment should be approved by LBI's stockholders, it is expected to become effective immediately prior to consummation of the Reorganization. In the event the Reorganization Agreement should not be approved by LBI's stockholders or the Reorganization should not be consummated for any other reason, the charter amendment would not become effective, and
Article XIV would continue in effect as it currently exists.

                  PROPOSAL V -- ADJOURNMENT OF ANNUAL MEETING

         Stockholder approval of the Reorganization and the Reorganization Agreement requires the affirmative votes of the holders of at least a majority of the outstanding shares of LBI Common Stock entitled to vote at the Annual Meeting. In the event there is an insufficient number of votes cast in person or by proxy at the Annual Meeting to approve the Reorganization and the Reorganization Agreement, LBI's Board of Directors intends to adjourn the Annual Meeting to a later date. The place and date to which the Annual Meeting would be adjourned would be announced at the Annual Meeting, but would in no event be 30 days or more after the date of the Annual Meeting.

         The effect of any such adjournment would be to permit LBI to solicit additional proxies for approval of the Reorganization and the Reorganization Agreement. While such an adjournment would not invalidate any proxies previously filed, including those filed by stockholders voting against the Reorganization and the Reorganization Agreement, it would give LBI the opportunity to solicit additional proxies in favor of the Reorganization and the Reorganization Agreement.

         Approval of the adjournment of the Annual Meeting requires the affirmative vote of the holders of at least a majority of the votes cast in person or by proxy at the Annual Meeting.

         LBI'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LBI'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING UNDER THE CIRCUMSTANCES DESCRIBED HEREIN.

                            LIBERTY BANCSHARES, INC.

GENERAL

         Liberty Bancshares, Inc. LBI was incorporated under the laws of the State of Tennessee in July 1991. Effective December 17, 1991, Liberty Federal converted from mutual to stock form and reorganized into the holding company form of ownership as a wholly owned subsidiary of LBI. As a result of the conversion and reorganization, LBI issued 634,215 shares of its common stock to the public and registered its common stock with the Commission under the Exchange Act.

         LBI is classified as a unitary savings institution holding company subject to regulation by the OTS. Prior to its acquisition of Liberty Federal, LBI had no assets and no liabilities and engaged in no business activities. Since the acquisition, LBI has not engaged in any significant activity other than holding the stock of Liberty Federal and operating the business of a savings institution through Liberty Federal. Accordingly, the information regarding LBI set forth herein, including the consolidated financial statements and related data, relates primarily to Liberty Federal and its subsidiary.

         LBI's main office and telephone number are the same as Liberty Federal's (see below). At December 31, 1993, LBI had total assets of $180.7 million and stockholders' equity of $20.3 million.

         Liberty Federal Savings Bank. Liberty Federal was incorporated in 1927 as a Tennessee-chartered building and loan association. Liberty Federal converted to a federally chartered savings institution in 1935 and to a federally chartered mutual savings bank, adopting its current name, in 1985.

         Liberty Federal is principally engaged in the business of accepting deposits from the general public and originating permanent loans which are secured by one-to-four-family residential properties located in its market area. Liberty Federal also maintains a substantial securities portfolio and originates significant amounts of consumer loans and commercial loans. In addition, Liberty Federal holds a limited amount of loans secured by commercial and multi-family real estate.

         As a federally chartered savings institution, Liberty Federal is subject to extensive regulation and examination by the OTS and the FDIC, as the administrator of the SAIF, which insures Liberty Federal's deposits up to applicable limits. Liberty Federal is a member of the FHLB of Cincinnati, which is one of the 12 district banks constituting the FHLB System.

         The executive offices of Liberty Federal are located at 914 East Wood Street, Paris, Tennessee 38242, and the telephone number is (901) 642-3825.

MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         General. On December 17, 1991, Liberty Federal completed its reorganization into the holding company form of ownership and became a wholly owned subsidiary of LBI. LBI presently has no operations other than those of Liberty Federal and its subsidiary. Management's discussion and analysis of earnings and related financial data are presented to assist the reader in understanding the financial condition and results of operations of LBI's subsidiary, Liberty Federal, for the years 1993, 1992 and 1991.

         On November 23, 1993, LBI entered into an Agreement and Plan of Reorganization with UPC, subject to various terms and conditions, pursuant to which LBI will merge into UPC. Consummation of the merger is contingent upon, among other things, stockholder and regulatory approvals.

         The principal business of Liberty Federal consists of accepting deposits from the general public and investing these funds in loans, secured by one-to-four-family residential properties located in Liberty Federal's market area. Liberty Federal also maintains a substantial securities portfolio and originates significant amounts of consumer loans and commercial loans. In addition, Liberty Federal has made a limited amount of loans secured by commercial and multi-family real estate in Tennessee.

         Liberty Federal's results of operations are primarily dependent on its net interest income, which is the difference





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
between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the balances of interest-earning assets outstanding during the period and yields earned on such assets. Interest expense is a function of the amount of interest-bearing liabilities outstanding during the period and the rates paid on such liabilities. Liberty Federal also generates non-interest income, such as service charges on transaction accounts and other fees. Net income is further affected by the level of operating expenses, such as compensation and benefit expenses, occupancy and equipment expenses and federal deposit insurance premiums.

         The operations of Liberty Federal are significantly influenced by general economic conditions and the monetary and fiscal policies of governmental regulatory agencies. Deposit flows and cost of funds are influenced by interest rates on competing investments and prevailing market interest rates. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds. Just as Liberty Federal's operations are influenced by regulatory authorities, so are its liquidity levels and capital resources.

         LBI's financial condition may be analyzed based on its ability to manage its sources and uses of funds, insure adequate liquidity and control the degree of credit and interest rate risk. It is management's goal to balance these components of liquidity and risk to enable LBI to meet the needs of its customers and provide a good return to LBI's investors. Each of these components will be examined in the following discussion.

         Asset/Liability Management and Interest Rate Sensitivity Analysis. Asset/liability management is the process by which Liberty Federal manages the mix, maturity and pricing of assets and liabilities in an attempt to reduce the possibility of a materially adverse impact on earnings resulting from the direction and volatility of market interest rates. In order to facilitate asset/liability management, Liberty Federal's Board of Directors has adopted an interest rate risk management policy. This policy establishes guidelines regarding the interest rate sensitivity of Liberty Federal's interest-earning assets and interest-bearing liabilities, and therefore, the effects on Liberty Federal's net interest income of changes in prevailing interest rates.
Pursuant to the policy, management reports Liberty Federal's asset/liability position to the Board of Directors of LBI on a quarterly basis.

         In accordance with Liberty Federal's interest-rate-risk management policy, management deemphasized the origination of long- term, fixed-rate mortgage loans in the early 1980s. In 1993 and 1992, LBI experienced an increase in loan demand, particularly for long-term, fixed-rate mortgage loans. In order to effectively manage the interest rate risk associated with such loans, management sold approximately $29.8 million of these loans in 1993. In addition, Liberty Federal maintains a substantial portfolio of short- term securities. Most importantly, management has developed and implemented strategies for the origination of short-term and/or adjustable rate loans such as adjustable rate mortgage loans, automobile loans and commercial non-mortgage loans. The relatively short terms and adjustable interest rates of these loans mitigates the interest-rate-risk of Liberty Federal's 30-year, fixed-rate mortgage loans. As a result of Liberty Federal's interest rate risk management policy and management's strategies emphasizing the origination of short-term and/or adjustable-rate loans for Liberty Federal's portfolio, Liberty Federal's excess of interest-earning assets over interest-bearing liabilities maturing or repricing within one year at December 31, 1993 was 14.2%. As a result of Liberty Federal's positive one-year gap, Liberty Federal's net interest income would be adversely affected by decreases in prevailing rates. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely, during a period of falling interest rates a negative gap would result in an increase in net interest income and a positive gap would negatively affect net interest income. During most of 1993, Liberty Federal had a positive gap and as interest rates declined, LBI experienced a decrease in its net interest margin. Although no formal target gap values have been established by Liberty Federal, management considers Liberty Federal's current one year gap to represent an acceptable balance between minimizing Liberty Federal's interest rate risk and maximizing Liberty Federal's interest rate spread.

         The following table sets forth the repricing attributes of the interest-earning assets and interest-bearing liabilities at December 31, 1993. Assumptions used are consistent with those used by the OTS.

                                                                                               Over Ten
                                                                Over One       Over Five       Through
                                                 One Year       Through         Through        Twenty        Over Twenty
                                                 or Less       Five Years      Ten Years        Years          Years
                                                 -------       ----------      ---------       --------     ------------
                                                                         (Dollars in thousands)
 Interest-earning assets:
   Securities (1)  . . . . . . . . . . . .     $ 40,675       $     --        $     --         $     --       $     64
   Fixed-rate one-to-four family
     residences (2)  . . . . . . . . . . .       13,356         25,170           8,163            1,922             33
   Adjustable-rate one-to-four
     family residences . . . . . . . . . .       37,508          3,337             222               --             --
   Other . . . . . . . . . . . . . . . . .       29,965         11,530             383               60             --
                                                -------        -------         -------          -------        -------
     Total . . . . . . . . . . . . . . . .      121,504         40,037           8,768            1,982             97

 Interest-bearing liabilities:

   Statement savings . . . . . . . . . . .        2,438          6,447           3,212            2,255            640
   Certificate savings . . . . . . . . . .       79,845         28,779              --               --             --
   NOW accounts  . . . . . . . . . . . . .        4,998          6,740           1,907            1,047            193
   MMDAs . . . . . . . . . . . . . . . . .        5,074          2,266             560              101              3
   Other . . . . . . . . . . . . . . . . .        2,061          6,309           1,900                6             --
   Non-interest-bearing deposits . . . . .        1,446          1,107             302               64             --
                                                -------        -------         -------          -------        -------
     Total . . . . . . . . . . . . . . . .       95,862         51,648           7,881            3,473            836

 Interest sensitivity gap  . . . . . . . .     $ 25,642       $(11,611)       $    887         $ (1,491)      $   (739)
                                                =======        =======         =======          =======        =======
 Cumulative interest sensitivity gap . . .     $ 25,642       $ 14,031        $ 14,918         $ 13,427       $ 12,688
                                                =======        =======         =======          =======        =======
 Ratio of interest-earning assets
   to interest-bearing liabilities . . . .        126.7%          77.5%          111.3%            57.1%          11.6%
                                                =======        =======         =======          =======        =======
 Ratio of cumulative gap to total
   assets  . . . . . . . . . . . . . . . .         14.2%           7.8%            8.3%             7.4%           7.0%
                                                =======        =======         =======          =======        =======

____________
(1) Includes securities, except for mortgaged-backed securities, interest-bearing deposits in other banks and federal funds sold.
(2)      Includes loans and mortgage-backed securities.

         Average Balances, Interest and Average Yields. The following table sets forth certain information relating to Liberty Federal's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. During the periods indicated, non-accrual loans are included in the net loan category.



                                                                                Year Ended December 31,
                                          --------------------------------------------------------------------
                                                         1993                               1992
                                          -----------------------------      ---------------------------------
                                                                  Average                              Average
                                           Average                Yield/      Average                  Yield/
                                           Balance    Interest     Cost       Balance     Interest      Cost
                                           -------    --------    ------      -------     --------     ------
                                                                                   (Dollars in Thousands)
 Interest-earning assets:
   Loan portfolio, net of unearned
     discounts and deferred fees . . . $124,600    $10,488                   $123,339     $11,391      9.24%

                                                                   8.42%
   Securities (1)  . . . . . . . . . .   19,881        887           4.46      20,469       1,230      6.01
   Mortgage-backed securities (1)  . .    7,390        592           8.01      10,564         922      8.73
   Short-term investment and other
     interest-earning assets . . . . .   18,608        529           2.84      11,194         414      3.70
                                        -------    -------         ------    --------     -------    ------
     Total interest-earning assets . .  170,479     12,496           7.33     165,566      13,957      8.43
 Non-interest-earning assets . . . . .    4,596                                 5,217
                                        -------                              --------

     Total assets  . . . . . . . . . . $175,075                              $170,783
                                       ========                              ========

 Interest-bearing liabilities:
   Statement savings . . . . . . . . . $ 13,443        388           2.89    $ 10,808         367      3.40
   Certificate savings . . . . . . . .  113,085      5,040           4.46     117,405       6,364      5.42
   NOW accounts  . . . . . . . . . . .   13,804        301           2.18      12,063         327      2.71
   MMDAs . . . . . . . . . . . . . . .    8,893        254           2.86       9,699         336      3.46
   ESOP loan payable . . . . . . . . .      412         25           6.07         522          34      6.51
   FHLB advances . . . . . . . . . . .    2,505         93           3.71       --           --        --
                                        -------    -------         ------    --------     -------    ------
     Total interest-bearing
       liabilities . . . . . . . . . .  152,142      6,101           4.01     150,497       7,428      4.94
 Non-interest-bearing liabilities  . .    3,872                                 3,318
                                        -------                              --------
     Total liabilities . . . . . . . .  156,014                               153,815
 Stockholders' equity  . . . . . . . .   19,061                                16,968
                                        -------                              --------

     Total liabilities and
      stockholders' equity . . . . . . $175,075                              $170,783
                                       ========                              ========
 Net interest income . . . . . . . . .             $ 6,395                                $ 6,529
                                                   =======                                =======
 Interest rate spread  . . . . . . . .                              3.32%                              3.49%
                                                                  ======                             ======
 Net yield on interest-earning
   assets  . . . . . . . . . . . . . .                              3.75%                              3.94%
                                                                  ======                             ======
 Ratio of interest-earning assets
   to interest-bearing liabilities . .

                                        112.05%                                                      110.01%

                                                              1991
                                              ------------------------------------
                                                                         Average
                                               Average                   Yield/
                                               Balance     Interest       Cost
                                               -------     --------      ---------

 Interest-earning assets:
   Loan portfolio, net of unearned
     discounts and deferred fees . . .        $117,627    $12,354        10.50%


   Securities (1)  . . . . . . . . . .          20,790      1,586         7.63
   Mortgage-backed securities (1)  . .          11,095      1,124        10.13
   Short-term investment and other
     interest-earning assets . . . . .          11,245        725         6.45
                                              --------    -------       ------
     Total interest-earning assets . .         160,757     15,789         9.82
 Non-interest-earning assets . . . . .           7,381
                                              --------

     Total assets  . . . . . . . . . .        $168,138
                                              ========

 Interest-bearing liabilities:
   Statement savings . . . . . . . . .        $  9,370        475         5.07
   Certificate savings . . . . . . . .         127,347      9,215         7.24
   NOW accounts  . . . . . . . . . . .           9,502        374         3.94
   MMDAs . . . . . . . . . . . . . . .           7,936        428         5.39
   ESOP loan payable . . . . . . . . .              53       --           --
   FHLB advances . . . . . . . . . . .            --         --           --
                                              --------    -------       -----
     Total interest-bearing
       liabilities . . . . . . . . . .         154,208     10,492         6.80
 Non-interest-bearing liabilities  . .           3,311
                                              --------
     Total liabilities . . . . . . . .         157,519
 Stockholders' equity  . . . . . . . .          10,619
                                              --------

     Total liabilities and
      stockholders' equity . . . . . .        $168,138
                                              ========
 Net interest income . . . . . . . . .                    $ 5,297
                                                          =======
 Interest rate spread  . . . . . . . .                                   3.02%
                                                                        ======
 Net yield on interest-earning
   assets  . . . . . . . . . . . . . .                                   3.30%
                                                                        ======
 Ratio of interest-earning assets
   to interest-bearing liabilities . .                                 104.25%
                                                                       =======


(1)      Includes securities available for sale in 1993 and 1992.

         Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of Liberty Federal for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to
(i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate-volume (changes in rate multiplied by changes in volume). Average balances are derived from month-end balances.



                                                               For Years Ended December 31,
                                            ---------------------------------------------------------------
                                            1993         vs.          1992     1992        vs.         1991
                                            ------------------------------    -----------------------------
                                                  Increase (Decrease)              Increase (Decrease)
                                                         Due to                           Due to
                                            ------------------------------    -----------------------------
                                                                     Rate/                            Rate/
                                            Volume        Rate      Volume     Volume       Rate      Volume
                                            ------        ----      ------     ------       ----      ------
 Interest income:
   Loan portfolio  . . . . . . . . . . .    $ 116    $(1,010)      $(10)     $ 600     $(1,492)     $ (72)
   Mortgage-backed securities  . . . . .     (276)       (76)        23        (54)       (155)         7
   Securities  . . . . . . . . . . . . .      (35)      (316)         9        (24)       (337)         5
   Other interest-earning assets . . . .      274        (96)       (64)        (3)       (308)         1
                                            -----    -------       ----      -----     -------      -----
     Total interest-earning assets . . .    $  79    $(1,498)      $(42)     $ 519     $(2,292)     $ (59)
                                            =====    =======       ====      =====     =======      =====


 Interest expense:
   Statement savings . . . . . . . . . .    $  90    $   (56)      $(13)     $  73     $  (156)     $ (24)
   Certificate savings . . . . . . . . .     (235)    (1,129)        41       (720)     (2,312)       181
   NOW accounts  . . . . . . . . . . . .       47        (65)        (9)       101        (117)       (32)
   MMDAs . . . . . . . . . . . . . . . .      (28)       (59)         5         95        (153)       (34)
   Borrowed funds  . . . . . . . . . . .       (7)        (2)        --         34        --          --
   FHLB advances . . . . . . . . . . . .       93       --           --        --         --          --
                                            -----    -------       ----      -----     -------      -----

     Total interest-bearing
        liabilities  . . . . . . . . . .      (40)    (1,311)        24       (417)     (2,738)        91
                                            -----    -------       ----      -----     -------      -----
 Change in net interest income . . . . .    $ 119    $  (187)      $(66)     $ 936     $   446      $(150)
                                            =====    =======       ====      =====     =======      =====

 Net change in net interest income . . .             $  (134)                          $ 1,232
                                                     =======                           =======


         Comparison of Financial Condition at December 31, 1993 and 1992. As of December 31, 1993, LBI's total assets had increased approximately $10.1 million from $170.7 million at December 31, 1992 to $180.7 million at December 31, 1993. This represented a 5.9% increase during 1993. Stockholders' equity increased from $17.8 million to $20.3 million at December 31, 1993. This increase was primarily due to LBI's net earnings for 1993 less dividends paid to stockholders.

         Cash and cash equivalents increased approximately $6.2 million from December 31, 1992 to December 31, 1993. This was due mainly to the investment in federal funds of excess funds received as a result of sales of certain fixed-rate mortgage loans originated in 1993 and proceeds from $10.0 million in FHLB advances obtained by Liberty Federal in October, 1993. The purpose of the advances was to off-set the interest rate risk associated with $10.0 million of fixed-rate mortgage loans that Liberty Federal originated in 1993 and determined to hold in its portfolio.

         LBI adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of December 31, 1993. This statement requires investment in equity securities which have a readily determinable fair value and investments in debt securities to be classified into one of the following three categories: held to maturity debt securities, trading securities and securities available for sale. Securities held to maturity are stated at amortized cost unless there is a permanent decline in market value, while securities available for sale are reported at market value with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of stockholders' equity. In conjunction with the adoption of SFAS No. 115, LBI reclassified approximately $21.0 million of securities to the available for sale category from the held to maturity category. At December 31, 1993, the net unrealized gain on total securities available for sale was $888,000 which resulted in an increase in stockholders' equity of $550,500, net of taxes. LBI has no securities classified as trading securities and at December 31, 1993, all of LBI's securities were classified as available for sale. These securities are a part of LBI's asset/liability management strategy and may be sold in response to changes in liquidity needs, interest rates, prepayment risk or other factors.

         Total securities decreased approximately $940,000 from December 31, 1992 to December 31, 1993. During 1993, LBI purchased securities totaling $28.6 million while $25.5 million matured and $1.7 million were sold. All sales were at par with the exception of one sale on which LBI recognized a gain of $625. Also, primarily as a result of the prevailing interest rate environment, approximately $3.2 million in principal was repaid on mortgage-backed securities. Substantially all securities purchased during the year were U.S. Government and agency securities with maturities of five years or less.

         LBI's loans receivable and loans available for sale totaled $123.8 million at December 31, 1993, up 4.1% from December 31, 1992. As a result of the continued decline in interest rates during 1993, Liberty Federal has experienced considerable demand to refinance its existing mortgage loans as well as to originate new mortgage loans. In order to manage interest rate risk, it has been Liberty Federal's policy to sell certain long-term, fixed-rate mortgage loans shortly after origination. In 1993, Liberty Federal originated $29.0 million of such loans and sold loans to the Federal Home Loan Mortgage Corporation during the year of approximately $29.8 million. The proceeds of these sales were used to fund additional loans and any excess was invested in federal funds sold. During 1993, $10.0 million of one-to-four family, fixed-rate mortgage loans were originated and held in Liberty Federal's portfolio. These loans have maturities between ten and fifteen years. In order to offset the interest rate risk associated with these loans, Liberty Federal obtained $10.0 million in Federal Home Loan Bank advances from the FHLB in Cincinnati. The advances were $5.0 million with a five year maturity and $5.0 million with a ten year maturity. Liberty Federal also purchased $1.7 million of mortgage loans during the period in order to increase yield over that currently being earned on federal funds. At December 31, 1993, LBI had approximately $1.7 million in fixed-rate loans held for sale and substantially all these loans were sold in January, 1994 at a gain.

         In August, 1993 Liberty Federal began a consumer loan program which featured competitive interest rates on loans. The proceeds of such loans were used for the purchases of cars, trucks and boats. Partially as a result of this program, Liberty Federal's consumer loan portfolio increased approximately $5.2 million from December 31, 1992 to December 31, 1993.

         The estimated fair value of LBI's total loans at December 31, 1993 was $125,056,000 while the carrying value of net loans receivable was $122,099,000. For most loans, fair value was determined by discounting estimated cash flows using current interest rates at which similar loans would be made to borrowers with similar credit risk and for similar remaining maturities. Changes in the assumptions used in calculating the fair value could significantly affect the estimates.

         Real estate owned increased approximately $210,000 during 1993. In May, 1993, Liberty Federal foreclosed on a shopping center in McKenzie, Tennessee which has a carrying value of $340,000 as of December 31, 1993. Liberty Federal had a pending contract of sale at December 31, 1993 with an investment company to purchase the McKenzie Plaza; however, on April 5, 1994, the contract was withdrawn by the prospective buyer. Liberty Federal plans to continue to market the shopping center. The shopping center has approximately 163,400 square feet. Liberty Federal believes that the center can be sold, however, it may be necessary for the Bank to expend funds to revitalize the center. Necessary funds are estimated to be approximately $75,000 to $100,000.

         At December 31, 1993 LBI reported a net deferred tax liability of $145,000 as opposed to a net deferred tax asset of $109,000 at December 31, 1992. Effective January 1, 1993, LBI prospectively adopted SFAS No. 109 "Accounting for Income Taxes". Adoption of this statement required LBI to change its method of accounting for income taxes from the deferred method to the asset and liability method. The cumulative effect of the adoption of SFAS No. 109 was a $127,150 benefit which increased LBI's net earnings for 1993.
LBI also recorded a deferred tax liability relating to the adoption of SFAS
No. 115,"Accounting for Certain Investment in Debt and Equity Securities".
In accordance with SFAS No. 115, net unrealized gains on securities available for sale of $888,000 were credited to stockholders' equity with a corresponding deferred tax liability of $337,000.

         Deposits decreased $2.6 million in 1993 when compared with December 31, 1992. Liberty Federal offers a variety of savings instruments including statement savings, NOW accounts, demand deposit accounts, money market accounts, certificates of deposit and individual retirement accounts. Despite the wide variety of products offered, LBI has been experiencing an outflow of deposits as a result of the lower interest rate environment. This is the case for many financial institutions. Depositors are seeking higher rates and alternative investment opportunities such as mutual funds, annuities, etc. Management feels that this is the main reason for the decline in deposits as LBI strived to offer competitive interest rates during 1993.

         The estimated fair value of LBI's deposits at December 31, 1993 was $149,752,000 which exceeds the carrying value of deposits by $1,035,000. The fair value of certificates of deposit and other fixed maturity time deposits was estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, money market accounts and regular savings is equal to the amount payable on demand at December 31, 1993.

         In October, 1993, Liberty Federal obtained $10.0 million in advances from the Federal Home Loan Bank of Cincinnati in order to offset the interest rate risk associated with $10.0 million of fixed-rate loans that Liberty Federal maintained in its loan portfolio. The advances were $5.0 million for five years at 4.40% and $5.0 million for 10 years at 5.20% and amortize monthly. Liberty Federal had no such borrowing as of December 31, 1992.

         In conjunction with the stock conversion in 1991, LBI established an Employee Stock Ownership Plan (ESOP), under which LBI makes annual contributions to a trust for the benefit of eligible employees. Initially, the ESOP acquired 63,429 shares of LBI's common stock financed by $634,290 in borrowings by the ESOP. The loan is payable in quarterly installments and matures December 17, 2001. Interest accrues at the base rate charged by the lender. Dividends received on shares held by the ESOP are used to service a portion of the principal and interest payments on the borrowing. During 1993, the principal on the loan was reduced by approximately $100,000.

         Stockholders' equity increased approximately $2.5 million from December 31, 1992 to December 31, 1993. This increase was the net result of LBI's earnings for the period, principal reduction of the ESOP loan, payment of cash dividends, stock options exercised during 1993 and the adjustment for net unrealized gains on securities available for sale.

         In conjunction with the stock conversion, LBI established a stock option plan under which a total of 63,421 common shares were reserved for options. At December 31, 1993, options to purchase a total of 45,426 shares at $10.00 per share were outstanding under the stock option plan. During the year ended December 31, 1993, 5,314 options were exercised at $10 per share which contributed $53,140 to stockholders' equity.

         As a result of LBI's earnings, the Board of Directors paid cash dividends of $0.60 per share to stockholders in 1993. This dividend distribution decreased stockholders' equity by approximately $382,000. In conjunction with the adoption of SFAS No. 115, stockholders' equity was increased by approximately $551,000, which represented the net unrealized gains, net of deferred taxes, on securities available for sale.

         Comparison of Operating Results for the Years Ended December 31, 1992 and 1993

         General. LBI's net earnings for the year ended December 31, 1993 were $2,217,000 compared with $2,155,000 for 1992. This represented a 2.9% increase from 1992 to 1993. Net interest income decreased $219,000 in 1993 while the provision for loan losses increased $85,000 or 48.7% from $174,000 in 1992 to $259,000 in 1993. Total non-interest income increased $523,000 or 45.5% while general and administrative expenses increased $266,000 or 6.4% in 1993. Income tax expense increased $103,000 or 8.6% during the same time period.

         Net Interest Income. Net interest income, the difference between total interest income and total interest expense, is LBI's principal source of earnings. Net interest income is determined by the average volume of interest-earning assets, the rates earned on those interest-earning assets, and the cost of deposits and other borrowings. The difference between rates earned on interest-earning assets and the cost of funds is measured by the net interest margin.

         Net interest income decreased 2.05% or $134,000 in 1993 and LBI's interest rate spread decreased from 3.49% in 1992 to 3.32% in 1993. This decrease was due mostly to lower yields on interest-earning assets as the volume of such average assets has increased during the year. Interest income on interest-earning assets decreased approximately $1.5 million from December 31, 1992 to December 31, 1993. This decrease was partially offset by a decrease in interest expense during the period of approximately $1.3 million. The volume of average interest-bearing deposits had a net decrease of approximately $750,000 from 1992 to 1993 with the most significant decrease in certificates of deposit which also have the greatest average cost. While certificates of deposit decreased, the volume of statement savings and NOW accounts increased, further reducing LBI's cost of funds due to the lower average cost of such products.

         Interest Income.   Interest income decreased approximately $1.5
million or 10.5% during 1993. This decrease was due to a decline in interest rates during the period, as average interest-earning assets increased approximately $4.9 million during the year. The average yield on interest-earning assets fell from 8.43% in 1992 to 7.33% in 1993. Interest income was adversely affected by approximately $1.5 million as a result of rate changes during the year while the changes in volume contributed approximately $79,000 to interest income. Decreases in interest rates closely paralleled changes in prevailing market interest rates.

         The average balance of LBI's loan portfolio increased slightly in 1993 from $123.3 million at December 31, 1992 to $124.6 million at December 31, 1993. While the average balance of the portfolio increased during the year, interest income associated with the loan portfolio decreased approximately $903,000. In 1993, the demand for refinances of one-to-four family mortgage loans was strong and thus, many of LBI's loans were refinanced at lower rates. LBI also has a significant amount of adjustable-rate mortgage loans, most of which repriced to lower rates during the year.

         During 1993, LBI continued its practice of selling new originations of long-term, fixed-rate mortgage loans in the secondary market and as of year-end, had sold approximately $29.8 million of such loans to the Federal Home Loan Mortgage Corporation. Liberty Federal did, however, retain $10.0 million of such loans in its portfolio and offset the interest rate risk of these loans with $10.0 million in FHLB advances.

         In the summer of 1993, LBI began a consumer loan program which offered competitive interest rates on loans for cars, trucks and boats. This program continued throughout the remainder of 1993 and into 1994. Partly as a result of this program, the balance of the consumer loan portfolio increased approximately $4.9 million which contributed to the overall increase in the average balance of LBI's loan portfolio.

         Interest income on mortgage-backed securities decreased approximately $330,000 in 1993. This decrease was due mostly to the decline in volume of such securities during the period. The average balance of mortgage-backed securities decreased from $10.6 million in 1992 to $7.4 million in 1993 mainly as a result of the principal repayments of approximately $3.2 million received on the securities during 1993. The average yield on these securities dropped from 8.73% in 1992 to 8.01% in 1993 primarily as a result of the principal repayments received on the higher-yield securities in LBI's portfolio.

         Interest income on other securities decreased $343,000, or 27.9%, for 1993 compared with 1992. This decrease was mainly due to falling interest rates during 1993. A significant portion of the securities portfolio has adjustable rates, several of which adjust on a weekly basis. The average yield on other securities declined from 6.01% in 1992 to 4.46% in 1993 while the average balance of such securities decreased from $20.5 million to $19.9 million. Interest income on the securities portfolio was adversely affected in 1993 by volume and rate decreases of approximately $35,000 and $316,000, respectively.

         Interest earned on deposits with other banks and federal funds sold increased $115,000, or 27.8%, in 1993. This increase is due to the increase in volume of such funds as the average yield on these investments declined from 3.70% in 1992 to 2.84% in 1993. Interest income on other interest-earning assets was adversely affected by approximately $96,000 due to rate changes during the year and it was increased by approximately $274,000 as a result of the increase in volume.

         Interest Expense.   Total interest expense decreased 17.9% or
approximately $1.3 million in 1993 when compared with 1992. Interest expense for 1993 was favorably affected by volume and rate decreases of $40,000 and $1,311,000, respectively. In the fall of 1993, Liberty Federal borrowed $10.0 million in Federal Home Loan Bank advances and incurred interest expense on these advances of approximately $93,000 in 1993. There was no such expense in 1992. The average balance of interest-bearing liabilities increased from $150.5 million in 1992 to $152.1 million in 1993, mainly as a result of the FHLB advances. The average balance of interest-bearing deposits fell from $149.9 million in 1992 to $149.2 million in 1993 and the average balance of the
ESOP loan decreased approximately $110,000.   While the average balance of
interest-bearing liabilities increased during the year, the average rate on these liabilities decreased from 4.94% at December 31, 1992 to 4.01% at December 31, 1993. The lower cost of interest-bearing liabilities reflected the prevailing interest rate environment during 1993. As a result of the decline in interest rates during 1993, LBI saw an outflow of deposits as depositors sought alternative investments such as mutual funds and annuities.

         Provision for Loan Losses.   Provisions for loan losses are charged to
earnings to provide for loan losses based on prior loss experience, volume and type of lending conducted by Liberty Federal, industry standards and past due loans in Liberty Federal's portfolio. Also considered are general economic conditions and other factors related to the collectibility of Liberty Federal's loan portfolio.

         For 1993 and 1992, LBI provided $259,000 and $174,000, respectively, for loan losses. The loss provisions were based on management's analysis of
the factors which affect the loan portfolio.   The analyses include
management's consideration of such factors as economic conditions, loan portfolio characteristics, prior loan loss experience and results of reviews of the loan portfolio.

         There can be no assurance that in the future Liberty Federal's regulators or its loan portfolio will not require further increases in the allowance. During 1993, LBI had net charge-offs of $82,000 compared with
$22,000 in 1992.   During the second quarter of 1993, LBI charged off $55,000 on a loan for a shopping center in McKenzie, Tennessee. The property was subsequently foreclosed and is classified as real estate owned at December 31, 1993.

         At December 31, 1992, the allowance represented 103.70% of total non-accrual loans and loans past due more than 90 days. At December 31, 1993, the allowance for loan losses represented 149.91% of the total loans past due 90 days or more and non-accrual loans.

         Non-Interest Income. Non-interest income increased approximately 45.5% in 1993 when compared with 1992. This was primarily the result of increases in net gains on sales of interest-earning assets of $400,000, loan servicing fees of $38,000 and service charges of $59,000.

         Gain on sales of interest-earning assets increased approximately $400,000 in 1993. LBI sold fixed-rate mortgage loans totaling approximately $29.8 million during 1993 versus $23.4 million sold in 1992. The loans were sold in order to manage interest rate risk. Net gains recognized on these sales totaled $697,000 in 1993 as compared with $306,000 in 1992. Also, in 1992, LBI recognized a loss of $8,750 on the sale of a U.S. Treasury note while in 1993, a gain of $625 was recognized on the sale of a security classified as available for sale.

         Loan servicing fees were $137,000 in 1993 as compared with $99,000 in 1992. This is due to the greater number of loans serviced for others by Liberty Federal as a result of the loan sales during 1993. Service charge income on transaction accounts increased $59,000 in 1993 due to the increased number of transaction accounts. Other operating income increased approximately $25,000 in 1993 mainly as a result of the rental income received on real estate owned during the second half of the year.

         General and Administrative Expenses.   General and administrative
expenses increased $266,000 or 6.4% in 1993 as compared to 1992.

         Compensation and benefits expenses, the largest overhead expense, increased approximately $118,000 in 1993. This was primarily the result of salary increases and the costs associated with the hiring of additional personnel to handle increased business volume in the loan production and teller areas. Also in 1993, LBI incurred pension expense of approximately $40,000. There was no pension expense in 1992.

         There was no provision for losses on real estate owned in 1993, however in 1992, provisions totaled $87,000. Such expense is recorded when, in the opinion of management and based on current appraisals, Liberty Federal may sustain a loss on the disposition of real estate owned. The majority of this expense in 1992 was attributable to the decline in value of several condominium units which were subsequently sold in 1992.

         Federal deposit insurance premiums decreased approximately $37,000 in 1993 as a result of a one-time credit received in the first half of 1993.
Data processing fees and stationery and supplies increased $11,000 and $25,000 respectively, during 1993. This increase is attributable to increases in monthly fees and to increased prices of supplies purchased by Liberty Federal.

         Other operating expenses increased approximately $235,000 or 22.4% during 1993 when compared to 1992. Director's fees increased $31,000 during 1993. The Board of Directors met more often in 1993 mainly as a result of LBI's pending merger with UPC. Advertising expense increased approximately $17,000 or 17.8% in 1993 when compared to 1992 as a result of Liberty Federal's effort to market its products and services.

         As a result of the pending merger with UPC, LBI incurred additional expenses of approximately $151,000 in 1993. The expenses included legal fees, accounting fees and consulting fees.

         Income Taxes.   Income tax expense from continuing operations
increased $103,000 in 1993 compared with 1992. Income tax expense represented 38.4% of pretax income for 1993 and 35.7% of pretax income in 1992.

         For income tax purposes, LBI is allowed a deduction from income equal to the greater of a special bad debt deduction, limited to 8% of otherwise taxable income and subject to certain limitations based upon aggregate loans and savings account balances at the end of the year, or specific charge-offs incurred during the year.

         In the first quarter of 1993, LBI adopted SFAS No. 109, "Accounting for Income Taxes". This new accounting standard required LBI to change its method of accounting for income taxes from the deferred method to the asset and liability method. The cumulative effect of the change in this principle had a favorable effect on LBI's earnings for 1993 of approximately $127,000, or $0.19 per share.

         Earnings Per Share. Earnings per share for the year ended December 31,1993 were based on the weighted average number of shares and common share equivalents outstanding during the period, 666,976, and the earnings for 1993. In 1992, the weighted average number of shares outstanding was 634,215. As a result of the increased number of shares and common share equivalents in 1993, earnings per share in 1993 decreased even though net earnings increased.

Comparison of Operating Results for the Years Ended December 31, 1991 and 1992.

                 General. LBI's net earnings for the year ended December 31, 1992 were $2,155,000 compared with $1,313,000 for 1991. This represented a 64.1% increase from 1991 to 1992. LBI's return on assets ("ROA") increased from .78% in 1991 to 1.26% in 1992. The primary causes of the increase in earnings were LBI's increased net interest margin and an increase in non-interest income.

                 Net Interest Income. Net interest income, the difference between total interest income and total interest expense, is LBI's principal source of earnings. The amount of net interest income is determined by the volume of interest-earning assets, the rates earned on those interest-earning assets, and the cost of deposits and other borrowings. The difference between rates earned on interest-earning assets and the cost of funds is measured by the net interest margin.

                 Net interest income increased 23.3% or $1,232,000 in 1992. This increase was due to higher volumes of interest-earning assets as well as an improvement in the net interest margin. The improvement in net interest margin was achieved primarily by a widening of spreads within the market between rates earned on loans and rates paid on deposits. LBI's interest rate spread increased from 3.02% in 1991 to 3.49% in 1992.

                 Interest Income.   Interest income decreased approximately
         $1.8 million or 11.6% during 1992. This decrease was due to a decline in interest rates during the period and is the net difference of volume and rate changes affecting interest-earning assets during 1992. Interest income was adversely affected by approximately $2.3 million as a result of rate changes during the year while the changes in volume contributed approximately $500,000 to interest income. The average yield on interest-earnings assets fell from 9.82% in 1991 to 8.43% in 1992 while average interest-earning assets increased $4.8 million during the period. Decreases in interest rates closely paralleled changes in prevailing market interest rates.

                 The average balance of LBI's loan portfolio increased 4.9% during 1992 while the average yield decreased from 10.50% in 1991 to 9.24% in 1992. Additionally, interest income on the loan portfolio decreased approximately $963,000 or 7.8% during the period. In 1992, the demand for refinances of one-to-four family mortgage loans was particularly strong. As a result, a significant number of LBI's seasoned loans were refinanced at lower rates. Also, during 1992, the majority of LBI's portfolio of adjustable-rate mortgage loans repriced at lower rates. These factors, together with the prevailing interest rate environment, caused the average yield on the loan portfolio to decline.

                 A large portion of new mortgage loan originations in 1992 were long-term, fixed-rate mortgage loans and LBI sold approximately $23.4 million of such loans in the secondary market shortly after origination. Over half of these sales occurred in the third and fourth quarters of 1992. Management sold these loans in an effort to manage interest rate risk. The proceeds of the sales were reinvested in both loans and federal funds.

                 In 1992, LBI initiated a consumer loan program that featured consumer installment loans at attractive interest rates. The proceeds of such loans were to be used for purchases in and near LBI's market area to help stimulate the local economy. As a result of this program, the consumer loan portfolio increased approximately $3.7 million in 1992 which caused an increase in the average balance of the loan portfolio.

                 Interest income on investment securities decreased $356,000, or 22.4%, for 1992 compared with 1991. This decrease was mostly the result of falling interest rates during 1992. Several high-yielding investment securities matured in 1992, and the proceeds were reinvested at much lower yields, thus causing the average yield to decline from 7.63% in 1991 to 6.01% in 1992. A significant portion of the investment securities portfolio has adjustable rates, several of which adjust on a weekly basis. Interest income on the investment securities portfolio was adversely affected in 1992 by volume and rate decreases of approximately $24,000 and $337,000, respectively.

                 Interest income on mortgage-backed securities decreased approximately $202,000 in 1992. Approximately half of this decrease is due to the difference in amortization of discounts on the purchase of these securities. The discount is amortized using the interest method over the remaining period to maturity, adjusted for anticipated prepayments. The discount amortization for 1991 was $177,000 compared with $62,000 for 1992. Interest income is also affected by principal repayments received on the securities. As principal is repaid, the security decreases as does interest income on that balance. During 1992, LBI received $2,864,000 in principal repayments on mortgage-backed securities.

                 Interest earned on deposits with other banks and federal funds sold decreased $311,000, or 42.9%, in 1992. This decrease is due to the declining interest rate environment as the average balance of such deposits decreased only $51,000 from 1991 to 1992. During the same period, the average yield decreased from 6.45% to 3.70%.

                 Interest Expense.   Total interest expense decreased
         approximately $3.1 million, or 29.2%, in 1992 when compared with 1991. Interest expense for 1992 was favorably affected by volume and rate decreases of $417,000 and $2,738,000, respectively. Interest expense of $34,000 on long-term borrowed funds resulted from interest incurred on the ESOP loan and there was no such expense in 1991. The average rate on interest-bearing liabilities fell from 6.80% in 1991 to 4.94% in 1992 while the average balance of such liabilities decreased from $154.2 million in 1991 to $150.5 million in 1992. The lower cost of interest-bearing liabilities reflected the prevailing interest rate environment during 1992. The lower cost was also affected by the decrease in the average balance of interest-bearing liabilities. As a result of the decline in interest rates during 1992, LBI saw an outflow of deposits as depositors sought alternative investments such as mutual funds and annuities.

                 Provision for Loan Losses.   Provisions for loan losses are
         charged to earnings to provide for loan losses based on prior loss experience, volume and type of lending conducted by Liberty Federal, industry standards and past due loans in Liberty Federal's portfolio. Also considered are general economic conditions and other factors related to the collectibility of Liberty Federal's loan portfolio.

                 For 1992 and 1991, LBI provided $174,000 and $201,000,
         respectively, for loan losses. The loss provisions were based on management's analysis of the factors which affect the loan portfolio. In 1991, LBI provided for specific valuation allowances of approximately $69,000 for loans to a commercial customer. The loans consisted of a boat floor plan as well as a second mortgage on the Debtor's residence. In the last quarter of 1991, approximately $40,000 was charged off as a result of the floor plan loan. As a result of the increase in LBI's consumer loan portfolio in 1992, management increased LBI's general loan loss allowances. Therefore, most of the provision for loan losses in 1992 were additions to the general loan loss allowances.

                 There can be no assurance that in the future Liberty Federal's regulators or its loan portfolio will not require further increases in the allowance. During 1992, LBI had net charge-offs of $22,000 compared with $118,000 in 1991. At December 31, 1991, the allowance represented 72.19% of total non-accrual loans and loans past due more than 90 days. At December 31, 1992, the allowance for loan losses represented 103.70% of the total loans past due 90 days or more and non-accrual loans.

                 Non-Interest Income. Non-interest income increased $351,000 or 44% in 1992 when compared with 1991. This increase in income was primarily due to an increase in net gains on sales of interest-earning assets of $292,000 and an increase in other loan fees.

                 In 1992, net gains on sales of interest-earning assets totaled $298,000 compared with $5,000 for 1991. LBI sold 531 fixed-rate mortgage loans totaling approximately $23.4 million during 1992 to effectively manage interest rate risk. Net gains recognized on these sales totaled $306,000 as compared with $4,000 recognized in 1991 on the sale of three mortgage loans. Also, in 1991, LBI recognized a gain of $1,000 on the sale of a U.S. Treasury note while in 1992, a loss of $8,750 was recognized on the sale of a security classified as held for sale.

                 Loan servicing fees increased approximately $9,000 in 1992 over 1991. This is due to the greater number of loans serviced for others by Liberty Federal as a result of the loan sales during 1992. Income from other loan fees, consisting primarily of appraisal fees and late charges, also increased in 1992 by approximately $42,000. This increase is primarily the result of the increased loan demand experienced by LBI during 1992 in both mortgage and consumer lending. Service charge income on transaction accounts increased approximately $26,000 in 1992 due to the increased number of transaction accounts and the increase in fees charged by Liberty Federal on such accounts.

                 General and Administrative Expenses.   General and
         administrative expenses increased

         $302,000 or 7.8% in 1992 as compared to 1991. The increase is mainly due to increases in compensation and benefits, provisions for losses on real estate owned and other operating expenses during 1992.

                 Compensation and benefits expenses, the largest overhead expense, increased approximately $150,000 for 1992. This was primarily the result of salary increases and the costs associated with the hiring of additional personnel to handle increased business volume in the loan production area.

                 Provisions for losses on real estate owned were $87,000 in 1992 compared with $11,000 in 1991. Such expense is recorded, when in the opinion of management and based on current appraisals, Liberty Federal may sustain a loss on the disposition of real estate owned. The majority of this expense for 1992 was attributable to the decline in value of several condominium units which were subsequently sold in 1992.

                 During 1992, other operating expenses increased approximately $74,000 or 7.5% over the level of expenses in 1991. In 1992, LBI paid special dues of approximately $32,000 to the local Chamber of Commerce. The purpose of the dues was to aid the Chamber in its efforts to induce existing industry to expand jobs by growing and relocating other plant facilities to this area. Professional fees such as accounting fees and consulting fees increased in 1992 by approximately $75,000 as a result of being a public company. State franchise tax increased in 1992 by approximately $36,000 which was due to LBI's increased capital.

                 Partially offsetting the increases in the aforementioned expenses were decreases in legal expenses and in expenses associated with real estate owned in 1992. In 1991, Liberty Federal was party to a lawsuit filed by a former commercial depositor. The suit was settled out-of-court in January, 1992 for $67,000 which had been accrued as of December 31, 1991. Liberty Federal filed a claim with the underwriter of its Financial Institution Bond and in July, 1992, received $30,000 from the underwriter as full settlement of Liberty Federal's claim. This settlement is reflected in other operating expenses for 1992. Thus legal expense decreased in 1992 by approximately $40,000. Expenses associated with real estate owned, other than provisions for loss on disposition, decreased in 1992 by 71.9%. In 1991, the volume of real estate owned was higher than in 1992 and Liberty Federal incurred significant expense in the repairs and maintenance of real estate owned during 1991.

                 Income Taxes.   Income tax expense increased $466,000 in 1992
         compared with 1991 as a result of LBI's increased earnings in 1992. Income tax expense represented 35.7% of pretax income for 1992 and 35.8% of pretax income in 1991.

                 For income tax purposes, LBI is allowed a deduction from income equal to the greater of a special bad debt deduction, limited to 8% of otherwise taxable income and subject to certain limitations based upon aggregate loans and savings account balances at the end of the year, or specific charge-offs incurred during the year.

         Liquidity and Capital Resources. LBI has had no business other than that of Liberty Federal and its subsidiary. The $169,111 of cash held by LBI on an unconsolidated basis at December 31, 1993 together with dividends that may be paid from Liberty Federal to LBI, may provide funds for its operations. Payment of dividends is subject to certain restrictions as described in Note 15 of the Notes to the Consolidated Financial Statements. Since Liberty Federal substantially exceeds its fully phased-in regulatory capital requirements, it is expected that Liberty Federal could pay the maximum dividends permitted by OTS regulations, however, there can be no assurance that Liberty Federal's sources of funds will be sufficient to satisfy liquidity needs of LBI in the future.

         Liberty Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, proceeds from maturing securities and FHLB advances and other borrowings.

         Liberty Federal is required by OTS regulations to maintain minimum levels of specified assets which are currently equal to 5% of deposits and short-term borrowings. Such investments serve as a source of liquid funds which Liberty Federal may use to meet deposit withdrawals and other short-term needs. Liberty Federal's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of less than six months that are readily convertible to known amounts of cash. The levels of such assets are dependent upon Liberty Federal's operating, financing and investment activities at any given time. In recent years Liberty Federal has maintained higher levels of liquid assets than required by regulation. Management believes that the liquidity levels maintained are fully adequate to meet potential deposit outflows, loan demand and normal operations. Liberty Federal's average daily liquidity ratio for the month of December, 1993 was 27.97%, and its average short-term liquidity for such period was 25.72%.

         During the year ended December 31, 1993, $2,395,000 of cash and cash equivalents were provided by cash flows from operating activities. This net increase in cash and cash equivalents was primarily due to LBI's earnings in 1993 and the difference between cash used to originate $29.0 million in loans available for sale and the cash received on the sales of such loans of approximately $29.8 million. Net cash used by investing activities during 1993 totaled $3,208,000 which mainly consisted of a net increase in loans of approximately $3.5 million. Net cash provided by financing activities for the period totaled approximately $7.0 million which was mostly due to the proceeds from FHLB advances of $10.0 million. This was partially offset by a net decrease in deposits of $2.6 million during 1993. Cash totaling $382,000 was used in 1993 for payment of dividends to stockholders.

         At December 31, 1993, Liberty Federal had outstanding commitments to originate loans totaling approximately $2.2 million and $2.7 million in approved but unused home equity lines of credit. There were commitments to sell loans at December 31, 1993 of $329,000. The commitments to originate loans consisted of variable rate loans of $281,000 and fixed-rate loans of $1,878,000. Liberty Federal also had outstanding letters of credit at December 31, 1993 of $91,000. Management believes that Liberty Federal's sources of funds are sufficient to fund all of its outstanding commitments.

         As of December 31, 1993, Liberty Federal exceeded all its current regulatory capital requirements. The following is a reconciliation of capital amounts for Liberty Federal at December 31, 1993, to the regulatory capital requirements of Liberty Federal.

                                      Tangible    Percent      Core        Percent      Risk-based     Percent
                                      Capital    of Assets    Capital     of Assets       Capital     of Assets
                                      --------   ---------    -------     ---------     ----------    ---------
                                                                (Dollars in thousands)
 GAAP capital - Liberty
   Federal Savings Bank  . . . . .    $20,174         11.2%    $20,174         11.2%      $20,174       20.7%
 Investments in and
   advances to subsidiary  . . . .        (21)          --         (21)          --           (21)        --

 General valuation allowances              --           --          --           --         1,169        1.2
                                        -----         ----       -----         ----       -------      -----


 Regulatory capital - computed . .     20,153         11.2      20,153         11.2        21,322       21.9
 Regulatory capital requirements .      2,708          1.5       5,416          3.0         7,787        8.0
                                       ------         ----     -------         ----      --------      -----

 Regulatory capital - excess . . .    $17,445          9.7%    $14,737          8.2%      $13,535       13.9%
                                      =======         ====     =======         ====       =======      =====

         Impact of Inflation and Changing Prices. The consolidated financial statements, and notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration of the changes in the relative purchasing power of money over time due to inflation. The impact is reflected in the increased cost of Liberty Federal's operations. Unlike most industrial companies, nearly all the assets and liabilities of Liberty Federal are monetary. As a result, interest rates have a greater impact on Liberty Federal's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of good and services. As a result of Liberty Federal's interest-earning assets over interest-bearing liabilities maturing or repricing within one year, Liberty Federal's net interest income would be adversely affected by decreases in prevailing rates.

                 Impact of New Accounting Standards. The Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," in May 1993. This statement is applicable to all creditors and to most loans, uncollaterallized as well as collateralized. It also applies to all troubled debt restructurings involving a modification of terms. It requires that impaired loans that are within the scope of the statement be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or at the loans' observable market price or the fair value of the collateral if the loans are collateral-dependent. LBI will be required to adopt SFAS No. 114 in 1995. At this time, LBI is evaluating the possible financial impact of SFAS No. 114 on LBI's consolidated financial statements.


BUSINESS

         Market Area. Liberty Federal's offices are located in Henry, Benton, Carroll and Humphreys Counties in Northwest Tennessee on both sides of the Tennessee River. Liberty Federal has five full service offices in the Tennessee communities of Paris, Camden, Huntingdon, McKenzie and Waverly and one limited service office in Paris. Liberty Federal considers its market area to comprise the Tennessee counties of Henry, Benton, Carroll and Humphreys and, primarily, the communities immediately surrounding each of Liberty Federal's offices. Liberty Federal's market area primarily consists of rural communities with a significant segment of the work force employed in unskilled and semi-skilled jobs. Employment in these communities is primarily reliant on local manufacturing industries, with significant employment also coming from services, retail sales and the transportation, utility and construction industries. In addition, there are some agricultural businesses in these communities, particularly in Henry County.

         The primary manufacturers located in Liberty Federal's market area are the Plumley Companies, Emerson Electric and Dupont. Much of the non-manufacturing related economic activity in the area is related to the area's proximity to facilities developed by the Tennessee Valley Authority on Tennessee River, including Kentucky Lake -- one of the largest man-made lakes in the world -- and "Land Between the Lakes" -- a 170,000-acre recreation area between Kentucky Lake and the Cumberland River. These facilities are located within 20 miles of Paris, and they attract tourists and retirees and support a wide variety of construction, transportation and service industries.

         Liberty Federal's market area as a whole has experienced moderate growth in population and median household incomes in recent years. Management believes that overall economic growth in its market area is likely to be modest and that, in order to grow, Liberty Federal must capture market share within its current market area and expand either its market area as a whole or the particular areas within its market area where Liberty Federal has concentrated its activities as part of its business plan. Management has been expanding Liberty Federal's loan marketing activities in the Tennessee and Kentucky counties adjacent to Liberty Federal's market area where Liberty Federal had not previously concentrated its efforts. It is expected that Liberty Federal will conduct its expanded marketing activities through its existing branch network and that minimal additional expenses will be incurred in connection with such activities. Liberty Federal's liquid assets are expected to meet Liberty Federal's loan funding needs in connection with these expanded marketing activities. For information with respect to other financial institutions in Liberty Federal's market area, see "Competition," below.

Lending Activities

         General.   Liberty Federal originates loans through its home office in
Paris, Tennessee and its branch offices in Camden, Huntingdon, McKenzie and Waverly, Tennessee (subject to the approval of the home office of all non-consumer mortgage loans). The principal lending activity of Liberty Federal is the origination of conventional mortgage loans for the purpose of purchasing or refinancing owner-occupied, one- to four-family residential properties in its primary market area. Liberty Federal also actively originates consumer loans, both directly and indirectly, and commercial loans. Liberty Federal has originated limited amounts of loans insured by the Federal Housing Administration ("FHA") or guaranteed by the Veterans Administration ("VA"). Occasionally, Liberty Federal makes conventional mortgage loans for the purpose of constructing one- to four-family residences and loans secured by commercial and multi-family real estate.

         Prior to the 1980s, Liberty Federal's lending activities consisted largely of originating long-term, fixed-rate mortgage loans for retention in the loan portfolio. As a result of fundamental changes in the regulation of savings institutions and economic conditions which significantly increased both the level and volatility of Liberty Federal's cost of funds, since the early 1980s Liberty Federal has emphasized the origination of adjustable-rate loans and short-term loans in order to increase the interest rate sensitivity of its loan portfolio. Liberty Federal also continues to offer long-term, fixed-rate conventional mortgage loans. Such loans are underwritten in accordance with Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") standards so the loans qualify for sale to the FNMA and the FHLMC in the secondary market. In 1993, Liberty Federal sold $29.8 million of such loans in order to effectively manage interest rate risk, and it is expected that so long as market interest rates remain at current levels Liberty Federal may continue to sell significant
amounts of its long-term, fixed-rate loan originations.   In recent years,
Liberty Federal has experienced the greatest demand for long-term, fixed-rate loans during periods of relatively low market interest rates. At December 31, 1993, $46.9 million, or 36.2% of Liberty Federal's gross loan portfolio had rates scheduled to adjust within one year or less, and an additional $13.3 million, or 10.3%, had fixed rates but terms to maturity of one year or less. However, at that date $45.7 million, or 35.2%, of Liberty Federal's gross loan portfolio had fixed-rates and terms to maturity of more than five years.

         Set forth below is selected data relating to the composition of Liberty Federal's loan portfolio by type of loan on the dates indicated. As of December 31, 1993, Liberty Federal had no concentrations of loans exceeding 10% of total loans other than as disclosed below.

                                                                                        At December 31,
                                                             ----------------------------------------------------------------------
                                                                    1993                      1992                   1991
                                                             ------------------        ------------------      --------------------
                                                             Amount         %          Amount         %        Amount          %
                                                             ------       -----        ------       -----      ------        -----
                                                                                        (Dollars in thousands)
Conventional real estate loans:
  Loans on existing property (1)(2) . . . . . . . . . . .    $ 51,525      39.7%     $ 54,254        43.6%    $ 58,939       46.8%
  Loans refinanced (1)(3) . . . . . . . . . . . . . . . .      38,378      29.6        35,336        28.4       38,748       30.7
  Interim construction loans  . . . . . . . . . . . . . .       1,732       1.3         2,044         1.6          474        0.4
Insured or guaranteed real estate loans . . . . . . . . .       5,849       4.5         5,842         4.7        4,914        3.9
                                                             --------     -----      --------       -----     --------      -----
                                                               97,484      75.1        97,476        78.3      103,075       81.8
                                                             --------     -----      --------       -----     --------      -----

Consumer loans:
  Automobiles . . . . . . . . . . . . . . . . . . . . . .      10,460       8.1         8,737         7.0        6,489        5.2
  Home equity loans . . . . . . . . . . . . . . . . . . .       3,044       2.3         2,704         2.2        2,397        1.9
  Home equity line of credit  . . . . . . . . . . . . . .       3,857       3.0         3,767         3.0        2,974        2.4
  Savings account loans . . . . . . . . . . . . . . . . .       2,616       2.0         2,518         2.0        2,700        2.1
  Home improvement loans  . . . . . . . . . . . . . . . .       1,409       1.1         1,084         0.9          826        0.7
  Other . . . . . . . . . . . . . . . . . . . . . . . . .       6,711       5.2         4,229         3.4        3,197        2.5
Commercial loans  . . . . . . . . . . . . . . . . . . . .       4,120       3.2         3,976         3.2        4,327        3.4
                                                             --------     -----      --------       -----     --------      -----
                                                               32,217      24.9        27,015        21.7       22,910       18.2
                                                             --------     -----      --------       -----     --------
    Total loans . . . . . . . . . . . . . . . . . . . . .     129,701     100.0%      124,491       100.0%     125,985      100.0%
                                                                          =====                     =====                   =====

Less:
  Loans in process  . . . . . . . . . . . . . . . . . . .      (2,069)                 (1,974)                    (622)
  Discounts and other . . . . . . . . . . . . . . . . . .      (2,525)                 (2,424)                  (2,227)
  Loan loss reserve . . . . . . . . . . . . . . . . . . .      (1,287)                 (1,110)                    (958)
                                                             --------                --------                 --------
    Total . . . . . . . . . . . . . . . . . . . . . . . .    $123,820                $118,983                 $122,178
                                                             ========                ========                 ========

_________________
(1)      Includes loans available for sale at December 31, 1993 totaling
         $1,721,000.
(2) Includes permanent loans on single family residences under construction.
(3) Represents loans made to refinance prior loans to the same borrower and secured by the same property.

         The following table sets forth certain information as of December 31, 1993 regarding the dollar amount of loans maturing in Liberty Federal's portfolio, including scheduled repayments of principal, based on contractual
terms to maturity.   Demand loans, loans having no schedule of repayments and
no stated maturity, and overdrafts are reported as due in one year or less. The table below does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause Liberty Federal's actual repayment experience to differ from that shown below.

                                                              Due after          Due after           Due after
                                                              3 through          5 through           10 through        Due after 15
                            Due during the year ending       5 years after     10 years after      15 years after       years after
                                   December 31,               December 31,      December 31,        December 31,        December 31,
                           ----------------------------
                            1994       1995       1996           1993               1993                1993               1993
                           ------     ------     ------      -------------     --------------      --------------      -------------
                                             (In thousands)
Real estate:
 Mortgage (1)(2)  . . .  $ 7,215     $   64      $3,042        $ 3,990            $15,010             $33,070            $37,297
 Interim construction .    1,653         --          --             --                 --                  --                 --
Consumer  . . . . . . .    8,592      2,721       3,398          7,648                924                 784                173
Commercial  . . . . . .    1,962         90         297          1,032                466                 273                 --
                         -------     ------       ------        -------            -------             -------            -------
    Total . . . . . . .  $19,422     $2,875      $6,737        $12,670            $16,400             $34,127            $37,470
                         =======     ======      ======        =======            =======             =======            =======

_______________
(1) Includes permanent loans on single family residences under construction.
(2)      Includes loans available for sale at December 31, 1993 totaling
         $1,721,000.

         The following table sets forth as of December 31, 1993 the dollar amount of the loans due or repricing subsequent to the year ending December 31, 1994 between those with predetermined interest rates and those with adjustable interest rates.

                                                                                                             Floating or
                                                                       Predetermined Rates                 Adjustable Rates
                                                                       -------------------                 ----------------
                                                                                          (In thousands)
Real estate mortgage  . . . . . . . . . . . . . . . . . . . . . . .       $  86,798                             $5,675
Consumer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            15,648                               --
Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,733                                425
                                                                           --------                             ------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 104,179                             $6,100
                                                                           ========                             ======

         One-to-Four-Family Real Estate Lending. The primary emphasis in Liberty Federal's lending activity is the origination of conventional loans secured by owner-occupied, one- to four-family residential properties. To a lesser extent, Liberty Federal originates FHA-insured and VA-guaranteed loans secured by such properties. The purchase price for most such properties has been between $35,000 and $85,000. Management believes that price range includes the majority of the single family properties in Liberty Federal's market area. At December 31, 1993, approximately $82.5 million, or 63.6%, of Liberty Federal's gross loan portfolio consisted of loans secured by one-to four-family residential real properties which were primarily owner-occupied, single-family residences located in Liberty Federal's primary market area.

         Liberty Federal's conventional mortgage loan originations are generally for terms of 10 to 30 years, amortized on a monthly basis, with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms. Borrowers may refinance or prepay loans at their option without penalty. Conventional residential mortgage loans granted by Liberty Federal customarily contain "due-on-sale" clauses which permit Liberty Federal to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property. Additionally, loans insured by the FHA after December 1989 or guaranteed by the VA after March 1988 contain due-on-sale clauses. Due-on-sale clauses are an important means of imposing assumption fees and increasing the rate on existing mortgage loans during periods of rising interest rates and increasing the turnover of mortgage loans in Liberty Federal's portfolio.

         Liberty Federal's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or purchase price, with the condition that private mortgage insurance is required on loans with loan-to-value ratios in excess of 80%. The maximum loan-to-value ratios on mortgage loans secured by non-owner-occupied properties and/or used for refinancing purposes range between 70% and 80%.

         Liberty Federal began originating conventional adjustable-rate residential mortgage loans in the early 1980s and principally offers one-year adjustable-rate mortgage loans with rate adjustments indexed to the weekly average rate of U.S. Treasury securities adjusted to a constant one-year maturity (the "One-Year Treasury Index"). The rates at which interest accrues on these mortgages are adjustable once a year with limitations on adjustments of 2% per adjustment period and 6% over the life of the loan. Loans originated after February 1991 are convertible at the end of the first year to a fixed rate equal to the FHLMC required net yield for fixed-rate mortgages covered by 10-day mandatory delivery commitments in effect as of the conversion date plus 3/8% (rounded to nearest 1/8%) upon the payment of a $500 conversion fee. Liberty Federal's loan portfolio also includes a limited amount of loans with variable rates tied to other indexes. Liberty Federal originated $4.7 million of adjustable-rate one- to four- family mortgage loans during the year ended December 31, 1993, and such loans amounted to $41.2 million of Liberty Federal's gross loan portfolio at December 31, 1993.

         The retention of adjustable-rate mortgage loans in Liberty Federal's loan portfolio helps reduce Liberty Federal's exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower. Further, the adjustable-rate mortgages originated by Liberty Federal generally provide for initial rates of interest below the rates which would prevail were the index used for pricing applied initially. These loans are subject to increased risk of delinquency or default as the higher, fully-indexed rate of interest subsequently comes into effect, replacing the lower initial rate. Further, although adjustable-rate mortgage loans allow Liberty Federal to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on Liberty Federal's adjustable-rate mortgages will adjust sufficiently to compensate for increases in Liberty Federal's cost of funds.

         Liberty Federal also originates conventional fixed-rate mortgage loans on one- to four-family residential properties. All fixed-rate loans are underwritten according to FHLMC and FNMA guidelines, so the loans qualify for sale in the secondary mortgage market, or pursuant to FHA or VA requirements, so the loans are insured by the FHA or partially guaranteed by the VA. Liberty Federal originates and holds certain fixed-rate mortgage loans in its portfolio as long-term investments. Liberty Federal originated $40.9 million in fixed-rate one- to four-family mortgage loans during the year ended December 31, 1993, and such loans amounted to $41.1 million of Liberty Federal's loan portfolio at December 31, 1993. All of such loans were held as long-term investments, except $1.7 million of such loans were held for sale, including $329,000 of such loans committed to be sold.

         Liberty Federal engages in a limited amount of construction lending, involving loans to qualified borrowers for construction of one- to four-family residential properties. These properties are primarily located in Liberty

Federal's market area and, to a limited extent, other areas in Tennessee. At December 31, 1993, Liberty Federal's loan portfolio included $1,732,000 of loans secured by one- to four-family residential properties under construction, $82,000 of which were construction/permanent loans structured to become permanent loans upon the completion of construction and $1,650,000 of which were interim construction loans structured to be repaid in full upon completion of construction and receipt of permanent financing. All construction loans are secured by a first lien on the property under construction. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction/permanent loans generally have adjustable interest rates and are underwritten in accordance with the same terms and requirements as Liberty Federal's permanent mortgages, except the loans generally provide for disbursement in stages during a construction period of up to six months, during which period the borrower is required to make monthly payments of accrued interest on the outstanding loan balance. Interim construction loans generally have fixed interest rates, terms of up to six months and a maximum loan-to-value ratio of 80%. Borrowers must satisfy all credit requirements which would apply to Liberty Federal's permanent mortgage loan financing for the subject property.

         Loans involving construction financing present a greater level of risk than loans for the purchase of existing homes since collateral value and construction costs can only be estimated at the time the loan is approved. Liberty Federal has sought to minimize this risk by limiting construction lending to qualified borrowers in Liberty Federal's market area and by limiting the number of construction loans outstanding.

         Consumer Lending. Consumer lending is an important part of Liberty Federal's business. Consumer loans generally have shorter terms to maturity or repricing and higher interest rates than the long-term, fixed-rate mortgage loans that constitute a substantial part of Liberty Federal's loan portfolio. Liberty Federal's consumer loans primarily consist of automobile loans, home equity lines of credit, home equity loans and other consumer loans secured by mortgages on residences, and savings account loans. Liberty Federal also makes a limited amount of unsecured loans. At December 31, 1993, Liberty Federal's consumer loans totaled $28.1 million, or 21.7% of Liberty Federal's gross loan portfolio. Management expects to continue to aggressively promote consumer loans as part of its strategy to provide a wide range of personal financial services to its customers and as a means to enhance the interest rate sensitivity of Liberty Federal's interest-earning assets and the spread between its average loan yield and its cost of funds.

         Liberty Federal makes both direct and indirect automobile loans. Direct loans are made directly to the borrower. Indirect loans are made by an automobile dealer for resale to Liberty Federal. Liberty Federal engages in indirect lending with three local automobile dealers with whom Liberty Federal has conducted business for several years. Indirect loans are purchased with recourse to the dealer. Direct automobile loans secured by new cars generally are limited to 75% of the "sticker price" and terms of 60 months. Automobile loans secured by used cars generally are limited to their loan value as published by the National Automobile Dealers Association and terms of 18 - 48 months, depending on the age of the automobile. Liberty Federal does not make loans secured by automobiles more than five years old. Collision insurance policies are required on all automobile loans. At December 31, 1993, Liberty Federal had $10.5 million of automobile loans, including $3.9 million of indirect automobile loans.

         Liberty Federal began offering home equity lines of credit in 1987. Liberty Federal's home equity loans and lines of credit generally are made on the security of residences on which either Liberty Federal or a third party has a first mortgage. Consumer mortgage loans may not exceed 80% of the appraised value of the residence (less the outstanding principal of the first mortgage). Home equity loans have terms of up to 15 years; loans for five or fewer years have fixed interest rates, and loans for more than five years have annually adjustable interest rates indexed to the One-Year Treasury Index (the maximum interest rate is 16%). Home equity lines of credit have terms of 15 years (the draw period is limited to the first five years) and have monthly adjustable interest rates indexed to the prime rate published in the Wall Street Journal (the maximum interest rate is 16%). At December 31, 1993, Liberty Federal had $6.9 million of consumer loans secured by mortgages, $3.9 million of which were disbursed under home equity lines of credit and $3.0 million of which were home equity loans, and Liberty Federal had an additional $2.7 million of authorized but undrawn home equity lines of credit.

         Liberty Federal makes savings account loans secured by the balance of a depositor's savings account balance, including certificates of deposit. The interest rate is 2% above the rate on the savings account, and the account must be pledged as collateral to secure the loan. Savings account loans are payable on demand. Interest is billed on a quarterly basis. If the loan balance rises to the balance of the savings account, Liberty Federal sends a letter to the customer requesting payment of the accrued interest, and if payment is not made Liberty Federal may demand payment of the full loan amount.

         Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loans such as Liberty Federal, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral. Despite these risks, Liberty Federal's level of consumer loan delinquencies generally has been low. For example, at December 31, 1993, only .79% of the consumer loan portfolio was past due 90 days or more. No assurance can be given, however, that Liberty Federal's delinquency rate on consumer loans will continue to remain this low in the future.

         Commercial Lending. As a federally chartered savings institution, Liberty Federal is authorized to invest up to 10% of its assets in commercial loans not secured by real property. Liberty Federal offers a variety of business loans, including floor plan loans, farm loans, equipment loans and inventory loans, and Liberty Federal occasionally issues letters of credit. Liberty Federal's primary commercial lending has involved floor plan loans for
automobile and boat dealerships in Liberty Federal's market area.   Liberty
Federal's floor plan loans provide for payments upon the sale of each automobile or boat securing the loan, with additional interim payments required for accrued interest and after the automobiles or boats have been in inventory for stated periods. At December 31, 1993, Liberty Federal had $4.1 million of commercial loans outstanding, $682,000 of which consisted of floor plan loans. At that date, Liberty Federal's largest commercial loans consisted of a $400,000 automobile floor plan loan and a $154,000 marine floor plan loan. All of these loans are to borrowers in Liberty Federal's market area. At December 31, 1993, Liberty Federal did not have any other commercial loans over $150,000.

         Floor plan and inventory loans present greater risks than other types of commercial loans because of the relatively large outstanding balances involved, the depreciable nature of the collateral for such loans and the inherent difficulties in administering and monitoring "floating" security interests on collateral that is both moveable and turns over frequently. Also, a borrower's reduction of principal on outstanding floor plan loans (scheduled at regular increments based upon the period of time that a given automobile or boat has been in inventory, and known in the trade as a "curtailment") is, as a practical matter, subject to the borrower's ability to sell the collateral to a third-party buyer. From time to time, certain of Liberty Federal's floor plan borrowers have been unable to make regular curtailment payments on floor plan loans. In these situations, Liberty Federal attempts to work with these borrowers to bring the curtailment current.

         Commercial and Multi-Family Real Estate Lending. Liberty Federal has historically engaged in a limited amount of commercial and multi-family lending. These types of lending can involve substantial risk, and Liberty Federal has experienced credit problems with certain of its commercial and multi-family loans and participations. For additional information regarding Liberty Federal's problem loans, see "Non-Performing Loans and Other Problem Assets." Except in unusual circumstances, Liberty Federal generally makes commercial and multi-family real estate loans available on properties in its market area, with terms of 20 years or less, loan-to-value ratios of 75% or less and adjustable rates of interest indexed to the prime rate published in the Wall Street Journal. Management is not actively seeking commercial or multi-family real estate lending opportunities and is applying conservative underwriting criteria to those applications which it does consider.

         At December 31, 1993, the commercial and multi-family real estate loans in Liberty Federal's portfolio amounted to $8.7 million and $4.5 million, or 6.7% and 3.5%, respectively, of Liberty Federal's gross loan portfolio. These loans were secured by various forms of collateral, including residential real estate development projects, an automobile dealership, a restaurant, a truck stop, small shopping centers and apartment and rental condominium buildings.

         Liberty Federal's largest multi-family real estate loan at December 31, 1993 was a $2.6 million, or 64.6%, participation interest in a loan secured by a 226-unit condominium complex being rented as apartments in Knoxville, Tennessee. This loan was made in June 1991. Prior to making this loan, Liberty Federal had a participation interest in a loan to the former owner of the property, but that loan had been delinquent since November 1990, had been in-substance foreclosed and was classified as real estate owned. The property was appraised in January 1991 for $5.0 million. In June 1991, the property was sold by the former borrower and the former loan was repaid in full, including a portion of the delinquent interest. In addition, the new borrower paid a total of approximately $800,000 in cash toward the acquisition of the property. The payments on this loan are based on a fixed interest rate of 10% and a 30-year term, but the full balance will be due in five years. The current loan would exceed Liberty Federal's current maximum loan to one borrower limit if the loan were not made in order to facilitate the sale of the property. At December 31, 1993, this loan was performing in accordance with its terms. For additional information, see "Non-Performing Loans and Other Problem Assets" and "Regulation -- Limits on Loans to One Borrower."

         Liberty Federal's largest commercial real estate loans at December 31, 1993 consisted of a $446,000, or 50% participation interest in a loan secured by a single-family residential real estate project, a $1,393,000 loan secured by a boat dealership and several other properties, a $1,000,000 loan secured by a motel, a $725,000 loan participation (66.7%) secured by a shopping center, a $474,000 loan secured by a truck stop, a $472,000 loan secured by undeveloped land and farmland and a $214,000 loan secured by an industrial park. The properties securing all of these loans are in Tennessee. At December 31, 1993, these loans were fully performing in accordance with their terms, and Liberty Federal did not have any other commercial or multi-family real estate loans over $200,000.

         Loans secured by commercial and multi-family real estate generally are larger and involve greater risks than one- to four-family residential mortgage loans. Because payments on loans secured by such properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Liberty Federal seeks to minimize these risks in a variety of ways, including limiting the size of such loans and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. Substantially all of the properties securing Liberty Federal's commercial and multi-family real estate loans are inspected by Liberty Federal's lending personnel before the loan is made. Liberty Federal also obtains appraisals on each property in accordance with applicable regulations.

         The aggregate amount of loans which a federally chartered savings institution may make on the security of liens on non-residential real property generally may not exceed 400% of the institution's capital as determined under the regulatory capital standards. This restriction has not had a material impact on Liberty Federal's business.

         Loan Solicitation and Processing. Loan originations are derived from a number of sources. Residential mortgage loan originations primarily come from walk-in customers and referrals by realtors, depositors and borrowers. Consumer and other loan originations emanate from many of the same sources as for residential real estate loan originations as well as from consumer goods dealers. Real estate loans are originated by Liberty Federal's staff of salaried loan officers working in five of Liberty Federal's offices. Loan applications are processed in each of Liberty Federal's offices and then submitted to the appropriate authority for approval. All mortgage loans are evaluated for approval at Liberty Federal's main office. Applications for fixed-rate one- to four-family real estate loans are underwritten and closed based on FHLMC and FNMA standards, and other loan applications are underwritten and closed based on Liberty Federal's own loan guidelines.

         Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate intended to secure the proposed loan is undertaken by either Liberty Federal's staff appraiser or a fee appraiser approved by Liberty Federal.

         The Board of Directors of Liberty Federal has the responsibility and authority for general supervision over the loan policies of Liberty Federal. The Board has established written lending policies for Liberty Federal and has delegated only to its Executive Committee the authority to approve mortgage loans over $300,000. Any two members of Liberty Federal's Loan Committee, which consists of the Executive Vice President and Senior Vice President and a Vice President, are authorized to approve mortgage loans up to $125,000. For loan applications in excess of $125,000 up to $203,150, committee member Thomas
D. Enoch or Larry A Watson must approve the loan. For applications of $203,150 to $300,000, the approval of Larry A. Watson is required. Loan applications in excess of $300,000 must be approved by the Executive Committee. With respect to consumer loans, loan officers and branch managers may approve loans up to $25,000 if secured and $10,000 if unsecured, and the Executive Vice President and the President may approve secured or unsecured loans up to $150,000 and $50,000 each ($100,000 in combination), respectively. All floor plan loans must be approved by the Board of Directors. When loans in the aggregate to one borrower exceed 3% of capital, approval for additional loans must be presented and approved by the Executive Committee.

         Loan applicants are promptly notified of the decision of Liberty Federal. Interest rates are subject to change if the loan is not funded within 45 days after the date of application. If an approved loan is not funded within the 45 days, management contacts the applicant to determine the loan's status. It has been management's experience that substantially all approved loans are funded.

         All appraisals performed in connection with federally related transactions must be performed by state-certified or state-licensed appraisers after December 31, 1993. Federally related transactions are defined to include real estate-related financial transactions which the OTS regulates and would include mortgages made by Liberty Federal. Appraisals by state-certified appraisers are required for all such transactions having a value of $1.0 million or more. The OTS has adopted regulations requiring that all real estate-related financial transactions engaged in by savings institutions having a transaction value of $250,000 or more, other than those involving appraisals of one- to four-family residential properties, shall require an appraisal performed by a state- certified appraiser. One- to four-family residential property financing may require an appraisal by a state-certified appraiser if the amount involved exceeds $1.0 million or the financing involves a "complex" one- to four-family property appraisal. Exceptions are made for financings in which the transaction value is $50,000 or less or when the lien is not necessary security. Tennessee has a program for certifying appraisers pursuant to which Liberty Federal's in-house appraiser has been certified. Management of Liberty Federal does not anticipate that these regulations will have a material effect on its lending activities.

         Loan Originations, Purchases and Sales.   The following table sets
forth certain information with respect to the loan origination and sale activity of Liberty Federal during the periods indicated. Management attributes the substantial amounts of refinancings during 1993, 1992 and 1991 to corresponding reductions in market interest rates during the years. Liberty Federal's loan sales have generally been sales of long-term, fixed-rate mortgage loans in order to reduce Liberty Federal's interest rate risk.

                                                                        Years Ended December 31,
                                                                  ------------------------------------
                                                                   1993         1992             1991
                                                                  ------       ------           ------
                                                                          (Dollars in thousands)
Loans originated:
  Conventional real estate loans:
    Loans on existing property  . . . . . . . . . . . . . . .   $ 12,355     $  9,644        $ 8,101
    Loans refinanced  . . . . . . . . . . . . . . . . . . . .     28,578       24,563         13,079
    Construction loans  . . . . . . . . . . . . . . . . . . .      2,634        2,553            595
  Insured and guaranteed loans  . . . . . . . . . . . . . . .      1,739        1,764            717
  Consumer loans  . . . . . . . . . . . . . . . . . . . . . .     16,048       13,740          8,374
  Commercial loans  . . . . . . . . . . . . . . . . . . . . .      4,268        3,567          1,981
                                                                --------     --------        -------
     Total  . . . . . . . . . . . . . . . . . . . . . . . . .   $ 65,622     $ 55,831        $32,847
                                                                ========     ========        =======

Participation loans purchased . . . . . . . . . . . . . . . .   $  1,697     $    846        $  --
                                                                ========     ========        =======
Loans Sold  . . . . . . . . . . . . . . . . . . . . . . . . .   $ 29,462     $ 23,446        $   165
                                                                ========     ========        =======


         Interest Rates and Loan Fees. Interest rates charged by Liberty Federal on mortgage loans are primarily determined by competitive loan rates offered in its market area. Mortgage loan rates reflect factors such as general interest rate levels, the supply of money available to the savings industry and the demand for such loans. These factors are in turn affected by general economic conditions, the monetary policies of the Federal government, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the general supply of money in the economy, tax policies and governmental budget matters.

         In addition to interest earned on loans, Liberty Federal receives fees for servicing loans for others. Loan servicing fees usually are charged as a percentage (between 1/4% and 1/2%) of the balance of the loans being serviced. During the year ended December 31, 1993, Liberty Federal reported loan servicing fee income of $137,000, and at December 31, 1993 Liberty Federal was servicing $55.7 million of loans for others. In addition to loan servicing fees, Liberty Federal receives fees in connection with loan commitments and originations, loan modifications, late payments, changes of property ownership and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased, which in turn is dependent on prevailing mortgage interest rates and their effect on the demand for loans in the markets served by Liberty Federal.

         To the extent that loans are originated or acquired for the portfolio, SFAS No. 91 limits immediate recognition of loan origination or acquisition fees as revenues and requires that such income (net of certain loan origination or acquisition costs) be recognized over the estimated life of such loans. The statement reduces the amount of revenue recognized by Liberty Federal at the time such loans are originated or acquired. At December 31, 1993, Liberty Federal had received $696,000 of loan fees that had been deferred and were being recognized as income over the estimated lives of the related loans.

         Asset Classification and Allowance for Loan Losses. Federal regulations require savings institutions to review their assets on a regular basis and to classify them as "substandard," "doubtful" or "loss," if warranted. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specified allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount. An asset which does not currently warrant classification but which possesses weaknesses or deficiencies deserving close attention is required to be designated as "special mention." Currently, general loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. See "Regulation -- Regulatory Capital Requirements." OTS examiners may disagree with the insured institution's classifications and amounts reserved. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS. Liberty Federal has determined that at December 31, 1993 it had $1,421,000 of assets classified as substandard, no assets classified as doubtful and $112,000 of assets classified as loss. At that date, Liberty Federal had $721,000 of assets designated as special mention. For additional information, see "Non-Performing Loans and Other Problem Assets," below.

         In originating loans, Liberty Federal recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, Liberty Federal's and the industry's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Liberty Federal increases its allowance for loan losses by charging provisions for possible loan losses against Liberty Federal's income.

         General allowances are made pursuant to management's assessment of risk in Liberty Federal's loan portfolio as a whole. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loan. Management continues to actively monitor Liberty Federal's asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

         Numerous financial institutions throughout the United States in recent years have incurred losses due to significant increases in loan loss provisions and charge-offs resulting largely from higher levels of loan delinquencies and foreclosures. Depressed real estate market conditions have adversely affected the economies of various regions and have had a severe impact on the financial condition and businesses of many of the financial institutions doing business in these areas. Considerable uncertainty exists as to the future improvement or deterioration of the real estate markets in these regions, or of its ultimate impact on these financial institutions.

         As a result of the declines in regional real estate market values and the significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of the institution by the FDIC, OTS or other federal or state regulators. These regulators have applied more conservative criteria in evaluating real estate market values, requiring significantly increased provisions for potential loan losses. While Liberty Federal believes it has established its existing allowances for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing Liberty Federal's loan portfolio, will not request Liberty Federal to significantly increase its allowance for loan losses, thereby negatively affecting Liberty Federal's financial condition and earnings.

         Management believes that Liberty Federal's market area has not experienced the significant overbuilding and resultant slump in prices that has occurred in other areas of the country in recent years. Both new development and sales of existing homes appear to have increased in Liberty Federal's market area.

         The following table sets forth an analysis of Liberty Federal's allowance for loan losses for the periods indicated.

                                                                        Years Ended December 31,
                                                                  ------------------------------------
                                                                   1993           1992           1991
                                                                  ------         ------         ------
                                                                         (Dollars in thousands)
Balance at beginning of period  . . . . . . . . . . . . . . .     $1,110        $  958           $876

Loans charged-off:
  Mortgage loans  . . . . . . . . . . . . . . . . . . . . . .        (77)           --            (11)
  Commercial and multi-
   family real estate . . . . . . . . . . . . . . . . . . . .         --            --             --
  Consumer  . . . . . . . . . . . . . . . . . . . . . . . . .        (10)          (30)           (39)
  Commercial  . . . . . . . . . . . . . . . . . . . . . . . .         --            (1)           (96)
                                                                  ------        ------           ----
Total charge-offs . . . . . . . . . . . . . . . . . . . . . .        (87)          (31)          (146)
                                                                  ------        ------           ----

Recoveries:
  Mortgage  . . . . . . . . . . . . . . . . . . . . . . . . .         --             1             14
  Commercial  . . . . . . . . . . . . . . . . . . . . . . . .          1            --             14
  Consumer  . . . . . . . . . . . . . . . . . . . . . . . . .          4             8             --
                                                                  ------        ------           ----
    Total recoveries  . . . . . . . . . . . . . . . . . . . .          5             9             28
                                                                  ------        ------           ----

Net loans charged-off . . . . . . . . . . . . . . . . . . . .        (82)          (22)          (118)
                                                                  ------        ------           ----

Provision for possible loan losses  . . . . . . . . . . . . .        259           174            200
                                                                  ------        ------           ----

Balance at end of period  . . . . . . . . . . . . . . . . . .     $1,287        $1,110           $958
                                                                  ======        ======           ====

Ratio of allowance for loan losses
  to gross loans  . . . . . . . . . . . . . . . . . . . . . .        .99%          .89%           .76%
                                                                  ======        ======           ====

Ratio of net charge-offs to average
  loans outstanding during the period . . . . . . . . . . . .        .06%          .02%           .10%
                                                                  ======        ======           ====


         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.


                                                                                        At December 31,
                                         ----------------------------------------------------------------------------------------
                                                        1993                                 1992                         1991
                                         ----------------------------------    ----------------------------------    ------------
                                                      % of                                  % of                         % of
                                                      Loans                                 Loans                        Loans
                                                      in Each     % of                      in Each      % of            in Each
                                                      Category    Allowance                 Category     Allowance       Category
                                                      to Total    To Total                  to Total     To Total        to Total
                                         Amount       Loans       Loans        Amount       Loans        Loans        Amount Loans
                                         ------       --------    ---------    ------       --------     ---------    ------ -----
                                                                                    (Dollars in thousands)
Real estate:
  Residential . . . . . . . . . . . .    $  312        65.0%        .24%       $  235        70.6%   0.19%   $265   73.7%   0.21%
  Commercial and multi-family . . . .       208        10.2         .16           170        10.7    0.14     136    8.1    0.11
Consumer  . . . . . . . . . . . . . .       616        21.7         .47           543        15.5    0.43     382   14.8    0.30
Commercial  . . . . . . . . . . . . .       151         3.1         .12           162         3.2    0.13     175    3.4    0.14
                                         ------       -----       -----        ------       -----   -----    ----    ---   -----
   Total allowance for
      loan losses . . . . . . . . . .    $1,287       100.0%        .99%       $1,110       100.0%   0.89%   $958  100.0%   0.76%
                                         ======       =====       =====        ======       =====   =====    ====  =====   =====

         Non-Performing Loans and Other Problem Assets. Management reviews Liberty Federal's loans on a regular basis. After residential mortgage loans become past due more than 90 days, Liberty Federal generally establishes an allowance for uncollectible interest for the amount by which the principal balance and uncollected interest exceeds 90% of the appraised value of the property. Commercial and multi-family real estate loans generally are placed on non-accrual status if the borrower is placed in bankruptcy proceedings, if the loan becomes past due more than 90 days, or management concludes that payment in full is not likely. Consumer and commercial loans generally are charged off, or any expected loss is reserved for, after they become more than 90 days past due. Liberty Federal accrues interest on delinquent loans past due more than 90 days without establishing a reserve when management concludes such action is warranted, such as in the event the loan is exceptionally well collateralized or the borrower establishes the temporary nature of the delinquency. Loans are charged off when management concludes that they are uncollectible. See also Note 1(d) of the Notes to Consolidated Financial Statements attached as Appendix A hereto.

         Liberty Federal's collection procedures provide that when a loan becomes past due 30 days, the borrower is contacted in person or by telephone or mail, and payment is requested. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. After a loan becomes past due 90 days Liberty Federal generally initiates legal proceedings.

         Real estate acquired by Liberty Federal as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance or its fair market value. Any required write-down of the loan to its fair market value upon foreclosure is charged against the allowance for loan losses.

         The following table sets forth information with respect to Liberty Federal's non-performing loans and other problem assets at the dates indicated. No loans were recorded as restructured loans within the meaning of SFAS No. 15, at the dates indicated.

                                                                                   At December 31,
                                                                        -----------------------------------
                                                                         1993           1992          1991
                                                                        ------         ------        ------
Loans accounted for on a                                                       (Dollars in thousands)
 non-accrual basis: (1)
 Real estate:
  Residential . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  251        $  223         $  176
  Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . .         19           239            264
                                                                        ------        ------         ------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        270           462            440
                                                                        ------        ------         ------

Accruing loans contractually past due
  90 days or more:
  Real estate:  (1)
    Residential . . . . . . . . . . . . . . . . . . . . . . . . . .        365           376            682
    Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . .         --            --             --
  Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . .          1           132             31
  Consumer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        223           100            174
                                                                        ------        ------         ------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        589           608            887
                                                                        ------        ------         ------

Total of nonaccrual and 90 days
 past due loans . . . . . . . . . . . . . . . . . . . . . . . . . .     $  859        $1,070         $1,327
                                                                        ======        ======         ======

Other non-performing assets (2) . . . . . . . . . . . . . . . . . .     $  340        $  130         $  587
                                                                        ======        ======         ======

Percentage of total loans                                                   .7%           .9%           1.1%
                                                                        ======        ======         ======

(1) Liberty Federal has established an allowance for uncollectible interest, which is netted with the accrued interest receivable, for those mortgage loans that are 90 days past due in which the total of the principal balance outstanding, and any accrued interest related thereto, is greater than 90% of the appraised value of the underlying collateral. The allowance for uncollectible interest is established in an amount equal to all interest previously accrued. The allowance for uncollectible interest on past due loans amounted to $8,086, $26,612 and $12,793 at December 31, 1993, 1992 and 1991, respectively.

(2) Other non-performing assets represents property acquired by Liberty Federal through foreclosure or repossession, in-substance foreclosure, and other repossessed collateral. This property is carried at the lower of its fair market value or the principal balance of the related loan.

         During the year ended December 31, 1993, gross interest income of approximately $20,000 would have been recorded on loans accounted for on a non-accrual basis at December 31, 1993, if the loans had been current throughout the period. Interest on such non-accrual loans included in income during the year ended December 31, 1993 amounted to approximately $12,000.

         At December 31, 1993, there were 39 consumer loans that were non-performing, one of which had a balance greater than $15,000. The loan had a balance of $33,704 and was secured by a second mortgage on real estate. The first mortgage, held by a local bank, has a balance of approximately $31,000. The value of the collateral at December 31, 1993 was estimated by management to be approximately $70,000. Management does not expect Liberty Federal to recognize a loss on this loan.

         At December 31, 1993, Liberty Federal had one non-performing commercial and multi-family real estate loan. The loan had a balance of $19,121 at December 31, 1993 with an appraised value of $30,400. Liberty Federal does not expect to incur a loss as a result of this loan.

         Liberty Federal had 25 non-performing residential real estate loans at December 31, 1993, all of which were secured by single family residences and only two of which had a balance over $45,000. The largest non-performing loan had a balance of $102,974 at December 31, 1993. This loan was restructured in 1993 and as of December 31, 1993, Liberty Federal had reserved $35,000 for probable loss associated with this loan.

         The next largest loan had a balance of $48,341 at December 31, 1993. The loan is three months delinquent and the debtor is in bankruptcy. The most recent appraisal on the property was $57,000. Liberty Federal does not expect to incur loss as a result of this loan.

         Loans which were not classified as non-accrual, past due 90 days or more or restructured but where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured amounted to $212,000 at December 31, 1993. These loans consisted primarily of single family residential mortgage loans which were in bankruptcy or had been chronically delinquent over the prior several months. The loans are reviewed on a monthly basis.

         Securities Activities. Liberty Federal is required under federal regulations to maintain a minimum amount of liquid assets, which can be invested in specified short-term securities, and is also permitted to make certain other investments. See "Regulation." It has generally been Liberty Federal's policy to maintain a liquidity portfolio in excess of the amount required to satisfy regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, its expectations of the level of yield that will be available in the future and its projections as to the short-term demand for funds to be used in Liberty Federal's loan origination and other activities.

         The general objectives of Liberty Federal's investment policy are to
(i) maintain liquidity levels sufficient to meet the operating needs of Liberty Federal and applicable regulatory requirements, (ii) minimize interest rate risk by managing the repricing characteristics of Liberty Federal's assets and liabilities, (iii) reduce credit risk by maintaining a balance of high quality, diverse investments, (iv) absorb excess liquidity when loan demand is low and/or deposit growth is high, (v) maximize returns without compromising liquidity or creating undue credit or interest rate risk and (vi) provide collateral for pledging requirements. Liberty Federal's investment activities are conducted by senior management and supervised by the Board of Directors. Investments are governed by an investment policy adopted by the Board, which currently provides for maintenance of an investment portfolio for the purposes of providing earnings, ensuring a minimum liquidity reserve and facilitating Liberty Federal's asset/liability management objectives (e.g., limiting the weighted average terms to maturity or repricing of Liberty Federal's interest-earning assets). In accordance with the policy, management has primarily invested in government and agency securities backed by the full faith and credit of the United States, mortgage-backed securities and participation certificates issued by the FHLMC, FNMA or GNMA, federal funds sold and, to a lesser extent, federally insured interest-bearing deposits in other banks.

         Effective December 31, 1993, LBI adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires investments in equity securities that have a readily determinable fair value and investments in debt securities to be classified into one of three categories, as follows: held to maturity debt securities, trading securities and secutities avaliable for sale. LBI does not have any securities designated as trading securities. Securities classified as held to maturity are reported at amortized cost, while those classified as available for sale are reported at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax. At December 31, 1993, all of Liberty Federal's securities were available for sale, including debt securities of $26.7 million at market value. Such securities included U. S. government and agency securities of $20.5 million and mortgaged-backed securities of $6.2 million which are carried at market value in accordance with SFAS No. 115. At that date, Liberty Federal also had 16,304 shares of FHLMC common stock which was available for sale with a carrying value of $813,000.

         The following table sets forth the carrying value of Liberty Federal's securities portfolio at the dates indicated.

                                                                                    At December 31,
                                                                        -------------------------------------
                                                                          1993           1992          1991
                                                                        --------       --------      --------
                                                                                       (In thousands)
Securities portfolio:
  Securities held to maturity(1)                                     $     --        $20,658        $30,802
  Securities available for sale (2):
    Debt securities                                                    26,738          7,769             --
    FHLMC stock                                                           813             64             --
                                                                      -------        -------        -------

    Total securities  . . . . . . . . . . . . . . . . . . . . . . .    27,551         28,491         30,802

Federal funds sold  . . . . . . . . . . . . . . . . . . . . . . . .    19,100         12,925         10,125
Interest-bearing deposits                                               1,025          1,664            961
FHLB stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,282          1,226          1,173
                                                                      -------       --------        -------

    Total investments . . . . . . . . . . . . . . . . . . . . . . .  $ 48,958       $ 44,306        $43,061
                                                                      =======       ========        =======

_____________
(1) Securities held to maturity consist of U.S. government and agency debt securities and mortgaged-backed securities carried at amortized cost.
(2) Securities available for sale consist of U.S. government and agency debt securities, mortgaged-backed securities and FHLMC common stock, carried at market value at December 31, 1993 and at lower of cost or market value at December 31, 1992.


         For additional information, see Notes 1(c) and 2 of the Notes to Consolidated Financial Statements attached as Appendix A hereto.

         Pursuant to LBI's adoption of SFAS No. 115, at December 31,1993, all debt and equity securities were classified as available for sale and reported at market value. The following table sets forth the scheduled maturities, amortized costs, carrying values and average yield of Liberty Federal's portfolio at December 31, 1993.



                                                                     At December 31, 1993
                                        ---------------------------------------------------------------------------
                                               One Year                One to Five                 Five to Ten
                                               or Less                    Years                       Years
                                        -----------------------    ---------------------      ---------------------
                                        Amortized     Average      Amortized     Average      Amortized     Average
                                          Cost         Yield         Cost         Yield         Cost         Yield
                                        ---------     -------      ---------     -------      ---------     ------
                                                                                             (Dollars in thousands)
Securities available for sale:
  U.S. government and agency
    debt securities                       $15,517    3.37%       $ 5,049          3.62%         $ --         -- %
  Mortgage-backed securities                   --       --         2,530          7.77            --         --
  FHLMC stock  . . . . . . . . . . . . .       --       --            --            --            --         --
Federal funds sold  . . . . . . . . . .    19,100     3.07            --            --            --         --
Interest-bearing deposits . . . . . . .     1,025     4.50            --            --            --         --
FHLB stock  . . . . . . . . . . . . . .        --       --            --            --            --         --

Total . . . . . . . . . . . . . . . . .   $35,642    3.21%       $ 7,579         5.01%          $ --         -- %
                                          =======    ====        =======         ====           ====       ====

                                                                           At December 31, 1993
                                           --------------------------------------------------------------------------------
                                                      More than
                                                      Ten Years                                Total Securities
                                           ------------------------------        ------------------------------------------
                                             Amortized           Average         Amortized        Carrying        Average
                                               Cost               Yield            Cost            Value           Yield
                                           ------------        ----------        ---------        --------       ----------
Securities available for sale:
  U.S. government and agency
    debt securities                          $    --              --%            $20,566         $20,494           3.43%
  Mortgage-backed securities                   3,503            8.53               6,033           6,244           8.21
  FHLMC stock . . . . . . . . . . . . .           64           22.46                  64             813          22.46
Federal funds sold  . . . . . . . . . .           --              --              19,100          19,100           3.07
Interest-bearing deposits . . . . . . .           --              --               1,025           1,025           3.28
FHLB stock  . . . . . . . . . . . . . .        1,282            4.50               1,282           1,282           4.50
                                             -------           -----            --------         -------           ----

Total . . . . . . . . . . . . . . . . .      $ 4,849            7.65%            $48,070         $48,958           3.94%
                                             =======           =====             =======         =======           ====

Deposit Activity and Other Sources of Funds.

         General. Deposits are a significant source of Liberty Federal's funds for lending and other investment purposes. In addition to deposits, Liberty Federal derives funds from loan principal repayments and interest payments and maturing investment securities. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for general business purposes, but Liberty Federal has not borrowed any funds in recent years.

         Deposits. Deposits are attracted principally from within Liberty Federal's primary market area through the offering of a variety of deposit instruments, including passbook and statement accounts and certificates of deposit ranging in term from 31 days to eight years. Deposit account terms vary, principally on the basis of the minimum balance required, the time periods the funds must remain on deposit and the interest rate. Liberty Federal also offers individual retirement accounts ("IRAs").

         Liberty Federal's policies are designed primarily to attract deposits from local residents through its branch network rather than to solicit deposits from areas outside its primary market. Liberty Federal does not accept deposits from brokers due to the volatility and rate sensitivity of such
deposits.   Interest rates paid, maturity terms, service fees and withdrawal penalties are established by Liberty Federal on a periodic basis.
Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

         In connection with Liberty Federal's acquisition of its McKenzie, Tennessee branch in 1985, Liberty Federal paid a premium for approximately $14.7 million of deposits at the branch. That premium was fully amortized by March 31, 1993. Amortization expense for 1993 was $45,000.

         Deposits in Liberty Federal as of December 31, 1993 were represented by the various types of savings programs described below (balances are in thousands).

Weighted
Average                                                                                                    Percentage
Interest     Minimum                                                                          Minimum       of Total
  Rate       Term         Category                                            Balance         Balance       Deposits
- --------     ----         --------                                            -------         -------       --------

1.98%        None         NOW Accounts                                      $    100        $  14,805           10.0%
2.75%        None         Passbook Statement Accounts                            100           14,994           10.1
2.51%        None         Money Market Deposit Accounts                        2,500            8,003            5.4
0.00%        None         Commercial Accounts                                    100             2291            1.5

                          Certificates of Deposit
                          -----------------------

2.99%        7 months     Fixed-Term, Fixed-Rate                               5,000              878            0.6
6.00%        2-5 years    Fixed-Term, Fixed-Rate                               1,000           31,032           20.9
3.52%        12 months    Fixed-Term, Fixed-Rate                               1,000           27,986           18.8
4.65%        30 months    Fixed-Term, Fixed-Rate                               1,000            3,836            2.6
7.50%        48 months    Fixed-Term, Fixed-Rate                               1,000                2             --
7.75%        72 months    Fixed-Term, Fixed-Rate                               1,000               34            0.1
8.00%        96 months    Fixed-Term, Fixed-Rate                               1,000                2             --
3.45%        18 months    18-Month IRA Accounts                                  100            5,428            3.6
3.71%        13 months    Fixed-Term, Fixed-Rate                              10,000            1,497            1.0
3.05%        182 days     6-Month Money Market                                 1,000           22,650           15.2
2.73%        91 days      3-Month Money Market                                 1,000            2,745            1.8
2.60%        7 days       Fixed-Term, Fixed-Rate                               1,000              241            0.2
2.61%        31 days      Fixed-Term, Fixed-Rate                               1,000              841            0.6
3.95%        18 months    Fixed-Term, Fixed-Rate                               1,000            2,607            1.7
4.22%        31 days      Negotiated Jumbo                                   100,000            8,845            5.9
                                                                                             --------          -----
                                                                         Total deposits      $148,717          100.0%
                                                                                             ========          =====


         Liberty Federal began offering commercial deposit accounts in 1983, in order to attract local businesses to Liberty Federal. Commercial account customers are encouraged to use Liberty Federal for all of their banking activities. It is anticipated that management will actively pursue attracting additional commercial accounts in Liberty Federal's market area.

     The following table sets forth the change in dollar amount of deposits in the various types of accounts offered by Liberty Federal between the dates indicated.

                                                         Balance at                                  Balance at
                                                         December            %        Increase        December
                                                         31, 1993         Deposits    (Decrease)      31, 1992
                                                         --------         --------    ---------      ----------
                                                                           (Dollars in thousands)
NOW and Super NOW checking account                      $ 14,805            10.0%      $ 1,168         $ 13,637
Jumbo certificates  . . . . . . . . . . . . . . . . .      8,845             5.9           175            8,670
Non-interest-bearing demand
  deposits  . . . . . . . . . . . . . . . . . . . . .      2,291             1.5           561            1,730
Passbook and regular savings  . . . . . . . . . . . .     14,994            10.1         3,311           11,683
Money market deposit accounts . . . . . . . . . . . .      8,003             5.4        (1,652)           9,655
Six month money market certificates . . . . . . . . .     22,644            15.2        (3,365)          26,009
One-year certificates . . . . . . . . . . . . . . . .     26,889            18.1        (5,910)          32,799
2 1/2 year certificates . . . . . . . . . . . . . . .      3,525             2.4          (736)           4,261
3-year certificates . . . . . . . . . . . . . . . . .     10,118             6.8         3,532            6,586
IRA accounts  . . . . . . . . . . . . . . . . . . . .     13,145             8.8           154           12,991
All other certificates  . . . . . . . . . . . . . . .     23,458            15.8           160           23,298
                                                        --------           -----       -------         --------
                                                         148,717           100.0%       (2,602)         151,319
                                                        --------          ======       -------         --------

Less premium paid on deposits . . . . . . . . . . . .      --                                               (45)
                                                        --------                                       --------
  Net deposits  . . . . . . . . . . . . . . . . . . .   $148,717                                      $ 151,274
                                                        ========                                       ========



                                                                                       Balance at
                                                           %             Increase       December             %
                                                         Deposits       (Decrease)     31, 1991           Deposits
                                                         --------       ----------   --------------       --------
NOW and Super NOW checking account                           9.0%        $ 3,190     $   10,447             6.7%
Jumbo certificates  . . . . . . . . . . . . . . . . .        5.7            (874)         9,544             6.1
Non-interest-bearing demand
  deposits  . . . . . . . . . . . . . . . . . . . . .        1.1             283          1,447             0.9
Passbook and regular savings  . . . . . . . . . . . .        7.7           1,520         10,163             6.5
Money market deposit accounts . . . . . . . . . . . .        6.4             620          9,035             5.8
Six month money market certificates . . . . . . . . .       17.2          (2,959)        28,968            18.6
One-year certificates . . . . . . . . . . . . . . . .       21.7          (6,300)        39,099            25.2
2 1/2 year certificates . . . . . . . . . . . . . . .        2.8          (2,851)         7,112             4.6
3-year certificates . . . . . . . . . . . . . . . . .        4.4          (2,321)         8,907             5.7
IRA accounts  . . . . . . . . . . . . . . . . . . . .        8.6             (53)        13,044             8.4
All other certificates  . . . . . . . . . . . . . . .       15.4           5,627         17,671            11.5
                                                           -----         -------         ------           -----
                                                           100.0%         (4,118)       155,437           100.0%
                                                           =====         -------        -------           =====


Less premium paid on deposits . . . . . . . . . . . .                                     (224)
                                                                                       -------
  Net deposits  . . . . . . . . . . . . . . . . . . .                                $ 155,213
                                                                                     =========


         The following tables set forth the average balances and interest rates based on month-end balances for interest-bearing demand deposits and time deposits as of the dates indicated. Average balances do not include the effects of the premium paid on deposits.

                                                                           Years Ended December 31,
                                                  --------------------------------------------------------------------------
                                                            1993                      1992                      1991
                                                  -------------------------   ---------------------     ---------------------
                                                  Interest-                   Interest-                 Interest-
                                                  Bearing         Time        Bearing       Time        Bearing      Time
                                                  Deposits       Deposits     Deposits     Deposits     Deposits     Deposits
                                                  --------       --------     --------     --------     --------     --------
                                                                              (Dollars in thousands)
Average Balance . . . . . . . . . . . . . . . .   $36,140        $113,085     $32,570      $117,532     $26,808      $127,654

Average Rate  . . . . . . . . . . . . . . . . .      2.61%           4.46%       3.16%         5.26%       4.76%         7.09%


         The following table sets forth the time deposits in Liberty Federal classified by rates as of the dates indicated.

                                                                    At December 31,
                                                   ----------------------------------------------
                                                    1993                 1992                1991
                                                   ------               ------              ------
                                                                    (In thousands)
 4.00 and under . . . . . . . . . . . . . . .  $ 68,827             $ 57,109              $  2,189
 4.01 - 6.00% . . . . . . . . . . . . . . . .    27,650               38,013                59,769
 6.01 -  8.00%  . . . . . . . . . . . . . . .     8,184               12,089                49,597
 8.01 and over  . . . . . . . . . . . . . . .     3,963                7,404                12,790
                                               --------             --------              --------
                                               $108,624             $114,615              $124,345
                                               ========             ========              ========

         The following table sets forth the amount and maturities of time deposits in specified weighted average interest rate categories at December 31, 1993.

                                                                                Amount Due
                                            ---------------------------------------------------------------------------
                                            One Year                                            After
     Rate                                   or Less           1-2 Years        2-3 Years       3 Years           Total
   --------                                 --------          ---------        ---------       -------         ---------
                                                                               (In thousands)

 4.00 and under . . . . . . . . . . . . .   $64,544           $ 3,813          $  470          $  --           $ 68,827
 4.01 - 6.00% . . . . . . . . . . . . . .     6,346             4,437           5,986           10,881           27,650
 6.01 -  8.00%  . . . . . . . . . . . . .     4,992               287             931            1,974            8,184
 8.01 and over  . . . . . . . . . . . . .     3,963              --              --               --              3,963
                                            -------           -------          ------          -------         --------
                                            $79,845           $ 8,537          $7,387          $12,855         $108,624
                                            =======           =======          ======          =======         ========

         The following table indicates the amount of Liberty Federal's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1993. Most of Liberty Federal's jumbo deposits come from individual depositors in Liberty Federal's market area. Liberty Federal accepts some jumbo deposits from nearby municipalities.

                                                                           Certificates
        Maturity Period                                                     of Deposit
        ---------------                                                   --------------
                                                                          (In thousands)

        Three months or less . . . . . . . . . . . . . . . . . . . . .        $ 2,742
        Three through six months . . . . . . . . . . . . . . . . . . .          2,060
        Six through twelve months  . . . . . . . . . . . . . . . . . .          1,235
        Over twelve months . . . . . . . . . . . . . . . . . . . . . .          2,808
                                                                              -------
                 Total . . . . . . . . . . . . . . . . . . . . . . . .        $ 8,845
                                                                              =======

  The following table sets forth Liberty Federal's deposit activities for the periods indicated.

                                                                              Years Ended December 31,
                                                                     -----------------------------------------------
                                                                        1993               1992               1991
                                                                     ---------           --------           --------
                                                                                       (In thousands)

Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 322,311          $ 293,615          $ 250,972
Withdrawals . . . . . . . . . . . . . . . . . . . . . . . . .         (328,707)          (302,412)          (256,297)
                                                                     ---------          ---------          ---------
  Net decrease before interest credited . . . . . . . . . . .           (6,396)            (8,797)            (5,325)


Interest credited . . . . . . . . . . . . . . . . . . . . . .           3,794               4,679              6,393
  Net increase in savings deposits  . . . . . . . . . . . . .        $ (2,602)          $  (4,118)         $   1,068
                                                                     ========          ==========          ==========


         Management attributes the net decreases in deposits before interest credited primarily to management's conservative deposit pricing strategies, especially with respect to higher rate certificates of deposit.

         Borrowings. Savings deposits historically have been the primary source of funds for Liberty Federal's lending and investment activities and for its general business activities. Liberty Federal is authorized, however, to use advances from the FHLB of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB typically would be secured by Liberty Federal's stock in the FHLB and a portion of Liberty Federal's mortgage loans. In October 1993, Liberty Federal obtained $10 million in mortgage-matched advances from the Federal Home Loan Bank of Cincinnati to offset the interest rate risk associated with $10 million of certain fixed rate loans that Liberty Federal has in its portfolio. These loans have maturities of between 10 and 15 years.

         The FHLB of Cincinnati functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member, Liberty Federal is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met.

         Subsidiary Activities. As a federally chartered savings bank, Liberty Federal is permitted to invest an amount equal to 2% of its assets in subsidiaries with an additional investment of 1% of assets where such investment serves primarily community, inner-city, and community development purposes. Under such limitations, as of December 31, 1993 Liberty Federal was authorized to invest up to approximately $5.4 million in the stock of or loans to subsidiaries including the additional 1% investment for community inner-city and community development purposes. Institutions meeting regulatory capital requirements, which Liberty Federal currently does, may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries in which they own 10% or more of the capital stock.

         The activities of Liberty Federal's wholly owned subsidiary, Northwest Tennessee Service Corporation (the Service Corporation), currently are not
significant.   In late 1987, the Service Corporation began offering annuities and single premium life insurance policies as an agent for an insurance company. The Service Corporation no longer actively offers such products, but it still receives nominal amounts of income from existing annuities and policies, and occasionally it sells a new annuity or policy upon the request of a customer of Liberty Federal. Currently, the Service Corporation holds shares of stock in the Savings and Loan Data Corporation, the company that performs Liberty Federal's data processing. In April 1992, the Service Corporation sold a residence that had been purchased and renovated for resale using volunteer labor as part of Liberty Federal's continuing efforts to help provide affordable housing to low income families in Liberty Federal's community. Liberty Federal worked with the purchaser to secure financing for the house from the Tennessee Housing Development Agency.

         SAIF-insured savings institutions are required to give the FDIC and the Director of the OTS 30 days' prior notice before establishing or acquiring a new subsidiary, or commencing any new activity through an existing subsidiary. Both the FDIC and the Director of the OTS have authority to order termination of subsidiary activities determined to pose a risk to the safety or soundness of the institution. In addition, regulatory capital requirements require savings institutions to deduct the amount of their investments in and extensions of credit to subsidiaries engaged in activities not permissible to national banks from capital in determining regulatory capital compliance. Although the Service Corporation's activities are not permissible to national banks, Liberty Federal's investment in the subsidiary has been minimal, and the deduction of this investment from Liberty Federal's capital has not had a material impact on Liberty Federal's capital position. See "Regulation -- Regulatory Capital Requirements."

         Competition. Liberty Federal experiences substantial competition both in attracting and retaining savings deposits and in the making of mortgage and other loans.

         Direct competition for savings deposits comes from other savings institutions, credit unions, regional bank holding companies and commercial banks located in its primary market area. Significant competition for Liberty Federal's other deposit products and services comes from money market mutual funds, brokerage firms, insurance companies and retail stores. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by various financial institutions. Competition for origination of real estate loans normally comes from other savings institutions, commercial banks, mortgage bankers, mortgage brokers and insurance companies.

         Liberty Federal's primary competition comprises the commercial banks near each of Liberty Federal's branch offices. In Henry County, where Liberty Federal's main office and a branch office are located in Paris, Liberty Federal's primary competition consists of three local banks and one branch office of a metropolitan bank. In Benton County, where a branch office of Liberty Federal is located in Camden, Liberty Federal's primary competition consists of one local bank and three branch offices of other banks. In Carroll County, where branch offices of Liberty Federal are located in Huntingdon and McKenzie, Liberty Federal's primary competition consists of four local banks. In Humphreys County, where a branch office of Liberty Federal is located in Waverly, Liberty Federal's primary competition consists of two branch offices of metropolitan banks.

         Liberty Federal is able to compete effectively in its primary market area by offering competitive interest rates and loan fees, and a wide variety of deposit products, and by emphasizing personal customer service and cultivating relationships with local businesses. Management believes that, as a result of Liberty Federal's commitment to competitive pricing, varied products and personal service, Liberty Federal has developed a solid base of core deposits and Liberty Federal's loan origination quality and volume are among the leaders in Liberty Federal's market area.

Regulation.

         General. As a federally chartered savings institution, Liberty Federal is subject to extensive regulation by the OTS. The lending activities and other investments of Liberty Federal must comply with various federal regulatory requirements. The OTS periodically examines Liberty Federal for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations of Liberty Federal because its deposits are insured by the SAIF. Liberty Federal must file reports with OTS describing its activities and financial condition. Liberty Federal is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. As a savings institution holding company, LBI is subject to OTS regulation, examination, supervision and reporting requirements. Certain of these regulatory requirements are referred to below or appear elsewhere herein.

         Regulatory Capital Requirements. Under OTS regulations, savings institutions must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to 8% of risk-weighted assets. Regulatory tangible, core and total capital are not calculated in accordance with generally accepted accounting principles. The OTS regulation defines core capital as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill," less intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights ("PMSRs"). At December 31, 1993, Liberty Federal had no qualifying supervisory goodwill or purchased mortgage servicing rights. Tangible capital is the same as core capital, except it excludes qualifying supervisory goodwill and other intangible assets other than certain PMSRs.

         The OTS capital rule requires that core and tangible capital be further reduced by an amount equal to a savings institution's debt and equity investments in any subsidiary engaged in activities not permissible for national banks, other than a subsidiary engaged in activities undertaken as agent for customers or in mortgage banking activities and certain subsidiary depository institutions or their holding companies ("nonincludable subsidiary"). Investments in and extensions of credit to a nonincludable subsidiary as of April 12, 1989, to the extent still outstanding, however, are deducted from core and tangible capital in increasing percentages from July 1, 1990 to June 30, 1994. The required percentage deduction from capital is 40% from November 1, 1992, through June 30, 1993, 60% from July 1, 1993 through June 30, 1994, and 100% thereafter. Savings institutions must reduce their capital by 100% of investments in and extensions of credit to any nonincludable subsidiary made subsequent to April 12, 1989.
At December 31, 1993, Liberty Federal had $16,000 of investments in or extensions of credit to subsidiaries engaged in activities not permissible for national banks.

         Adjusted total assets are a savings institution's total assets as determined under generally accepted accounting principles increased by certain goodwill amounts and by a pro rated portion of the assets of subsidiaries in which the savings institution holds a minority interest and which are not engaged in activities for which the capital rules require deduction of its debt and equity investments as well as a pro rated portion of the assets of other subsidiaries for which deduction is not fully required under phase-in rules. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of the savings institution's investments in subsidiaries that must be deducted from capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill. At December 31, 1993, Liberty Federal's adjusted total assets for purposes of the core and tangible capital requirements were $180.5 million.

         In determining compliance with the risk-based capital requirement, a savings institution is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the savings institution's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the savings institution's general loss allowances. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by an increasing percentage of the savings institution's high loan-to-value ratio land loans and non-residential construction loans and equity investments other than those deducted from core and tangible capital. As of December 31, 1993, Liberty Federal had no high ratio land or non-residential construction loans and no equity investments for which OTS regulations require a phased deduction from total capital.

         The risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0% risk weight. Mortgage-backed securities that qualify under the Secondary Mortgage Enhancement Act, including those issued, or fully guaranteed as to principal and interest, by the FNMA or FHLMC are assigned a 20% risk weight. Single-family first mortgages not more than 90 days past due with loan-to-value ratios under 80%, multi-family mortgages (maximum 36 dwelling units) with loan-to-value ratios under 80% and average annual occupancy rates over 80%, and certain qualifying loans for the construction of one- to four-family residences pre-sold to home purchasers are assigned a risk weight of 50%. Consumer loans, non-qualifying residential construction loans and commercial real estate loans, repossessed assets and assets more than 90 days past due, as well as all other assets not specifically categorized, are assigned a risk weight of 100%. The portion of equity investments not deducted from core or supplementary capital is assigned a 100% risk-weight. OTS capital regulations require savings institutions to maintain minimum total capital, consisting of core capital plus supplemental capital, equal to 8.0% of risk-weighted assets.

         The table below presents Liberty Federal's capital position relative to its various regulatory capital requirements at December 31, 1993.

                                                                                                Percent of
                                                                                      Amount    Assets (1)
                                                                                      ------    ----------
                                                                                    (Dollars in thousands)

Tangible Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $20,153       11.2%
Tangible Capital Requirement  . . . . . . . . . . . . . . . . . . . . . . .            2,711        1.5
                                                                                     -------       ----
  Excess  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $17,442        9.7%
                                                                                     =======       ====

Tier 1/Core Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $20,153       11.2%
Tier 1/Core Capital Requirement . . . . . . . . . . . . . . . . . . . . . .            7,221        4.0 (2)
                                                                                     -------       ----
  Excess  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $12,923        7.2%
                                                                                     =======       ====

Tier 1 Risk-Based Capital . . . . . . . . . . . . . . . . . . . . . . . . .          $20,153       20.7%
Tier 1 Risk-Based Capital Requirement . . . . . . . . . . . . . . . . . . .            3,894        4.0
                                                                                     -------       ----
  Excess  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $16,259       16.7%
                                                                                     =======       ====

Total Capital (i.e., Core and Supplementary Capital)  . . . . . . . . . . .          $21,322       21.9%
Risk-Based Capital Requirement  . . . . . . . . . . . . . . . . . . . . . .            7,787        8.0
                                                                                     -------       ----
  Excess  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $13,535       13.9%
                                                                                     =======       ====

_____________
(1) Based upon adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirements.
(2) Based upon the minimum core capital ratio of 3.00% plus an additional 100 basis points as required by the capital requirements.

         The capital standards applicable to savings institutions are required to be no less stringent than those applicable to national banks. Effective December 31, 1990, the Office of the Comptroller of the Currency ("OCC") adopted regulations implementing more stringent core capital requirements for national banks. The OCC regulations establish a new minimum core capital ratio of 3% for the most highly rated banks, with at least an additional 100 to 200 basis point "cushion" amount of additional capital required on a case-by-case basis, considering the quality of risk management systems and the overall risk in individual banks. The OTS has proposed an amendment to its capital regulations establishing a minimum core capital ratio of 3.00% for savings institutions rated composite 1 under the OTS MACRO rating system. For all other savings institutions, the minimum core capital ratio will be 3.00% plus at least an additional 100 to 200 basis points. In determining the amount of additional core capital, the OTS will assess both the quality of risk management systems and the level of overall risk in each individual savings institution through the supervisory process on a case-by-case basis. As of December 31, 1993, the OTS had not determined the additional core capital required for Liberty Federal.

         The OTS has adopted an amendment to its risk-based capital requirements that will, effective July 1, 1994, require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS will calculate the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis.
Liberty Federal has not determined whether, on the basis of current financial data, it would be deemed to have more than normal level of interest rate risk under the new rule.

         The Director of OTS is authorized to establish the minimum level of capital for a savings institution at such amount or at such ratio of capital-to-assets as the Director determines to be necessary or appropriate for such institution in light of the particular circumstances of the institution. The Director of OTS may treat the failure of any savings institution to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any savings institution which fails to maintain capital at or above the minimum level required by the Director to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as a cease and desist order.

         Liquidity Requirements. Liberty Federal is required to maintain average daily balances of liquid assets (cash, deposits maintained pursuant to Federal Reserve Board requirements, time and savings deposits in certain institutions, obligations of the United States, states and political subdivisions thereof, shares in mutual funds with certain restricted investment policies, highly rated corporate debt and mortgage loans and mortgage-related securities with less than one year to maturity or subject to purchase within one year) equal to the monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. Liberty Federal is also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The average daily and short-term liquidity ratios of Liberty Federal for the month of December 1993 were 27.97% and 25.72%, respectively. A substantial sustained decline in savings deposits would adversely affect Liberty Federal's liquidity which may result in restricted operations and additional borrowings from the FHLB.

         Qualified Thrift Lender Test. Liberty Federal is subject to OTS regulations which use the concept of a Qualified Thrift Lender to determine eligibility for FHLB advances and for certain other purposes. To qualify as a Qualified Thrift Lender, a savings institution must maintain at least 65% of its "portfolio" assets in Qualified Thrift Investments. Portfolio assets are defined to include total assets less intangibles, property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments consist of (i) loans, equity positions or securities related to domestic, residential real estate or manufactured housing, (ii) 50% of the dollar amount of residential mortgage loans subject to sale under certain conditions and (iii) stock in an FHLB or the FHLMC. In addition, subject to a 20% of portfolio assets limit, savings institutions are able to treat as Qualified Thrift Investments 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas. To be qualified as a Qualified Thrift Lender, a savings institution must maintain its status as a Qualified Thrift Lender for nine out of every 12 months. Failure to qualify as a Qualified Thrift Lender results in a number of sanctions, including the imposition of certain operating restrictions imposed on national banks and a restriction on obtaining additional advances from the FHLB System. Upon failure to qualify as a Qualified Thrift Lender for two years, a savings association must convert to a commercial bank.

         At December 31, 1993, approximately 83.38% of Liberty Federal's assets were invested in Qualified Thrift Investments, substantially in excess of the percentage required to qualify Liberty Federal as a Qualified Thrift Lender.

         Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized" institution) may be: (i) subject to increased monitoring by the appropriate federal banking regulator;
(ii) required to submit an acceptable capital restoration plan within 45 days;
(iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A "significantly undercapitalized" institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning
270 days after the date it became critically undercapitalized.   If a savings
institution is in compliance with an approved capital plan on the date of enactment of FDICIA, however, it will not be required to submit a capital restoration plan if it is undercapitalized or become subject to the statutory prompt corrective action provisions applicable to significantly and critically undercapitalized institutions prior to July 1, 1994.

         Effective December 19, 1992, the federal banking regulators, including the OTS, adopted regulations implementing the prompt corrective action provisions of FDICIA. Under such regulations, the federal banking regulators will measure a depository institution's capital adequacy on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). Under the regulations, a savings institution that is not subject to an order or written directive to meet or maintain a specific capital level will be deemed "well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" savings institution is an institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater; (ii) a Tier 1 capital risk-based ratio of 4.0% or greater; and (iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the institution has a composite 1 MACRO rating). An "undercapitalized" savings institution is an institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or 3.0% if the institution has a composite 1 MACRO rating). A "significantly undercapitalized" savings institution is defined as an institution that has:
(i) a total risk-based capital ratio of less than 6.0%; or (ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" savings institution is defined as an institution that has a ratio of core capital to total assets of less than 2.0%. The OTS may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category if the OTS determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any MACRO rating category. Liberty Federal is classified as well capitalized under the new regulations.

         Standards for Safety and Soundness. FDICIA requires the federal bank regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The compensation standards would prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide excessive compensation, fees or benefits or could lead to material financial loss. In addition, the federal banking regulatory agencies would be required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions and depository institution holding companies. The federal banking agencies, including the OTS, have published an advance notice of proposed rulemaking in which it was stated that the banking agencies do not intend to prescribe inflexible standards specifying how depository institutions must be managed. Commenters have been requested to recommend specific language for implementation of the new standards.

         Dividend Restrictions. Liberty Federal is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of Liberty Federal at the time of its conversion to stock form. In addition, savings institution subsidiaries of savings institution holding companies are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

         Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by Liberty Federal. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Institution") is generally permitted without OTS approval to make capital distributions during a calendar year in the amount of up to the greater of (i) 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its total capital exceeded its fully phased-in risk-based capital requirement at the beginning of the calendar year or (ii) 75% of its net income for the previous four quarters. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Institution") is permitted to make capital distributions without OTS approval of between 50% and 75% of its net income for the previous four quarters, less dividends already paid for such period, depending on the savings institution's level of risk-based capital. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Institution") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Institutions that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Institution. Liberty Federal expects to continue to meet its fully phased-in capital requirements. Unless the OTS determines that Liberty Federal is an institution requiring more than normal supervision, Liberty Federal expects to be authorized to pay dividends in accordance with the provisions of the OTS regulations discussed above as a Tier 1 Institution. Despite the above authority, the OTS may prohibit any savings institution from making a capital distribution that would otherwise be permitted by the regulation, if the OTS determines that the distribution would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations, which took effect on December 19, 1992, Liberty Federal would be prohibited from making any capital distributions if, after making the distribution, Liberty Federal would have: (i) a total risk- based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0% or
(iii) a leverage ratio of less than 4.0%.

         In addition to the foregoing, earnings of Liberty Federal appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to LBI without payment of taxes at the then current tax rate by Liberty Federal on the amount of earnings removed from the reserves for such distributions. See "Taxation." LBI intends to make full use of this favorable tax treatment afforded to Liberty Federal and LBI and does not contemplate use of any earnings of Liberty Federal in a manner which would limit Liberty Federal's bad debt deduction or create federal tax liabilities.

         Limits on Loans to One Borrower. The loans-to-one-borrower limits applicable to national banks currently apply to savings institutions in the same manner and to the same extent. Previously, Liberty Federal was generally authorized to make loans to one borrower, including related entities, in an amount equal to the lesser of 10% of deposits or 100% of regulatory capital. Under the current limits, with certain limited exceptions, loans and extensions of credit to a person outstanding at one time shall not exceed 15% of the unimpaired capital and surplus of the savings institution. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and surplus. Savings institutions also are authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of the OTS, in an amount not to exceed the lesser of $30 million or 30% of unimpaired capital and surplus to develop residential housing, provided (i) the purchase price of each single-family dwelling in the development does not exceed $500,000, (ii) the savings institution is in compliance with the fully phased-in capital standards, (iii) the loans comply with applicable loan-to-value requirements, and (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. Under a transition rule adopted by the OTS, savings institutions that met their fully phased-in capital requirements and had not been identified as needing more than normal supervision were permitted to make loans for certain purposes to one borrower in an amount not to exceed 30% of unimpaired capital and surplus from January 1, 1991 through December 31, 1993. The OTS has taken the position that the new loans-to-one-borrower limits do not apply to loans and legally binding commitments outstanding as of August 9, 1989. However, the aggregate principal balance of loans which exceeded the permissible limits on the effective date cannot be increased and the institution must use its best efforts to reduce its interest therein in order to bring such loans into compliance with the new standard. Loans to one borrower to finance the sale of real property acquired in satisfaction of debts previously contracted for in good faith generally do not include purchase money mortgage notes taken from the purchaser if no new funds are advanced to the borrower and the savings institution is not placed in a more detrimental position as a result of the sale. It is management's opinion that the loans-to-one- borrower limits will not have a significant impact on the operations of Liberty Federal. Liberty Federal has no lending relationships in excess of applicable loans-to-one-borrower limits.

         Deposit Insurance. Liberty Federal is charged an annual premium for insurance of its accounts by the SAIF. The FDIC may establish an assessment rate for deposit insurance premiums which protects the insurance fund and considers the fund's operating expenses, case resolution expenditures, income and effect of the assessment rate on the earnings and capital of SAIF members.

         The FDIC adopted a transitional risk-based deposit insurance assessment system for 1993 and established a permanent risk- based assessment system for insured depository institutions effective January 1, 1994. Under the both systems, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution based on the institution's capital level and a supervisory evaluation by the FDIC. Institutions are assigned to one of three capital groups, well capitalized, adequately capitalized or under-capitalized, based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period. Within each capital group, institutions will be assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A will consist of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken. The assessment rate will range from 0.23% of deposits for well capitalized institutions in Subgroup A to 0.31% of deposits for undercapitalized institutions in Subgroup C. Liberty Federal's deposit insurance premium is .23% (annualized) of deposits during the January through June semi-annual period of 1994.

         The FDIC is authorized to raise insurance premiums for SAIF-member institutions in certain circumstances. If the FDIC determines to increase the assessment rate for all SAIF-member institutions, institutions in all risk categories could be affected. While an increase in premiums for Liberty Federal could have an adverse effect on Liberty Federal's earnings, a decrease in premiums could have a positive impact on the earnings of Liberty Federal.

         SAIF members generally are prohibited from converting to the status of members of the Bank Insurance Fund ("BIF") administered by the FDIC or merging with or transferring assets to a BIF member before August 9, 1994. The FDIC, however, may approve such a transaction in the case of a SAIF member in default or if the transaction involves an insubstantial portion of the deposits of each participant. Each depository institution participating in a SAIF to BIF conversion transaction is required to pay an exit fee to the SAIF and an entrance fee to the BIF. FIRREA does not prohibit a savings institution from adopting a commercial bank or savings bank charter prior to August 9, 1994 if the resulting bank remains a SAIF member. Savings institution subsidiaries of bank holding companies are permitted to be merged into bank subsidiaries of the holding company subject to certain limitations. See "Savings Institution Holding Company Regulation," below.

         The FDIC has adopted a regulation which provides that any insured depository institution with a ratio of Tier 1 capital to total assets of less than 2% will be deemed to be operating in an unsafe or unsound condition, which would constitute grounds for the initiation of termination of deposit insurance proceedings. The FDIC, however, will not initiate termination of insurance proceedings if the depository institution has entered into and is in compliance with a written agreement with its primary regulator, and the FDIC is a party to the agreement, to increase its Tier 1 capital to such level as the FDIC deems appropriate. Tier 1 capital is defined as the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets other than mortgage servicing rights and qualifying supervisory goodwill eligible for inclusion in core capital under OTS regulations and minus identified losses and investments in certain securities subsidiaries. Insured depository institutions with Tier 1 capital equal to or greater than 2% of total assets may also be deemed to be operating in an unsafe or unsound condition notwithstanding such capital level. The regulation further provides that in considering applications that must be submitted to it by savings institutions, the FDIC will take into account whether the savings institution is meeting the Tier 1 capital requirement for state non-member banks of 4% of total assets for all but the most highly rated state non-member banks.

         Federal Home Loan Bank System. Liberty Federal is a member of the FHLB System, which consists of 12 district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board

("FHFB"). The Federal Home Loan Banks provide a central credit facility primarily for member institutions. As a member of the FHLB of Cincinnati, Liberty Federal is required to acquire and hold shares of capital stock in the FHLB of Cincinnati in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB of Cincinnati, whichever is greater. Liberty Federal was in compliance with this requirement with investment in FHLB of Cincinnati stock at December 31, 1993, of $1.3 million. The FHLB of Cincinnati serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Cincinnati. Long-term advances may be made only for the purpose of providing funds for residential housing finance.

         Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, a savings institution must maintain average daily reserves equal to 3% on the first $51.9 million of transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of December 31, 1993, Liberty Federal met its reserve requirements.

         Savings Institution Holding Company Regulation. LBI is a savings institution holding company within the meaning of the Home Owners' Loan Act. As such, LBI is registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings institution holding company, Liberty Federal is subject to certain restrictions in its dealings with LBI and affiliates thereof.

         The Home Owners' Loan Act generally prohibits a savings institution holding company from acquiring, without prior approval of the Director of OTS,
(i) control of any other savings institution or savings institution holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Under certain circumstances, a registered savings institution holding company is permitted to acquire, with the approval of the Director of OTS, up to 15% of the voting shares of an under-capitalized savings institution pursuant to a "qualified stock issuance" without that savings institution being deemed controlled by the holding company. In order for the shares acquired to constitute a "qualified stock issuance," the shares must consist of previously unissued stock or treasury shares, the shares must be acquired for cash, the savings institution holding company's other subsidiaries must have tangible capital of at least 6-1/2% of total assets, there must not be more than one common director or officer between the savings institution holding company and the issuing savings institution and transactions between the savings institution and the savings institution holding company and any of its affiliates must conform to Sections 23A and 23B of the Federal Reserve Act. Except with the prior approval of the Director of OTS, no director or officer of a savings institution holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings institution holding company.

         The Federal Reserve Board is authorized to approve an application by a bank holding company to acquire control of any savings institution. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating a savings institution is a permissible activity for bank holding companies, if the savings institution engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. In approving such an application, the Federal Reserve Board may not impose any restriction on transactions between the savings institution and its holding company affiliates except as required by Sections 23A and 23B of the Federal Reserve Act.

         A bank holding company that controls a savings institution may merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings institution plus an annual growth increment.

         Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by, or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as LBI) and any companies (including other savings institutions) which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

         Loans by savings institutions to executive officers, directors and principal stockholders are subject to the restrictions set forth in Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder. Under Section 22(h), loans to an executive officer and to a greater than 10% stockholder of a savings institution (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of either, may not exceed (together with all other outstanding loans to such person and affiliated entities) the institution's loan to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral).
Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the Board of Directors of the institution with any "interested" director not participating in the voting.
The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval if required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, Section 22(h) and Regulation O require that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other non- affiliated persons.

         Savings institutions are also subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act on loans to executive officers (as implemented by the Federal Reserve Board's Regulation O) and the restrictions of 12 U.S.C. Section 1972 on certain tying arrangements and extensions of credit by correspondent banks. Section 22(g) of the Federal Reserve Act requires approval by the board of directors of a depository institution for extension of credit to executive officers of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. Section 1972 prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions. Section 1972 also prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

         The Board of Directors of LBI presently intends to operate LBI as a unitary savings institution holding company. There are generally no restrictions on the business activities of a unitary savings institution holding company or those of the holding company's non-insured subsidiaries. However, if the director of OTS determines that there is reasonable cause to believe that the continuation by a savings institution holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings institution, the Director of OTS may impose such restrictions as deemed necessary to address such risk and limiting (i) payment of dividends by the savings institution, (ii) transactions between the savings institution and its affiliates, and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

         Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the Qualified Thrift Lender test, then such unitary holding company shall also presently become subject to the activities restrictions applicable to multiple holding companies.

         If LBI were to acquire control of another savings institution, other than through merger or other business combination with Liberty Federal, LBI would thereupon become a multiple savings institution holding company.

Except where such acquisition is pursuant to the authority to approve emergency acquisitions and where each subsidiary savings institution meets the Qualified Thrift Lender test, the activities of LBI and any of its subsidiaries (other than Liberty Federal or other subsidiary savings institutions) would thereafter be subject to further restrictions. The Home Owners' Loan Act limits the business activities of multiple savings institution holding companies and their non-savings institution subsidiaries to (i) furnishing or performing management services for a subsidiary savings institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the Director of OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of OTS prior to being engaged in by a multiple holding company.

         The Director of OTS may also approve acquisitions resulting in the formation of a multiple savings institution holding company which controls savings institutions in more than one state, if the multiple savings institution holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the Director of OTS may approve an acquisition resulting in a multiple savings institution holding company controlling savings institutions in more than one state in the case of certain emergency acquisitions.

         Federal Securities Law. LBI has filed with the Commission certain registration statements under the Securities Act, for the registration of its outstanding shares of common stock. The common stock is also registered with the Commission under the Exchange Act and generally may not be deregistered for at least three years from December 17, 1991, the effective date of Liberty Federal's conversion to stock form. LBI is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

         The registration under the Securities Act of the outstanding shares of LBI's common stock does not cover the resale of such shares. Shares purchased by persons who are not affiliates of LBI may be resold without registration or exemption from registration. Shares purchased by an affiliate of LBI would be subject to the resale restrictions under the Securities Act. So long as LBI meets the current public information requirements of Rule 144, each affiliate of LBI who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of LBI or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provisions may be made in the future by LBI to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.
There currently are no demand registration rights outstanding. However, in the event LBI at some future time determines to issue additional shares from its authorized but unissued shares, LBI might offer registration rights to certain of its affiliates who want to sell their shares.

Taxation.

         General. LBI and its subsidiaries file a consolidated federal income tax return on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur.

         Federal Income Taxation. Savings institutions are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code") in the same general manner as other corporations. However, institutions such as Liberty Federal which meet certain definitional tests and other conditions prescribed by the Code may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method").

         Liberty Federal has generally elected to use the method which has resulted in the greatest deductions for federal income tax purposes. Under the experience method, the bad debt deduction for an addition to the reserve for qualifying real property loans is an amount determined under a formula based generally on the bad debts actually sustained by a savings institution over a
period of years.   Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans is computed as a percentage, which Congress has reduced from as much as 60% in prior years to 8% of taxable income, with certain adjustments, effective for taxable years beginning after 1986. The allowable deduction under the percentage of taxable income method (the "percentage bad debt deduction") for taxable years beginning before 1987 was scaled downward in the event that less than 82% of the total dollar amount of the assets of an institution were within certain designated categories. When the percentage method bad debt deduction was lowered to 8%, the 82% qualifying assets requirement was lowered to 60%. For all taxable years, there is no deduction in the event that less than 60% of the total dollar amount of the assets of an institution falls within such categories. Moreover, in such case, Liberty Federal could be required to recapture, generally over a period of up to four years, its existing bad debt reserve. As of December 31, 1993, more than the required amount of Liberty Federal's total assets fell within such category.

         The bad debt deduction under the percentage of taxable income method is subject to certain limitations. First, the amount added to the reserve for losses on qualifying real property loans may not exceed the amount necessary to increase the balance of such reserve at the close of the taxable year to 6% of such loans outstanding at the end of the taxable year. Further, the addition to the reserve for losses on qualifying real property loans cannot exceed the amount which, when added to that year's addition to the bad debt reserve for losses on nonqualifying loans, equals the amount by which 12% of total deposits or withdrawable accounts of depositors at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Finally, the percentage bad debt deduction under the percentage of taxable income method is reduced by the deduction for losses on nonqualifying loans.

         Earnings appropriated to Liberty Federal's bad debt reserve and claimed as a tax deduction are not available for the payment of cash dividends or for distribution to stockholders (including distributions made on dissolution or liquidation), unless Liberty Federal includes the amount in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

         The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI exceeds an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include (a) tax-exempt interest on private activity bonds other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over
(ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum taxes may be used as credits against regular tax liabilities in future years.

         Liberty Federal's federal income tax returns for the last five years have not been audited. For further information regarding federal income taxes see Note 11 of the Notes to Consolidated Financial Statements attached as Appendix A hereto.

         State Taxation. The State of Tennessee imposes an excise tax on savings institutions at the rate of 6% of net taxable income, which is computed based on federal taxable income subject to certain adjustments. The State of Tennessee also imposes franchise and privilege taxes on savings institutions which, in the case of Liberty Federal, have not constituted significant expense items.

Employees.

         As of December 31, 1993, Liberty Federal and its subsidiary had 79 full-time and 8 part-time employees, none of whom was represented by a collective bargaining unit. Liberty Federal believes that it enjoys excellent relations with its personnel.

PROPERTIES

         The following table sets forth the location and certain additional
information regarding Liberty Federal's offices at December 31, 1993.   Liberty
Federal owns all of its offices.

                                                               Year           Square
                                                              Opened          Footage        Deposits (1)
                                                              ------          -------        ------------
Main Office:                                                                                (In thousands)
914 East Wood Street
Paris, Tennessee                                              1975            13,000            $69,045

Branch Offices:
101 East Wood Street
Paris, Tennessee                                              1959 (1)         1,500

120 Forest Avenue
Camden, Tennessee                                             1967 (3)         2,500             18,498

320 East Main Street
Huntingdon, Tennessee                                         1972             4,200             16,134

505 Highland Drive North
McKenzie, Tennessee                                           1973 (2)         4,000             14,413

317 Main Street
Waverly Plaza
Waverly, Tennessee                                            1962 (3)         4,650             30,627

____________
(1) All deposits of the Paris branch office are included in the deposits of the main office.

(2) Acquired by Liberty Federal in 1985 when Liberty Federal acquired the assets and liabilities of the McKenzie, Tennessee branch of Metropolitan Federal Savings and Loan Association, headquartered in Nashville, Tennessee. The present office was opened in 1990.

(3) Acquired in 1982 when Liberty Federal merged with First Federal Savings and Loan Association of Waverly, Tennessee.

         Liberty Federal also owns two parcels of land. One parcel, which has a house on it, is across the street from Liberty Federal's main office and is used for storage. In the future, Liberty Federal plans to use this parcel for employee parking. The other parcel consists of approximately four acres and is located on Mineral Wells Avenue in Paris. Liberty Federal is not currently using the Mineral Wells Avenue parcel and has not decided what to do with it. In the future, Liberty Federal could sell the Mineral Wells Avenue parcel or use it for expansion or even subdivide and develop it.

         Savings and Loan Data Corporation, Cincinnati, Ohio, performs data processing and record keeping for Liberty Federal. Liberty Federal's fixtures and equipment include a network of teller terminals, several personal computers, a mainframe computer, satellite communications equipment and a check processing machine.

         At December 31, 1993, the net book value of Liberty Federal's premises, furniture, fixtures and equipment was $2.2 million. See Note 8 of the Notes to Consolidated Financial Statements attached as Appendix A hereto. There were no encumbrances attached to the premises, furniture, fixtures and equipment at December 31, 1993.

LEGAL PROCEEDINGS

         From time to time, Liberty Federal is a party to various legal proceedings incident to its business. At December 31, 1993, there were no material legal proceedings to which LBI, Liberty Federal or its subsidiary is a party or to which any of their property is subject.

                 DESCRIPTION OF UPC COMMON AND PREFERRED STOCK

         UPC's Charter of Incorporation (the "Charter") currently authorizes the issuance of 50,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"). As of March 31, 1994, 21,522,749 shares of UPC Common Stock were issued and outstanding, and approximately 690,000 shares were subject to acquisition through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 1,300,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 4,478,000 shares were authorized for issuance and reserved for conversion of certain shares of UPC Preferred Stock. Additionally, as of March 31, 1994; 4,095,577 shares of UPC Preferred Stock were issued and outstanding, consisting of 44,000 shares of UPC's $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock, Series B (the "Series B Preferred Stock"); 690,000 shares of UPC's 10 3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"); 253,655 shares of UPC's 9.5% Redeemable, Cumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock"); and 3,107,922 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). As of March 31, 1994, none of UPC's 250,000 authorized shares of Series A Preferred Stock were issued and outstanding. The capital stock of UPC does not represent or constitute a deposit account and is not insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund or any governmental agency.

UPC COMMON STOCK

         General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board of Directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee or UPC's charter or bylaws. UPNB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock.

         Dividends. Subject to the preferential dividend rights, if any, applicable to shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for UPC Preferred Stock, the holders of UPC Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the UPC Board of Directors.

         UPC has the right to, and may from time to time enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. As of the date of this Prospectus, no such restrictions under any such borrowing arrangements or outstanding debt instruments are in effect.

         Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts, if any, to be distributed to the holders of the UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board of Directors may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

PREFERRED STOCK OF UPC

         Series A Preferred Stock. UPC's Charter provides for the issuance of up to 250,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Current Report on Form 8-K dated January 19, 1989, incorporated by reference herein.

         Series B Preferred Stock. In November 1989, UPC issued to two holders, in a private offering incidental to an acquisition, 44,000 shares of its Series B Preferred Stock all of which are outstanding as of the date hereof. Such shares bear a dividend rate of $8.00 per share per annum; dividends are cumulative. After November 30, 1994 (and in limited circumstances prior thereto), each share of Series B Preferred Stock is convertible at the option of the holder into 7.722 shares of UPC Common Stock, with the maximum number of shares of UPC Common Stock into which such shares may be converted being 339,768. The Series B Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $100.00 per share plus unpaid dividends accrued thereon and are not subject to redemption by UPC. Holders of Series B Preferred Stock have no voting rights except as required by law and certain other limited circumstances.

         Series C Preferred Stock. In August 1991, UPC issued in a public offering 690,000 shares of its Series C Preferred Stock all of which are outstanding as of the date hereof. Such shares have a stated value of $25.00 per share. Dividends are payable at the rates of approximately $.65 per quarter, increasing to $.68 on November 1, 1994, to $.71 on November 1, 1995 and to $.74 on November 1, 1996; dividends are cumulative. The Series C Preferred Stock is not convertible, is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, with the prior approval of the Federal Reserve, are subject to redemption by UPC at $25.00 per share at any time on or after October 31, 1994. Holders of Series C Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

         Series D Preferred Stock. In connection with the July, 1992 acquisition of Southeastern Bancshares, Inc., UPC issued in a private offering 253,655 shares of Series D Preferred Stock. Such shares have a stated value of $20.50 per share on which dividends accrue at a rate of 9.5% per annum; dividends are cumulative. At any time prior to redemption, each share of the Series D Preferred Stock is convertible at the option of the holder into one share of UPC Common Stock. The Series D Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $20.50 per share plus unpaid dividends accrued thereon and, at UPC's option, with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time and from time to time on or after July 1, 1995. Holders of Series D Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

         Series E Preferred Stock. In February, 1992, UPC issued in a public offering 2,200,000 shares of Series E Preferred Stock, all of which (except for 600 previously converted shares) are outstanding as of the date hereof. In the first two quarters of 1993, UPC issued 908,522 shares of Series E Preferred Stock in connection with UPC's acquisition of the remaining equity interest in Bank of East Tennessee and UPC's acquisition of Erin Bank & Trust Company in Erin, Tennessee, all of which are outstanding as of the date hereof. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time or from time to time after March 31, 1997. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

         Certain provisions of UPC's Charter and Bylaws, and certain provisions of Tennessee law, may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. The following summary briefly describes certain of those provisions. The summary is not intended to be complete and is qualified in its entirety by reference to UPC's Charter and Bylaws and to the Tennessee Code.

         Charter and Bylaw Provisions. Pursuant to UPC's Charter, the directors of UPC are elected for three-year terms of office, and approximately one-third of the members of the UPC Board are up for election each year. The Charter also restricts the removal of directors by the shareholders.

         The Charter requires the affirmative votes of the holders of 66 2/3% of the outstanding stock for approval of a merger, consolidation or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. The Charter also requires the affirmative votes of the holders of 66 2/3% of the outstanding stock to amend the Bylaws of UPC and the provisions of the Charter applicable to UPC's capital stock; to change the number, election and classification of directors; to give approval of certain transactions as described above; and to amend certain provisions of the Charter.

         Share Purchase Rights Plan. In 1989, the UPC Board adopted a Share Purchase Rights Plan and distributed a dividend of one Preferred Share Unit Purchase Right ("Right") for each outstanding share of UPC Common Stock. Moreover, one Right shall be, automatically and without further action by UPC, distributed in respect to each share of UPC Common Stock issued thereafter. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Rights would separate from UPC Common Stock and each holder of a Right (other than the potential acquirer) would be entitled to purchase certain equity securities at prices below their market value. UPC has authorized 250,000 shares of Series A Preferred Stock for issuance under the Share Purchase Rights Plan, but no shares have been issued as of the date of this Prospectus. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of UPC, including the right to vote or to receive dividends.

         Provisions of the Tennessee Code. As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

         The Tennessee Business Combination Act (the "Tennessee BCA") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "Interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board of Directors before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The Tennessee BCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met. Specifically, the Tennessee CSAA provides that "Control Shares" will not have the voting rights to which they normally would be entitled unless approved by the other shareholders at an annual or special meeting. "Control shares" are shares that, in the absence of the Tennessee CSAA, would give the acquirer voting power within any of the following ranges of all of the voting power of UPC: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

         In addition, the Tennessee Investor Protection Act places limitations on certain takeover offers by persons owning 5% or more of any class of equity securities of UPC.

         The provisions described above might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66 2/3% of the outstanding shares of UPC Common Stock, the acquirer would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation or other similar business combination unless the described conditions were met. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

                          VALIDITY OF UPC COMMON STOCK

         The validity of the shares of UPC Common Stock offered hereby will be passed upon by Gary A. Simanson, Assistant Secretary and Associate General Counsel of UPC. Gary A. Simanson is an officer of UPC and UPNB and receives compensation from UPC.

                                    EXPERTS

         The consolidated financial statements of Union Planters Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K of UPC for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated balance sheets of Liberty Bancshares, Inc. and subsidiary, as of December 31, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, included herein and elsewhere in the Proxy Statement/Prospectus have been included herein and elsewhere in the Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of BANCFIRST Corporation and its subsidiary, BANKFIRST, as of September 30, 1993 and 1992, and for the years ended September 30, 1993, 1992, and 1991, incorporated in this Proxy Statement/Prospectus by reference to the Current Report of UPC on Form 8-K, dated February 8, 1994, have been audited by Deloitte & Touche, independent auditors, as stated in their report which is incorporated herein by reference and in reliance upon the report of such firm given their authority as experts in accounting and auditing.




                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        (SIGNATURE)

                                        Thomas D. Enoch
                                        Secretary

Paris, Tennessee
April  * , 1994

                                   FORM 10-K

         A COPY OF LBI'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH DOES NOT CONTAIN ANY MATERIAL INFORMATION THAT IS NOT SET FORTH IN THIS PROXY
STATEMENT/PROSPECTUS, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE VOTING RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, LIBERTY BANCSHARES, INC., 914 EAST WOOD STREET, PARIS, TENNESSEE 38242.

                           UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES

APPENDIX
 NUMBER
- --------
A    --    Liberty Bancshares, Inc. and Subsidiary Consolidated Financial Statements

B    --    Agreement and Plan of Reorganization, along with the Plan of Merger and related letter agreement annexed thereto as
           Exhibits A and  B, respectively

C    --    Fairness Opinion of Trident Financial Corporation

D    --    Chapter 23 of Title 48 of the Tennessee Code

E    --    Article XIV of Charter of Liberty Bancshares, Inc. (Reflecting the Proposed Amendments)

                                   APPENDIX A


                            LIBERTY BANCSHARES, INC.
                                 AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT





             The Board of Directors
             Liberty Bancshares, Inc.:


             We have audited the accompanying consolidated balance sheets of Liberty Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

             We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

             In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1993, in conformity with generally accepted accounting principles.

             As discussed in note 13 to the consolidated financial statements, the Company adopted in 1993 the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes, and No. 115, Accounting for Certain Investments in Debt and Equity Securities.





                                       KPMG PEAT MARWICK



             Nashville, Tennessee
             January 31, 1994

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                           December 31, 1993 and 1992


                               ASSETS                                                         1993             1992
                               ------                                                         ----             ----
Cash                                                                               $        4,235,636        3,577,752
Interest-bearing deposits in other banks                                                    1,024,956        1,664,385
Federal funds sold                                                                         19,100,000       12,925,000
                                                                                          -----------      -----------
                   Total cash and cash equivalents                                         24,360,592       18,167,137

Securities (notes 2, 9, and 13):
    Securities available for sale (amortized cost of $26,663,462 in
      1993 and market value of $8,635,878 in 1992)                                         27,551,385        7,832,824
    Securities held to maturity (market value of $20,996,422 in 1992)                            -          20,658,020
Loans receivable, net (notes 3, 4, and 5)                                                 122,098,910      117,220,820
Loans available for sale (market value of $1,738,711 in 1993 and
    $1,786,296 in 1992)                                                                     1,721,000        1,762,193
Accrued interest receivable, net (notes 3 and 6)                                            1,001,156        1,157,795
Premises and equipment, net (note 8)                                                        2,238,444        2,280,037
Real estate owned, net (note 7)                                                               340,112          129,856
Investment in Federal Home Loan Bank stock, at cost                                         1,282,300        1,226,300
Deferred income taxes (note 11)                                                                  -             109,336
Other assets                                                                                  133,424          124,607
                                                                                          -----------      -----------
                    Total assets                                                    $     180,727,323      170,668,925
                                                                                          ===========      ===========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
Deposits (note 9)                                                                   $     148,717,132      151,274,462
Advances from the Federal Home Loan Bank (note 10)                                          9,906,906             -
Accrued interest payable                                                                      156,537          140,165
Advance payments by borrowers for taxes and insurance                                         525,378          494,945
Current income taxes (note 11)                                                                 42,043           54,597
Accrued expenses and other liabilities                                                        522,894          431,886
Deferred income taxes (note 11)                                                               144,726             -
Employee Stock Ownership Plan loan payable (note 17)                                          368,855          468,438
                                                                                          -----------      -----------
                    Total liabilities                                                     160,384,471      152,864,493

Stockholders' equity (notes 2, 11, 15, 16, and 17):
     Preferred stock of $1.00 par value, authorized
         1,000,000 shares, none issued or outstanding                                            -                -
     Common stock of $1.00 par value, authorized 4,000,000 shares,
         639,529 and 634,215 issued and outstanding, respectively                             639,529          634,215
     Additional paid-in capital                                                             5,120,917        5,073,091
     Retained earnings-substantially restricted                                            14,400,748       12,565,564
     Employee Stock Ownership Plan borrowings                                                (368,855)        (468,438)
                                                                                          -----------      -----------
                    Realized stockholders' equity                                          19,792,339       17,804,432

     Net unrealized gains on securities available for sale, net of tax (note 2)               550,513             -
                                                                                          -----------      -----------
                    Total stockholders' equity                                             20,342,852       17,804,432
                                                                                          -----------      -----------
Commitments and contingencies (notes 4, 10, 14, 17, and 19)

                    Total liabilities and stockholders' equity                     $      180,727,323      170,668,925
                                                                                          ===========      ===========

See accompanying notes to consolidated financial statements.

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                      Consolidated Statements of Earnings

                 Years ended December 31, 1993, 1992, and 1991



                                                                                     1993            1992          1991
                                                                                     ----            ----          ----
Interest income:
  First mortgage loans                                                         $   7,775,780       8,876,464     9,825,012
  Consumer and other loans                                                         2,712,470       2,514,825     2,528,857
  Interest and dividends on securities                                             1,478,389       2,151,492     2,710,144
  Federal funds sold                                                                 476,383         377,384       558,286
  Interest on deposits with banks                                                     52,707          37,130       167,170
                                                                                  ----------      ----------    ----------
       Total interest income                                                      12,495,729      13,957,295    15,789,469
                                                                                  ----------      ----------    ----------
Interest expense on deposits (note 9)                                              5,982,143       7,393,615    10,492,313
Interest expense on long-term Federal Home Loan Bank advances                         93,269            -             -
Interest expense on long-term ESOP loan                                               24,894          34,449          -
                                                                                  ----------      ----------    ----------
       Total interest expense                                                      6,100,306       7,428,064    10,492,313
                                                                                  ----------      ----------    ----------
       Net interest income                                                         6,395,423       6,529,231     5,297,156

Provision for loan losses (note 3)                                                  (259,016)       (174,155)     (200,632)
                                                                                  ----------      ----------    ----------
       Net interest income after provision for loan losses                         6,136,407       6,355,076     5,096,524

Non-interest income (expense):
  Gain on sales of interest-earning assets, net (note 12)                            697,803         297,621         5,354
  Loan servicing fees                                                                137,429          98,845        89,388
  Other loan fees                                                                    307,329         324,001       282,417
  Service charges                                                                    381,686         322,145       296,274
  Gain (loss) on sale of real estate owned, net                                       11,866          (4,737)       15,417
  Other operating income                                                             135,738         111,003       109,011
                                                                                  ----------      ----------    ----------
      Total non-interest income                                                    1,671,851       1,148,878       797,861
                                                                                  ----------      ----------    ----------
General and administrative expenses:
  Compensation and benefits (note 14)                                              2,002,120       1,884,038     1,733,833
  Occupancy and equipment                                                            388,919         388,631       393,052
  Federal deposit insurance premiums                                                 305,255         342,798       343,236
  Provision for losses on real estate owned (note 7)                                   -              87,074        10,655
  Data processing service fees                                                       268,184         257,377       262,730
  Stationery and supplies                                                            166,656         141,129       129,003
  Other operating expenses                                                         1,285,346       1,049,771       976,187
                                                                                  ----------      ----------    ----------
      Total general and administrative expenses                                    4,416,480       4,150,818     3,848,696
                                                                                  ----------      ----------    ----------
      Earnings before income taxes and cumulative effect
        of a change in accounting principle                                        3,391,778       3,353,136     2,045,689

Income tax expense (note 11)                                                       1,301,621       1,198,199       732,260
                                                                                  ----------      ----------    ----------
      Earnings before cumulative effect of change in
         accounting principle                                                      2,090,157       2,154,937     1,313,429

Cumulative effect of change in accounting principle (note 13)                        127,150            -             -
                                                                                  ----------      ----------    ----------
      Net earnings                                                             $   2,217,307       2,154,937     1,313,429
                                                                                  ==========      ==========    ==========
Primary and fully diluted earnings per share (note 16):
   Earnings before cumulative effect of change in accounting principle         $        3.13            3.40           .05
   Cumulative effect of change in accounting principle                                   .19            -             -
                                                                                  ----------      ----------    ----------
   Net earnings                                                                $        3.32            3.40           .05
                                                                                  ==========      ==========    ==========

See accompanying notes to consolidated financial statements.

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity

                 Years ended December 31, 1993, 1992, and 1991









                                                                                                               NET
                                                                                  RETAINED                 UNREALIZED
                                                                                  EARNINGS-    GUARANTEE    GAINS ON      TOTAL
                                                                   ADDITIONAL       SUB-          OF       SECURITIES     STOCK-
                                               COMMON STOCK         PAID-IN      STANTIALLY      ESOP       AVAILABLE    HOLDERS'
                                             SHARES     AMOUNT      CAPITAL      RESTRICTED   BORROWINGS    FOR SALE      EQUITY
                                             ------    -------      -------     ----------   ------------  ----------  ----------

Balance at December 31, 1990                    -      $   -             -        9,477,727        -           -       9,477,727

  Proceeds from issuance
      of common stock, net
      of conversion expenses
      of $631,088 (note 16)                  634,215    634,215     5,076,846          -           -           -       5,711,061

  ESOP debt guaranteed
     (note 17)                                  -          -             -             -       (634,290)       -        (634,290)


  Net earnings for 1991                         -          -             -        1,313,429        -           -       1,313,429
                                             -------    -------     ---------    ----------     -------  ----------   ----------
Balance at December 31, 1991                 634,215    634,215     5,076,846    10,791,156    (634,290)       -      15,867,927


   Additional conversion
     expenses                                   -          -           (3,755)         -           -           -          (3,755)

   Repayment of principal on
     ESOP borrowings                            -          -             -             -        165,852        -         165,852

   Payment of cash dividends
     of $.60 per share                          -          -             -         (380,529)       -           -        (380,529)

   Net earnings for 1992                        -          -             -        2,154,937        -           -       2,154,937
                                             -------    -------     ---------    ----------     -------   ----------  ----------
Balance at December 31, 1992                 634,215    634,215     5,073,091    12,565,564    (468,438)       -      17,804,432

   Repayment of principal on
       ESOP borrowings                          -          -             -             -         99,583        -          99,583

   Payment of cash dividends
       of $.60 per share                        -          -             -         (382,123)       -           -        (382,123)


   Options exercised (note 17)                 5,314      5,314        47,826          -           -           -          53,140

   Net earnings for 1993                        -          -             -        2,217,307        -                   2,217,307

   Net unrealized gains on
       securities available for
       sale, net of tax (note 2)                -          -             -             -           -        550,513      550,513
                                             -------    -------     ---------    ----------     -------   ---------   ----------
Balance at December 31, 1993                 639,529   $639,529     5,120,917    14,400,748    (368,855)    550,513   20,342,852
                                             =======    =======     =========    ==========     =======   =========   ==========

See accompanying notes to consolidated financial statements.

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                 Years ended December 31, 1993, 1992, and 1991



                                                                        1993           1992             1991
                                                                        ----           ----             ----
Cash flows from operating activities:
   Net earnings                                                   $  2,217,307      2,154,937        1,313,429
   Adjustments to reconcile net earnings to net cash and
      cash equivalents provided by operating activities:
      Amortization of deferred loan origination fees                  (272,720)      (205,556)         (93,291)
      Amortization of premium (accretion) of
         discounts on securities                                         4,060        (24,134)        (131,598)
      Accretion of discounts on loans purchased                       (149,267)      (123,082)        (119,639)
      Amortization of premium paid on deposits                          44,866        179,550          179,550
      Provision for loan losses                                        259,016        174,155          200,632
      Provision for losses on real estate owned                           -            87,074           10,655
      Deferred income tax expense (benefit)                             43,800        (69,800)        (157,333)
      Cumulative effect of change in accounting principle             (127,150)          -                -
      Net (gain) loss on sales of:
        First mortgage loans                                          (697,178)      (306,371)          (4,119)
        Securities available for sale                                     (625)         8,750           (1,235)
        Real estate owned, net                                         (11,866)         4,737          (15,417)
        Premises and equipment, net                                       -            (3,887)            -
      Depreciation and amortization of premises and equipment          174,387        197,120          192,967
      Origination of mortgage loans available for sale             (29,039,635)   (25,489,078)            -
      Proceeds from sales of loans available for sale               29,763,339     23,446,395          165,625
      Decrease in accrued interest receivable                          156,639        132,039          155,435
      Stock dividends on Federal Home Loan Bank stock                  (56,000)       (53,500)         (73,000)
      Increase in other assets                                          (8,817)        (7,614)          (6,336)
      Increase (decrease) in accrued interest payable                   16,372       (129,930)         (76,156)
      (Decrease) increase in income taxes payable                      (12,554)         9,451          (53,601)
      Increase in accrued expenses and other liabilities                91,008        190,284           29,991
                                                                    ----------     ----------       ----------
        Total adjustments                                              177,675     (1,983,397)         203,130
                                                                    ----------     ----------       ----------
        Net cash and cash equivalents provided
           by operating activities                                   2,394,982        171,540        1,516,559
                                                                    ----------     ----------       ----------
Cash flows from investing activities:
      Net decrease (increase) in loans                              (3,465,444)     5,560,402       (8,615,030)
      Purchases of securities available for sale                    (1,468,951)      (995,000)            -
      Proceeds from maturities of securities available for sale      1,200,000            -               -
      Proceeds from sale of securities available for sale            1,691,249        986,250             -
      Proceeds from principal payments on securities available
         for sale                                                    1,001,276            -               -
      Purchases of investment securities                           (27,129,905)   (12,629,844)     (16,933,289)
      Proceeds from maturities of investment securities             24,300,000     12,100,000       12,075,000
      Proceeds from sale of investment securities                         -              -           1,009,375
      Proceeds from principal payments on investment securities      2,230,280      2,864,477        1,171,170
      Proceeds from sales of real estate owned                         263,648        492,085          277,094
      Decrease in certificates of deposits                                -              -             300,000
      Purchases of loan participations                              (1,697,046)          -                -
      Purchases of premises and equipment                             (132,794)      (105,820)         (71,708)
      Proceeds from sale of premises and equipment                        -             9,000             -
                                                                    ----------     ----------       ----------
        Net cash and cash equivalents (used) provided
            by investing activities                              $  (3,207,687)     8,281,550      (10,787,388)
                                                                    ----------     ----------       ----------

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                                                                      1993             1992           1991
                                                                      ----             ----           ----
Cash flows from financing activities:
  Net proceeds received from the issuance of common stock        $     53,140            -         5,711,061
  Net (decrease) increase in deposits                              (2,602,196)     (4,118,336)     1,068,738
  Payment of additional conversion expenses                              -             (3,755)          -
  Cash dividends paid                                                (382,123)       (380,529)          -
  Net increase in advances from borrowers
     for taxes and insurance                                           30,433           9,531         41,729
  Proceeds from FHLB advances                                      10,000,000            -              -
  Principal payments on FHLB advances                                 (93,094)           -              -
                                                                 ------------      ----------     ----------
              Net cash and cash equivalents provided
                (used) by financing activities                      7,006,160      (4,493,089)     6,821,528
                                                                 ------------      ----------     ----------
              Net increase (decrease) in cash and cash
                equivalents                                         6,193,455       3,960,001     (2,449,301)

Cash and cash equivalents at beginning of year                     18,167,137      14,207,136     16,656,437
                                                                 ------------      ----------     ----------
Cash and cash equivalents at end of year                           24,360,592      18,167,137     14,207,136
                                                                 ============      ==========     ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                                     $  2,238,722       2,664,878      3,863,112
    Income taxes                                                    1,266,494       1,259,475        943,145
                                                                 ============      ==========     ==========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
    Foreclosures of loans during the year                        $    462,037         138,560        581,216
    Origination of loan to facilitate sale of in-substance
       foreclosed loan                                                   -               -         2,685,391
    Interest credited to deposits                                   3,793,852       4,679,117      6,394,000
    Guarantee (reduction) of ESOP borrowings                          (99,583)       (165,852)       634,290
    Investment securities transferred to securities available
       for sale                                                    21,026,676       7,832,824           -
                                                                 ============      ==========     ==========





See accompanying notes to consolidated financial statements.

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1993 and 1992



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Liberty Bancshares, Inc. was organized in July 1991, for the purpose of becoming a holding company for Liberty Federal
         Savings Bank (the "Bank") as part of the Bank's conversion from a mutual to a stock institution. The Bank is a federally chartered stock savings bank. The following is a description of the more significant accounting policies that Liberty Bancshares, Inc. and subsidiary (the "Company") follow in presenting their consolidated financial statements.

         (a)  PRINCIPLES OF CONSOLIDATION

              The accompanying consolidated financial statements for
                 1993 and 1992 include the accounts of Liberty Bancshares, Inc. and Liberty Federal Savings Bank, its wholly-owned subsidiary. The accounts of the Bank include Northwest Tennessee Service Corporation, the Bank's wholly-owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation.

         (b)  CASH AND CASH EQUIVALENTS

              For purposes of reporting cash flows, cash and cash equivalents includes cash, interest-bearing deposits in other banks, and federal funds sold. Generally federal funds are sold for one-day periods and certificates of deposit, included in interest-bearing deposits in other banks, have original maturities of three months or less at date of purchase.

              The Company clears items to and from other banks with the Federal
                 Reserve Bank and therefore the Federal Reserve requires the Company to maintain an average balance of $100,000 in an account at the Federal Reserve Bank at December 31, 1993 and 1992.

         (c)  SECURITIES

              Effective December 31, 1993, the Company adopted Statement of
                 Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires investments in equity securities that have a readily determinable fair value and investments in debt securities to be classified into one of three categories, as follows: held to maturity debt securities, trading securities, and securities available for sale. The Company does not have securities designated as trading securities.

              Under SFAS No. 115, classification of a debt security as held to maturity is based on the Company's positive intent and ability to hold such security to maturity. Securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts, unless there is a decline in market value which is considered to be other than temporary, in which case the cost basis of the security is written down to market and the amount of the write-down is included in earnings.



                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


              Securities classified as available for sale, which are reported at market value with unrealized gains and losses excluded from earnings and reported, net of tax, in a separate component of stockholders' equity, include all securities not classified as trading account securities or securities held to maturity. These include securities used as part of the Company's asset/liability strategy which may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital, and other similar factors. Gains or losses on the sale of securities available for sale are recognized at the time of sale, based upon specific identification of the security sold, and are included in other operating income in the consolidated income statements. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

         (d)  LOANS RECEIVABLE

              Loans receivable are recorded at the unpaid principal balance owed by borrowers less deferrals, unearned interest, the allowance for loan losses and purchase discounts. Discounts and premiums on first mortgage loans are accreted to interest income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Unearned income on consumer loans is recognized over the lives of the loans using methods that approximate the interest method.

              The allowance for loan losses is based upon analyses of the loans receivable portfolio and is maintained at a level considered adequate by management to absorb estimated losses inherent in the loan portfolio. The analyses include management's consideration of such factors as economic conditions, loan portfolio characteristics, prior loan loss experiences, and results of reviews of the portfolio. The allowance is increased by provisions charged against income and reduced by net charge-offs. While management believes it has established the allowance for loan losses in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Company's regulators or its economic environment will not require further increases in the allowance.

              The Company establishes an allowance for uncollectible interest income for any loan on which collection is considered doubtful. For mortgage loans greater than 90 days past due, the Company establishes an allowance for uncollectible interest for any loan in which the total of the principal balance outstanding, and any accrued interest related thereto, is greater than 90% of the appraised value of the underlying collateral. The recorded investment is then monitored and additional allowances established as warranted. Mortgage loans on multi-family and industrial properties are generally placed on nonaccrual status when the Company becomes aware that the borrower has entered bankruptcy proceedings or when they are past due 90 days as to either principal or interest or when payment in full of principal or interest is not expected. The allowance is established by a charge to interest income equal to all interest previously accrued.
                 For all other loans, the Company generally accrues interest on loans past due more than 90 days without establishing an allowance for uncollectible interest when management concludes such action is warranted, such as in the event the loan is well collateralized or the borrower establishes the temporary nature of the delinquency.

         (e)  LOANS AVAILABLE FOR SALE

              Mortgage loans originated and available for sale are carried at the lower of aggregate cost or estimated market value. Market value is based on investor commitments, or in the absence of such commitments, on current investor yield requirements. Net unrealized losses are recognized in a valuation allowance by charges to earnings.


                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


              As part of this activity, the Company originates and sells loans with servicing retained. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets and the amount of loans serviced for others is set forth in note 3. The Company receives normal servicing fees and servicing costs are charged to expense as incurred.

          (f) LOAN ORIGINATION AND COMMITMENT FEES AND RELATED COSTS

              Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in income using the interest method over the contractual lives of the loans, adjusted for estimated prepayments based on the Company's historical prepayment experience. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

          (g) REAL ESTATE OWNED

              Properties acquired through foreclosure and in-substance
                 foreclosures are carried at the lower of cost (the related loan balance, less any specific allowance for loss), or estimated fair value less estimated costs to sell based on an appraisal at the foreclosure date. The fair value of the properties is the amount that the bank could reasonably expect to receive in a sale between a willing buyer and a willing seller, that is, other than in a forced or liquidation sale. In substance foreclosed properties are those properties where the borrower retains title but has little or no remaining equity in the property considering its fair value; where repayment can only be expected to come from the operation or sale of the property; and where the borrower has effectively abandoned control of the property or it is doubtful that the borrower will be able to rebuild equity in the property. Property acquired by deed in lieu of foreclosure results when a borrower voluntarily transfers title to the Company in full settlement of the related debt in an attempt to avoid foreclosure. Real estate acquired in settlement of loans is carried at the lower of cost or fair value. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

              Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value.

          (h) INCOME TAXES

              Effective January 1, 1993, the Company adopted SFAS No. 109,
                 Accounting for Income Taxes, which requires a change from the deferred method of accounting under Accounting Principles Bulletin No. 11 to the asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance, if necessary, to an amount that is more likely than not to be realized.

          (i) PREMISES AND EQUIPMENT

              Premises and equipment are carried at cost, less
                 accumulated depreciation and amortization. These assets are depreciated using the straight-line method over the estimated useful lives of the assets for assets acquired prior to January 1, 1981. Premises and equipment acquired on or after January 1, 1981 are depreciated using accelerated methods under the guidelines of the Internal Revenue Service. The difference between depreciation calculated using the accelerated method and that under generally accepted accounting principles is insignificant.


                                                                     (Continued)

                   LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



         (j)  PREMIUM ON DEPOSITS

              Premium on deposits relates to the premium paid on an acquisition of a branch from another financial institution. This premium is being amortized to expense over eight years, the estimated life of the deposits acquired.

         (k)  ESTIMATED FAIR VALUES

              SFAS No. 107, Disclosures about Fair Value of Financial
                 Instruments, requires the Company to disclose the estimated fair value of its financial instruments. Estimates of the fair value of financial instruments are presented within the notes to the consolidated financial statements. Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument. Accordingly, such estimates involve uncertainties and matters of judgment and therefore cannot be determined with precision. The more significant assumptions used in preparing the Company's fair value estimates are set forth below.

             For cash and due from banks and Federal funds sold, fair value is estimated to approximate the carrying amount because they mature within 90 days or less and do not present unanticipated credit concerns. For securities, fair values are based on quoted market prices or dealer quotes, if available; if a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. For most loans, fair value is estimated by discounting estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit risk and for similar remaining maturities. For certain homogeneous categories of loans, such as residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

             Under SFAS No. 107, the fair value of deposits with no stated
                 maturity, such as demand deposits, NOW accounts, money market accounts, and regular savings accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit and advances from the Federal Home Loan Bank is estimated using the rates currently offered for deposits and advances of similar remaining maturities.

         (l)  RECLASSIFICATIONS

              Certain prior year amounts have been reclassified to conform with present year presentation.



                                                                     (Continued)

                   LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements




(2)  SECURITIES

     Effective December 31, 1993, the Company adopted Statement of Financial
         Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires investments in equity securities that have a readily determinable fair value and investments in debt securities to be classified into one of three categories, as follows: held to maturity debt securities, trading securities, and available for sale securities. In conjunction with the adoption of SFAS No. 115 on December 31, 1993, the Company reclassified $21,026,676 of securities to the available for sale classification from the held to maturity category. At that date, unrealized appreciation on total securities available for sale amounted to $887,923, resulting in an increase in stockholders' equity of $550,513, net of taxes. There was no impact on the Company's consolidated net earnings as a result of the adoption of SFAS No. 115.

     SECURITIES AVAILABLE FOR SALE

     The amortized cost, gross unrealized gains, gross unrealized losses, and estimated market value of securities available for sale at December 31, 1993 and 1992, are as follows:



                                                                              GROSS          GROSS          ESTIMATED
                                                             AMORTIZED     UNREALIZED      UNREALIZED        MARKET
                                                               COST           GAINS          LOSSES          VALUE
                                                               ----           -----          ------          -----

     DECEMBER 31, 1993:
     U.S. Treasury securities and obligations
        of U.S. Government agencies                     $    26,599,589       215,540         77,106       26,738,023
     FHLMC preferred stock                                       63,873       749,489           -             813,362
                                                             ----------      --------       --------       ----------
         Total securities available for sale            $    26,663,462       965,029         77,106       27,551,385
                                                             ==========      ========       ========       ==========

     DECEMBER 31, 1992:
     U.S. Treasury securities and obligations
        of U.S. Government agencies                     $     7,768,951        99,277         21,250        7,846,978
     FHLMC preferred stock                                       63,873       725,027           -             788,900
                                                             ----------      --------       --------       ----------
                                                        $     7,832,824       824,304         21,250        8,635,878
                                                             ==========      ========       ========       ==========

     Included in U.S. Treasury securities and obligations of U.S. Government agencies are agency-issued mortgage-backed securities amounting to $6,033,613 ($6,243,925 market value) at December 31, 1993, and
         $2,569,356 ($2,666,978 market value) at December 31, 1992.

     SECURITIES HELD TO MATURITY

     The amortized cost, gross unrealized gains, gross unrealized losses, and estimated market value of securities held to maturity at December 31, 1992 are as follows:

                                                                              GROSS          GROSS          ESTIMATED
                                                             CARRYING      UNREALIZED      UNREALIZED        MARKET
                                                               VALUE          GAINS          LOSSES          VALUE
                                                               -----          -----          ------          -----
     DECEMBER 31, 1992:
     U.S. Treasury securities and obligations
        of U.S. Government agencies                     $    20,658,020       359,027         20,625       20,996,422
                                                             ==========      ========       ========       ==========

     Included in U.S. Treasury securities and obligations of U.S. Government agencies are agency-issued mortgage-backed securities amounting to $5,709,230 ($5,944,484 market value) at December 31, 1992.
                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements





     TOTAL SECURITIES

     The amortized cost and estimated market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.




                                                                                      SECURITIES AVAILABLE FOR SALE
                                                                                      -----------------------------
                                                                                                          ESTIMATED
                                                                                         AMORTIZED         MARKET
                                                                                           COST            VALUE
                                                                                           ----            -----

       U.S. Treasury securities and obligations of U.S. Government agencies:
          Maturing within one year                                                    $ 15,516,967       15,515,627
          Maturing within one to five years                                              5,049,009        4,978,471
       Mortgage-backed securities                                                        6,033,613        6,243,925
                                                                                       -----------       ----------
                        Totals                                                        $ 26,599,589       26,738,023
                                                                                       ===========       ==========

      Proceeds from sales of debt securities during 1993, 1992, and 1991 were $1,691,249, $986,250, and $1,009,375, respectively. Gross gains of
         $625 were realized on sales during 1993, gross losses of $8,750 were realized on sales during 1992, gross gains of $1,235 were realized on sales during 1991.



                                                                     (Continued)

                   LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



(3)  LOANS RECEIVABLE

     Loans receivable at December 31, 1993 and 1992, are summarized as follows:

                                                                                     1993           1992
                                                                                     ----           ----
     First mortgage loans (principally conventional):
          Secured by one-to-four family residences                              $ 74,976,804     75,455,171
          Secured by other properties                                              9,920,002     10,807,112
          Construction loans                                                       1,732,250      2,043,750
          Partially guaranteed by VA or insured by FHA                             5,848,760      5,841,706
          Participation investment in loans purchased                              3,285,154      1,566,032
                                                                                ------------    -----------
                                                                                  95,762,970     95,713,771

          Less:
              Undisbursed portion of construction loans                           (1,478,737)    (1,709,912)
              Loans in process                                                      (590,209)      (264,368)
              Unearned discounts                                                    (382,593)      (531,860)
              Unamortized premiums                                                    78,812         87,044
              Net deferred loan origination fees                                    (696,316)      (633,359)
                                                                                ------------    -----------
                      Total first mortgage loans                                  92,693,927     92,661,316
                                                                                ------------    -----------

     Consumer and other loans:
              Lines of credit secured by real estate                               3,856,995      3,767,196
              Floor plan                                                             681,667        716,307
              Consumer                                                            21,662,527     16,773,626
              Commercial                                                           3,399,808      3,240,199
              Share                                                                2,615,645      2,517,757
                                                                                ------------    -----------
                                                                                  32,216,642     27,015,085

          Less:
              Unearned income                                                     (1,524,646)    (1,345,415)
                                                                                ------------    -----------
                     Total consumer and other loans                               30,691,996     25,669,670
                                                                                ------------    -----------
     Less allowance for loan losses                                               (1,287,013)    (1,110,166)
                                                                                ------------    -----------
                                                                                $122,098,910    117,220,820
                                                                                ============    ===========

     Weighted average contractual yield                                             7.94%          8.66%
                                                                                   =====          =====



     The estimated fair value of total loans outstanding at December 31, 1993 and 1992 was $125,056,000 and $120,797,000, respectively. The estimated fair value of loans includes credit risk considerations.



                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements





     Activity in the allowance for loan losses for the years ended December 31, 1993, 1992, and 1991 is summarized as follows:

                                                                             1993             1992             1991
                                                                             ----             ----             ----
      Balance at January 1,                                             $ 1,110,166          958,313        875,569
      Provision charged to income                                           259,016          174,155        200,632
      Charge-offs, net of recoveries                                        (82,169)         (22,302)      (117,888)
                                                                           --------         --------        -------
      Balance at December 31,                                           $ 1,287,013        1,110,166        958,313
                                                                          =========        =========        =======

     Recoveries amounted to $5,128, $9,476, and $27,794 for the years ended
         December 31, 1993, 1992, and 1991, respectively.

     The following is a summary of the principal balances of loans on nonaccrual status, and loans past due ninety days or more and not on nonaccrual at December 31, 1993 and 1992:

                                                                            1993              1992
                                                                            ----              ----
      Loans on nonaccrual status                                         $  269,708          461,937
      Loans contractually past due 90 days or more:
           Residential mortgage loans                                       364,705          376,134
           Consumer                                                         223,363          100,381
           Commercial                                                           726          132,130
                                                                            -------         --------
                         Total loans on nonaccrual and past due          $  858,502        1,070,582
                                                                            =======        =========

     The Company has established an allowance for uncollectible interest for loans on nonaccrual status, which is netted with accrued interest receivable, in the amount of $8,086 and $26,612 at December 31, 1993 and 1992, respectively.

     During the years ended December 31, 1993 and 1992, gross interest income of approximately $20,000 and $43,000, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. Interest received in cash on nonaccrual loans and included in income during the years ended December 31, 1993 and 1992, amounted to approximately $12,000 and $18,000, respectively.

     In May 1993 the Financial Accounting Standards Board issued Statement of
         Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, (SFAS No. 114) which must be adopted on a prospective basis by January 1995. SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the effective interest rate of the loan, at the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. The Company will adopt SFAS No. 114 in January 1995 and is evaluating the possible financial impact of this statement.

     The amount of loans serviced for the benefit of others is as follows:

           December 31, 1993                                             $      55,741,172
           December 31, 1992                                                    34,275,134
           December 31, 1991                                                    17,423,129
                                                                               ===========

                                                                     (Continued)

                   LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





     In the ordinary course of business, the Company makes loans to directors and executive officers and their related interests. Such loans were made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other borrowers and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers and their related interests are as follows:

           Balance at January 1, 1993                       $     1,159,676
               Advances                                           1,108,337
               Repayments                                          (643,129)
                                                                  ---------
           Balance at December 31, 1993                     $     1,624,884
                                                                  =========

(4)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

     Available but unused home equity lines of credit were approximately
         $2,714,000 at December 31, 1993 and $2,536,000 at December 31, 1992,
         with the majority having terms of fifteen years. At December 31, 1993 and 1992, outstanding letters of credit balances were $91,000 and $121,000, respectively. Commitments to originate or purchase loans were $2,159,812 and $2,483,916 at December 31,1993 and 1992, respectively. The commitments to originate loans at December 31, 1993, were composed of variable rate loans of $281,362 and fixed rate loans of $1,878,450. The fixed rate loans had interest rates ranging from 6.25% to 9.50%. Commitments to sell loans totaled $329,050 and $1,334,243 at December 31, 1993 and 1992, respectively.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include property, plant, and equipment and income-producing commercial properties.

(5)  SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     Substantially all of the Company's business activity is with customers located within the state of Tennessee. A majority of the loans are secured by residential or commercial real estate or other personal property. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The Company grants residential, consumer, and commercial loans to customers throughout the state of Tennessee.



                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements





(6)  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at December 31, 1993 and 1992, is summarized as follows:

                                                                                                  1993               1992
                                                                                                  ----               ----
         Securities                                                                           $  214,975            339,314
         Loans receivable                                                                        786,181            818,481
                                                                                               ---------          ---------
                                                                                              $1,001,156          1,157,795
                                                                                               =========          =========

(7)  REAL ESTATE OWNED

     The following is a summary of real estate owned at December
         31, 1993 and 1992:

                                                                                                  1993                1992
                                                                                                  ----                ----
         Real estate acquired through foreclosure                                             $  340,112            143,157
         Less allowance for possible losses                                                         -                13,301
                                                                                                 -------            -------
         Real estate owned, net                                                               $  340,112            129,856
                                                                                                 =======            =======

     Activity in the allowance for possible losses for real estate owned for the years ended December 31, 1993, 1992 and 1991 is as follows:

                                                                                 1993              1992               1991
                                                                                 ----              ----               ----
         Balance at January 1, 1993                                          $   13,301           21,259             13,588

         Provision charged to income                                               -              87,074             10,655

         Charge-offs, net of recoveries                                         (13,301)         (95,032)            (2,984)
                                                                                 ------           ------             ------
         Balance at December 31, 1993                                        $     -              13,301             21,259
                                                                                 ======           ======             ======


(8)  PREMISES AND EQUIPMENT

     Premises and equipment, less accumulated depreciation and amortization at December 31, 1993 and 1992, are summarized as follows:

                                                                                                 1993                1992
                                                                                                 ----                ----
               Land                                                                         $    134,004            134,004
               Buildings                                                                       2,982,222          2,863,955
               Furniture, fixtures, and equipment                                              1,673,263          1,665,504
               Purchased computer software                                                        89,788             83,232
               Automobiles                                                                       102,482            102,482
                                                                                               ---------          ---------
                                                                                               4,981,759          4,849,177
               Less accumulated depreciation and amortization                                 (2,743,315)        (2,569,140)
                                                                                               ---------          ---------
                                                                                            $  2,238,444          2,280,037
                                                                                               =========          =========

                                                                                                                (Continued)

                                     A-16

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(9)  DEPOSITS
     Deposits at December 31, 1993 and 1992 are summarized as follows:

                                                                   1993                            1992
                                                       ---------------------------       --------------------------
                                                         AMOUNT           PERCENT          AMOUNT          PERCENT
                                                       ---------          --------       ---------         --------
     Non-interest bearing
        demand deposits                            $    2,290,894            1.5%         1,730,067            1.2%
     NOW accounts at 2.25% in 1993
        and 2.75% in 1992                              14,805,075           10.0         13,636,524            9.0
     Money market at 2.50% in
        1993 and 3.00% in 1992                          8,003,294            5.4          9,654,773            6.4
     Passbook savings at 2.75% in
        1993 and 3.00% in 1992                         14,993,854           10.1         11,682,592            7.7
                                                      -----------           ----         ----------          -----
                                                       40,093,117           27.0         36,703,956           24.3
                                                      -----------           ----         ----------          -----
     Certificates of deposit:

        2.51% to 3.00%                                 18,431,079           12.4               -                -
        3.01% to 3.50%                                 30,712,187           20.6         18,458,136           12.2
        3.51% to 4.00%                                 19,684,047           13.2         38,651,102           25.5
        4.01% to 4.50%                                  7,653,914            5.1         28,183,003           18.6
        4.51% to 5.00%                                  7,128,446            4.8          3,324,318            2.2
        5.01% to 5.50%                                  7,094,624            4.8          2,236,613            1.5
        5.51% to 6.00%                                  5,772,628            3.9          4,268,840            2.8
        6.01% to 6.50%                                  3,582,611            2.4          4,444,031            2.9
        6.51% to 7.00%                                  3,302,320            2.2          4,227,147            2.8
        7.01% to 7.50%                                    894,362            0.6          1,515,669            1.0
        7.51% to 8.00%                                    405,205            0.3          1,902,042            1.3
        8.01% to 8.50%                                    658,017            0.4          3,369,309            2.2
        8.51% to 9.00%                                    980,731            0.7          1,778,331            1.2
        9.01% to 9.50%                                  2,323,844            1.6          2,256,831            1.5
                                                      -----------           ----         ----------          -----
                                                      108,624,015           73.0        114,615,372           75.7
                                                      -----------           ----        -----------          -----
                                                      148,717,132          100.0%       151,319,328          100.0%
                                                      -----------          -----        -----------          -----
     Less premium paid on deposits                           -                               44,866
                                                      -----------                       -----------
                                                $     148,717,132                       151,274,462
                                                      ===========                       ===========
     Weighted average cost of
          deposits                                       3.68%                              4.13%
                                                         =====                              =====

     The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 were $8,845,258 and $8,670,230 at December 31, 1993 and 1992, respectively.

     The Company's estimated fair value of total deposits was $149,752,000 at December 31, 1993 which exceeds the carrying amount, of total deposits of $148,717,132 by $1,034,868. The Bank's estimated fair value of total deposits was $152,416,000 at December 31, 1992, which exceeds the carrying amount of total deposits of $151,274,462 by $1,141,538.





                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



     Scheduled maturities of certificates of deposit at December 31, 1993 and 1992, are as follows:

                                                                                                 1993            1992
                                                                                                 ----            ----
              Under 6 months                                                           $      58,444,720      61,939,702
              6 months to 12 months                                                           21,400,087      26,353,465
              12 months to 24 months                                                           8,536,720      15,674,599
              24 months to 36 months                                                           7,386,403       3,698,056
              Over 36 months                                                                  12,856,085       6,949,550
                                                                                             -----------     -----------
                                                                                      $      108,624,015     114,615,372
                                                                                             ===========     ===========

     Interest expense on deposits for the years ended December 31, 1993, 1992, and 1991 is summarized as follows:

                                                                                1993             1992              1991
                                                                                ----             ----              ----
               Money market                                             $       253,917          336,481          428,571
               Passbook savings                                                 387,597          367,358          474,651
               NOW                                                              300,634          327,040          374,256
               Certificates of deposit                                        4,995,129        6,183,186        9,035,285
               Amortization of premium
                   paid on deposits                                              44,866          179,550          179,550
                                                                              ---------        ---------       ----------
                                                                        $     5,982,143        7,393,615       10,492,313
                                                                              =========        =========       ==========

     Certain securities with a carrying value of approximately $3,228,000 and $2,368,000 at December 31, 1993 and 1992, respectively, were pledged to secure certain deposit accounts.

(10) ADVANCES FROM THE FEDERAL HOME LOAN BANK

     In 1993, the Company entered into two advance agreements with the Federal
         Home Loan Bank. The first advance in the original amount of $5,000,000 matures on November 1, 1998 and bears interest at 4.40%. The second advance in the original amount of $5,000,000 matures on November 1, 2003 and bears interest at 5.20%.

     Advances from the Federal Home Loan Bank mature in the year ended December
         31, as follows:

               1994                                          $     1,310,711
               1995                                                1,372,847
               1996                                                1,437,947
               1997                                                1,506,155
               1998                                                1,484,630
               Thereafter                                          2,794,616
                                                                   ---------
                                                             $     9,906,906
                                                                   =========

     At December 31, 1993, advances were collateralized by certain first mortgage loans aggregating approximately $14,800,000.

     The estimated fair value of advances from the Federal Home Loan Bank approximates $9,607,000 at December 31, 1993.

                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements





(11) INCOME TAXES

     Effective January 1, 1993, the Company prospectively adopted statement of Financial Accounting Standards (SFAS) No. 109, which requires a change from the deferred method (an income statement approach) of accounting for income taxes under Accounting Principles Bulletin No. 11 to the asset and liability method of accounting for income taxes. Under the asset liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the adoption of SFAS No. 109 was a $127,150 benefit. See note 13. The components of income tax expense (benefit) are as follows:

                                                                            1993              1992             1991
                                                                            ----              ----             ----
        Current income tax expense:
           Federal                                                    $   1,106,893        1,118,969          784,381
           State                                                            150,928          149,030          105,212
                                                                          ---------        ---------         --------
               Total current income tax expense                           1,257,821        1,267,999          889,593
                                                                          ---------        ---------         --------
        Deferred income tax expense (benefit):
           Federal                                                           35,916          (64,200)        (139,776)
           State                                                              7,884           (5,600)         (17,557)
                                                                          ---------        ---------         --------
               Total deferred income tax expense (benefit)
                   from operations                                           43,800          (69,800)        (157,333)
                                                                          ---------        ---------         --------
        Total income tax expense from operations                      $   1,301,621        1,198,199          732,260
                                                                          =========        =========         ========

     SFAS No. 109 requires that the tax benefit of deductible temporary differences be recorded as an asset to the extent that management assesses the utilization of such temporary differences to be "more likely than not." In accordance with SFAS No. 109, the realization of tax benefits of deductible temporary differences depends on whether the Company has sufficient taxable income within the carryback and carryforward period permitted by tax law to allow for utilization of the deductible amounts. Taxable income in the carryback period and estimates of taxable income in the carryforward period were expected to be sufficient to utilize such differences. As such, no valuation allowance was established.

     In addition to amounts in the above table, the Company provided taxes relating to the adoption of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with
         SFAS No. 115, unrealized gains on securities available for sale of 887,923 were credited directly to stockholders' equity. The tax effect applicable to the unrealized gain totaled $337,410 (composed of $301,895 federal tax and $35,515 state tax and is included in deferred taxes).



                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements





     The following table presents a reconciliation of the provision for income taxes as shown in the consolidated statements of earnings with that which would be computed by applying the statutory federal income tax rate of 34% to earnings before income taxes and cumulative effect of a change in accounting principle.


                                                   1993                     1992                   1991
                                           -------------------       -------------------    -------------------
                                                         % OF                      % OF                   % OF
                                                        PRETAX                    PRETAX                 PRETAX
                                           AMOUNT       INCOME       AMOUNT       INCOME    AMOUNT       INCOME
                                           ------       ------       ------       ------    ------       ------
     Tax expense at statutory rates     $ 1,153,205     34.0%       1,140,066     34.0%     695,534      34.0%
     Increase (decrease) in  taxes
         resulting from:
         Bad debt deduction                     -        -               (754)     -         10,945        .5
         State income tax, net of
             federal effect                 104,816      3.1           94,664      2.8       57,852       2.8
         Accretion of purchase
             method adjustment                  -        -            (32,842)    (1.0)     (27,301)     (1.3)
         Other, net                          43,600      1.3           (2,935)     (.1)      (4,770)     (0.2)
                                         ----------    -----        ---------     ----      -------      -----
             Actual tax expense
                from operations         $ 1,301,621     38.4%       1,198,199     35.7%     732,260      35.8%
                                         ==========    =====        =========     ====      =======      =====

     The Company is allowed a special bad debt deduction limited generally to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings accounts balances at the end of the year. If the amounts that qualify as deductions for Federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to Federal income tax at the then current corporate rate. Retained earnings at December 31, 1993 and 1992, includes approximately $3,200,000 and $2,700,000, respectively, for which Federal income tax has not been provided.

     The tax effects of temporary differences that give rise to the significant portions of deferred tax assets and liabilities at December 31, 1993, are as follows:

                                                                                              DECEMBER 31, 1993
                                                                                              -----------------
         Deferred tax assets:
             Allowance for loan losses                                                         $     445,395
             Deferred loan fees                                                                      269,327
             Other                                                                                    66,429
                                                                                                   ---------
                    Total deferred tax asset                                                         781,151
                                                                                                   ---------
         Deferred tax liabilities:
             FHLB stock dividend                                                                     240,184
             Unrealized gain on securities available for sale                                        337,410
             Tax bad debt reserve in excess of base year                                             248,160
             Property, plant, and equipment                                                           86,571
             Other                                                                                    13,552
                                                                                                   ---------
                    Total deferred tax liability                                                     925,877
                                                                                                   ---------
                    Net deferred tax liability                                                 $     144,726
                                                                                                   =========


                                                                     (Continued)

                   LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



(12) GAIN ON SALES OF INTEREST-EARNING ASSETS

     Gains and losses on sales of interest-earning assets for the years ended
         December 31, 1993, 1992, and 1991, are summarized as follows:

                                                               1993             1992            1991
                                                               ----             ----            ----
       Realized gain (loss) on sales of:
           Securities                                       $     625           (8,750)        1,235
           First mortgage loans, net                          697,178          306,371         4,119
                                                              -------          -------       -------
                                                            $ 697,803          297,621         5,354
                                                              =======          =======       =======

(13) CHANGES IN ACCOUNTING PRINCIPLES

     The changes in accounting principles reflected in the 1993 consolidated financial statements relate to the Company's adoption of Statements of Financial Accounting Standards (SFAS) Nos. 109, Accounting for Income Taxes, and 115, Accounting for Investments in Certain Debt and Equity Securities. SFAS No. 109, Accounting for Income Taxes, is addressed in note 11 (income taxes) and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities is discussed in note 2 (securities).

(14) PENSION PLAN

     A trusteed noncontributory pension plan is in effect with the Financial
         Institutions Retirement Fund for substantially all Company employees who have been employed one year or more and have attained age 21. Pension expense for the year ended December 31, 1993 was $39,968. There was no pension expense related to this plan during the years ended December 31, 1992 and 1991. All contributions to the fund are commingled with other employers' contributions and all assets of the fund are invested on a pooled basis, without allocation to individual employers or employees. The latest available computation by an independent actuary indicates that the value of the assets in the pension fund exceeds the vested benefits.


(15) STOCKHOLDERS' EQUITY

     On December 17, 1991, Liberty Federal Savings Bank converted from a mutual to a stock form of ownership and was acquired by Liberty Bancshares, Inc. At the time of the Bank's conversion, eligible deposit account holders in the Bank were granted priority in the event of future liquidation by the establishment of a liquidation account equal to retained earnings as of December 31, 1990. In the event of future liquidation, and only in such event, an eligible deposit account holder who continues to maintain his deposit account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then current adjusted balance from deposit accounts then held before any liquidations may be made with respect to capital stock.

     The Bank may not declare or pay a cash dividend on or repurchase any of its stock if the effect would be to reduce retained earnings of the Bank below either the amount of the liquidation account or capital requirements of the OTS. Federal regulations adopted by the OTS impose certain limitations on the payment of dividends and other capital distributions, including stock repurchases, by the Bank. OTS regulations utilize a tiered approach which permits various levels of distributions based primarily upon an institution's capital level. Based upon current OTS regulations and its capital structure at December 31, 1993, the Bank may make, without prior OTS approval, capital distributions during a year in an amount which is the greater of (i) up to 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital-to-assets ratio at the beginning of the year or, (ii) 75% of its net income over the most recent four quarter period. Capital distributions by the Bank are further subject to 30-day advance written notice to the OTS.




                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements





(16)  CONVERSION TO STOCK AND EARNINGS PER SHARE

      The sale of 634,215 shares of $1.00 par value common stock by the Company was consummated in 1991 pursuant to a plan of conversion of the Bank from a Federally-chartered mutual savings bank to a Federally-chartered stock savings bank previously approved by the members of the Bank. From the proceeds, $634,215 was allocated to common stock and $5,076,846, which is net of conversion costs of $631,088, was allocated to additional paid- in capital.

      Earnings per share for the year ended December 31, 1991, was based upon the number of shares issued at conversion and the earnings for the period from the date of conversion, December 17, 1991, to December 31, 1991. Earnings per share for the year ended December 31, 1992, were based upon the weighted average number of shares outstanding during the period, 634,215, and the earnings for the year ended December 31, 1992. Earnings per share for the year ended December 31, 1993, were based on the weighted average number of shares and common share equivalents outstanding during the period, 666,976, and the earnings for the year ended December 31, 1993.


      The Company's charter authorizes 1,000,000 shares of preferred stock of
         the Company, of $1.00 par value.   The consideration for the
         iss uance of the shares shall be paid in full before their issuance and shall not be less than the par value. The consideration for the shares, other than cash, shall be determined by the Board of Directors in accordance with the provisions of the Tennessee Business Corporation Act. The preferred stock, and any series of preferred stock, may be redeemable or convertible. Prior to the issuance of any preferred stock, and any series of preferred stock, as established by the Board of Directors, the Company shall file the articles of amendment to the Company charter with the Tennessee Secretary of State establishing and designating the series and fixing and determining the relative rights and preferences thereof. The Company's charter expressly vests in the Board of Directors of the Company the authority to issue the preferred stock in one or more series and to determine, to the extent permitted by law prior to the issuance of the preferred stock (or any series of the preferred stock), the relative rights, limitations, and preferences of the preferred stock or any such series.

      The purposes for which the Board of Directors of the Company might issue preferred stock include, among others, acquisitions and capital formation. In addition, the issuance of the shares of the preferred stock under certain circumstances could discourage, or make more difficult, an attempt to gain control of the Company.

      The mere authorization of the preferred stock by itself does not have any effect upon the rights of present holders of the Company's common stock. Nevertheless, future issuances of preferred stock, which the Board of Directors of the Company could make without stockholder approval, in all likelihood would impact upon the rights of the holders of the Company's common stock. Holders of shares of preferred stock generally are entitled to receive specified dividends prior to payment of dividends on shares of common stock and may have voting rights that are separate from or in conjunction with holders of the Company's common stock.





                                                                     (Continued)

                    LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements





(17) EMPLOYEE STOCK OPTION AND STOCK OWNERSHIP PLANS

     In conjunction with the conversion, the Company established a stock option plan under which a total of 63,421 common shares were reserved
         for options.   The plan establishes the exercise price of the options
         at least equal to the market value of the Company's common stock on the date of grant. At December 31, 1993 and 1992, a total of 45,426 and 50,740, respectively, shares were granted under the stock option plan all at $10 per share. During the year ended December 31, 1993, 5,314 options were exercised at $10 per share.

     Also, in conjunction with converting to a stock ownership form, the Company established an Employee Stock Ownership Plan (ESOP), under which the Company will make annual contributions to a trust for the benefit of eligible employees. To be eligible, an employee must be 21 years of age and have completed at least one year of service. The contributions may be in the form of cash, other property, or common shares. The plan is noncontributory and there is no past service liability. The amount of the annual contribution is at the discretion of the Board of Directors of the Company. Initially, the ESOP acquired 63,429 shares of common stock financed by $634,290 in borrowings by the ESOP. The Board of Directors intends to contribute to the Plan annually at least an amount equal to the required principal and interest payments related to the ESOP loan. The ESOP loan is payable in quarterly principal and interest installments beginning March 17, 1992, and maturing December 17, 2001. Interest accrues at the base rate charged by the lender. Dividends received on shares held by the ESOP are used to service a portion of the principal and interest payments on the borrowing. During 1993 and 1992, dividends used for debt service totaled $36,154 and $19,029, respectively. The Company contributed $88,323 in 1993 and $181,272 in 1992 for debt service. Benefit expense is recognized based on the shares allocated method. This method requires that the percentage of shares allocated for the period to total shares purchased be applied to the original principal balance to calculate the benefit expense which equaled in 1993 and 1992. No contribution was made in 1991 as the first loan payment was not due until March 17, 1992. The principal balance of the ESOP loan was $368,855 and $468,438 at December 31, 1993 and 1992, respectively. At December 31, 1993 and 1992, the note was secured by 38,057 and 63,429 shares, respectively.


     Future minimum principal payments of the Employee Stock Ownership Plan loan are as follows:

               1994                                                $  63,429
               1995                                                   63,429
               1996                                                   63,429
               1997                                                   63,429
               Thereafter                                            115,139
                                                                     -------
                                                                   $ 368,855
                                                                     =======


     The estimated fair value of the ESOP loan approximates the carrying value due to the interest rate being variable at the lender's base rate which is the rate estimated to be currently offered for comparable new long-term debt.





                                                                     (Continued)

                   LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(18) PARENT COMPANY ONLY FINANCIAL INFORMATION

     Financial information of Liberty Bancshares Inc. (Parent Company Only) is as follows as of December 31, 1993 and 1992, and for each of the years in the three year period ended December 31, 1993:


     BALANCE SHEETS
                      ASSETS                                                                            1993              1992
                      ------                                                                            ----              ----
     Cash in bank                                                                                $      169,111            58,635
     Investment in subsidiary                                                                        20,542,596        18,214,235
                                                                                                     ----------        ----------
                   Total assets                                                                  $   20,711,707        18,272,870
                                                                                                     ==========        ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
     Employee Stock Ownership Plan loan payable                                                  $      368,855           468,438
                                                                                                     ----------        ----------
     Stockholders' equity:
         Common stock                                                                                   639,529           634,215
         Additional paid-in capital                                                                   5,120,917         5,073,091
         Retained earnings                                                                           14,400,748        12,565,564
         Employee Stock Ownership Plan borrowings                                                      (368,855)         (468,438)
                                                                                                     ----------        ----------
              Realized stockholders' equity                                                          19,792,339        17,804,432

         Net unrealized gains on securities available for sale, net of tax                              550,513              -
                                                                                                     ----------        ----------
              Total stockholders' equity                                                             20,342,852        17,804,432
                                                                                                     ----------        ----------
              Total liabilities and stockholders' equity                                         $   20,711,707        18,272,870
                                                                                                     ==========        ==========

                                                                                     1993               1992              1991
                                                                                     ----               ----              ----
     STATEMENTS OF EARNINGS

     Dividends from bank subsidiary                                           $      600,000            382,000              -
     Other operating expenses                                                       (160,541)              -                 -
                                                                                ------------         ----------        ----------
              Earnings before equity in undistributed earnings
                  of subsidiary                                                      439,459            382,000              -

     Equity in undistributed earnings of subsidiary                                1,777,848          1,772,937            33,520
                                                                                ------------         ----------        ----------
              Net earnings                                                    $    2,217,307          2,154,937            33,520
                                                                                ============         ==========        ==========
     STATEMENTS OF CASH FLOWS
     Cash flows from operating activities:
         Net earnings                                                         $    2,217,307          2,154,937            33,520
         Adjustments to reconcile net earnings to net cash and
            cash equivalents provided by operating activities:
            Undistributed earnings of subsidiary                                  (1,777,848)        (1,772,937)          (33,520)
                                                                                ------------         ----------        ----------
              Net cash and cash equivalents provided
                  by operating activities                                            439,459            382,000              -
                                                                                ------------         ----------        ----------
              Net cash used by investing in bank subsidiary                             -                  -           (5,653,897)
                                                                                ------------         ----------        ----------
     Cash flows from financing activities:
         Cash paid for dividends                                                    (382,123)          (380,529)             -
         Net cash provided by net proceeds received
            from the issuance of common stock                                         53,140               -            5,711,061
                                                                                ------------         ----------        ----------
              Net cash and cash equivalents (used) provided
                  by financing activities                                           (328,983)          (380,529)        5,711,061
                                                                                ------------         ----------        ----------
              Net increase in cash and cash equivalents                              110,476              1,471            57,164

     Cash and cash equivalents at beginning of year                                   58,635             57,164              -
                                                                                ------------         ----------        ----------
     Cash and cash equivalents at end of year                                 $      169,111             58,635            57,164
                                                                                ============         ==========        ==========
                                                                                                                      (Continued)


                   LIBERTY BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(19) PENDING ACQUISITION

     On November 23, 1993, the Company entered into an Agreement and Plan of
         Reorganization (Reorganization Agreement) with Union Planters Corporation (Union Planters), subject to various terms and conditions, pursuant to which the Company will merge into Union Planters and each outstanding share of the Company's common stock will be exchanged as follows: (i) in the event the current market price, as defined in the Reorganization Agreement, of Union Planters common stock should be greater than or equal to $22.00 per share but less than or equal to $28.00 per share, the exchange ratio shall be based on the fixed price of $50.00 per share of Company common stock divided by the current market price per share of Union Planters common stock; (ii) in the event the current market price of Union Planters common stock should be greater than $28.00 per share but less than or equal to $30.00 per share, the exchange ratio shall be fixed at 1.7857 shares of Union Planters common stock for each share of Company stock issued and outstanding at the effective time of the merger; (iii) in the event the current market price per share of Union Planters common stock should be greater than $30.00 per share, the exchange ratio shall be based on the fixed price of $53.57 per share of Company common stock divided by the current market price per share of Union Planters common stock; (iv) in the event the current market price per share of Union Planters common stock should be greater than or equal to $20.00 per share of Union Planters common stock but less than $22.00 per share, the exchange ratio shall be fixed at 2.2727 shares of Union Planters common stock for each share of Company common stock issued and outstanding at the effective time of the merger; and (v) in the event the current market price per share of Union Planters common stock should be less than $20.00 per share, the exchange ratio shall be fixed at 2.2727 shares of Union Planters common stock for each share of Company common stock; however, the Company has the unilateral right to either accept the fixed exchange ratio of 2.2727 or to terminate the transaction and Reorganization Agreement, unless the Company and Union Planters mutually agree in writing to increase the exchange ratio to a level mutually satisfactory to the Company and Union Planters.

     Consummation of the merger is contingent upon, among other things, stockholder and regulatory approval. The merger is expected to be accounted for using the pooling of interests method of accounting. Under the pooling of interest method of accounting, the historical basis of the assets and liabilities of the Company and Union Planters will be combined at the effective time of the merger. The stockholders' equity accounts will be combined on Union Planter's consolidated balance sheet.

     At December 31, 1993, the Company had incurred $150,693 of costs associated with the acquisition which is included in other operating expenses.

                                   APPENDIX B


                      AGREEMENT AND PLAN OF REORGANIZATION
                                  DATED AS OF
                               NOVEMBER 23, 1993
                                 BY AND BETWEEN
           UNION PLANTERS CORPORATION, LBI ACQUISITION COMPANY, INC.,
           LIBERTY BANCSHARES, INC. AND LIBERTY FEDERAL SAVINGS BANK,
                         ALONG WITH THE PLAN OF MERGER
                      AND RELATED LETTER AGREEMENT ANNEXED
                   THERETO AS EXHIBITS A AND B, RESPECTIVELY

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

                      AGREEMENT AND PLAN OF REORGANIZATION  . . . . . . .  1

                                   AGREEMENT. . . . . . . . . . . . . . .  2

                                   ARTICLE 1
                                  DEFINITIONS . . . . . . . . . . . . . .  2

     1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . .  2

                                   ARTICLE 2
                              TERMS OF THE MERGER . . . . . . . . . . . .  8

     2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.2     Articles of Incorporation, ByLaws, Directors,
             Officers and Name of the Surviving Corporation . . . . . . .  9
             (a) Articles of Incorporation. . . . . . . . . . . . . . . .  9
             (b) Bylaws . . . . . . . . . . . . . . . . . . . . . . . . .  9
             (c) Directors and Officers . . . . . . . . . . . . . . . . .  9
             (d) Name . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.3     Due Diligence Review . . . . . . . . . . . . . . . . . . . .  9
     2.4     Availability of Information  . . . . . . . . . . . . . . . .  9
     2.5     UPC's Right to Revise the Structure of the
             Transaction. . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.6     Holding Period of UPC Common Stock . . . . . . . . . . . . . 10
     2.7     LBI Stock Options and Treasury Stock . . . . . . . . . . . . 11

                                   ARTICLE 3
                           DESCRIPTION OF TRANSACTION . . . . . . . . . . 14

     3.1     Terms of the Merger  . . . . . . . . . . . . . . . . . . . . 14
             (a) Satisfaction of Conditions to Closing. . . . . . . . . . 14
             (b) Effective Time of the Merger   . . . . . . . . . . . . . 14
             (c) Conversion of Shares of INTERIM  . . . . . . . . . . . . 15
             (d) Conversion and Cancellation of Shares of LBI . . . . . . 15
             (e) Conversion and Exchange of LBI Shares;
                 Exchange Ratio . . . . . . . . . . . . . . . . . . . . . 15
             (f) Mechanics of Payment of the Consideration. . . . . . . . 18
             (g) Stock Transfer Books . . . . . . . . . . . . . . . . . . 19
             (h) Effects of the Merger. . . . . . . . . . . . . . . . . . 19
             (i) Transfer of Assets . . . . . . . . . . . . . . . . . . . 19
             (j) Assumption of Liabilities. . . . . . . . . . . . . . . . 20
             (k) Dissenting Shareholders' Rights. . . . . . . . . . . . . 20
     3.2     Time and Place of Closing  . . . . . . . . . . . . . . . . . 20

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF UPC


    4.1     Organization and Corporate Authority. . . . . . . . . . . . .  21
    4.2     Authorization, Execution and Delivery;
            Reorganization Agreement Not in Breach. . . . . . . . . . . .  21
    4.3     No Legal Bar. . . . . . . . . . . . . . . . . . . . . . . . .  22
    4.4     Government Approvals  . . . . . . . . . . . . . . . . . . . .  22
    4.5     Capitalization. . . . . . . . . . . . . . . . . . . . . . . .  23
    4.6     UPC Financial Statements. . . . . . . . . . . . . . . . . . .  23
    4.7     Exchange Act Filings. . . . . . . . . . . . . . . . . . . . .  24
    4.8     The UPC Common Stock  . . . . . . . . . . . . . . . . . . . .  24
    4.9     Licenses, Franchise, Etc. . . . . . . . . . . . . . . . . . .  25
    4.10    Absence of Certain Changes. . . . . . . . . . . . . . . . . .  25
    4.11    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .  25
    4.12    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  26
    4.13    Absence of Undisclosed Liabilities  . . . . . . . . . . . . .  26
    4.14    Compliance with Laws  . . . . . . . . . . . . . . . . . . . .  27
    4.15    Material Contract Defaults  . . . . . . . . . . . . . . . . .  27
    4.16    Statements True and Correct   . . . . . . . . . . . . . . . .  28
    4.17    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                   ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF LBI AND LIBERTY . . . .  29

    5.1     Organization and Qualification of LBI and Subsidiaries. . . .  29
    5.2     Authorization, Execution and Delivery;
            Reorganization Agreement Not in Breach. . . . . . . . . . . .  29
    5.3     No Legal Bar. . . . . . . . . . . . . . . . . . . . . . . . .  30
    5.4     Government and Other Approvals. . . . . . . . . . . . . . . .  31
    5.5     Licenses, Franchises, etc . . . . . . . . . . . . . . . . . .  31
    5.6     Charter Documents . . . . . . . . . . . . . . . . . . . . . .  31
    5.7     LBI Financial Statements. . . . . . . . . . . . . . . . . . .  31
    5.8     Absence of Certain Changes. . . . . . . . . . . . . . . . . .  32
    5.9     Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    5.10    Properties  . . . . . . . . . . . . . . . . . . . . . . . . .  34
    5.11    LBI Subsidiaries  . . . . . . . . . . . . . . . . . . . . . .  35
    5.12    Condition of Fixed Assets and Equipment . . . . . . . . . . .  35
    5.13    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .  35
    5.14    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .  36
    5.15    Hazardous Materials . . . . . . . . . . . . . . . . . . . . .  36
    5.16    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    5.17    Labor and Employment Matters  . . . . . . . . . . . . . . . .  40
    5.18    Records and Documents   . . . . . . . . . . . . . . . . . . .  41
    5.19    Capitalization of LBI . . . . . . . . . . . . . . . . . . . .  41
    5.20    Sole Agreement  . . . . . . . . . . . . . . . . . . . . . . .  42
    5.21    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .  42
    5.22    Absence of Undisclosed Liabilities  . . . . . . . . . . . . .  43
    5.23    Classified Assets   . . . . . . . . . . . . . . . . . . . . .  43
    5.24    Compliance with Laws  . . . . . . . . . . . . . . . . . . . .  43
    5.25    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .  44

    5.26    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . 46
    5.27    Material Contract Defaults . . . . . . . . . . . . . . . . . . . 47
    5.28    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    5.29    Statements True and Correct  . . . . . . . . . . . . . . . . . . 48

                                  ARTICLE 6
                              COVENANTS OF UPC . . . . . . . . . . . . . . . 48

    6.1     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . 48
    6.2     Registration of UPC Common Stock under the Securities Laws . . . 49
    6.3     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . 49

                                  ARTICLE 7
                        COVENANTS OF LBI AND LIBERTY . . . . . . . . . . . . 50

    7.1     Proxy Statement; LBI Shareholder Approval  . . . . . . . . . . . 50
    7.2     Conduct of Business -- Affirmative Covenants . . . . . . . . . . 51
    7.3     Conduct of Business -- Negative Covenants  . . . . . . . . . . . 53
    7.4     Conduct of Business -- Certain Actions . . . . . . . . . . . . . 56

                                  ARTICLE 8
                            CONDITIONS TO CLOSING. . . . . . . . . . . . . . 59

    8.1     Conditions to the Obligations of LBI . . . . . . . . . . . . . . 59
            (a)      Performance . . . . . . . . . . . . . . . . . . . . . . 59
            (b)      Representations and Warranties  . . . . . . . . . . . . 60
            (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . 60
            (d)      Consideration . . . . . . . . . . . . . . . . . . . . . 61
            (e)      Opinion of UPC's and INTERIM' Counsel . . . . . . . . . 61
            (g)      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . 62
    8.2     Conditions to the Obligations of UPC and INTERIM . . . . . . . . 62
            (a)      Performance . . . . . . . . . . . . . . . . . . . . . . 63
            (b)      Representations and Warranties  . . . . . . . . . . . . 63
            (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . 63
            (d)      Destruction of Property . . . . . . . . . . . . . . . . 64
            (e)      Inspections Permitted . . . . . . . . . . . . . . . . . 64
            (f)      No Material Adverse Change  . . . . . . . . . . . . . . 64
            (g)      Opinion of LBI's Counsel  . . . . . . . . . . . . . . . 64
            (h)      Other Business Combinations, Etc  . . . . . . . . . . . 65
            (i)      Maintenance of Certain Covenants, Etc . . . . . . . . . 66
            (j)      Non-Compete Agreements  . . . . . . . . . . . . . . . . 66
            (k)      Pooling of Interests Accounting Treatment . . . . . . . 66
            (l)      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . 67
            (m)      Receipt of Affiliate Letters  . . . . . . . . . . . . . 67
    8.3     Conditions to Obligations of All Parties . . . . . . . . . . . . 68
            (a)      No Pending or Threatened Claims . . . . . . . . . . . . 68
            (b)      Governmental Approvals and Acquiescence Obtained  . . . 68
            (c)      Registration Statement  . . . . . . . . . . . . . . . . 68
            (d)      Shareholder Approval  . . . . . . . . . . . . . . . . . 68

                                  ARTICLE 9
                                 TERMINATION . . . . . . . . . . . . . .  68

     9.1     Termination . . . . . . . . . . . . . . . . . . . . . . . .  68
     9.2     Effect of Termination . . . . . . . . . . . . . . . . . . .  69

                                  ARTICLE 10
                              GENERAL PROVISIONS . . . . . . . . . . . .  70

    10.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .  70
    10.2    Assignability and Parties in Interest  . . . . . . . . . . .  71
    10.3    Governing Law  . . . . . . . . . . . . . . . . . . . . . . .  71
    10.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  71
    10.5    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . .  71
    10.6    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . .  71
    10.7    Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  71
    10.8    Severability . . . . . . . . . . . . . . . . . . . . . . . .  72
    10.9    Modifications, Amendments and Waivers  . . . . . . . . . . .  72
    10.10   Interpretation . . . . . . . . . . . . . . . . . . . . . . .  73
    10.11   Payment of Expenses  . . . . . . . . . . . . . . . . . . . .  73
    10.12   Finders and Brokers  . . . . . . . . . . . . . . . . . . . .  73
    10.13   Equitable Remedies . . . . . . . . . . . . . . . . . . . . .  73
    10.14   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . .  73
    10.15   Survival of Representations and Warranties . . . . . . . . .  74
    10.16   No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . .  74
    10.17   Remedies Cumulative  . . . . . . . . . . . . . . . . . . . .  74

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement") dated as of the 23rd day of November, 1993, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018; LBI ACQUISITION COMPANY, INC. ("INTERIM"), a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC; LIBERTY BANCSHARES, INC. ("LBI" or "Surviving Corporation" as the context may require), a corporation chartered and existing under the laws of the State of Tennessee which is a registered savings and loan holding company and whose principal offices are located at 914 East Wood Street (P.O. Box 1149), Paris, Henry County, Tennessee 38242; and LIBERTY FEDERAL SAVINGS BANK ("LIBERTY"), a federal savings bank chartered and existing under the laws of the United States of America, having its main offices at 914 East Wood Street (P.O. Box 1149), Paris, Henry County, Tennessee 38242 and a wholly-owned subsidiary of LBI.

         LIBERTY, for a valuable consideration, the receipt and sufficiency of which is hereby acknowledged by it, has joined in this Reorganization Agreement for the sole purpose of making certain warranties and representations set forth in Article 5 and binding itself to perform certain covenants set forth in
Article 7 as provided hereinafter. UPC, INTERIM, LBI and LIBERTY are sometimes referred to herein as the "Parties."


                                    RECITALS

         A. LBI is the beneficial owner and holder of record of 100,000 shares of the common stock, $1.00 par value per share, of LIBERTY which constitute all of the shares of common stock of LIBERTY issued and outstanding (the "LIBERTY Common Stock"), and desires to have itself and LIBERTY acquired by UPC on the terms and subject to the conditions set forth in this Reorganization Agreement and the accompanying Plan of Merger (attached hereto as Exhibit A) (the "Plan of Merger").

         B. The Boards of Directors of LBI and LIBERTY deem it desirable and in the best interests of LBI and LIBERTY and the shareholders of LBI (the "LBI Shareholders") that INTERIM be merged with and into LBI (which would survive the merger) on the





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-1 terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger.

         C. The Boards of Directors of UPC and INTERIM deem it desirable and in the best interests of UPC, INTERIM and the shareholders of UPC that INTERIM be merged with and into LBI on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger.

         D. The respective Boards of Directors of UPC, INTERIM, LBI and LIBERTY have each adopted resolutions setting forth and adopting this Reorganization Agreement and the Plan of Merger, and have directed that this Reorganization Agreement and the Plan of Merger and all resolutions adopted by said Boards of Directors and by the LBI Shareholders related to this Reorganization Agreement, be submitted with appropriate applications to, and filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Office of Thrift Supervision (the "OTS") and such other regulatory agencies or authorities as may be necessary in order to obtain all governmental authorizations required to consummate the proposed Merger (as defined herein) in accordance with this Reorganization Agreement, the Plan of Merger and applicable law.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:


                                   AGREEMENT

                                   ARTICLE 1

                                  DEFINITIONS

                 1.1 Definitions. As used in this Reorganization Agreement, the following terms have the definitions indicated:

                 "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common Control, as that term is defined herein, with that party.

                 "APPLICABLE ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 5.15(a) of this Reorganization Agreement.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-2

                 "AUDITED FINANCIAL STATEMENTS OF LBI" shall have the meaning assigned to such term in Section 5.7 of this Reorganization Agreement.

                 "BALANCE SHEET DATE" shall have the meaning assigned to such term in Section 5.8 of this Reorganization Agreement.

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized by banks in Tennessee.

                 "CERCLA" shall have the meaning set forth in Section 5.15(a) of this Reorganization Agreement.

                 "CLOSING" shall have the meaning assigned to such term in
Section 3.1(a) of this Reorganization Agreement.

                 "CLOSING DATE" shall have the meaning assigned to such term in
Section 3.2 of this Reorganization Agreement.

                 "CONSIDERATION" shall mean the value to be received by the LBI Record Holders in exchange for their LBI Common Stock, such value to be determined as provided in Article 3, Section 3.1(e), of this Reorganization Agreement.

                 "CONTROL" shall have the meaning assigned to such term in
Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

                 "CURRENT MARKET PRICE PER SHARE" shall have the meaning set forth in Section 3.1(e) of this Reorganization Agreement.

                 "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of LIBERTY.

                 "EFFECTIVE DATE OF THE MERGER" shall mean that date on which the Effective Time of the Merger shall have occurred.

                 "EFFECTIVE TIME OF THE MERGER" shall have the meaning assigned in Section 3.3 of the Plan of Merger and Section 3.1(b) of this Reorganization Agreement.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-3

                 "EXCHANGE AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, acting through its Corporate Trust Department.

                 "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 3.1(e) of this Reorganization Agreement.

                 "FDIC" means the Federal Deposit Insurance Corporation.

                 "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis acting under delegated authority.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GOVERNMENTAL APPROVALS" shall have the meaning assigned to such term in Section 4.4 of this Reorganization Agreement.

                 "HAZARDOUS SUBSTANCES" shall have the meaning set forth in
Section 5.15(a) of this Reorganization Agreement.

                 "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.
                 "INTERIM" shall mean LBI Acquisition Company, Inc., a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC.

                 "INTERIM COMMON STOCK" shall have the meaning assigned to such term in Section 3.1(c) of this Reorganization Agreement.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "LBI" means Liberty Bancshares, Inc., a corporation chartered and existing under the laws of the State of Tennessee which is a registered savings and loan holding company and whose principal offices are located at 914 East Wood Street, Paris, Henry County, Tennessee 38242.

                 "LBI COMMON STOCK" has the meaning assigned to such term in
Section 3.1(d) of this Reorganization Agreement.

                 "LBI COMPANIES" shall mean LBI and all of its Subsidiaries, including LIBERTY and all LIBERTY Subsidiaries.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-4

                 "LBI EMPLOYEE PLANS" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by LBI or any LBI Subsidiary, including, but not limited to, LIBERTY, to or for the benefit of the officers, directors or employees of LBI or any LBI Subsidiary.

                 "LBI RECORD HOLDERS" means the holders of record of all of the issued and outstanding shares of LBI Common Stock immediately prior to the Effective Time of the Merger.

                 "LBI SHAREHOLDERS" shall have the meaning assigned to such term in Recital B of this Reorganization Agreement.

                 "LBI STOCK OPTIONS" shall have the meaning assigned to such term in Section 2.7 of this Reorganization Agreement.

                 "LIBERTY" means Liberty Federal Savings Bank, a federal savings bank chartered and existing under the laws of the United States of America, having its main offices at 914 East Wood Street, Paris, Henry County, Tennessee 38242 and a wholly-owned subsidiary of LBI.

                 "LIBERTY COMMON STOCK" shall have the meaning assigned to such term in Recital A of this Reorganization Agreement.

                 "MERGER" shall, as described in Section 2.1 of this Reorganization Agreement, mean the merger of INTERIM with and into LBI, which shall survive the Merger as the Surviving Corporation.

                 "NYSE" shall mean the New York Stock Exchange, or its successor, upon which shares of the UPC Common Stock are listed for trading.

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "OFFICER" shall have the meaning set forth in Section 5.8(k) of this Reorganization Agreement.

                 "OTS" shall mean the Office of Thrift Supervision or any successor thereto.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-5

                 "PARTIES" shall mean LBI, LIBERTY, UPC, and INTERIM collectively; LBI and LIBERTY on the one hand, or UPC and INTERIM on the other hand, may sometimes be referred to as a "PARTY."

                 "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                 "PERSON" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

                 "PLAN OF MERGER" shall mean the Plan of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of LBI, UPC and INTERIM and filed with the Tennessee Secretary of State along with the Articles of Merger in accordance with Section 48-21-105 of the Tennessee Code and providing for the Merger of INTERIM with and into LBI as contemplated by Section 2.1 of this Reorganization Agreement.

                 "PROPERTY" shall have the meaning assigned to such term in
Section 5.15(a) of this Reorganization Agreement.

                 "PROXY STATEMENT" shall mean the proxy statement to be used by LBI to solicit proxies with a view to securing the approval of the LBI Shareholders of this Reorganization Agreement and the Plan of Merger.

                 "REALTY" means the real property of LBI or LIBERTY owned or leased by LBI or LIBERTY or any Subsidiary of LBI or LIBERTY.

                 "RECORDS" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of LBI or LIBERTY, original instruments and other documentation, pertaining to LBI, LBI's assets (including plans and specifications relating to the Realty), LBI's liabilities, the LBI Common Stock, the LIBERTY Common Stock, the Deposits and the loans, and all other business and financial records which are necessary or customary for use in the conduct of LBI's or LIBERTY's business by UPC and LBI on and after the Effective Time of the Merger as it was conducted prior to the Closing Date.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Reserve, the OTS, the SEC, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Reorganization Agreement.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-6

                 "RELEASE" shall have the meaning assigned to such term in
Section 5.15(b)(i) of this Reorganization Agreement.

                 "REORGANIZATION AGREEMENT" means this Agreement and Plan of Reorganization together with the Plan of Merger (Exhibit A), and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Reorganization Agreement.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SEC DOCUMENTS" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the OTS, the Comptroller of the Currency, the FDIC or with any other Regulatory Authority pursuant to the Securities Laws.

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

                 "SHAREHOLDERS MEETING" shall mean the meeting of the LBI Shareholders to be held pursuant to Section 7.1 of this Reorganization Agreement, including any adjournment or adjournments thereof.

                 "SUBSIDIARIES" shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

                 "SURVIVING CORPORATION" shall mean LBI as the corporation resulting from the consummation of the Merger as set forth in Section 2.1 of this Reorganization Agreement.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-7

                 "TDFI" shall mean the Tennessee Department of Financial Institutions.

                 "TENNESSEE CODE" means the Tennessee Code Annotated, as amended.

                 "TENNESSEE COMMISSIONER" shall mean the Commissioner of the Tennessee Department of Financial Institutions.

                 "UPC" shall mean Union Planters Corporation, a
Tennessee-chartered bank holding company which is also registered as a savings and loan holding company having its principal place of business at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018.

                 "UPC COMMON STOCK" shall have the meaning set forth in Section
4.5 of this Reorganization Agreement.

                 "UPC FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries as of December 31, 1991 and 1992 and each subsequent December 31 prior to the Effective Time of the Merger, and (ii) the related unaudited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries for each of the quarters ended or ending after January 1, 1993, as filed by UPC in SEC Documents.

                 "UPC PREFERRED STOCK" shall have the meaning assigned to such term in Section 4.5 of this Reorganization Agreement.


                                   ARTICLE 2

                              TERMS OF THE MERGER

                 2.1      The Merger.

         Subject to the satisfaction (or lawful waiver) of all of the conditions to the obligations of each of the Parties to this Reorganization Agreement, at the Effective Time of the Merger, INTERIM shall be merged with and into LBI (the "Merger"), which latter corporation (the "Surviving Corporation") shall survive the Merger.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-8

                 2.2 Articles of Incorporation, ByLaws, Directors, Officers and Name of the Surviving Corporation.

                          (a)     Articles of Incorporation.  At the Effective
Time of the Merger, the Charter of LBI, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Charter of LBI as the Surviving Corporation, unless and until the same shall be amended thereafter as provided by law and the terms of such Charter.

                          (b)     Bylaws.  At the Effective Time of the Merger,
the Bylaws of LBI, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Bylaws of LBI as the Surviving Corporation, unless and until amended or repealed as provided by law, its Charter and such Bylaws.

                          (c)     Directors and Officers.  The directors and
officers of LBI in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Surviving Corporation, to hold office as provided in the Charter and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided therein.

                          (d)     Name.  The name of LBI as the Surviving
Corporation following the Merger shall remain unchanged and continue to be:

                            LIBERTY BANCSHARES, INC.

                 2.3 Due Diligence Review. Prior to the date of this Reorganization Agreement, each Party has conducted a due diligence review of the books, records and operations of the other Party, including, but not limited to, a review of the Party's loan portfolios, ORE and classified assets, investment portfolios and properties, to verify the reasonableness of the Party's earnings projections, growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates.

                 2.4 Availability of Information. Each Party shall continue to provide to the other Party, its Officers, employees, agents, and representatives access, on reasonable notice and during customary business hours, to all of the books, records, properties and facilities of the Party and shall use its best efforts to cause its Officers, employees, agents and representatives to cooperate with any of the reviewing Party's reasonable requests for information which would be customary in order to verify that there has been no material adverse change in





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-9
the reviewed Party since the date of the due diligence review provided for in
Section 2.3 of this Reorganization Agreement.   Except as expressly permitted
by the disclosing Party, the receiving Party shall keep confidential all non-public information received by the disclosing Party in connection with the provisions of this Section 2.4 and, in the event the Merger shall not be consummated, the receiving Party shall not directly or indirectly use any information provided by the disclosing Party for any competitive or commercial purpose, and the receiving Party shall promptly return to the disclosing Party all non-public proprietary and business information received from the disclosing Party.

                 2.5 UPC's Right to Revise the Structure of the Transaction. UPC shall have the unilateral right to revise the structure of the corporate reorganization contemplated by this Reorganization Agreement in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of LBI, to make any revision to the structure of the reorganization which (i) changes the amount of the Consideration which the LBI Record Holders are entitled to receive (determined in the manner provided in Section 3.1(e) of this Reorganization Agreement);
(ii) changes the intended tax-free effects of the Merger to UPC, INTERIM, LBI or the LBI Record Holders; (iii) would permit UPC to pay the Consideration other than by delivery of UPC Common Stock registered with the SEC (in the manner described in Section 6.2 of this Reorganization Agreement); or (iv) would be materially adverse to the interests of LBI or the LBI Record Holders as shareholders of LBI. UPC may exercise this right of revision by giving written Notice to LBI and LIBERTY in the manner provided in Section 10.1 of this Reorganization Agreement which Notice shall be in the form of an amendment to this Reorganization Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization.

                 2.6 Holding Period of UPC Common Stock. LBI hereby acknowledges and agrees that, in order to qualify the Merger under the Internal Revenue Code as a tax-free reorganization and for accounting purposes as a "pooling of interests" under the rules and regulations promulgated by the SEC, Accounting Principles Board Opinion No. 16 and GAAP, any LBI Record Holder who would be deemed an Affiliate of LBI at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of LBI Common Stock pursuant to the terms and conditions of this Reorganization Agreement, may not pledge on a nonrecourse basis, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-10

Stock to be received by such LBI Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge on a nonrecourse basis, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such LBI Record Holder pursuant to the terms and conditions of this Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and LBI for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger. LBI further acknowledges and agrees that any UPC Common Stock Certificates issued in connection with the Merger to LBI Record Holders who would be deemed Affiliates of LBI or UPC at the time of Closing under the Securities Laws shall be subject to and bear a restrictive legend substantially in the form as follows:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALES, TRANSFERS OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT (OTHER THAN A REGISTRATION STATEMENT ON SEC FORM S-4) OR IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. NO SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE UNTIL AFTER THE PUBLICATION OF FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF POST MERGER COMBINED OPERATIONS OF UPC AND LIBERTY BANCSHARES, INC. NO AGREEMENT MAY BE ENTERED INTO BY THE HOLDER OF THIS CERTIFICATE WHICH WOULD ALLOW OR REQUIRE THE SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES DURING THE TIME PERIOD MENTIONED ABOVE OR WHICH WOULD OTHERWISE REDUCE THE RISK BORNE BY THE SHAREHOLDER NAMED ON THE REVERSE SIDE OF THIS CERTIFICATE SUBSEQUENT TO THE CONSUMMATION OF THE MERGER THROUGH THE END OF SUCH TIME PERIOD.

                 2.7      LBI Stock Options and Treasury Stock.

                          (a)     Description of Plans.  LBI and LIBERTY have
established the following benefit programs which provide for the granting of certain stock options or the issuance of restricted shares of LBI Common Stock:

                 (i) The LBI Stock Option Plan. In connection with LBI's 1991 Stock Option Plan (the "LBI Option Plan"), LBI has reserved 63,421 shares of LBI Common Stock for future issuance by LBI upon the exercise of LBI stock options to





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-11 directors and key employees of LBI and LIBERTY from time to time under the Option Plan. No options were granted or exercised during the fiscal year ended December 31, 1992. As of the date of this Reorganization Agreement, the following LBI stock options have been granted by LBI in connection with the LBI Option Plan:

         All executive officers as
         a group.                                          19,782

         Current directors who are not
         executive officers as a group.                    25,370

         All employees, including all current
         officers who are not executive officers,
         as a group.                                        5,080
                                                           ------
                                       Total               50,232

         The option price for these options is $10.00 per share of LBI Common Stock.

                 (ii) The LIBERTY ESOP. LIBERTY has established an employee stock ownership plan (the "LIBERTY ESOP") for the exclusive benefit of participating LIBERTY employees. As of the date of this Reorganization Agreement the LIBERTY ESOP is the holder of 63,429 shares of LBI Common Stock with 6,343 of such shares allocated to the ESOP accounts of certain employees of LIBERTY.

LBI will not grant any LBI Stock Options at year-end December 31, 1993, to participants of the above-described benefit plans based on the criteria of such plans (the "1993 Option Awards").

As of the date of this Reorganization Agreement, there are no other options, rights, warrants, scrip or similar rights issued and outstanding by LBI to purchase shares of LBI Common Stock. Therefore, at the Effective Time of the Merger there will be in the aggregate 50,232 issued and outstanding LBI Stock Options, plus that number (if any) of LBI Stock Options granted pursuant to the 1993 Option Awards. As of the date of this Reorganization Agreement, LBI has not repurchased any shares of its capital stock. Therefore, as of the date of this Reorganization Agreement, there are no shares of LBI Common Stock held by LBI as Treasury Stock, nor will there be any such shares at the Effective Time of the Merger.

                      (b) Continuation of the LBI Option Plan. LBI's Option Plans shall continue in effect but no additional options shall be available for grant thereunder after the Effective Time of the Merger. At the Effective Time of the Merger, each





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-12 outstanding option under the LBI Option Plans shall continue outstanding as an option to purchase, in place of the purchase of a share of LBI Common Stock, that number of shares (rounded up to the nearest whole share) of UPC Common Stock that would have been received by the optionee in connection with the Merger had such option been exercised in full (without regard to any limitations contained thereon on exercise) for shares of LBI Common Stock immediately prior to the Effective Time of the Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time of the Merger, except for appropriate pro rata adjustments as to the relevant option price for shares of UPC Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. UPC, INTERIM and LBI agree to take such actions as shall be necessary to give effect to the foregoing. At all times after the Effective Time of the Merger, UPC shall reserve for issuance such number of shares of UPC Common Stock as necessary so as to permit the exercise of any LBI Stock Options granted under the LBI Option Plans and which were unexercised prior to the Effective Time of the Merger in the manner contemplated by this Reorganization Agreement and the instruments pursuant to which the LBI Stock Options were granted. UPC shall make all filings required under the Securities Laws so as to permit the exercise of such LBI Stock Options and the sale or transfer of the shares of UPC Common Stock received by the optionee upon such exercise.

                          (c)     Reclassification, etc.  In case of any
reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of the UPC Common Stock or in case of any consolidation or merger of UPC with or into any other corporation, or in the case of any sale or transfer of all or substantially all of UPC's assets, then the rights of the optionees under the LBI Option Plans shall be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction. The provisions hereof shall similarly apply to successive reclassifications, reorganizations, recapitalizations, stock dividends or distributions, subdivisions, combinations or exchanges, consolidations, mergers, sales or transfers.

                          (d)     Limited Obligations.  Nothing contained in
this Reorganization Agreement or in the other documentation of the proposed transactions shall be deemed to have reduced, contracted, enlarged, ratified, affirmed, undertaken, authorized, approved or otherwise to have affected whatever contractual





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-13 rights the holders of LBI Stock Options may have under applicable documentation other than as expressly stated in this Reorganization Agreement with respect to the outstanding LBI Stock Options identified herein which are outstanding under the LBI Option Plans at the Effective Time of the Merger.


                                   ARTICLE 3

                           DESCRIPTION OF TRANSACTION

                 3.1      Terms of the Merger.

                          (a)     Satisfaction of Conditions to Closing.  After
the transactions contemplated herein have been approved by the shareholders of LBI and INTERIM, and each other condition to the obligations of the Parties hereto, other than those conditions which are to be satisfied by delivery of documents by any Party to any other Party, has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof, a closing (the "Closing") will be held on the date (the "Closing Date") and at the time of day and place referred to in Section 3.2 of this Reorganization Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute Articles of Merger for filing with the Secretary of State of the State of Tennessee and promptly thereafter LBI and INTERIM shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as Exhibit A and incorporated by reference as part of this Reorganization Agreement. The Parties shall thereupon take such other and further actions as UPC shall direct or as may be required by law or this Reorganization Agreement to consummate the transactions contemplated herein.

                          (b)     Effective Time of the Merger.  Upon the
satisfaction of all conditions to Closing, the Merger shall become effective on the date and at the time of filing of Articles of Merger with the Secretary of State of the State of Tennessee or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed (the "Effective Time of the Merger").





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-14

                          (c)     Conversion of Shares of INTERIM.  At the
Effective Time of the Merger, each share of $1.00 par value common stock of INTERIM (the "INTERIM Common Stock") issued and outstanding immediately prior to the Effective Time of The Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation.

                          (d)     Conversion and Cancellation of Shares of LBI.
At the Effective Time of the Merger, each share of $1.00 par value common stock of LBI (the "LBI Common Stock") validly issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 3.1(e) hereof.

                          (e)     Conversion and Exchange of LBI Shares;
Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of LBI Common Stock held by the LBI Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in LBI and shall, except for those shares of LBI Common Stock held and registered in the name of any LBI Record Holder who shall have perfected his dissenter's rights and shall have continued such dissenting status through the Effective Time of the Merger, automatically be converted exclusively into, and constitute only the right of the LBI Record Holders to receive in exchange for their shares of LBI Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 3.1(e). The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the LBI Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of LBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 3.1(e). The Exchange Ratio shall be determined as follows:

                                  (i)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $22.00 per share of UPC Common Stock but less than or equal to $28.00 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be based on (a)





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-15 a fixed price of $50.00 per share of LBI Common Stockdivided by (b) the Current Market Price Per Share of UPC Common Stock;

                                  (ii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $28.00 per share of UPC Common Stock but less than or equal to $30.00 per share of UPC Common Stock (the "Upper Secondary Collar"), the Exchange Ratio shall be fixed at 1.7857 shares of UPC Common Stock for each share of LBI Common Stock issued and outstanding at the Effective Time of the Merger;

                                  (iii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $30.00 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be based on (a) a fixed price of $53.57 per share of LBI Common Stockdivided by
         (b) the Current Market Price Per Share of UPC Common Stock; provided, however, in the event that UPC shall have, between the date hereof and the Effective Time of the Merger, entered into a letter of intent, agreement or understanding with a third party for a change in control of UPC, the Exchange Ratio shall remain fixed at 1.7857 shares of UPC Common Stock (or the equivalent number of shares of common stock of the entity into which the shares of UPC Common Stock would be converted into based on the exchange ratio of any such transaction) for each share of LBI Common Stock validly issued and outstanding at the Effective Time of the Merger; and

                                  (iv)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $20.00 per share of UPC Common Stock but less than $22.00 per share of UPC Common Stock (the "Lower Secondary Collar"), the Exchange Ratio shall be fixed at 2.2727 shares of UPC Common Stock for each share of LBI Common Stock issued and outstanding at the Effective Time of the Merger; and

                                  (v)  In the event the Current Market Price
         Per Share of UPC Common Stock should be less than $20.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at
         2.2727 shares of UPC Common Stock for each share or LBI Common Stock;provided, however, LBI shall have the unilateral right to either accept the fixed Exchange Ratio of 2.2727 or to terminate the transaction and this Reorganization Agreement, unless the Parties shall mutually agree in writing to increase the Exchange Ratio to a level mutually satisfactory to the Parties.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-16

The Exchange Ratio as determined in this Section 3.1(e) shall be based on an aggregate of no more than 684,955 shares of LBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and, for purposes of this paragraph, counting all LBI Stock Options issued and outstanding immediately prior to the Effective Time of the Merger as shares of LBI Common Stock) so converted and exchanged; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a LBI Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Consideration set forth in
Section 3.1(f) hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

                                  (i)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for each of the twenty (20) NYSE general market trading days next preceding the Closing Date on which the NYSE was open for business (the "Pricing Period"). In the event the UPC Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.

                                  (ii)     EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should LBI Record Holders representing at least 7% of the shares of LBI Common Stock issued and outstanding at the time of Closing perfect such LBI Record Holder's Dissenters' Rights pursuant to the Tennessee Code and maintain the perfected status of such Dissenters' Rights through the Closing Date, UPC and INTERIM shall have the right, exercisable in their sole discretion, to terminate this Reorganization Agreement.

                                  (iii)    EFFECT OF STOCK SPLITS, REVERSE
         STOCK SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF UPC OR LBI. Should either UPC or LBI effect any stock splits, reverse stock splits, stock dividends, reclassifications, recapitalizations, exchange of shares or similar changes in their respective capital accounts subsequent to the date of this Reorganization Agreement but





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-17 prior to the Effective Time of the Merger, the Exchange Ratio shall be proportionally adjusted in order to give effect to such changes.

                          (f)     Mechanics of Payment of the Consideration.
As soon as reasonably practicable after the Effective Time of the Merger and the receipt by UPC of the Certified LBI Shareholder List from the transfer agent of LBI, but in any event no later than five (5) business days thereafter, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each of the LBI Record Holders such materials and information deemed necessary by the Exchange Agent to advise the LBI Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the LBI Common Stock in order for the LBI Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the LBI Record Holders at the addresses set forth on a certified shareholder list to be delivered by LBI to UPC at the Closing (the "Shareholder List"). As soon as reasonably practicable thereafter, the LBI Record Holders of all of the outstanding shares of LBI Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates formerly evidencing and representing all of the shares of LBI Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of LBI Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of LBI Common Stock, the Exchange Agent shall, on or prior to the 30th day after the Effective Time of the Merger, mail to the former LBI Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such LBI Shareholder's shares of LBI Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of LBI Common Stock of an LBI Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such LBI Record





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-18

Holder's shares of LBI Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the LBI Record Holder's LBI Common Stock shall have been surrendered as provided above, the Consideration payable to the LBI Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the LBI Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each LBI Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The LBI Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such LBI Record Holder is entitled, provided that each such LBI Record Holder shall deliver to UPC and to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the LBI Shareholder.

                          (g)     Stock Transfer Books.  At the Effective Time
of the Merger, the stock transfer books of LBI shall be closed and no transfer of shares of LBI Common Stock shall be made thereafter.

                          (h)     Effects of the Merger.  At the Effective Time
of the Merger, the separate existence of INTERIM shall cease, and INTERIM shall be merged with and into LBI which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both LBI and INTERIM.

                          (i)     Transfer of Assets.  At the Effective Time of
the Merger, all rights, assets, licenses, permits, franchises and interests of LBI and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choices in action shall be deemed to be vested in LBI as





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-19 the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                          (j)     Assumption of Liabilities.  At the Effective
Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of LBI as well as those of INTERIM, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of LBI or INTERIM.

                          (k)     Dissenting Shareholders' Rights.  Any LBI
Record Holder of shares of LBI Common Stock who shall comply strictly with the provisions of Sections 48-23-201 et seq. of the Tennessee Code, shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Code. Such an LBI Shareholder is referred to herein as an "LBI Dissenting Shareholder." However, UPC and INTERIM shall not be obligated to consummate the Merger if LBI Record Holders holding or controlling more than seven percent (7%) of the shares of the LBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected and maintained in perfected status their Dissenters' Rights in accordance with the Tennessee Code and the perfected status of said Dissenters' Rights shall have continued to the time of Closing.

                          (l)     Reservation of shares of UPC Common Stock.
UPC shall reserve for issuance a sufficient number of shares of UPC Common Stock for the purpose of issuing shares of UPC Common Stock to the LBI Record Holders in accordance with the terms and conditions of this Section 3.1.

                 3.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the Business Day next preceding the date on which the Effective Time of the Merger is expected to occur, or at such other time as the Parties, acting through their chief executive officers, presidents or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at Union Planters National Bank, Administrative Center, Union Planters Corporation Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018. The Closing may be held at such other time and place as may be mutually agreed upon by the Parties.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-20

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF UPC

                 Except as described in the UPC Disclosure Schedule, UPC and INTERIM represent and warrant to LBI as follows:

                 4.1 Organization and Corporate Authority. UPC, each UPC Subsidiary and INTERIM are corporations duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (i) have, in all material respects, all requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as they are currently being conducted; (ii) are in good standing and are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business makes such qualification necessary; and (iii) have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their properties and assets and to carry on their businesses as they are currently being conducted. The corporate Charters and Bylaws of UPC, INTERIM and all material Subsidiaries of UPC, as amended to date, are in full force and effect as of the date of this Reorganization Agreement. UPC is duly registered as a bank holding company with the Federal Reserve and as a savings and loan holding company with the OTS.

                 4.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     UPC and INTERIM have all requisite corporate
power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. This Reorganization Agreement, and all other agreements contemplated to be executed in connection herewith by UPC and INTERIM, have been duly executed and delivered by UPC and INTERIM, have been duly authorized by all necessary action by UPC and INTERIM, corporate or otherwise, and no other corporate proceedings on the part of UPC or INTERIM are (or will be) necessary to authorize such execution and delivery and the consummation of the transactions contemplated hereby, and constitute (or upon execution will constitute) legal, valid and enforceable obligations of UPC and INTERIM, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-21

                          (b)     The execution and delivery of this
Reorganization Agreement and the Plan of Merger, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which UPC, any UPC Subsidiary or INTERIM is a party or by which they or their property or any of their assets are bound; the corporate Charters or Bylaws of UPC, any UPC Subsidiary or INTERIM; or any material judgment, decree, order or award of any court, governmental body or arbitrator by which UPC, any UPC Subsidiary or INTERIM is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to UPC or INTERIM or their properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of UPC or INTERIM, except that the Government Approvals shall be required in order for UPC and INTERIM to consummate the Merger.

                 4.3 No Legal Bar. Neither UPC nor INTERIM is a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Reorganization Agreement by UPC or INTERIM, its delivery to LBI and LIBERTY or the consummation of the transactions contemplated hereby, and no action or proceeding is pending against UPC or INTERIM in which the validity of this Reorganization Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

                 4.4 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by UPC or INTERIM in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated hereby by UPC or INTERIM, except for: (a) the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") of the Merger under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated by the Federal Reserve thereunder, and (b) the prior approval of the Office of Thrift Supervision (the"OTS") under the Home Owners Loan Act, as amended, and the regulations promulgated by the OTS thereunder





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-22

(collectively, the "Government Approvals"). UPC is unaware of any reason why the Government Approvals required to be obtained by the Regulatory Authorities in connection with the Merger should not be granted by such Regulatory Authorities or why such Government Approvals should be conditioned on any requirement which would be a significant impediment to UPC's ability to carry on its businesses, or acquisition programs, or which would require UPC to increase its capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines in effect from time to time for bank holding companies.

                 4.5 Capitalization. (a) The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of November 1, 1993, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; 690,000 shares of 10-3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C; 253,655 shares of 9.5% Redeemable, Cumulative Preferred Stock, Series D; and 3,107,922 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of November 1, 1993, 19,598,092 shares of UPC Common Stock were validly issued and outstanding.

         Except as described on Schedule 4.5 hereto, UPC owns and is the beneficial record holder, directly or indirectly, of all of the outstanding capital stock of its Subsidiaries except for directors' qualifying shares, free and clear of all liens, charges or encumbrances.

                          (b)  The authorized capital stock of INTERIM consists
of 1,000 shares of common stock having a par value of $1.00 per share (the "INTERIM Common Stock") and no preferred stock. As of the date hereof, INTERIM had issued all 1,000 shares of the authorized INTERIM Common Stock to UPC. Therefore, UPC is the record holder and beneficial owner of all of the INTERIM Common Stock outstanding.

                 4.6 UPC Financial Statements. UPC has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to LBI true and complete copies of: the audited consolidated balance sheets of UPC as of December 31, 1992, the audited consolidated balance sheets of UPC as of December 31, 1991, and the related consolidated statements of earnings and stockholders' equity and





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-23 cash flows of UPC for the years ended December 31, 1992, and 1991 (the "UPC Financial Statements") and the comparative interim (or annual) financial statements for any subsequent quarter (or year) ending after December 31, 1992, and prior to the Closing Date (to the extent that such statements are not available or currently capable of being developed these will be delivered immediately upon being made available or developed). Such financial statements
(i) were (or will be) prepared from the books and records of UPC; (ii) were (or will be) prepared in accordance with generally accepted accounting principles consistently applied; (iii) accurately present (or will present) UPC's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect (or will contain and reflect) all necessary adjustments and accruals for an accurate presentation of UPC's consolidated financial condition and the consolidated results of UPC's operations and cash flows for the periods covered by such financial statements; (v) in the opinion of the management of UPC, do contain and reflect (or will contain and reflect) adequate provisions for loan losses and for ORE reserves to absorb all known and reasonably anticipated losses as of the date of such financial statements and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) in the opinion of the management of UPC do contain and reflect (or will contain and reflect) adequate provisions for all reasonably anticipated losses liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112 as of the date of such financial statements.

                 4.7 Exchange Act Filings. The outstanding shares of UPC Common Stock are registered with the SEC pursuant to the 1934 Act and UPC has filed with the SEC all material forms and reports required by law to be filed by UPC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 4.8 The UPC Common Stock. All shares of UPC Common Stock to be issued by UPC and delivered to the LBI Record Holders in exchange for all of the LBI Common Stock held by the LBI Record Holders will be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of UPC Common Stock will have been issued in violation of any preemptive rights of any UPC shareholders. The shares of UPC Common Stock to be delivered in payment of the Consideration shall have in all material respects such distinguishing characteristics as those of





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-24 the shares of UPC Common Stock outstanding immediately prior to the Effective Time of the Merger.

                 4.9 Licenses, Franchise, Etc. UPC and all UPC Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by UPC and all UPC Subsidiaries subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither UPC nor any UPC Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                 4.10     Absence of Certain Changes.  Except as disclosed in
Schedule 4.10 or as provided for or contemplated in this Reorganization Agreement, since December 31, 1992 (the "Balance Sheet Date") there has not been any material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of UPC or INTERIM.

                 4.11 Tax Matters. Except as described in Schedule 4.11 hereto:

                          (a)  all federal, state, local, and foreign tax
returns required to be filed by or on behalf of UPC and each UPC Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to UPC or any UPC Subsidiary except as fully reserved for in the UPC Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)  Neither UPC nor any UPC Subsidiary has executed
an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-25

                          (c)  Adequate provision for any federal, state,
local, or foreign taxes due or to become due for UPC and all UPC Subsidiaries for all periods through and including December 31, 1992, has been made and is reflected on the December 31, 1992 financial statements included in the UPC Financial Statements, and have been and will continue to be made with respect to periods ending after December 31, 1992.

                          (d)  Deferred taxes of LBI and each UPC Subsidiary
have been and will be provided for in accordance with GAAP.

                          (e)  To the best knowledge of UPC and INTERIM,
neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against UPC or any UPC Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon UPC by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by UPC or any UPC Subsidiary, either have been paid in full, or have been properly accrued and reflected in UPC's Financial Statements referred to in Section 4.6 of this Reorganization Agreement.

                 4.12 Litigation. Except as set forth in Schedule 4.12 hereto, there is no action, suit or proceeding pending against UPC or any UPC Subsidiary, or to the best knowledge of UPC or INTERIM threatened against or affecting UPC, any UPC Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against UPC or the UPC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of UPC or INTERIM and that are not reflected in the UPC Financial Statements or (ii) has been brought by or on behalf of any employee employed or formerly employed by UPC or any UPC Subsidiary.

                 4.13 Absence of Undisclosed Liabilities. Except as described in Schedule 4.13 hereto, neither UPC nor any UPC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of UPC or any UPC Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of UPC or any UPC Subsidiary (i) except as disclosed in the UPC Financial Statements delivered to UPC prior to the date of this





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-26

Reorganization Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement. Since December 31, 1992, neither UPC nor any UPC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of UPC or such UPC Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to UPC or any UPC Subsidiary.

                 4.14     Compliance with Laws.  UPC and each UPC Subsidiary:

                          (a)  Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of UPC or any UPC Subsidiary, or which would or could reasonably be expected to subject UPC or any UPC Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)  Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that UPC or any UPC Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on UPC or any UPC Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of UPC or any UPC Subsidiary, or (iii) requiring UPC or any UPC Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.

                 4.15 Material Contract Defaults. Neither UPC nor any UPC Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on UPC or any UPC Subsidiary, and there





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-27 has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 4.16 Statements True and Correct. None of the information prepared by, or on behalf of, UPC or any UPC Subsidiary regarding UPC, INTERIM or any other UPC Subsidiary included or to be included in the Proxy Statement to be mailed to LBI's shareholders in connection with the LBI's Shareholders Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of LBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the LBI's Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the LBI's Shareholders Meeting. All documents which UPC or any UPC Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.

                 4.17 Disclosure. The information concerning, and the representations or warranties made by UPC and/or INTERIM as set forth in this Reorganization Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by UPC and/or INTERIM to LBI and LIBERTY pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to LBI and LIBERTY by UPC and/or INTERIM pursuant hereto were or will be complete and accurate copies of such documents.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-28

                                   ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF LBI AND LIBERTY

         Except as described in the LBI Disclosure Schedule, LBI and LIBERTY represent and warrant to UPC and INTERIM as follows:

                 5.1 Organization and Qualification of LBI and Subsidiaries. LBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and (a) has in all material respects all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted; (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its material properties owned or held under lease or the nature of its business makes such qualification necessary, except to the extent that any failure to so qualify would not have a material adverse effect on the business or financial condition of LBI; and (c) is a registered savings and loan holding company with the OTS. Each LBI Subsidiary is duly chartered, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and (a) has, in all material respects, all requisite corporate power and authority to own, operate and lease its material properties and to carry on its business as it is currently being conducted and
(b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary, except to the extent that any failure to so qualify would not have a material adverse effect on the business or financial condition of any LBI Subsidiary. LBI and each of its Subsidiaries have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their respective properties and assets and to carry on their business as it is currently being conducted. LIBERTY is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America and engages only in activities (and holds properties only of the types) permitted by the HOLA and the rules and regulations promulgated by the OTS thereunder or the FDIC for insured depository institutions. LIBERTY's deposit accounts are insured by the Savings Association Insurance Fund (the "SAIF") as administered by the FDIC to the fullest extent permitted under applicable law.

                 5.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     LBI and LIBERTY have all requisite power and
authority to execute and deliver this Reorganization Agreement





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-29 and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the proposed transaction have been duly authorized by majorities of the entire Boards of Directors of both LBI and LIBERTY and, except for the approval of the LBI Shareholders, no other corporate proceedings on the part of LBI are necessary to authorize the execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby. This Reorganization Agreement and all other agreements and instruments herein contemplated to be executed by LBI and LIBERTY have been (or upon execution will have been) duly executed and delivered by LBI and LIBERTY and constitute (or upon execution will constitute) legal, valid and enforceable obligations of LBI and LIBERTY, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement and the Plan of Merger, the consummation of the transaction contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under any mortgage, lease, covenant, agreement, indenture or other instrument to which LBI or any LBI Subsidiary is a party or by which LBI or any LBI Subsidiary is bound; the Charter or Bylaws of LBI or LIBERTY (except for the restrictions on acquisition of an amount in excess of ten percent (10%) of the shares of LBI Common Stock); or any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which LBI or any LBI Subsidiary is bound; or any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to LBI or any LBI Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of LBI or any LBI Subsidiary, except that the Government Approvals shall be required in order for LBI to consummate the Merger.

                 5.3      No Legal Bar.   Neither LBI nor LIBERTY is a party
to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-30 which would prevent the execution of this Reorganization Agreement or the Plan of Merger by LBI or LIBERTY, the delivery thereof to UPC and INTERIM, or the consummation of the transaction contemplated hereby and thereby, and no action or proceeding is pending against LBI or LIBERTY in which the validity of this Reorganization Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

                 5.4 Government and Other Approvals. Except for the Government Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by LBI or LIBERTY in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated by this Reorganization Agreement nor, except as set forth in Schedule 5.4 hereto, is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to LBI or LIBERTY in order to avoid forfeiture or impairment of such rights.

                 5.5 Licenses, Franchises, etc. LBI and all LBI Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by LBI and LIBERTY subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither LBI nor any LBI Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                 5.6 Charter Documents. Included in Schedule 5.6 hereto are true and correct copies of the Charter and Bylaws of LBI and LIBERTY, respectively. The Charter and Bylaws of LBI and LIBERTY, as amended to date, are in full force and effect.

                 5.7 LBI Financial Statements. Accompanying Schedule 5.7 hereto are true copies of the audited consolidated balance sheets of LBI as of December 31, 1992, the audited consolidated balance sheets of LBI as of December 31, 1991, and selected financial data for LBI as of December 31, 1990, 1989 and 1988, and the related consolidated statements of earnings and stockholders' equity and cash flows of LBI and LIBERTY for the years ended December 31, 1992, 1991 and 1990 (the "Audited Financial Statements of LBI") and the comparative interim (or





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-31 annual) financial statements for any subsequent quarter (or year) ending after December 31, 1992 and prior to the Closing Date (to the extent that such statements are not available or currently capable of being developed these will be delivered immediately upon being made available or developed). Such financial statements (i) were (or will be) prepared from the books and records of LBI and LIBERTY; (ii) were (or will be) prepared in accordance with generally accepted accounting principles consistently applied; (iii) accurately present (or will present) LBI's and LIBERTY's consolidated financial condition and the consolidated results of their operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect (or will contain and reflect) all necessary adjustments and accruals for an accurate presentation of LBI's and LIBERTY's consolidated financial condition and the consolidated results of LBI's and LIBERTY's operations and cash flows for the periods covered by such financial statements; (v) in the opinion of the management of LBI, do contain and reflect (or will contain and reflect) adequate provisions for loan losses and for ORE reserves to absorb all known and reasonably anticipated losses as of the date of such financial statements and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) in the opinion of the management of LBI do contain and reflect (or will contain and reflect) adequate provisions for all reasonably anticipated losses liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112 as of the date of such financial statements.

                 5.8      Absence of Certain Changes.  Except as disclosed in
Schedule 5.8, or in the LBI SEC Documents, or as provided for or contemplated in this Reorganization Agreement, since December 31, 1992 (the "Balance Sheet Date") there has not been as of the date of this Reorganization Agreement:

                          (a)     any transaction by LBI or LIBERTY not in the
ordinary course of business and in conformity with past practice;

                          (b)     any material adverse change in the business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of LBI or LIBERTY;

                          (c)     any damage, destruction or loss, whether or
not covered by insurance, which has had or is reasonably expected to have a material adverse effect on any of the properties or business or prospects of LBI or LIBERTY or their future use and operation by LBI or LIBERTY;





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-32

                          (d)     any acquisition or disposition by LBI or
LIBERTY of any property or asset of LBI or LIBERTY, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Twenty Thousand Dollars ($20,000), except in the ordinary course of business and in conformity with past practice;

                          (e)     any mortgage, pledge or subjection to lien,
charge or encumbrance of any kind on any of the respective properties or assets of LBI or LIBERTY, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

                          (f)     any amendment, modification or termination of
any contract or agreement, relating to LBI or LIBERTY, to which LBI or LIBERTY is a party which would have an adverse effect upon the financial condition or operations of LBI or LIBERTY.

                          (g)     any increase in, or commitment to increase,
the compensation payable or to become payable to any officer, director, employee or agent of LBI or LIBERTY, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $6,000 for any of them individually;

                          (h)     any incurring of, assumption of, or taking
of, by LBI or LIBERTY, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                          (i)     any material alteration in the manner of
keeping the books, accounts or Records of LBI or LIBERTY, or in the accounting policies or practices therein reflected, except as may be required by generally accepted accounting principles or as required by the OTS;

                          (j)     any release or discharge of any obligation or
liability of any person or entity related to or arising out of any loan made by LBI or LIBERTY of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                          (k)     to the best of the knowledge, information and
belief of the management of LBI and LIBERTY, any loan (except credit card loans, passbook loans or home loans) by LBI or LIBERTY to any Officer, director or known 2% shareholder of LBI or LIBERTY or any Affiliate of LBI or LIBERTY; or to any member





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-33 of the immediate family of such Officer, director or known 2% shareholder of LBI or LIBERTY or any Affiliate of LBI; or to any Person in which such Officer, director or known 2% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% shareholder serves as a trustee or in a similar capacity. As used in this Section, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, secretary, cashier or treasurer or who performs the normal duties of such officer whether or not he or she is compensated for such service or has an official title.

                 5.9 Deposits. Except as described in Schedule 5.9 hereto, none of the LIBERTY Deposits is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process. Except as set forth in
Schedule 5.9, no portion of the Deposits represents a Deposit by any Affiliate of LBI or LIBERTY.

                 5.10 Properties. Except (i) for encumbrances which do not materially effect the value thereof, (ii) liens for current taxes and special assessments not yet due and payable, (iii) as described in Schedule 5.10 hereto or (iv) adequately reserved against in the LBI Financial Statements, LBI and each LBI Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the LBI Financial Statements as being owned by LBI or any LBI Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of LBI and its Subsidiaries on a consolidated basis, held under leases or subleases by LBI or any LBI Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending). The policies of fire, theft, liability, and other insurance maintained with respect to the properties, assets or businesses of the LBI Companies provide coverage reasonably believed by management of LBI to be adequate against loss, and the fidelity bonds in effect as to which any of the LBI Companies is a named insured are believed to be sufficient.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-34

                 5.11 LBI Subsidiaries. Schedule 5.11 hereto lists all of the active and inactive LBI Subsidiaries (including any LIBERTY Subsidiary) as of the date of this Reorganization Agreement and describes generally the business activities conducted, or permitted to be conducted, by each LBI Subsidiary. No equity securities of any of the LBI Subsidiaries are or may become required to be issued (other than to LBI or LIBERTY) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any LBI Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any LBI Subsidiary is bound to issue (other than to LBI) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each LBI Subsidiary held by LBI or by any LBI Subsidiary are fully paid and nonassessable and are owned by LBI or such LBI Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not.

                 5.12 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 5.12 hereto, each item of LBI's or LIBERTY's fixed assets and equipment having a net book value in excess of Twenty-five Thousand Dollars ($25,000) included in the Fixed Assets is in good operating condition and repair, normal wear and tear excepted.

                 5.13 Tax Matters. Except as described in Schedule 5.13 hereto:

                          (a)  all federal, state, local, and foreign tax
returns required to be filed by or on behalf of LBI and each LBI Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to LBI or any LBI Subsidiary except as fully reserved for in the Audited Financial Statements of LBI. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)  Neither LBI nor any LBI Subsidiary has executed
an extension or waiver of any statute of limitations on





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-35 the assessment or collection of any tax due that is currently in effect.

                          (c)     Adequate provision for any federal, state,
local, or foreign taxes due or to become due for LBI and all LBI Subsidiaries for all periods through and including December 31, 1992, has been made and is reflected on the December 31, 1992 financial statements included in the Audited Financial Statements of LBI, and have been and will continue to be made with respect to periods ending after December 31, 1992.

                          (d)     Deferred taxes of LBI and each LBI Subsidiary
have been and will be provided for in accordance with GAAP.

                          (e)     To the best knowledge of LBI and LIBERTY,
neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against LBI or any LBI Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon LBI by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by LBI or any LBI Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Audited Financial Statements of LBI referred to in Section 5.7 of this Reorganization Agreement.

                 5.14 Litigation. Except as set forth in Schedule 5.14 hereto, there is no action, suit or proceeding pending against LBI or any LBI Subsidiary, or to the best knowledge of LBI or LIBERTY threatened against or affecting LBI, any LBI Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) is reasonably expected to, if decided against LBI or the LBI Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of LBI and LIBERTY taken as a whole and that are not reflected in the Audited Financial Statements of LBI or (ii) has been brought by or on behalf of any employee employed or formerly employed by LBI or any LBI Subsidiary.

                 5.15     Hazardous Materials.

                          (a)     LBI and all LBI Subsidiaries have obtained
all permits, licenses and other authorizations which are required to be obtained by LBI or its Subsidiaries with respect to the





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-36

Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by LBI or any LBI Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except (i) the noncompliance of which would not have a material adverse effect on the financial condition or operations or prospects of LBI or any LBI Subsidiary or (ii) as described in detail in Schedule 5.15 hereto. For purposes hereof, the following terms shall have the following meanings:

                 "APPLICABLE ENVIRONMENTAL LAWS" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C.
Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; (m) the Hazardous Waste Management Act of 1977, Sections 68-46-101 et seq. of the Tennessee Code; (n) the Hazardous Waste Management Act of 1983, Sections 68-46-201 et seq. of the Tennessee Code; (o) the Hazardous Waste Reduction Act of 1990, Sections 68-46-301 et seq. of the Tennessee Code; (p) the Petroleum Underground Storage Tank Act, Sections 68-58-101 et seq. of the Tennessee Code;
(q) any amendments to the foregoing Acts as adopted from time to time on or before the Closing; and (r) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                 "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute,





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-37 law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of LBI or any LBI Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                 "PROPERTY" shall be deemed to include, but shall not be limited to, all real property owned, controlled, leased or held by LBI or a LBI Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

                          (b)     In addition, except as set forth in Schedule
5.15(b) hereto:

                                  (i)      No notice, notification, demand,
         request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending by any governmental or other entity with respect to any alleged failure by LBI or any LBI Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of LBI or any LBI Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances generated by LBI or any Affiliate of LBI at the Property;

                                  (ii)     To the best of the knowledge,
         information and belief of the management of LBI and LIBERTY, none of the Property has received or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during LBI's or any LBI Subsidiary's occupancy thereof, or during the occupancy thereof by any assignee or sublessee of LBI or any LBI Subsidiary, except in compliance with all Applicable Environmental Laws;





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-38

                                  (iii)    There are no Hazardous Substances
         being stored at any Property or located in, on or upon, any Property (including the subsurface thereof) or installed or affixed to structures or equipment on the Property; and there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                                  (iv)     No Hazardous Substances have been
         Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

                          (c)     Neither LBI nor any Affiliate of LBI has
transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                          (d)     Except as set forth in Schedule 5.15(d), no
Hazardous Substances have been generated, recycled, treated, stored, disposed of or Released by, LBI or any Affiliate of LBI in violation of Applicable Environmental Laws.

                          (e)     No oral or written notification of a Release
of Hazardous Substances has been filed by or on behalf of LBI or any Affiliate of LBI relating to the Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                          (f)     There are no liens arising under or pursuant
to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of LBI, threatened, or are in process which could subject any of such properties to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

                          (g)     Except as described in Schedule 5.15(g)
hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-39 are in the possession of LBI or any Affiliate of LBI in relation to any Property, which have not been made available to UPC.

                          (h)     Neither LBI nor LIBERTY is aware of any facts
which might suggest that LBI or any LBI Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject LBI or any LBI Subsidiary or the Property to any liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) as modified by 40 C.F.R. Part 300.

                 5.16 Insurance. LBI and LIBERTY have paid all material amounts due and payable under any insurance policies and guaranties applicable to LBI and LIBERTY and LBI's or LIBERTY's assets and operations; all such insurance policies and guaranties are in full force and effect; and LBI and LIBERTY and all of LBI's and LIBERTY's material Realty and other material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are reasonably believed by LBI management to be adequate and consistent with past practice and experience.

                 5.17     Labor and Employment Matters.  Except as reflected in
Schedule 5.17 hereto, there is no (i) collective bargaining agreement or other labor agreement to which LBI or any LBI Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which LBI or any LBI Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of LBI or any LBI Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither LBI nor any LBI Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. LBI and each LBI Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-40 appropriate governmental authorities, except for failures to comply with such laws which would not have a material adverse effect on the business or operations of LBI and the LBI Subsidiaries taken as a whole, and LBI and each LBI Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of LBI and each LBI Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 5.17, there is no: unfair labor practice complaint against LBI or any LBI Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting LBI or any LBI Subsidiary; labor grievance pending against LBI or any LBI Subsidiary; pending representation question respecting the employees of LBI or any LBI Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which LBI or any LBI Subsidiary is a party, or to the best knowledge of LBI, any basis for which a claim may be made under any collective bargaining agreement to which LBI or any LBI Subsidiary is a party.

                 5.18 Records and Documents. The Records of LIBERTY are and will be sufficient to enable LIBERTY to continue conducting its business as a federal savings bank under similar standards as LIBERTY has heretofore conducted such business.

                 5.19 Capitalization of LBI. The authorized capital stock of LBI consists of 4,000,000 shares of common stock having a par value of $1.00 per share (the "LBI Common Stock"), 1,000,000 shares of preferred stock having a par value of $1.00 per share (the "LBI Preferred Stock") and no other class of equity security. As of the date of this Reorganization Agreement, 634,723 shares of LBI Common Stock were issued and outstanding, no shares of LBI Common Stock were held by LBI as treasury stock and no shares of LBI Preferred Stock were issued and outstanding. All of the outstanding LBI Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any LBI Shareholder. Except as described in Section 2.7 of this Reorganization Agreement or as described on Schedule
5.19 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into LBI Common Stock or into any other equity or debt security of LBI, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued LBI Common Stock or any other equity or debt security of LBI. Accordingly, immediately prior to the Effective Time of the Merger, there will





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-41 be not more than (nor less than) 634,723 shares of LBI Common Stock issued and outstanding, plus that number of shares issued pursuant to the exercise of any LBI Stock Options. Except as set forth in Schedule 5.19 hereto, LBI owns and is the beneficial record holder of, and has good and freely transferable title to, all of the 100,000 shares of LIBERTY Common Stock outstanding, and recorded on the books and Records of LIBERTY as being held in its name, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims which could effect the ability of LBI to freely vote such stock in support of the transactions contemplated herein.

                 5.20 Sole Agreement. With the exception of this Reorganization Agreement, neither LBI, nor LIBERTY, nor any Subsidiary of either has been or is a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of LBI or LIBERTY or any Subsidiary of either (or any of their assets) in any business combination of any kind; or any agreement obligating LBI or LIBERTY to issue or sell or authorize the sale or transfer of LBI Common Stock or the capital stock of LIBERTY. Except as described in Section 2.7, Schedule 5.19 or
Schedule 5.20 hereto, there are no (nor will there be at the Effective Time of the Merger any) shares of capital stock or other equity securities of LBI outstanding, except for shares of LBI Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time of the Merger any) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of LBI or LIBERTY, or contracts, commitments, understandings, or arrangements by which LBI or LIBERTY is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time of the Merger any) contracts, commitments, understandings, or arrangements by which LBI or any LBI Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any LBI Subsidiary, and there are no (nor will there be at the Effective Time of the Merger any) contracts, agreements, understandings or commitments relating to the right of LBI to vote or to dispose of any such shares.

                 5.21 Disclosure. The information concerning, and representations and warranties made by, LBI and LIBERTY set forth in this Reorganization Agreement, or in the Schedules of Exceptions of LBI hereto, or in any document, statement, certificate or other writing furnished or to be furnished by LBI





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-42 or LIBERTY to UPC and INTERIM pursuant hereto, does not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to UPC by LBI or LIBERTY pursuant hereto were or will be complete and accurate copies of such documents.

                 5.22 Absence of Undisclosed Liabilities. Except as described in Schedule 5.22 hereto, neither LBI nor any LBI Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of LBI or any LBI Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of LBI or any LBI Subsidiary (i) except as disclosed in the Audited Financial Statements of LBI delivered to UPC prior to the date of this Reorganization Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement. Since December 31, 1992, neither LBI nor any LBI Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of LBI or such LBI Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to LBI or any LBI Subsidiary.

                 5.23     Classified Assets.  Except as disclosed in Schedule
5.23 hereto, as of the date thereof, neither LBI nor LIBERTY has any Loan which has been criticized or classified by bank examiners representing any Regulatory Authority or by its independent auditors as "Special Mention," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan" as defined under the SEC's Guide 3 to the Securities Act of 1933.

In the opinion of the management of LBI, the net book value of ORE on the Balance Sheet of LBI Financial Statements is no greater than the net realizable value of the ORE in accordance with Statement of Position 92-3.

                 5.24     Compliance with Laws.  LBI and each LBI Subsidiary:

                          (a)     Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-43 disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of LBI or any LBI Subsidiary taken as a whole, or which would or could reasonably be expected to subject LBI or any LBI Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)     Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that LBI or any LBI Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on LBI or any LBI Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of LBI or any LBI Subsidiary, or (iii) requiring LBI or any LBI Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.

                 5.25 Employee Benefit Plans. (a) LBI has previously provided to UPC true and complete copies of each "employee benefit plan," as defined in ERISA, which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of LBI or any LBI Subsidiary, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans", and each such Employee Plan is listed in Schedule 5.25(a) hereto. Each Employee Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code, is so qualified. Except as disclosed in
Schedule 5.25(a) hereto, all Employee Plans were in effect for substantially all of calendar year 1992 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or material increase in the cost thereof or benefits thereunder on or after January 1, 1993.

                          (b)     LBI has furnished to UPC true and complete
copies and descriptions of each plan or arrangement maintained or otherwise contributed to by LBI or any LBI Subsidiary which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare plan (including, but not limited to, "employee welfare benefit plans" as that term





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-44 is defined in ERISA), or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of LBI or any LBI Subsidiary (such plans and arrangements being collectively referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of LBI and LBI's Subsidiaries are listed on Schedule 5.25(b) hereto). Except as disclosed in
Schedule 5.25(b) hereto, there are no other Benefit Arrangements of the LBI Companies and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1992. Except as disclosed in Schedule 5.25(b) or Schedule 5.8 hereto or as was required by applicable law, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1993, and no material increase in the base salary and wage levels of LBI or any LBI Subsidiary and except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1992. Except as disclosed in Schedule 5.25(b) or Schedule 5.8 hereto, there has been no material increase in the compensation of or benefits payable to any senior executive employee of LBI or any LBI Subsidiary since January 1, 1993, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 1993. Except as disclosed in Schedule 5.25(b) hereto, there is no contract, agreement or Benefit Arrangement covering any employee of LBI or any LBI Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Internal Revenue Code.

                          (c)     With respect to all Employee Plans and
Benefit Arrangements, LBI and each LBI Subsidiary are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements except to the extent that any such non-compliance would not have a material adverse effect on the financial condition, operations or prospects of LBI. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by LBI or any LBI Subsidiary which is covered by Title I of ERISA, which could subject any person (other than a person for whom neither LBI nor any LBI Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-45 the imposition of any tax under Section 4975 of the Internal Revenue Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of any LBI Company. No Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived. Neither LBI nor any LBI Subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No Benefit Arrangement has incurred, nor does any Benefit Arrangement have, any unfunded plan liabilities, except for normal expenses associated with the operation of such plans, whether or not waived. Neither LBI nor any LBI Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of UPC or any of its Affiliates (including LBI or any LBI Subsidiary) at or after the Effective Time of the Merger. Except as disclosed in Schedule 5.25(c) hereto, to the best knowledge, information and belief of LBI, no condition exists that could subject any person (other than a person for whom neither LBI nor any LBI Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes or sanctions that arise under Sections 106(b), 162(i) and 4980B of the Internal Revenue Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of Sections 162(k) and 4980B of the Internal Revenue Code with respect to any current or former employee, including their beneficiaries, of LBI or any LBI Subsidiary.

                          (d)     Except as described in Schedule 5.25(d)
hereto, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by LBI (or by INTERIM as the Surviving Corporation) within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination. Any amounts representing or attributable to overfunding for a LBI defined benefit plan may be returned to LBI or any LBI Subsidiary in accordance with the respective plan's arrangements as described in the respective plan's organic documents.

                 5.26 Material Contracts. Except as reflected in the Audited Financial Statements of LBI, or as described in Schedule 5.26 hereto, neither LBI nor any LBI Subsidiary, nor any of their respective assets, businesses, or operations, is as of the date





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-46 of this Reorganization Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto that in each case would (assuming that each were a reporting company under the 1934 Act, whether or not it is so registered) be required to be filed as an exhibit to an Annual Report on Form 10-K filed by LBI as of the date of this Reorganization Agreement that has not already been filed as an exhibit to LBI's Form 10-K filed for the fiscal year ended December 31, 1992, or in any other SEC Document filed prior to the date of this Reorganization Agreement.

                 5.27 Material Contract Defaults. Neither LBI nor any LBI Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on LBI or any LBI Subsidiary taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 5.28 Reports. Except as described in Schedule 5.28 hereto, since January 1, 1988, LBI and LIBERTY have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC; (ii) the OTS, (iii) the SEC, including, but not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10- Q and Reports on Forms 8-K, OTS Annual and Quarterly Reports on Form H-(b)11, and FFIEC 034 and proxy statements; and (iv) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. LBI has previously made available to UPC true and correct copies of all such reports filed by LBI or LIBERTY after January 1, 1988.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-47

                 5.29 Statements True and Correct. None of the information prepared by, or on behalf of, LBI or any LBI Subsidiary regarding LBI, LIBERTY or any other LBI Subsidiary included or to be included in the Proxy Statement to be mailed to LBI's shareholders in connection with the Shareholders Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of LBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meeting. All documents which LBI or any LBI Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.



                                   ARTICLE 6

                                COVENANTS OF UPC

                 6.1 Regulatory Approvals. Within thirty (30) days after execution of this Reorganization Agreement, UPC shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Reorganization Agreement and the Plan of Merger with reasonable promptness.
UPC shall at least two Business Days prior to filing such applications provide LBI with copies thereof for its review. UPC shall pay all fees and expenses arising in connection with such applications for regulatory approval and for all SEC filing fees and the costs of qualifying the shares of UPC Common Stock under State blue sky laws as necessary. UPC agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with UPC's applications for regulatory approval and UPC agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-48
promptly as practicable; provided, however, that nothing in this Section 6.1 shall be construed to obligate UPC to take any action to meet any condition required to obtain prior regulatory approval if UPC shall reasonably deem such condition to constitute a significant impediment upon UPC's ability to carry on its business or acquisition programs or to require UPC to increase UPC's capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may be in effect from time to time. UPC shall not knowingly take any action, or omit to take any action during the term of this Reorganization Agreement which would adversely affect the receipt by UPC of the Government Approvals or adversely affect the ability of UPC to perform its obligations under this Reorganization Agreement. Subject to the terms and conditions of this Reorganization Agreement, UPC and INTERIM agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transaction contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. UPC shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                 6.2 Registration of UPC Common Stock under the Securities Laws. UPC shall cooperate with LBI in the preparation of the LBI Proxy Statement to be used at the Shareholders Meeting (and which shall serve also as UPC's prospectus with respect to UPC's issuance of shares of the UPC Common Stock) and, with the assistance of LBI, shall use its best efforts to cause a registration statement on the appropriate form of the SEC to be prepared and filed by January 15, 1994, so as to cause any shares of UPC Common Stock which may be delivered to the LBI Record Holders in payment of the Consideration to be registered under the 1933 Act and to be duly qualified under appropriate state securities laws. UPC shall also list for trading on the New York Stock Exchange the UPC Common Stock. Such registration, qualification and listing shall be effected prior to the Closing.

                 6.3 Employee Benefits. Following the consummation of the transactions contemplated herein, UPC shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of LBI or the LBI Subsidiaries and all employees of LBI and the LBI Subsidiaries immediately prior to





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-49 the Effective Time of the Merger who shall continue as employees of INTERIM as the Surviving Corporation or as employees of any other UPC Subsidiary will be afforded the opportunity to participate in any employee benefit plans maintained by UPC or UPC's Subsidiaries, including but not limited to any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of UPC or any UPC Subsidiaries with comparable positions, compensation, and tenure. Service with LBI or with any LBI Subsidiary prior to the Effective Time of the Merger by such former LBI Company employees will be deemed service with UPC for purposes of determining eligibility for participation and vesting in such employee benefit plans of UPC and UPC's Subsidiaries. In its sole discretion, UPC may elect to postpone until the first day of January next following the Effective Time of the Merger the participation of the employees of LBI and LBI's Subsidiaries in the employee benefit plans maintained by UPC or UPC's Subsidiaries; provided, however, during any such postponement period, The LBI Employee Plans and all related employee benefit plans shall continue in full force and effect, except as expressly modified or amended by the terms of this Reorganization Agreement, or until such time as the plans are replaced by benefit plans maintained by UPC.



                                   ARTICLE 7

                          COVENANTS OF LBI AND LIBERTY

                 7.1 Proxy Statement; LBI Shareholder Approval. LBI shall call the Shareholders Meeting to be held within forty-five (45) days after the registration statement for the Proxy Statement-Prospectus has been declared effective by the SEC and under all applicable Securities Laws for the purpose of (i) approving this Reorganization Agreement and the Plan of Merger, (ii) amending the LBI Charter to permit the transactions contemplated in this Reorganization Agreement and the Plan of Merger; and (iii) such other related matters as LBI deems appropriate. In connection with the Shareholders Meeting,
(i) as soon as reasonably practicable after the date of this Reorganization Agreement, LBI shall, with UPC's assistance, use its best efforts to prepare a Proxy Statement to be filed with the SEC as part of UPC's registration statement and with any other appropriate Regulatory Authority by January 15, 1994; shall, upon such Proxy Statement-Prospectus becoming effective, mail or cause to be mailed such Proxy Statement to its shareholders and shall provide UPC the opportunity to review and comment on the Proxy Statement at least five
(5) Business Days prior to the filing of the Proxy Statement with the Regulatory Authorities for prior review and at least five (5) Business Days





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-50 prior to the mailing of the Proxy Statement to the LBI Shareholders; (ii) the Parties shall furnish to each other all information concerning them that the other Party may reasonably request in connection with the preparation of such Proxy Statement; (iii) the Board of Directors of LBI shall recommend (subject to compliance with their legal and fiduciary duties as advised by counsel) to LBI Shareholders the approval of this Reorganization Agreement and the Plan of Merger; and (iv) LBI shall use its best efforts, subject to compliance with its legal and fiduciary duty as advised by counsel, to obtain such LBI Shareholders' approvals.

                 7.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of UPC shall have been obtained (which consent shall not be unreasonably withheld) and, except as otherwise contemplated herein:

                          (a)     LBI and LIBERTY shall, and shall cause each
LBI Subsidiary to:

                                  (i)      Operate its business only in the
         usual, regular, and ordinary course;

                                  (ii)     Preserve intact its business
         organizations and assets and to maintain its rights and franchises;

                                  (iii)    Take no action, unless otherwise
         required by law, fiduciary duty, rules or regulation, that would (A) adversely affect the ability of any of them or UPC to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Reorganization Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Reorganization Agreement;

                                  (iv)     Except as they may terminate in
         accordance with their terms, use its best efforts to keep in full force and effect, and not default in any of their obligations under, all material contracts;

                                  (v)      Use its best efforts to keep in full
         force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of LBI or such LBI Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-51

                                  (vi)     Use its best efforts to retain
         LIBERTY's present customer base and to facilitate the retention of such customers by LIBERTY and its branches after the Effective Time of the Merger; and

                                  (vii)    Maintain, renew, keep in full force
         and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to LBI, LIBERTY or UPC and UPC's Subsidiaries at and after the Effective Time of the Merger, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of LIBERTY's customer relationships;

                          (b)     LBI and LIBERTY agree to use their best
efforts to assist UPC in obtaining the Government Approvals necessary to complete the transactions contemplated hereby and do not know of any reason that such Government Approvals can not be obtained, and LBI and LIBERTY shall provide to UPC or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                          (c)     LBI and LIBERTY, at their own cost and
expense, shall use their best efforts to secure all necessary consents and all consents and releases, if any, required of LBI or LIBERTY from third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization Agreement and the consummation of the transactions contemplated hereby;

                          (d)     At all times to and including, and as of, the
Closing, LBI and LIBERTY shall inform UPC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of LBI and LIBERTY; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Reorganization Agreement, UPC shall have agreed in writing to each amendment, supplement or update to the Schedules made subsequent to the date of this Reorganization Agreement as an amendment to this Reorganization Agreement;





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-52

                          (e)     On and after the Closing Date, LBI and
LIBERTY shall give such further assistance to UPC and shall execute, acknowledge and deliver all such documents and instruments as UPC may reasonably request and take such further action as may be necessary or appropriate effectively to consummate the transaction contemplated by this Reorganization Agreement;

                          (f)     Between the date of this Reorganization
Agreement and the Closing Date, LBI and LIBERTY shall afford UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to LBI and LIBERTY. LBI and LIBERTY shall provide reasonable assistance to UPC in its investigation of matters relating to LBI and LIBERTY. Any non-public information provided by LBI or LIBERTY to UPC shall be kept confidential by UPC pursuant to the provisions of Section 2.4 of this Reorganization Agreement; and

                          (g)     Subject to the terms and conditions of this
Reorganization Agreement, LBI and LIBERTY agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transaction contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. LBI shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                 7.3 Conduct of Business -- Negative Covenants. From the date of this Reorganization Agreement until the earlier of the Effective Time of the Merger or the termination of this Reorganization Agreement, LBI and LIBERTY covenant and agree that they will neither do, nor agree or commit to do, nor permit any LBI Subsidiary to do or commit or agree to do any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent will not be unreasonably withheld:

                          (a)     Except as expressly contemplated by this
Reorganization Agreement or the Plan of Merger, amend its Articles of Incorporation or Bylaws; or





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-53

                          (b)     Impose, or suffer the imposition, on any
share of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                          (c)     (i) Repurchase, redeem, or otherwise acquire
or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Reorganization Agreement or the Plan of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the LBI Common Stock; or (v) pay any cash dividend on the LBI Common Stock other than the declaration and payment by LBI of either LBI's customary and ordinary semi-annual cash dividends of $.30 per share of LBI Common Stock or cash dividends equivalent to the dividend payout ratio of UPC on shares of UPC Common Stock adjusted by the Exchange Ratio; or

                          (d)     Except as expressly permitted by this
Reorganization Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by UPC, (ii) internal reorganizations or consolidations involving existing Subsidiaries, (iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances,
(iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Reorganization Agreement; or

                          (e)     Except as expressly permitted by this
Reorganization Agreement or the Plan of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of LBI Common Stock (except in connection with the LBI Option
Plan), or any other capital stock of LBI or of any LBI Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to LBI or any LBI Subsidiary, or are issued in connection with any of the above-described securities encompassed in the LBI Option Plans, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of LBI or of any LBI Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of LBI or any LBI Subsidiary other than in





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-54 the ordinary course of business for reasonable and adequate consideration; or
(iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

                          (f)     Incur, or permit any LBI Subsidiary to incur,
any additional debt obligation or other obligation for borrowed money [other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount, (ii) financing of banking related activities consistent with past practices, (iii) indebtedness of LBI or any LBI Subsidiary to LIBERTY or another LBI Subsidiary] in excess of an aggregate of $50,000 (for LBI and its Subsidiaries on a consolidated basis) or (iv) FHLB advances, except in the ordinary course of the business of LBI or such LBI Subsidiary consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Reserve advances, and sales of certificates of deposit); or

                          (g)     Grant any increase in compensation or
benefits to any of its employees or officers, except in accordance with past practices or as required by law; pay any bonus except in accordance with past practices; enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in compensation or other benefits to any director of LBI or of any LBI Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

                          (h)     Except as expressly permitted in this
Reorganization Agreement or any Addenda hereto, amend any existing employment contract between it and any person having a salary thereunder in excess of $30,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder; or to enter into any new employment contract with any person having an annual salary thereunder in excess of $30,000 that LBI or LIBERTY (or their respective successors) do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time of the Merger; or

                          (i)     Adopt any new employee benefit plan or
terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan; or





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-55

                          (j)     Enter into any new service agreements,
purchase agreements, lease agreements that are material to LBI or any LBI Subsidiary; or

                          (k)     Make any capital expenditure except for
ordinary purchases, repairs, renewals or replacements; or

                          (l)     Enter into any transactions other than in the
ordinary course of business; or

                          (m)     Grant or commit to grant any new extension of
credit to any officer, director or holder of 2% or more of the outstanding LBI Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of LBI or amend the terms of any such credit outstanding on the date hereof.

                 7.4      Conduct of Business -- Certain Actions.

                          (a)     Except to the extent necessary to consummate
the transactions specifically contemplated by this Reorganization Agreement, LBI and LIBERTY shall not, and shall use their respective best efforts to ensure that their respective directors, officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or provide any confidential or non-public information to, any corporate, partnership, person or other entity or group (other than to UPC or any UPC Subsidiary) concerning any "Acquisition Proposal" (as defined below), except for actions reasonably considered by the Board of Directors of LBI, based upon the advice of outside legal counsel, to be required in order to fulfill its fiduciary obligations. LBI shall notify UPC immediately if any Acquisition Proposal has been or should hereafter be received by LBI or LIBERTY, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of LBI's Board of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes of this Section, "Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than UPC or any UPC Subsidiary, would directly or indirectly
(i) acquire or





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-56 participate in a merger, share exchange, consolidation or any other business combination involving LBI or LIBERTY; (ii) acquire the right to vote ten percent (10%) or more of the LBI Common Stock or LIBERTY Common Stock; (iii) acquire a significant portion of the assets or earning power of LBI or of LIBERTY; or (iv) acquire in excess of ten percent (10%) of the outstanding LBI Common Stock or LIBERTY Common Stock.

                          (b)     As a condition of and as an inducement to
UPC's entering into this Reorganization Agreement, LBI and LIBERTY covenant, acknowledge, and agree that it shall be a specific, absolute, and unconditionally binding condition precedent to either LBI's or LIBERTY's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third-party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Reorganization Agreement and the transactions contemplated in this Reorganization Agreement, regardless of whether LBI or LIBERTY has otherwise complied with the provisions of Section 7.4(a) hereof, that LBI or such third-party which is a party of the Acquisition Proposal shall have paid UPC the sum of One Million Nine Hundred Twenty Thousand and No/100 Dollars ($1,920,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by UPC's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of UPC in negotiating and undertaking to carry out the transactions contemplated by this Reorganization Agreement; and
(ii) indirect costs and expenses of UPC in connection with the transactions contemplated by this Reorganization Agreement, including UPC's management time devoted to negotiation and preparation for the transactions contemplated by this Reorganization Agreement; and (iii) UPC's loss as a result of the transactions contemplated by this Reorganization Agreement not being consummated. Accordingly, LBI and LIBERTY hereby jointly and severally stipulate and covenant that prior to LBI's or LIBERTY's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third-party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either LBI or such third-party shall have paid to UPC the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this
Section 7.4. Notwithstanding anything in this Section 7.4(b) to the contrary, in the event such Acquisition Proposal should be the result of a hostile takeover of LBI or LIBERTY, any sums due UPC by LBI pursuant to the terms of this Section 7.4 shall be





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-57 paid by LBI to UPC at the closing of the transactions set forth in such Acquisition Proposal. UPC and INTERIM each acknowledges that under no circumstances shall any officer or director of LBI or LIBERTY (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to UPC or INTERIM for any amount of the foregoing payment. On payment of such amount to UPC, UPC and INTERIM shall have no cause of action or claim (either in law or equity) whatsoever against LBI or LIBERTY, or any officer or director of LBI or LIBERTY, with respect to or in connection with such Acquisition Proposal, this Reorganization Agreement or the Plan of Merger.

                          (c)     The requirements, conditions, and obligations
imposed by this Section 7.4 shall continue in full force and effect from the date of this Reorganization Agreement until September 30, 1994, unless and until the earlier of any of the following events shall occur, in which event, thereafter neither LBI nor LIBERTY shall be obligated to pay the amount required by this Section 7.4 as a condition precedent to such transaction:

         (1) This Reorganization Agreement shall have been terminated (i) mutually by the Parties pursuant to Section 9.1(a) of this Reorganization Agreement; (ii) by UPC and INTERIM pursuant to
                 Section 9.1(b) of this Reorganization Agreement; (iii) by UPC and INTERIM or LBI and LIBERTY pursuant to Section 9.1(c) of this Reorganization Agreement; (iv) by UPC and INTERIM or LBI and LIBERTY pursuant to Section 9.1(d) of this Reorganization Agreement; (v) by UPC and INTERIM or LBI and LIBERTY pursuant to Section 9.1(e) of this Reorganization Agreement, and in the case of termination pursuant to Section 9.1(e), only on the basis of the failure to satisfy the conditions enumerated in subparagraph (2) below; (vi) by UPC and INTERIM pursuant to
                 Section 9.1(f) of this Reorganization Agreement; (vii) by UPC and INTERIM pursuant to Section 9.1(g) of this Reorganization Agreement; or (viii) by LBI and LIBERTY pursuant to Section 9.1(h) of this Reorganization Agreement; or

         (2) In the event the Merger should not be consummated as a result of the failure to satisfy any of the following conditions:

                          (i) Material inaccuracy (without waiver thereof) of representations and warranties of UPC as contemplated by the provisions of Section 8.1(b) of this Reorganization Agreement;





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-58

                          (ii) Noncompliance by UPC or INTERIM with their respective obligations as required by the provisions of Section 8.1(a) of this Reorganization Agreement;

                          (iii) The failure by UPC or INTERIM to effect all corporate action necessary on their respective parts as required by the provisions of Section 8.1 of this Reorganization Agreement or to satisfy the conditions set forth in Sections 8.1(d) or 8.1(g) of this Reorganization Agreement;

                          (iv) The failure to receive the requisite approvals as required by the provisions of Section 8.3(b) of this Reorganization Agreement other than any such failure arising out of any action or inaction on the part of LBI or LIBERTY;

                          (v) The occurrence of material legal proceedings as contemplated by the provisions of Section 8.3(a) of this Reorganization Agreement;

                          (vi) The failure on the part of counsel to UPC to deliver the requisite opinion required by the provisions of Section 8.1(e) of this Reorganization Agreement;

                          (vii) UPC shall have determined not to consummate the Merger pursuant to Sections 8.2(d), 8.2(f), 8.2(i), 8.2(k) or 8.2(l); or

                          (viii) The failure by UPC to deliver to LBI and LIBERTY the certificates contemplated by Section 8.1(c) of this Reorganization Agreement.



                                   ARTICLE 8

                             CONDITIONS TO CLOSING

                 8.1 Conditions to the Obligations of LBI. Unless waived in writing by LBI, the obligation of LBI to consummate the transaction contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of UPC and INTERIM to be performed at or prior to the Closing Date pursuant to this Reorganization Agreement shall





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-59 have been duly performed, except for breaches of acts and undertakings which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of UPC and the UPC Subsidiaries taken as a whole;

                          (b)     Representations and Warranties.  The
representations and warranties of UPC and INTERIM contained in Article 4 of this Reorganization Agreement shall be true and complete, in all material respects, on and as of the Effective Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches or representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of UPC and the UPC Subsidiaries taken as a whole;

                          (c)     Documents.  In addition to the other
deliveries of UPC or INTERIM described elsewhere in this Reorganization Agreement, LBI shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of UPC and INTERIM dated as of the Closing Date certifying that:

                                        (A)     UPC's and INTERIM' respective
                 Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of UPC or INTERIM is an officer of UPC or INTERIM, as the case may be, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of UPC
                 and INTERIM attached to such certificate remain in full force and effect; and

                                        (D)     UPC and INTERIM are in good
                 standing under their respective corporate charters; and





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-60

                                  (ii)     a certificate signed respectively by
         duly authorized officers of UPC or INTERIM stating that the conditions set forth in Section 8.1(a) and Section 8.1(b) of this Reorganization Agreement have been fulfilled;

                          (d)     Consideration.  LBI shall have received a
certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession certificates evidencing and representing that number of shares of UPC Common Stock and cash funds sufficient to meet the obligations of UPC to the LBI Record Holders to deliver the Consideration under this Reorganization Agreement and the Plan of Merger; and

                          (e)     Opinion of UPC's and INTERIM' Counsel.  LBI
shall have been furnished with an opinion of counsel to UPC and INTERIM, dated as of the Closing Date, addressed to and in form and substance satisfactory to LBI, to the effect that:

                                  (i)      UPC is a Tennessee corporation duly
         organized, validly existing, and in good standing under the laws of the State of Tennessee; and INTERIM is a Tennessee corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee;

                                  (ii)     this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by UPC and INTERIM and (assuming this Reorganization Agreement is a binding obligation of LBI and LIBERTY) constitutes a valid and binding obligation of UPC and INTERIM enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                                  (iii)    neither the execution and delivery
         by UPC or INTERIM of this Reorganization Agreement nor any of the documents to be executed and delivered by UPC or INTERIM in connection herewith violates or conflicts with UPC's or INTERIM' corporate charters or bylaws or, to the best of the knowledge, information and belief (without making special inquiry) of such counsel, any material contracts, agreements or other commitments of UPC or INTERIM;

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval by any Governmental Authority which has not already been obtained is required for execution and delivery by UPC and INTERIM of this Reorganization Agreement or any of the documents to be





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-61 executed and delivered by UPC or INTERIM in connection herewith; and

                                  (v)      the shares of UPC Common Stock to be
         issued in the names of the LBI Record Holders and delivered in exchange for their LBI Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of UPC or INTERIM or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

                          (f)     Fairness Opinion.  LBI shall have received a
"fairness opinion" letter from Trident Financial Corporation to the effect that, in the opinion of Trident Financial Corporation the Consideration to be received by the LBI Record Holders is fair to the shareholders of LBI from a financial point of view, and such "fairness opinion" shall not have been withdrawn prior to the LBI Shareholder Meeting, and LBI shall have received an updated "fairness opinion" letter from Trident Financial Corporation within five (5) days prior to the Closing Date reinforcing the opinions provided in the initial "fairness opinion" letter.

                          (g)     Tax Opinion.  LBI shall have received a
written opinion from counsel to the effect that the transactions contemplated by this Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that the LBI Record Holders will not recognize any gain or loss to the extent that such LBI Record Holders exchange shares of LBI Common Stock for shares of UPC Common Stock as contemplated by this Reorganization Agreement and the Plan of Merger assuming that the shares of LBI Common Stock so exchanged by such LBI Record Holders are held by them as capital assets at the time of such exchange.

                 8.2 Conditions to the Obligations of UPC and INTERIM. Unless waived in writing by UPC and INTERIM, the obligation of UPC and INTERIM to consummate the transactions contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-62

                          (a)     Performance.  Each of the material acts and
undertakings of LBI and/or LIBERTY to be performed at or before the Closing Date pursuant to this Reorganization Agreement shall have been duly performed, except for breaches of acts and undertakings which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of LBI and the LBI Subsidiaries taken as a whole;

                          (b)     Representations and Warranties.  The
representations and warranties of LBI and/or LIBERTY contained in Article 5 of this Reorganization Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches or representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of LBI and the LBI Subsidiaries taken as a whole;

                          (c)     Documents. In addition to the documents
described elsewhere in this Reorganization Agreement, UPC shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of LBI and LIBERTY dated as of the Closing Date certifying that:

                                        (A)     LBI's and LIBERTY'S respective
                 Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of LBI or LIBERTY is an officer of LBI or LIBERTY, as the case may be, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of LBI
                 and LIBERTY attached to such certificate remain in full force and effect; and





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-63

                                        (D)     LBI and LIBERTY are in good
                 standing under their respective corporate charters; and

                                  (ii)     a certificate signed by the
         respective President, Chief Executive Officer or an Executive Vice President of each of LBI and LIBERTY stating that the conditions set forth in Section 8.2(a), Section 8.2(b) and 8.2(f) this Reorganization Agreement have been satisfied.

                          (d)     Destruction of Property.  Between the date of
this Reorganization Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of LBI or LIBERTY which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have in either case a material adverse impact upon the operations, business or prospects of LBI or LIBERTY; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact;

                          (e)     Inspections Permitted.  Between the date of
this Reorganization Agreement and the Closing Date, LBI and LIBERTY shall have afforded UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to LBI and LIBERTY. LBI and LIBERTY shall have caused all LBI or LIBERTY personnel to provide reasonable assistance to UPC in its investigation of matters relating to LBI and LIBERTY;

                          (f)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise), or net worth of LBI or LIBERTY taken as a whole shall have occurred since the date of this Reorganization Agreement. In the event of such a material adverse change with respect to LBI or LIBERTY, UPC may elect either (i) to close the contemplated transaction in accordance with the terms of this Reorganization Agreement or
(ii) to terminate this Reorganization Agreement without penalty;

                          (g)     Opinion of LBI's Counsel.  UPC shall have
been furnished with an opinion of counsel to LBI and LIBERTY, dated the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-64

                                  (i)       LBI is a corporation duly
         organized, validly existing and in good standing under the laws of the State of Tennessee;

                                  (ii)      LIBERTY is a federal savings bank
         duly organized, validly existing, and in good standing under the laws of the United States of America;

                                  (iii)    this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by LBI and LIBERTY and (assuming that this Reorganization Agreement is a binding obligation of UPC and INTERIM and the Plan of Merger is a binding obligation of UPC and INTERIM) constitutes a valid and binding obligation of LBI and LIBERTY enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval, which has not already been obtained, by any governmental authority is required for execution and delivery by LBI or LIBERTY of this Reorganization Agreement or any of the documents to be executed and delivered by LBI and LIBERTY in connection herewith.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of LBI or LIBERTY or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991);

                          (h)     Other Business Combinations, Etc.  Neither
LBI nor LIBERTY shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which LBI or LIBERTY would merge; consolidate with; effect a business combination with; sell any substantial part of LBI's or LIBERTY's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-65 value of LBI or LIBERTY or the benefits of acquiring the LBI Common Stock;

                          (i)     Maintenance of Certain Covenants, Etc.  At
the time of Closing (i) the total assets of LBI shall be not less than $175,000,000; (ii) the tangible equity capital of LBI shall be not less than $19,000,000; (iii) the tangible equity capital of LIBERTY shall be not less than $19,000,000; (iv) neither LBI nor LIBERTY shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities, except as set forth in this Agreement (therefore, there shall be not more than 684,955 shares of LBI Common Stock validly issued and outstanding at the Effective Time of the Merger); (v) from the date hereof, there shall have been no extraordinary sale of assets, nor any investment portfolio restructuring or any dividend declaration by either LBI or LIBERTY except as provided for in Section 7.3(c) of this Reorganization Agreement; (vi) the Merger can be accounted for on the financial statements of UPC as a "pooling of interests"; and (vii) neither LBI nor LIBERTY shall have issued or granted since December 31, 1992 through the Closing Date any additional shares of restricted or unrestricted LBI Common Stock in connection with the LBI Option Plans, except for shares issued in satisfaction of any LBI Stock Options exercised prior to the Closing Date or as expressly provided for in this Reorganization Agreement. The criteria and calculations set forth above shall be determined in accordance with GAAP assuming that LBI and LIBERTY shall have been operated consistently in the normal course of their business; provided, however, that the effects of any balance sheet expansion through abnormal, unusual or out of the ordinary borrowings or by the realization of extraordinary gains or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations;

                          (j)     Non-Compete Agreements.  Each member of the
Board of Directors of LBI shall have entered into a non-compete agreement with UPC and/or INTERIM substantially in the form of UPC's standard form of non-compete agreement, providing for a term of not less than two (2) years and covering the general geographic region(s) in which LBI and LIBERTY currently operate and do business in or have a present intention to do business in;

                          (k)     Pooling of Interests Accounting Treatment.
UPC shall have received (i) from Price Waterhouse, or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date, in form and substance acceptable to UPC, stating the accountants' opinion that, based upon the information furnished to them, the Reorganization and Merger should be accounted for by UPC as a "pooling of interests"





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-66 for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles and (ii) from LBI's regularly retained independent accountants or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date stating that, in connection with their audits, nothing came to their attention that caused them to believe that LBI has taken, or failed to take, any actions that would cause the acquisition by UPC not to qualify for pooling of interests accounting treatment insofar as they relate to accounting matters. However, their audits were not directed primarily toward obtaining knowledge of such actions;

                          (l)     Tax Opinion.  UPC shall have received a
written opinion from counsel to the effect that the transactions contemplated by this Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that the LBI Record Holders will not recognize any gain or loss to the extent that such LBI Record Holders exchange shares of LBI Common Stock for shares of UPC Common Stock as contemplated by this Reorganization Agreement and the Plan of Merger assuming that the shares of LBI Common Stock so exchanged by such LBI Record Holders are held by them as capital assets at the time of such exchange; and

                          (m)     Receipt of Affiliate Letters.  Pursuant to
the provisions of Section 6.2 of this Reorganization Agreement, UPC shall have received a written commitment in form and substance satisfactory to UPC and its counsel (an "Affiliate Letter") from each LBI Record Holder who would be deemed an Affiliate of LBI at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of LBI Common Stock pursuant to the terms and conditions of this Reorganization Agreement, committing to UPC that such LBI Record Holder shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such LBI Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such LBI Record Holder pursuant to the terms and conditions of this Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and LBI for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-67

                 8.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                          (a)     No Pending or Threatened Claims.  That no
claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Reorganization Agreement or the obtaining of material damages or other relief in connection therewith; and

                          (b)     Governmental Approvals and Acquiescence
Obtained. The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired.


                          (c)     Registration Statement.  The registration
statement shall have been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of UPC Common Stock in the Merger pursuant to this Reorganization Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commission.

                          (d)     Shareholder Approval.  This Reorganization
Agreement and the Plan of Merger shall have been approved by the LBI Shareholders by vote of at least the number of LBI Shareholders as required by applicable law and the Charter of LBI.



                                   ARTICLE 9

                                  TERMINATION

                 9.1 Termination. This Reorganization Agreement and the Plan of Merger may be terminated at any time prior to the Closing, as follows:

                          (a)     By mutual consent in writing of the Parties;

                          (b)     By UPC or INTERIM, should LBI or any LBI
Subsidiary fail to conduct its business pursuant to LBI's and LIBERTY's Covenants made in Article 7;





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-68

                          (c)     By UPC, INTERIM or LBI in the event the
Closing shall not have occurred by September 30, 1994 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner.

                          (d)     By either UPC, INTERIM or LBI, upon written
notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transaction contemplated); provided, however, that either UPC or LBI may, upon written notice to the other, extend the term of this Reorganization Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

                          (e)     By UPC or INTERIM if the conditions set forth
in Sections 8.2 or 8.3 are not satisfied in all material respects as of the Closing Date, or by LBI if the conditions set forth in Section 8.1 or 8.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

                          (f)     By UPC or INTERIM should LBI or LIBERTY or
any LBI Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring LBI or LIBERTY to raise additional capital or to sell a substantial portion of its assets;

                          (g)     By UPC or INTERIM in the event that more than
seven percent (7%) of the LBI Record Holders assert and maintain in perfected status their dissenters' rights with respect to the Merger under the Tennessee Code; or

                          (h)     By LBI or LIBERTY in the event the Current
Market Price Per Share of the UPC Common Stock should be less than $20.00 per share of UPC Common Stock.

If a Party should elect to terminate this Reorganization Agreement pursuant to subsections (b), (c), (d), (e), (f), (g) or (h) of this Section 9.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 10.1 ("Notices") of this Reorganization Agreement.

                 9.2 Effect of Termination. In the event that this Reorganization Agreement should be terminated pursuant to Section 9.1 hereof, all further obligations of the Parties under this Reorganization Agreement shall terminate without further





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-69 liability of any Party to another; provided, however, that a termination under
Section 9.1 hereof shall not relieve any Party of any liability for a breach of this Reorganization Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.



                                   ARTICLE 10

                               GENERAL PROVISIONS

                 10.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to LBI or LIBERTY:

                                  Liberty Bancshares, Inc.
                                  914 East Wood Street
                                  (P.O. Box 1149)
                                  Paris, Tennessee 38242
                                  Fax:  (901) 642-0151
                                  Attn: Larry A. Watson
                                        President and Chairman of the Board

With a copy to:                   Housley, Goldberg & Kantarian, P.C.
                                  1220 19th Street, N.W., Suite 700
                                  Washington, D.C. 20036
                                  Fax:  (202) 822-0140
                                  Attn: Leonard S. Volin, Esq.

If to UPC or INTERIM:

                                  Union Planters Corporation
                                  P.O. Box 387 (mailing address)
                                  Memphis, Tennessee 38147

or                                7130 Goodlett Farms Parkway (deliveries)
                                  Cordova, Tennessee  38018
                                  Fax:  (901) 383-2877
                                  Attn: Jackson W. Moore, President
                                    Gary A. Simanson, Associate General Counsel





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-70 or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

                 10.2 Assignability and Parties in Interest. This Reorganization Agreement shall not be assignable by any of the Parties hereto; provided, however, that UPC may assign, set over and transfer all, or any part of its rights and obligations under this Reorganization Agreement to any one or more of its present or future wholly-owned nonbanking Subsidiaries. This Reorganization Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

                 10.3 Governing Law. This Reorganization Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Tennessee, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Reorganization Agreement shall be heard in a court of competent jurisdiction located in Tennessee.

                 10.4 Counterparts. This Reorganization Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                 10.5 Best Efforts. LBI, LIBERTY, UPC and INTERIM each agrees to use its best efforts to complete the transactions contemplated by this Reorganization Agreement; provided, however, that the use of best efforts by UPC shall not obligate UPC to obtain or to provide LBI additional capital in an amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which UPC shall deem, in good faith, to be unreasonable in the circumstances.

                 10.6 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, each of the Parties hereto may respond to inquiries relating to this Reorganization Agreement and the transactions contemplated hereby by the press, employees or customers without any notice or further consent of the other Parties.

                 10.7 Entire Agreement. This Reorganization Agreement, together with the Plan of Merger which is Exhibit A





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-71 hereto, the Letter Agreement between the Parties dated as of the date hereof, the Schedules, Annexes, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with Section 10.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The Letter Agreement, Schedules, Annexes, Exhibits and certificates attached hereto or furnished pursuant to this Reorganization Agreement are hereby incorporated as integral parts of this Reorganization Agreement. Except as provided herein, by specific language and not by mere implication, this Reorganization Agreement is not intended to confer upon any other person not a Party to this Reorganization Agreement any rights or remedies hereunder.

                 10.8 Severability. If any portion or provision of this Reorganization Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Reorganization Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 10.9 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Reorganization Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

                          (a)     extend the time for the performance of any of
the obligations or other acts of the other Party hereto;

                          (b)     waive any inaccuracies in the representations
and warranties made by the other Party contained in this Reorganization Agreement or in the Annexes, Schedules or Exhibits hereto or any other document delivered pursuant to this Reorganization Agreement;

                          (c)     waive compliance with any of the covenants or
agreements of the other Party contained in this Reorganization Agreement; and

                          (d)     amend or add to any provision of this
Reorganization Agreement or the Plan of Merger; provided, however, that no provision of this Reorganization Agreement may be amended or added to except by an agreement in writing signed





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-72 by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Reorganization Agreement.

                 10.10 Interpretation. The headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.

                 10.11 Payment of Expenses. Except as set forth herein, UPC and LBI shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                 10.12    Finders and Brokers.  Except as described in Schedule
10.12 hereto, UPC, INTERIM, LBI and LIBERTY represent and warrant to each other that they have employed no broker or finder in connection with the transactions described in this Reorganization Agreement under an arrangement pursuant to which a fee is, or may be due to such broker or finder as a result of the execution of this Reorganization Agreement or the closing of the transaction contemplated herein. This section shall survive the termination of this Reorganization Agreement.

                 10.13 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Reorganization Agreement by LBI or LIBERTY, UPC and INTERIM will be without an adequate remedy at law by reason of the unique nature of LBI and LIBERTY. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to UPC and INTERIM, UPC and INTERIM shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Reorganization Agreement by LBI or LIBERTY, and no attempt on the part of UPC or INTERIM to obtain such equitable relief shall be deemed to constitute an election of remedies by UPC or INTERIM which would preclude UPC or INTERIM from obtaining any remedies at law to which it would otherwise be entitled. LBI and LIBERTY covenant that they shall not contend in any such proceeding that UPC or INTERIM is not entitled to a decree of specific performance by reason of having an adequate remedy at law.

                 10.14 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Reorganization Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-73 connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                 10.15 Survival of Representations and Warranties. All representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of the Parties hereto and shall expire at the Effective Time of the Merger except as to any matter which is based upon willful fraud with respect to which the representations and warranties set forth in this Reorganization Agreement shall expire only upon expiration of the applicable statutes of limitation. Nothing in this Section
10.15 shall limit LBI's, LIBERTY's, UPC's or INTERIM's rights or remedies for misrepresentations, breaches of this Reorganization Agreement or any other improper action or inaction by the other Party hereto prior to the its termination. All obligations, agreements, covenants and undertakings of the Parties hereto or to the Letter Agreement to be performed either in whole or in part after the Effective Time of the Merger shall survive the Closing and shall not expire at the Effective Time of the Merger.

                 10.16 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Reorganization Agreement must be in writing and must be executed by the Parties to this Reorganization Agreement and shall be effective only to the extent specifically set forth in such writing.

                 10.17 Remedies Cumulative. All remedies provided in this Reorganization Agreement, by law or otherwise, shall be cumulative and not alternative.





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-74

         IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Reorganization Agreement or has caused this Reorganization Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.


                                          LIBERTY BANCSHARES, INC.


                                          By: /s/ Larry A. Watson
                                              -------------------------
                                                Larry A. Watson
                                          Its:  President and Chairman
                                                of the Board

ATTEST:


/s/ Thomas D. Enoch
- ------------------------------
Thomas D. Enoch, Secretary



                                          LIBERTY FEDERAL SAVINGS BANK


                                          By: /s/ Larry A. Watson
                                              -------------------------------
                                                Larry A. Watson
                                          Its:  President and Chairman
                                                of the Board

ATTEST:


/s/ Thomas D. Enoch
- ------------------------------
Thomas D. Enoch, Secretary



                                          UNION PLANTERS CORPORATION


                                          By: /s/ Jackson W. Moore
                                              -------------------------------
                                                Jackson W. Moore
                                          Its:  President
ATTEST:


/s/ J. F. Springfield
- ------------------------------
J. F. Springfield, Secretary





               AGREEMENT AND PLAN OF REORGANIZATION - Page B-75

                                                LBI ACQUISITION COMPANY, INC.

                                                By:  /s/ Jackson W. Moore
                                                    ---------------------------
                                                     Jackson W. Moore
                                                Its: President

ATTEST:


/s/ J. F. Springfield
- ------------------------------
J. F. Springfield, Secretary




               AGREEMENT AND PLAN OF REORGANIZATION - Page B-76

                                                                       EXHIBIT A

                                 PLAN OF MERGER

                        SETTING FORTH THE PLAN OF MERGER

                                       OF

                         LBI ACQUISITION COMPANY, INC.
                           (A TENNESSEE CORPORATION)

                                 WITH AND INTO

                            LIBERTY BANCSHARES, INC.
                           (A TENNESSEE CORPORATION)


         THIS PLAN OF MERGER ("Plan of Merger") is made and entered into as of the 23rd day of November, 1993, by and between LIBERTY BANCSHARES, INC. ("LBI"), a corporation chartered and existing under the laws of the State of Tennessee which is a registered savings and loan holding company and whose principal offices are located at 914 East Wood Street (P.O. Box 1149), Paris, Henry County, Tennessee 38242; UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the laws of the State of Tennessee having its principal office at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018 and which is registered as a bank holding company under the Bank Holding Company Act; and LBI ACQUISITION COMPANY, INC. ("INTERIM"), a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC. All of the authorized, issued and outstanding shares of capital stock of INTERIM are owned and held of record by UPC.


                                    PREAMBLE

         WHEREAS, UPC, INTERIM and LBI have entered into an Agreement and Plan of Reorganization dated as of the 23rd day of November, 1993 ("Reorganization Agreement") to which this Plan of Merger is Exhibit A and is incorporated by reference as a part thereof providing for the merger of INTERIM with and into LBI (which would be the Surviving Corporation) and the acquisition of all of the LBI Common Stock outstanding immediately prior to the Effective Time of the Merger by UPC for the Consideration set forth in the Reorganization Agreement; and





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-77

         WHEREAS, As provided in the Reorganization Agreement, UPC has caused INTERIM to join in this Plan of Merger by executing and delivering same; and

         WHEREAS, The Boards of Directors of UPC, INTERIM and LBI are each of the opinion that the interests of their respective corporations and their corporations' respective shareholders would best be served if INTERIM were to be merged with and into LBI, which would survive the Merger, on the terms and conditions provided in the Reorganization Agreement and in this Plan of Merger, and as a result of such Merger becoming effective, the Surviving Corporation would become a wholly-owned subsidiary of UPC.

         NOW, THEREFORE, in consideration of the covenants and agreements of the Parties contained herein, LBI, UPC, and INTERIM hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of INTERIM with and into LBI (the "Merger").


                                   ARTICLE I.
                                  DEFINITIONS

         1.1 As used in this Plan of Merger and in any amendments hereto, all capitalized terms herein shall have the meanings assigned to such terms in the Reorganization Agreement unless otherwise defined herein.


                                   ARTICLE 2
                                 CAPITALIZATION

         2.1 LBI ACQUISITION COMPANY, INC.. The authorized capital stock of INTERIM consists of 1,000 shares of common stock having a par value of $1.00 per share (the "INTERIM Common Stock") and no shares of preferred stock. As of the date of this Plan of Merger, 1,000 shares of INTERIM Common Stock are issued and outstanding, and no shares of INTERIM Common Stock are held by it as treasury stock. All such issued and outstanding shares of INTERIM Common Stock are owned beneficially and of record by UPC.

         2.2 UNION PLANTERS CORPORATION. The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of December 31, 1992, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock, Series B; 690,000 shares of 10-3/8%





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-78

Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C; 253,655 shares of 9.5% Redeemable, Cumulative, Convertible Preferred Stock, Series D; and 2,200,000 shares of 8% Cumulative, Convertible Preferred Stock, Series E. On January 4, 1993, UPC issued an additional 331,741 shares of its Series E Preferred Stock in connection with its acquisition of a 44% equity interest in the Bank of East Tennessee. In addition, 250,000 shares of UPC Series A Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of March 31, 1993, 17,589,954 shares of UPC Common Stock were validly issued and outstanding; approximately 2,500,000 shares of UPC Common Stock were reserved for issuance pursuant to outstanding stock option plans and certain other employee benefit plans; and approximately 200,000 shares of UPC Common Stock have been reserved for issuance in connection with UPC's Dividend Reinvestment Plan.

         2.3 LIBERTY BANCSHARES, INC. The authorized capital stock of LBI consists of 4,000,000 shares of common stock having a par value of $1.00 per share (the "LBI Common Stock") and 1,000,000 shares of preferred stock having a par value of $1.00 per share (the "LBI Preferred Stock). As of the date hereof, 634,723 shares of LBI Common Stock were issued and outstanding, no shares of LBI Common Stock were held by LBI as LBI Treasury Stock and no shares of LBI Preferred Stock were issued and outstanding.


                                   ARTICLE 3
                                 PLAN OF MERGER

         3.1 Constituent Corporations. The name of each constituent corporation to the Merger is:

                         LBI ACQUISITION COMPANY, INC.
                                      and
                            LIBERTY BANCSHARES, INC.

         3.2     Surviving Corporation.  The Surviving Corporation shall be:

                            LIBERTY BANCSHARES, INC.

which as of the Effective Time of the Merger shall continue to be named:

                            LIBERTY BANCSHARES, INC.

         3.3 Terms and Conditions of Merger. The Merger shall be consummated only pursuant to, and in accordance with this Plan of Merger and the Reorganization Agreement. Conditioned upon the





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                                  PAGE B-79
satisfaction or lawful waiver (by the Party or Parties entitled to the benefit thereof) of all conditions precedent to consummation of the Merger, the Merger will become effective on the date and at the time (the "Effective Time of the Merger") of the filing of Articles of Merger with the Secretary of State of the State of Tennessee, or at such later time and/or date as may be agreed upon by the parties and set forth in the Articles of Merger. At the Effective Time of the Merger, INTERIM shall be merged with and into LBI which will survive the Merger, and the separate existence of INTERIM shall cease thereupon, and without further action, LBI shall thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of both LBI and INTERIM, whether of a public or private nature, and shall be subject to all of the liabilities, restrictions, disabilities, and duties of both LBI and INTERIM.

         3.4 Charter. Immediately subsequent to the Effective Time of the Merger, the Charter of LBI, as in effect immediately prior to the Effective Time of the Merger, shall constitute the Charter of LBI as the Surviving Corporation, unless and until the same shall be amended as provided by law and the terms of such Charter.

         3.5 Bylaws. Immediately subsequent to the Effective Time of the Merger, the Bylaws of LBI, as in effect immediately prior to the Effective Time of the Merger, shall continue to be its Bylaws as the Surviving Corporation, unless and until amended or repealed as provided by law, its Charter and such Bylaws.

         3.6 Directors and Officers. The directors and officers of LBI in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Surviving Corporation, to hold office as provided in the Charter and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or they shall be removed as provided therein.

         3.7 Name. The name of LBI as the Surviving Corporation following the Merger, shall remain:

                            LIBERTY BANCSHARES, INC.


                                   ARTICLE 4
                         DESCRIPTION OF THE TRANSACTION


         4.1 Conversion of the INTERIM Common Stock. Immediately subsequent to the Effective Time of the Merger, each share of $1.00 par value common stock of INTERIM (the "INTERIM Common





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-80

Stock") issued and outstanding immediately prior to the Effective Time of The Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation.

         4.2 Conversion and Cancellation of Shares of LBI. Immediately subsequent to the Effective Time of the Merger, each share of $1.00 par value common stock of LBI issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 4.4 hereof.

         4.3 Exchange of LBI Shares; Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of LBI Common Stock held by the LBI Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in LBI and shall, except for those shares of LBI Common Stock held and registered in the name of any LBI Record Holder who shall have perfected his dissenter's rights and shall have continued such dissenting status through the Effective Time of the Merger, automatically be converted exclusively into, and constitute only the right of the LBI Record Holders to receive in exchange for their shares of LBI Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 4.3. The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the LBI Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of LBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 4.3. The Exchange Ratio shall be determined as follows:

                                  (i)      In the event the Current Market
         Price Per Share of UPC Common Stock should be greater than or equal to $22.00 per share of UPC Common Stock but less than or equal to $28.00 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $50.00 per share of LBI Common Stockdivided by (b) the Current Market Price Per Share of UPC Common Stock;





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-81

                                  (ii)     In the event the Current Market
         Price Per Share of UPC Common Stock should be greater than $28.00 per share of UPC Common Stock but less than or equal to $30.00 per share of UPC Common Stock (the "Upper Secondary Collar"), the Exchange Ratio shall be fixed at 1.7857 shares of UPC Common Stock for each share of LBI Common Stock issued and outstanding at the Effective Time of the Merger;

                                  (iii)    In the event the Current Market
         Price Per Share of UPC Common Stock should be greater than $30.00 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be based on (a) a fixed price of $53.57 per share of LBI Common Stock divided by (b) the Current Market Price Per Share of UPC Common
         Stock; provided, however, in the event that UPC shall have, between the date hereof and the Effective Time of the Merger, entered into a letter of intent, agreement or understanding with a third party for a change in control of UPC, the Exchange Ratio shall remain fixed at
         1.7857 shares of UPC Common Stock (or the equivalent number of shares of common stock of the entity into which the shares of UPC Common Stock would be converted into based on the exchange ratio of any such transaction) for each share of LBI Common Stock validly issued and outstanding at the Effective Time of the Merger; and

                                  (iv)     In the event the Current Market
         Price Per Share of UPC Common Stock should be greater than or equal to $20.00 per share of UPC Common Stock but less than $22.00 per share of UPC Common Stock (the "Lower Secondary Collar"), the Exchange Ratio shall be fixed at 2.2727 shares of UPC Common Stock for each share of LBI Common Stock issued and outstanding at the Effective Time of the Merger; and

                                  (v)      In the event the Current Market
         Price Per Share of UPC Common Stock should be less than $20.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at 2.2727 shares of UPC Common Stock for each share or LBI Common Stock;provided, however, LBI shall have the unilateral right to either accept the fixed Exchange Ratio of 2.2727 or to terminate the transaction and this Reorganization Agreement, unless the Parties shall mutually agree in writing to increase the Exchange Ratio to a level mutually satisfactory to the Parties.

The Exchange Ratio as determined in this Section 4.3 shall be based on an aggregate of no more than 684,955 shares of LBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and, for purposes of this paragraph, counting all LBI Stock Options issued and outstanding immediately





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-82
prior to the Effective Time of the Merger as shares of LBI Common Stock) so converted and exchanged; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a LBI Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Consideration set forth in Section 4.4 hereof, which shall be calculated based upon the Current Market Price Per Share of one
(1) full share of UPC Common Stock.

                                  (i)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for each of the twenty (20) NYSE general market trading days next preceding the Closing Date on which the NYSE was open for business (the "Pricing Period"). In the event the UPC Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.

                                  (ii)     EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should LBI Record Holders representing at least 7% of the shares of LBI Common Stock issued and outstanding at the time of Closing perfect such LBI Record Holder's Dissenters' Rights pursuant to the Tennessee Code and maintain the perfected status of such Dissenters' Rights through the Closing Date, UPC and INTERIM shall have the right, exercisable in their sole discretion, to terminate this Reorganization Agreement.

                                  (iii)    EFFECT OF STOCK SPLITS, REVERSE
         STOCK SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF UPC OR LBI. Should either UPC or LBI effect any stock splits, reverse stock splits, stock dividends, reclassifications, recapitalizations, exchange of shares or similar changes in their respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be proportionally adjusted in order to give effect to such changes.





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-83

         4.4 Mechanics of Payment of Consideration. As soon as reasonably practicable after the Effective Time of the Merger and the receipt by UPC of the Certified LBI Shareholder List from the transfer agent of LBI, but in any event no later than five (5) business days thereafter, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each of the LBI Record Holders such materials and information deemed necessary by the Exchange Agent to advise the LBI Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the LBI Common Stock in order for the LBI Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the LBI Record Holders at the addresses set forth on a certified shareholder list to be delivered by LBI to UPC at the Closing (the "Shareholder List"). As soon as reasonably practicable thereafter, the LBI Record Holders of all of the outstanding shares of LBI Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates formerly evidencing and representing all of the shares of LBI Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of LBI Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of LBI Common Stock, the Exchange Agent shall, on or prior to the 30th day after the Effective Time of the Merger, mail to the former LBI Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such LBI Shareholder's shares of LBI Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of LBI Common Stock of an LBI Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such LBI Record Holder's shares of LBI Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-84

LBI Record Holder's LBI Common Stock shall have been surrendered as provided above, the Consideration payable to the LBI Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the LBI Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each LBI Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The LBI Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such LBI Record Holder is entitled, provided that each such LBI Record Holder shall deliver to UPC and to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the LBI Shareholder.

         4.5 Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of LBI shall be closed and no transfer of shares of LBI Common Stock shall be made thereafter.

         4.6 Effects of the Merger. As of the Effective Time of the Merger, the separate existence of INTERIM shall cease, and INTERIM shall be merged with and into LBI which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both LBI and INTERIM.

         4.7 Transfer of Assets. At the Effective Time of the Merger, all rights, assets, licenses, permits, franchises and interests of LBI and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choices in action shall be deemed to be vested in LBI as the Surviving Corporation by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

         4.8 Assumption of Liabilities. At the Effective Time of the Merger, the Surviving Corporation shall become and be liable





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-85
for all debts, liabilities, obligations and contracts of INTERIM as well as those of the Surviving Corporation, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of INTERIM or the Surviving Corporation.

         4.9 Dissenting Shareholders' Rights. Any LBI Record Holder of shares of LBI Common Stock who shall comply strictly with the provisions of Sections 48-23-201 et seq. of the Tennessee Code, shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Code. Such an LBI Shareholder is referred to herein as an "LBI Dissenting Shareholder." However, UPC and INTERIM shall not be obligated to consummate the Merger if LBI Record Holders holding or controlling more than seven percent (7%) of the shares of the LBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected and maintained in perfected status their Dissenters' Rights in accordance with the Tennessee Code and the perfected status of said Dissenters' Rights shall have continued to the time of Closing.

         4.10 Approvals of Shareholders of LBI and INTERIM. In order to become effective, the Merger must be approved by the respective shareholders of LBI and of INTERIM at meetings to be called for that purpose by their respective Boards of Directors, or by their unanimous action by written consent complying fully with the laws of Tennessee.

         4.11 LBI Stock Options. At the Effective Time of the Merger, the LBI Option Plans and any LBI Stock Options issued and outstanding shall be affected as follows:

                          (a)     Continuation of the LBI Option Plan.  LBI's
Option Plans shall continue in effect but no additional options shall be available for grant thereunder after the Effective Time of the Merger. At the Effective Time of the Merger, each outstanding option under the Option Plans shall continue outstanding as an option to purchase, in place of the purchase of a share of LBI Common Stock, that number of shares (rounded down to the nearest whole share) of UPC Common Stock that would have been received by the optionee in connection with the Merger had such option been exercised in full (without regard to any limitations contained thereon on exercise) for shares of LBI Common Stock immediately prior to the Effective Time of the Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time of the Merger, except for appropriate pro rata adjustments as to the relevant option price for shares of UPC Common Stock substituted therefor so that the aggregate option exercise price





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-86
of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. UPC, INTERIM and LBI agree to take such actions as shall be necessary to give effect to the foregoing.

                          (b)     Reclassification, etc.  In case of any
reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of the UPC Common Stock or in case of any consolidation or merger of UPC with or into any other corporation, or in the case of any sale or transfer of all or substantially all of UPC's assets, then the rights of the optionees under the LBI Option Plans shall be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction. The provisions hereof shall similarly apply to successive reclassifications, reorganizations, recapitalizations, stock dividends or distributions, subdivisions, combinations or exchanges, consolidations, mergers, sales or transfers.

                          (c)     Limited Obligations.  Nothing contained in
this Plan of Merger or in the other documentation of the proposed transactions shall be deemed to have reduced, contracted, enlarged, ratified, affirmed, undertaken, authorized, approved or otherwise to have affected whatever contractual rights the holders of LBI Stock Options may have under applicable documentation other than as expressly stated in this Plan of Merger with respect to the outstanding LBI Stock Options identified in the Reorganization Agreement which are outstanding under the LBI Option Plans at the Effective Time of the Merger.


                                   ARTICLE 5
                             AMENDMENTS AND WAIVERS

                 5.1 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended unilaterally by UPC and INTERIM as set forth in
Section 10.9(d) of the Reorganization Agreement; provided, however, that the provisions of Section 4.4 of this Plan of Merger relating to the manner or basis upon which shares of LBI Common Stock will be converted into the exclusive right to receive the Consideration from UPC shall not be amended in such a manner as to reduce the amount of the Consideration payable to the LBI Record Holders determined as provided in Section 4.3 of the Reorganization Agreement nor shall this Plan of Merger be amended to permit UPC to utilize assets other than its UPC Common Stock or cash to make payment of the Consideration as provided in





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-87

Section 3.1(e) of the Reorganization Agreement at any time after the Shareholders' Meeting without the requisite approval (except as provided for in the Reorganization Agreement) of the LBI Record Holders of the shares of LBI Common Stock outstanding, and that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 8.3(b) of the Reorganization Agreement.

                 5.2 AUTHORITY FOR AMENDMENTS AND WAIVERS. Prior to the Effective Time of the Merger, UPC and INTERIM, acting through their respective Boards of Directors or chief executive officers or presidents or other authorized officers, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by LBI, to waive or extend the time for the compliance or fulfillment by LBI of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of UPC and INTERIM under this Plan of Merger, except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to the Effective Time of the Merger, LBI, acting through its Board of Directors or chief executive officer or president or other authorized officer, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by UPC or INTERIM, to waive or extend the time for the compliance or fulfillment by UPC or INTERIM of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of LBI under this Plan of Merger except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation.


                                   ARTICLE 6
                                 MISCELLANEOUS

                 6.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other addresses or facsimile numbers as may hereafter be designated as provided below), and shall be deemed to have been delivered as of the date received by the Party to which, or to whom it is addressed:





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-88

If to UPC or INTERIM:

                                  Union Planters Corporation
                                  P.O. Box 387 (mailing)
                                  Memphis, Tennessee  38147

                                  7130 Goodlett Farms Parkway (deliveries)
                                  Cordova, Tennessee  38018
                                  Fax:  (901) 383-2877
                                  Attn: Mr. Jackson W. Moore, President
                                        Gary A. Simanson,
                                        Associate General Counsel

If to LBI or LIBERTY:             Liberty Bancshares, Inc.
                                  914 East Wood Street
                                  Paris, Tennessee 38242
                                  (P.O. Box 1149)
                                  Fax:  (901) 642-0151
                                  Attn: Larry A. Watson,
                                        President and Chairman of the Board

With a copy to:                   Housley, Goldberg & Kantarian, P.C.
                                  1220 19th Street, N.W., Suite 700
                                  Washington, D.C. 20036
                                  Fax:  (202) 822-0140
                                  Attn: Leonard S. Volin, Esq.


or at such other address as shall be furnished in writing by any of the Parties to the others by notice given as provided in this section 6.1.

                 6.2 GOVERNING LAW. Except to the extent federal law shall be controlling, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee disregarding, however, the Tennessee conflicts of laws rules.

                 6.3 CAPTIONS. The Captions heading the Sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

                 6.4 COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-89

ATTEST:                                    UNION PLANTERS CORPORATION

/s/ J. F. Springfield                      By: /s/ Jackson W. Moore
- ------------------------                       -------------------------
J. F. Springfield                                  Jackson W. Moore
Its:  Secretary                            Its:    President




ATTEST:                                    LBI ACQUISITION COMPANY, INC.

/s/ J. F. Springfield                      By: /s/ Jackson W. Moore
- ------------------------                       -------------------------
J. F. Springfield                                  Jackson W. Moore
Its:  Secretary                            Its:    President



ATTEST:                                    LIBERTY BANCSHARES, INC.



/s/ Thomas D. Enoch                        By: /s/ Larry A. Watson
- ------------------------                      --------------------------
Thomas D. Enoch                                    Larry A. Watson
Its:  Secretary                            Its:    President and Chairman
                                                   of the Board





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  PAGE B-90

                                    (LOGO)
                                UNION PLANTERS
                                 CORPORATION



November 23, 1993

Liberty Bancshares, Inc.
Liberty Federal Savings Bank
914 East Wood Street
Paris, Tennessee 38242

Gentlemen:

         We have today entered into an Agreement and Plan of Reorganization (the "Agreement"), between Union Planters Corporation ("UPC"); LBI Acquisition Company, Inc., a wholly owned acquisition subsidiary of UPC; Liberty Bancshares, Inc. ("LBI"); and Liberty Federal Savings Bank ("Savings Bank"). This letter is intended to set forth certain additional agreements and undertakings of each of the above parties and each of such parties agrees that this letter is an integral part of the Agreement (as referred in Section 10.7 thereof) and is being entered into separately solely as an accommodation to UPC. All terms used herein without definition shall have the same meaning as ascribed in the Agreement.

         Accordingly, in consideration of the parties having entered into the Agreement and for other good and valuable considerations the receipt and efficiency of which are hereby acknowledged it is hereby further agreed that:

         1. Following the Effective Time of the Merger, and for at least three years thereafter, the Savings Bank shall be operated and maintained as a separate subsidiary financial institution and will not be combined (whether directly or indirectly through merger, consolidation, purchase of assets or otherwise) into any other financial institution and all offices of the Savings Bank will continue as offices of the Savings Bank following the Effective Time of the Merger.

         2. The Savings Bank's Board of Directors following the Effective Time of the Merger shall consist of those persons serving as directors immediately prior to such effective time and each such person shall continue to serve as a director for the remainder of the term for which he was elected in accordance with law and the Savings Bank's Charter and Bylaws. Thereafter, UPC agrees that each such person shall be reelected director for at least one (1) additional 3 year term regardless of any otherwise applicable age-related requirement; provided, however, each director shall be eligible for reelection only if (i) he continues to qualify to serve as a director, (ii) he is not permanently incapacitated and unable to serve as a director, (iii) he continues to adequately perform his services as a director and (iv) UPC has not determined





         Exhibit B to Agreement and Plan of Reorganization (Appendix B)
                   P.O. BOX 387 - MEMPHIS, TENNESSEE 38147

Liberty Bancshares, Inc.
Liberty Federal Savings Bank
November 23, 1993
Page 2



that the Savings Bank has failed to meet the general performance standards of other UPC banking subsidiaries. The fees paid to the directors of the Savings Bank following the Effective Time of the Merger shall be at least the same amount paid to the directors immediately prior to such time and all of the Savings Bank's directors shall be eligible to receive such fees other than persons who serve in day to day management positions with the Savings Bank.

         3. Following the Effective Time of the Merger, while no contractual right of employment shall be deemed created hereunder (except as provided below for Messrs. Watson, Enoch and Nelson), the officers and employees of the Savings Bank shall continue their current employment positions and titles with the Savings Bank (subject to the normal and usual Savings Bank employment policies and management practices and the safe and sound operation of the Savings Bank) and, except as provided below, receive compensation at least the same level as paid immediately prior to the Effective Time of the Merger. As of the Effective Time of the Merger, the existing employment agreements between the Savings Bank and Larry A. Watson, Thomas D. Enoch and Daniel B. Nelson shall continue in place except that the term of each shall be amended to be three years from the Effective Time of the Merger and the salary for each shall be such person's then 1994 base salary plus, for Messrs. Watson and Enoch, $1,000 per month (in lieu of Board fees). Mr. Watson shall participate in UPC's cash bonus plan and he, together with another person selected by LBI, shall also participate in UPC's stock option plan (Mr. Watson to be eligible to receive between 1,500 - 3,000 options to acquire UPC common stock annually and the other person selected to be eligible to receive between 500 - 1,000 such options annually).

         4. Long term medical and health insurance shall be provided to all of LBI's and the Savings Bank's employees through the health insurance plan provided by UPC to its employees and those of its subsidiaries and any pre-existing medical condition of an LBI or Savings Bank employee insured under the LBI or Savings Bank plan as of the Effective Time of the Merger shall continue to be insured under UPC's plan.

         5. (a) From and after the Effective Time of the Merger, UPC (including its successors) shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer, director or employee of LBI or the Savings Bank (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (each a "Claim") in which an Indemnified Party is, or





         Exhibit B to Agreement and Plan of Reorganization (Appendix B)

Liberty Bancshares, Inc.
Liberty Federal Savings Bank
November 23, 1993
Page 3



is threatened to be made, a party or a witness based in whole of in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of LBI or the Savings Bank or any LBI subsidiary if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time of the Merger (including, without limitation, the Merger and other transactions contemplated by the Agreement), regardless of whether such Claim is asserted or claimed prior to, or at or after, the Effective Time of the Merger (the "Indemnified Liabilities") to the full extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time of the Merger and under LBI's Certificate of Incorporation and Bylaws and the Savings Bank's Federal Stock Charter and Bylaws (and UPC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time of the Merger upon receipt of any undertaking required by applicable law). Any Indemnified Party wishing to claim indemnification hereunder upon learning of any Claim shall notify UPC (but the failure to notify UPC shall not relieve UPC from any liability which they may have hereunder except to the extent such failure prejudices UPC) and shall deliver to UPC the undertaking, if any, required by applicable law. The obligations of UPC hereunder shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Time of the Merger; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

         (b) From and after the Effective Time of the Merger, the directors, officers and employees of LBI or the Savings Bank who become directors, officers or employees of UPC or any of its subsidiaries, (i) except for the indemnification rights set forth in paragraph (a) hereunder, shall have indemnification rights having prospective application only and (ii) shall be covered on a prospective basis by UPC's directors and officers liability insurance policy on a basis at least equal to the coverage provided to persons in similar positions at UPC and its subsidiaries. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of UPC or its subsidiaries are entitled under the provisions of the Articles of Incorporation, or similar governing documents, of UPC and its subsidiaries, as in effect from time to time after the Effective Time of the Merger, as applicable, and provisions of applicable state and federal law as in effect from time to time after the Effective Time of the Merger.





         Exhibit B to Agreement and Plan of Reorganization (Appendix B)

Liberty Bancshares, Inc.
Liberty Federal Savings Bank
November 23, 1993
Page 4



         (c) The obligations of UPC provided under paragraphs (a) and (b) hereunder are intended to benefit, and be enforceable against UPC directly by, the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of UPC.

         6. UPC and LBI and the Savings Bank acknowledge that the Savings Bank ESOP has (or will have) unallocated assets with a fair market value exceeding the outstanding balance of the loan secured by those assets. Without changing the existing vesting provisions in the ESOP, the parties intend that current and future employees of the Savings Bank will benefit from this investment. Therefore, after the Effective Time of the Merger the ESOP will be continued for the sole benefit of current and future employees of the Savings Bank eligible to participate therein in accordance with the ESOP's terms, provided that a separate plan is legally permissible under the Internal Revenue Code and the rules promulgated thereunder without causing disqualification of that Plan or any other plan maintained by UPC or its affiliates, when such plans are operated in accordance with their terms. If it becomes legally impermissible under the Internal Revenue Code and the rules promulgated thereunder to maintain the Savings Bank ESOP as a separate plan, the ESOP shall be merged with the UPC Employee Stock Ownership Plan, and thereafter, to the extent legally permissible under Internal Revenue Code qualification requirements, the assets now held by the ESOP shall continue to be allocated only to current and future Savings Bank employees.

         Upon execution of this letter (or counterparts thereof) by the parties hereto, this letter shall constitute an agreement between the parties to be enforceable following the Effective Time of the Merger by either party hereto or any other party who is intended to be benefitted hereunder.

                                        Union Planters Corporation


                                        By: /s/ Jackson W Moore
                                        --------------------------
                                        President

                                        Liberty Bancshares, Inc.


                                        By: /s/ Larry A. Watson
                                        --------------------------
                                        Chairman & President

                                        Liberty Federal Savings Bank


                                        By: /s/ Larry A. Watson
                                        --------------------------
                                        Chairman/President





         Exhibit B to Agreement and Plan of Reorganization (Appendix B)

                                   APPENDIX C


               FAIRNESS OPINION OF TRIDENT FINANCIAL CORPORATION

                         (TRIDENT FINANCIAL LETTERHEAD)





                                 April __, 1994





Board of Directors
Liberty Bancshares, Inc.
914 East Wood Street
Paris, Tennessee 38242

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, $1.00 par value (the "Liberty Common Stock"), of Liberty Bancshares, Inc. ("Liberty") of the consideration to be received by such stockholders in the proposed merger (the "Proposed Merger") of Liberty with a newly-formed subsidiary of Union Planters Corporation ("UPC"), pursuant to the proposed Agreement and Plan of Reorganization (the "Agreement") executed November 23, 1993.

As more specifically set forth in the Agreement, and subject to a number of conditions in the Proposed Merger, each share of Liberty Common Stock that is issued and outstanding immediately prior to the time the Proposed Merger becomes effective, will be exchanged into $50.00 of UPC Common Stock, as long as UPC's Current Market Price (as defined in the Agreement) is within a range of $22.00 and $28.00 (the "Consideration"). In the event that UPC's Current Market Price exceeds $28.00, but is less than or equal to $30.00, then holders of Liberty Common Stock will receive 1.7857 shares of UPC Common Stock per share of Liberty Common Stock. If UPC's Current Market Price exceeds $30.00, then Liberty stockholders will receive $53.57 of UPC Common Stock for each share of Liberty Common Stock. If UPC's Current Market Price is less than $22.00, but greater than or equal to $20.00, then Liberty stockholders will receive 2.2727 shares of UPC Common Stock for each share of Liberty Common Stock. If UPC's Current Market Price is less than $20.00, then Liberty has the unilateral right to terminate the Proposed Merger or accept 2.2727 shares of UPC Common Stock for each share of Liberty Common Stock. If UPC enters into a letter of intent, agreement or understanding with a third party for a change of control of UPC prior to the effective date of the Proposed Merger, then Liberty stockholders will receive 1.7857 shares of UPC Common Stock for each share of Liberty Common Stock. Options for the purchase of shares of Liberty Common Stock will be converted into options to purchase shares of UPC Common Stock using the same exchange ratio as is applicable to the shares of Liberty Common Stock.

Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. Since 1975, Trident has valued in excess of 300 thrift institutions in connection with mutual-to-stock conversions, mergers and acquisitions, as well as other transactions. Trident is not affiliated with Liberty or UPC.

In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following (i) the Proxy Statement/Prospectus, dated as of the date hereof, that describes the Proposed Merger; (ii) the Agreement; (iii) certain publicly available information concerning Liberty, including the audited financial statements of Liberty for each of the years in the five year period ended December 31, 1993; (iv) certain publicly available information concerning UPC, including the audited financial statements of UPC for each of the years in the five year period ended December 31, 1993; (v) certain other internal information, primarily financial in nature, concerning the business and operations of Liberty and UPC furnished to us by Liberty and UPC for purposes of our analysis; (vi) certain information supplied by Liberty concerning the limited trading of, and the limited trading market for, Liberty Common Stock; (vii) information with respect to the trading market for UPC Common Stock; (viii) certain publicly available information with respect to other companies that we believe to be comparable to Liberty and the trading markets for such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of Liberty and UPC to discuss the foregoing as well as other matters

Board of Directors
November 22, 1993
Page 2

we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by Liberty and UPC, or that is publicly available, and have not attempted independently to verify any such information. We have not conducted a physical inspection of the properties or facilities of Liberty or UPC, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities. We did not specifically evaluate UPC's loan portfolio or the adequacy of UPC's reserve for possible loan losses.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Liberty and UPC, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for possible loan losses; (ii) the business prospects of Liberty and UPC; (iii) the economy in Liberty's and UPC's market areas; (iv) the historical and current market for Liberty Common Stock and UPC common stock and for the equity securities of certain other companies that we believe to be comparable to Liberty and UPC; and (v) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the thrift industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of Liberty Common Stock in the Proposed Merger and does not address Liberty's underlying business decision to effect the Proposed Merger.

     Based upon and subject to the foregoing, we are of the opinion that the Consideration to be received by the holders of Liberty Common Stock in the Proposed Merger is fair, as of the date hereof, from a financial point of view, to such holders.

     This opinion is being delivered to the Board of Directors of Liberty for its exclusive use and is not to be reproduced, disseminated or delivered to any third party without the express written consent of Trident Financial Corporation, except as required by law.

                              Very truly yours,

                              TRIDENT  FINANCIAL  CORPORATION

                                   APPENDIX D



                  CHAPTER 23 OF TITLE 48 OF THE TENNESSEE CODE

                                   CHAPTER 23

                   BUSINESS CORPORATIONS--DISSENTERS' RIGHTS

SECTION.                                                     SECTION.

  PART 1--RIGHT TO DISSENT AND OBTAIN                       48-23-203.       Dissenters' notice.
          PAYMENT FOR SHARES                                48-23-204.       Duty to demand payment.
48-23-101.       Definitions.                               48-23-205.       Share restrictions.
48-23-102.       Right to dissent.                          48-23-206.       Payment.
48-23-103.       Dissent by nominees and                    48-23-207.       Failure to take action.
                 beneficial owners.                         48-23-208.       After-acquired shares.
                                                            48-23-209.       Procedure if shareholder
                                                                             dissatisfied with payment
                                                                             or offer.

  PART 2--PROCEDURE FOR EXERCISE OF
          DISSENTERS' RIGHTS                                PART 3--JUDICIAL APPRAISAL OF SHARES
48-23-201.       Notice of dissenters'                      48-23-301.       Court action.
                 rights.                                    48-23-302.       Court costs and counsel fees.
48-23-202.       Notice of intent to demand
                 payment.


             PART 1--RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  48-23-101. DEFINITIONS--(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
  (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
  (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 48-23-102 and who exercises that right when and in the manner required by secs. 48-23-201--48-23-209;
  (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
  (5) "Interest" means interest from the effective date of the corporate action that give rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
  (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
  (7) "Shareholder" means the record shareholder or the beneficial shareholder. (Acts 1986, ch. 887, sec. 13.01)

48-23-102. RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  (1) Consummation of a plan of merger to which the corporation is a party:





                              Appendix D - Page 1

         (A) If shareholder approval is required for the merger by sec. 48-21-103 or the charter and the shareholder is entitled to vote on the merger; or
         (B) If the corporation is a subsidiary that is merged with its parent under sec. 48-21-104;
  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
  (4) An amendment of the charter that materially and adversely effects rights in respect of a dissenter's shares because it:
         (A) Alters or abolishes a preferential right of the shares;
         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
         (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under sec. 48-16-104; or
  (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
  (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
  (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended (Acts 1986, ch. 887, sec. 13.02)

48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection





                              Appendix D - Page 2
are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
  (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:
  (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
  (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote.
(Acts 1986, ch. 887, sec. 13.03)

              PART 2--PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. NOTICE OF DISSENTER'S RIGHTS.--(a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
  (b) If corporate action creating dissenters' rights under sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 48-23-203.
  (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action. (Acts 1986, ch. 887, sec. 13.20.)

48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
  (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
  (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by sec. 48-23-201.
  (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter. (Acts 1986, ch. 887, sec. 13.21.)

48-23-203. DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 48-23-202.
  (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
  (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters'





                              Appendix D - Page 3
rights certify whether or not he acquired beneficial ownership of the shares before that date;
  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
  (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Sec. 48-23-201 (Acts 1986, ch. 887 sec. 13.22.)

  48-23-204. DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in sec. 48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 48-23-203 (b)(3), and deposit his certificates in accordance with the terms of the notice.
  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
  (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.
  (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. (Acts 1986, ch. 887, sec. 13.23.)

  48-23-205. SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under sec. 48-23- 207.
  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. (Acts 1986, ch. 887, sec. 13.24.)

  48-23-206.  PAYMENT.--(a) Except as provided in sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with sec. 48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
  (b) The payment must be accompanied by:
  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
(2) A statement of the corporation's estimate of the fair value of the shares;
  (3) An explanation of how the interest was calculated;
  (4) A statement of the dissenter's right to demand payment under sec. 48-23-209; and
  (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201 or sec. 48-23-203. (Acts 1986, ch. 887, sec. 13.25.)





                              Appendix D - Page 4

  48-23-207. FAILURE TO TAKE ACTION.--(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under sec. 48-23-203 and repeat the payment demand procedure. (Acts 1986, ch. 887, sec. 13.26.)

  48-23-208. AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by sec. 48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
  (b) To the extent the corporation elects to withhold payment under subsection
(a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 48-23-209. (Acts 1986, ch. 887, sec. 13.27.)

  48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under sec. 48-23-206), or reject the corporation's offer under sec. 48-23-208 and demand payment of the fair value of his shares and interest due, if:
  (1) The dissenter believes that the amount paid under sec. 48-23-206 or offered under sec. 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;
  (2) The corporation fails to make payment under sec. 48-23-206 within two
(2) months after the date set for demanding payment; or
  (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
  (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for his shares. (Acts 1986, ch. 887, sec. 13.28.)

                      PART 3--JUDICIAL APPRAISAL OF SHARES

  48-23-301. COURT ACTION.--(a) If a demand for payment under sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.





                              Appendix D - Page 5

  (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
  (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
  (e) Each dissenter made a party to the proceeding is entitled to judgment:
  (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or
(2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under sec. 48-23-208.
(Acts 1986, ch. 887, sec. 13.03.)

  48-23-302. COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 48-23-209.
  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the courts find equitable:
  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of secs. 48-23-201--48-23-209; or
  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those service should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. (Acts 1986, ch. 887, 13.31.)





                              Appendix D - Page 6

                                   APPENDIX E



               ARTICLE XIV OF CHARTER OF LIBERTY BANCSHARES, INC.
                     (REFLECTING THE PROPOSED AMENDMENTS)

               ARTICLE XIV TO CHARTER OF LIBERTY BANCSHARES, INC.
                      (PROPOSED AMENDMENTS ARE IN ITALICS)



                                  ARTICLE XIV

                          ACQUISITION OF CAPITAL STOCK

     (A) Five Year Prohibition. For a period of five years from the effective date of the completion of the conversion of Liberty Federal Savings Bank from mutual to stock form (which entity shall become a wholly owned subsidiary of the Corporation upon such conversion), no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation. In addition, for a period of five years from the completion of the conversion of Liberty Federal Savings Bank from mutual to stock form, and notwithstanding any provision to the contrary in this Charter or the bylaws of the Corporation, where any person directly or indirectly acquires beneficial ownership of more than 10% of any class of equity security of the Corporation in violation of this Article XIV, the securities beneficially owned in excess of 10% shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

     (B) Prohibition After Five Years. If, at any time after five years from the effective date of the completion of the conversion of Liberty Federal Savings Bank from mutual to stock form, any person shall acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation without the prior approval by a two-thirds vote of the Continuing Directors, as defined in Article XV of this Charter, then the record holders of voting stock of the Corporation beneficially owned by such acquiring person shall have only the voting rights set forth in this Section (B) on any matter requiring their vote or consent. With respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the Corporation which such record holders would otherwise be entitled to cast without giving effect to this Section (B), such record holders in the aggregate shall be entitled to cast only one-hundredth (1/100) of a vote, and the aggregate voting power of such record holders, so limited for all shares of voting stock of the Corporation beneficially owned by such acquiring person, shall be allocated proportionately among such record holders. For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power, as so limited, of the outstanding shares of voting stock of the Corporation beneficially owned by such acquiring person by a fraction whose numerator is the number of votes represented by the shares of voting stock of the Corporation owned of record by such record holder (and which are beneficially owned by such acquiring person) and whose denominator is the total number of votes represented by the shares of voting stock of the Corporation that are beneficially owned by such acquiring person. A person who is a record owner of shares of voting stock of the Corporation that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this Section (B) by virtue of such shares being so beneficially owned by any of such acquiring persons.

     (C) Definitions. The term "person" means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group acting in concert formed for the purpose of acquiring, holding or disposing of securities of the Corporation. The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for or request for invitation for tenders of, a security or interest in a security for value. The term "acting in concert" includes (1) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement and (2) a combination or pooling of voting or other interests in the Corporation's outstanding shares for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The term "beneficial ownership" shall have the meaning defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     (D) Exclusions. The restrictions contained in this Article XIV shall not apply to (1) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of the Corporation or a subsidiary thereof; provided, however, that upon completion of the sale or resale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of the Corporation; (2) any proxy granted to one or more Continuing Directors, as defined in Article XV of this Charter, by a shareholder of the Corporation; (3) any employee benefit plans of the Corporation or a subsidiary thereof; or (4) any transaction approved in advance by a majority of the Continuing Directors, as defined in Article XV of this Charter. In addition, the Continuing Directors, as defined in Article XV of this Charter, the officers and employees of the Corporation and its subsidiaries, the directors of subsidiaries of the Corporation, the employee benefit plans of the Corporation and its subsidiaries, entities organized or established by the Corporation or any subsidiary thereof pursuant to the terms of such plans and trustees and fiduciaries with respect to such plans acting in such capacity shall not be deemed to be a group with respect to their beneficial ownership of voting stock of the Corporation solely by virtue of their being directors, officers or employees of the Corporation or a subsidiary thereof or by virtue of the Continuing Directors, as defined in Article XV of this Charter, the officers and employees of the Corporation and its subsidiaries and the directors of subsidiaries of the Corporation being fiduciaries or beneficiaries of an employee benefit plan of the Corporation or a subsidiary of the Corporation. Notwithstanding the foregoing, no director, officer or employee of the Corporation or any of its subsidiaries, or group of any of them, shall be exempt from the provisions of this Article XIV should any such person or group become a beneficial owner of more than 10% of any class of equity security of the Corporation.

     (E) Determinations. A majority of the Continuing Directors, as defined in Article XV of this Charter, shall have the power to construe and apply the provisions of this Article XIV and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (1) the number of shares beneficially owned by any person; (2) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (3) the application of any other definition or operative provision of this Article XIV to the given facts; or (4) any other matter relating to the applicability or effect of this Article XIV. Any constructions, applications or determinations made by the Continuing Directors, as defined in Article XV of this Charter, pursuant to this Article XIV in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its shareholders.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Charter of the Registrant provides as follows:

TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

           To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

     Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

           The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

     Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

     A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the stockholders.

ITEM 21.   EXHIBITS.


EXHIBIT
NUMBER                    DESCRIPTION
- -------                   -----------
       2         --    Agreement and Plan of Reorganization, dated September 21, 1993, by and between Union Planters Corporation
                       LBI Acquisition Company, Inc., Liberty Bancshares, Inc. and Liberty Federal Savings Bank, along with the
                       Plan of Merger annexed thereto as Exhibit A and the related Letter Agreement annexed thereto as Exhibit B
                       (included as Appendix B to the Prospectus)

       4(a)      --    Rights Agreement dated January 19, 1989 between Union Planters Corporation and Union Planters national
                       Bank, including form of Rights Certificate (Exhibit A thereto), and a Form Summary of Rights (Exhibit B thereto) (Incorporated by reference to Exhibit 1 to Union Planters Corporation's Current Report on Form 8-K
                       dated as of January 19, 1989 and filed February 1, 1989 -- Commission File 0-6919)

       4(b)      --    Indenture dated April 1, 1989 between Union Planters Corporation and LaSalle National Bank, as Trustee, for
                       $34,500,000 of 10-1/8% Subordinated Capital Debentures due 1999.  (Incorporated by reference to Exhibit No. 4 annexed to Registration Statement No. 33-27784)

       4(c)      --    Indenture dated october 1, 1992 between Union Planters Corporationand The First National Bank of Chicago,
                       as Trustee, for $40,250,000 of 8-1/2% Subordinated Notes due 2002.  (Incorporated by reference to Exhibit
                       No. 4 annexed to Registration Statement No. 33-52434)

       4(d)      --    Subordinated Indenture dated October 15, 1993 between Union Planters Corporation and The First National
                       Bank of Chicago, as Trustee, for $75,000,000 of 6.25% Subordinated Notes due 2003.  (Incorporated by
                       reference to Exhibit No. 4(d) annexed to Registration Statement No. 33-50655)

       5         --    Opinion of Gary A. Simanson, Associate General Counsel to Union Planters Corporation, regarding legality of
                       Common Stock, $5.00 par value per share, of Union Planters Corporation

       23(a)     --    Consent of Gary A. Simanson, Esq. (included in Exhibit 5)

       23(b)     --    Consent of Price Waterhouse

       23(c)     --    Consent of KPMG Peat Marwick

       23(d)     --    Consent of Deloitte & Touche

       23(e)     --    Consent of Trident Financial Corporation

       24        --    Power of Attorney (included in signature pages)


ITEM 22.         UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

                 (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                 (7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (8) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 21st day of April 1994.

DATE: April 21, 1994

                                        UNION PLANTERS CORPORATION

                                        By: /s/ Benjamin W. Rawlins, Jr.
                                            ----------------------------
                                                Benjamin W. Rawlins, Jr.
                                                Chairman of the Board

       We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint James F. Springfield and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

NAME                                         CAPACITY                            DATE
- ----                                         --------                            ----
/s/ Benjamin W. Rawlins, Jr.
- ----------------------------
    Benjamin W. Rawlins, Jr.        Chairman of the Board, Chief
                                    Executive Officer, Director
                                    (Principal Executive Officer)             April 21, 1994

/s/ John W. Parker
- ----------------------------
    John W. Parker                  Executive Vice President and
                                    Chief Financial Officer
                                    (Principal Financial Officer)             April 21, 1994

/s/ M. Kirk Walters
- ----------------------------
    M. Kirk Walters                 Senior Vice President,
                                    Treasurer and
                                    Chief Accounting Officer                  April 21, 1994

/s/ Albert M. Austin
- ----------------------------
    Albert M. Austin                Director                                  April 21, 1994

/s/ Marvin E. Bruce
- ----------------------------
    Marvin E. Bruce                 Director                                  April 21, 1994

/s/ George W. Bryan
- ----------------------------
    George W. Bryan                 Director                                  April 21, 1994


- ----------------------------
    Robert B. Colbert, Jr.          Director                                  April 21, 1994

NAME                                       CAPACITY                            DATE
- ----                                       --------                            ----
/s/ Hanford F. Farrell, Jr.
- ----------------------------
    Hanford F. Farrell, Jr.           Director                              April 21, 1994

/s/ Parnell S. Lewis, Jr.
- ----------------------------
    Parnell S. Lewis, Jr.             Director                              April 21, 1994

/s/ C. J. Lowrance, III
- ----------------------------
    C. J. Lowrance, III               Director                              April 21, 1994


- ----------------------------
    R. Brad Martin                    Director                              April 21, 1994

/s/ Jackson W. Moore
- ----------------------------
    Jackson W. Moore                  President and Director                April 21, 1994

/s/ Stanley D. Overton
- ----------------------------
    Stanley D. Overton                Director                              April 21, 1994

/s/ C. Penn Owen, Jr.
- ----------------------------
    C. Penn Owen, Jr.                 Director                              April 21, 1994

/s/ V. Lane Rawlins
- ----------------------------
    V. Lane Rawlins                   Director                              April 21, 1994


- ----------------------------
    Donald S. Schuppe                 Director                              April 21, 1994

/s/ J. Armistead Smith
- ----------------------------
    J. Armistead Smith                Vice Chairman and Director            April 21, 1994


- ----------------------------
    Leslie M. Stratton, III           Director                              April 21, 1994

/s/ Mike P. Sturdivant
- ----------------------------
    Mike P. Sturdivant                Director                              April 21, 1994

/s/ Richard A. Trippeer, Jr.
- ----------------------------
    Richard A. Trippeer, Jr.          Director                              April 21, 1994
